As filed with the Securities and Exchange Commission on October 15, 2007
Registration No. 333-142946

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Broadview Networks Holdings, Inc.
Subsidiary Guarantors Listed on Schedule A Hereto
(Exact name of registrant as specified in its charter)

Broadview Networks Holdings, Inc.

Delaware	4813	11-3310798
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)
800 Westchester Avenue
Rye Brook, NY 10573
(914) 922-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael K. Robinson
Chief Executive Officer
Broadview Networks Holdings, Inc.
800 Westchester Avenue
Rye Brook, NY 10573
(914) 922-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Cristopher Greer, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Approximate date of commencement of proposed sale to the public:  As soon as practicable following the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(6) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum	Amount of
Of Securities to	Amount to be	Offering Price	Aggregate	Registration
Be Registered	Registered	per Unit(1)	Offering Price	Fee(1)
11 3/8% Senior Secured Notes due 2012	$300,000,000	100%	$300,000,000	$9,210(3)
Guarantees(2)	N/A	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate fee is payable for the guarantees.

(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Address, Including Zip
Code, and Telephone
	State or Other		Number, Including
	Jurisdiction of	I.R.S. Employer	Area Code, of
	Incorporation or	Identification	Principal Executive
Exact Name of Registrant as Specified in Its Charter	Organization	Number	Offices

Broadview Networks, Inc.	New York	16-1401082	800 Westchester Avenue Rye Brook, NY 10573 (914) 922-7000
BV-BC Acquisition Corp.	Delaware	20-5377846	800 Westchester Avenue Rye Brook, NY 10573 (914) 922-7000
Broadview NP Acquisition Corp.	Delaware	51-0402734	800 Westchester Avenue Rye Brook, NY 10573 (914) 922-7000
Open Support Systems LLC	Connecticut	11-3409972	800 Westchester Avenue Rye Brook, NY 10573 (914) 922-7000
Broadview Networks of Virginia, Inc.	Virginia	06-1596404	800 Westchester Avenue Rye Brook, NY 10573 (914) 922-7000
Broadview Networks of Massachusetts, Inc.	Delaware	11-3448054	800 Westchester Avenue Rye Brook, NY 10573 (914) 922-7000
Bridgecom Holdings, Inc.	Delaware	13-4162965	800 Westchester Avenue Rye Brook, NY 10573 (914) 922-7000
Bridgecom International, Inc.	Delaware	13-4123985	800 Westchester Avenue Rye Brook, NY 10573 (914) 922-7000
Bridgecom Solutions Group, Inc.	Delaware	13-4123989	800 Westchester Avenue Rye Brook, NY 10573 (914) 922-7000
Trucom Corporation	New York	13-3940714	800 Westchester Avenue Rye Brook, NY 10573 (914) 922-7000
ATX Communications, Inc.	Delaware	23-3032245	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CoreComm-ATX, Inc.	Delaware	23-3060529	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
ATX Licensing, Inc.	Delaware	23-3039838	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
ATX Telecommunication Services of Virginia, LLC	Delaware	31-1773888	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898

Address, Including Zip
Code, and Telephone
	State or Other		Number, Including
	Jurisdiction of	I.R.S. Employer	Area Code, of
	Incorporation or	Identification	Principal Executive
Exact Name of Registrant as Specified in Its Charter	Organization	Number	Offices

CoreComm Services, LLC	Delaware	13-4010290	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CoreComm Communications, LLC	Delaware	13-4072077	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CCL Historical, Inc.	Delaware	23-3032245	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CoreComm Newco, Inc.	Delaware	13-3999233	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
FCC Holdco I, Inc.	Delaware	13-4010292	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CoreComm-Voyager, Inc.	Delaware	13-4035008	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CoreComm Internet Group, Inc.	Delaware	13-4025753	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
Voyager Information Networks, Inc.	Michigan	13-4193817	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CCL Historical Illinois, Inc.	Delaware	13-4035009	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CCL Historical Indiana, Inc.	Delaware	13-4025750	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898

Address, Including Zip
Code, and Telephone
	State or Other		Number, Including
	Jurisdiction of	I.R.S. Employer	Area Code, of
	Incorporation or	Identification	Principal Executive
Exact Name of Registrant as Specified in Its Charter	Organization	Number	Offices

CCL Historical Maryland, Inc.	Delaware	13-3998980	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CCL Historical Massachusetts, Inc.	Delaware	13-3998985	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CCL Historical Michigan, Inc.	Delaware	13-4025756	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CCL Historical Missouri, Inc.	Delaware	13-4025759	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CCL Historical New Jersey, Inc.	Delaware	13-3998987	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CCL Historical New York, Inc.	Delaware	13-3917158	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CCL Historical Ohio, Inc.	Delaware	13-4072081	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CCL Historical Rhode Island, Inc.	Delaware	13-4041956	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CCL Historical Vermont, Inc.	Delaware	13-4041988	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
CCL Historical West Virginia, Inc.	Delaware	13-4046472	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898

Address, Including Zip
Code, and Telephone
	State or Other		Number, Including
	Jurisdiction of	I.R.S. Employer	Area Code, of
	Incorporation or	Identification	Principal Executive
Exact Name of Registrant as Specified in Its Charter	Organization	Number	Offices

CCL Historical Pennsylvania, Inc.	Delaware	13-3998991	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
Cortelyou Communications Corp.	Delaware	13-3985943	2100 Renaissance Boulevard King of Prussia, PA 19406 (800) 220-2898
Eureka Broadband Corporation	Delaware	06-1506004	39 Broadway, 19th Floor New York, NY 10006 (877) 375-4636
Eureka Holdings, LLC	Delaware	20-3341318	39 Broadway, 19th Floor New York, NY 10006 (877) 375-4636
Eureka Telecom of VA, Inc.	Virginia	52-2325508	39 Broadway, 19th Floor New York, NY 10006 (877) 375-4636
Eureka Telecom, Inc.	New York	13-3793720	39 Broadway, 19th Floor New York, NY 10006 (877) 375-4636
Eureka Networks, LLC	Delaware	20-3341244	39 Broadway, 19th Floor New York, NY 10006 (877) 375-4636
InfoHighway Communications Corporation	Delaware	76-0530551	39 Broadway, 19th Floor New York, NY 10006 (877) 375-4636
Info-Highway International, Inc.	Texas	76-0438543	39 Broadway, 19th Floor New York, NY 10006 (877) 375-4636
ARC Networks, Inc.	Delaware	11-3464934	39 Broadway, 19th Floor New York, NY 10006 (877) 375-4636
A.R.C. Networks, Inc.	New York	11-3240814	39 Broadway, 19th Floor New York, NY 10006 (877) 375-4636
InfoHighway of Virginia, Inc.	Virginia	26-0291600	39 Broadway, 19th Floor New York, NY 10006 (877) 375-4636

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 15, 2007.

PROSPECTUS
Broadview Networks Holdings, Inc.

OFFER TO EXCHANGE

Up to $300,000,000 aggregate principal amount of its 11 3/8% Senior Secured Notes due 2012 registered under the Securities Act of 1933 for

any and all outstanding 11 3/8% Senior Secured Notes due 2012

•	We are offering to exchange new registered 11 3/8% senior secured notes due 2012, which we refer to herein as the “exchange notes,” for all of our outstanding unregistered 11 3/8% senior secured notes due 2012, which we refer to herein as the “original notes.” On August 23, 2006, we completed an offering of $210.0 million aggregate principal amount of the original notes and on May 14, 2007, we completed an offering of $90.0 million aggregate principal amount of the original notes. We refer herein to the exchange notes and the original notes, collectively, as the “notes.”

•	The exchange offer expires at 5:00 p.m., New York City time, on November 14, 2007, unless extended.

•	The exchange offer is subject to customary conditions that we may waive.

•	All outstanding original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the exchange notes.

•	Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

•	The exchange of original notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes to be issued are substantially identical to the terms of the original notes, except that the exchange notes will not have transfer restrictions and you will not have registration rights.

•	If you fail to tender your original notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

•	There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or market quotation system.

See “Risk Factors” beginning on page 16 for a discussion of matters you should consider before you participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

Page

Notice to Investors	iii
Notice to New Hampshire Residents	iii
Prospectus Summary	1
Risk Factors	16
Special Note Regarding Forward-Looking Statements	34
Use of Proceeds	35
The Exchange Offer	36
Capitalization	45
Selected Consolidated Financial Data	49
Management’s Discussion and Analysis of Financial Condition and Results of Operations	51
Business	66
Regulation	81
Management	91
Executive Compensation	96
Principal Shareholders	103
Certain Relationships and Related Transactions	105
Description of Other Indebtedness	107
Description of the Exchange Notes	109
Book-Entry, Delivery and Form	150
Material United States Federal Income Tax Considerations	152
Plan of Distribution	156
Legal Matters	156
Experts	156
Where You Can Find More Information	157
Index to Consolidated Financial Statements	F-1
Exhibit 2.1
Exhibit 2.2
Exhibit 3.1
Exhibit 3.2
Exhibit 3.3
Exhibit 3.4
Exhibit 3.5
Exhibit 3.6
Exhibit 3.7
Exhibit 3.8
Exhibit 3.9
Exhibit 3.10
Exhibit 3.11
Exhibit 3.12
Exhibit 3.13
Exhibit 3.14
Exhibit 3.15
Exhibit 3.16
Exhibit 3.17
Exhibit 3.18
Exhibit 3.19
Exhibit 3.20
Exhibit 3.21
Exhibit 3.22
Exhibit 3.23
Exhibit 3.24
Exhibit 3.25
Exhibit 3.26
Exhibit 3.27
Exhibit 3.28
Exhibit 3.30
Exhibit 3.31
Exhibit 3.32
Exhibit 3.33
Exhibit 3.34
Exhibit 3.35
Exhibit 3.36
Exhibit 3.37
Exhibit 3.38
Exhibit 3.39
Exhibit 3.40
Exhibit 3.41
Exhibit 3.43
Exhibit 3.44
Exhibit 3.45
Exhibit 3.46
Exhibit 3.47
Exhibit 3.48
Exhibit 3.49
Exhibit 3.50
Exhibit 3.51
Exhibit 3.52
Exhibit 3.53
Exhibit 3.54
Exhibit 3.55
Exhibit 3.56
Exhibit 3.57
Exhibit 3.58
Exhibit 3.59
Exhibit 3.60
Exhibit 3.61
Exhibit 3.62
Exhibit 3.63
Exhibit 3.64
Exhibit 3.65
Exhibit 3.66
Exhibit 3.67
Exhibit 3.69
Exhibit 3.70
Exhibit 3.71
Exhibit 3.73
Exhibit 3.74
Exhibit 3.75
Exhibit 3.76
Exhibit 3.77
Exhibit 3.78
Exhibit 3.79
Exhibit 3.80
Exhibit 3.81
Exhibit 3.82
Exhibit 3.84
Exhibit 3.85
Exhibit 3.86
Exhibit 3.87
Exhibit 3.88
Exhibit 3.89
Exhibit 3.90
Exhibit 3.91
Exhibit 3.92
Exhibit 3.93
Exhibit 3.94
Exhibit 3.95
Exhibit 3.96
Exhibit 3.97
Exhibit 3.98
Exhibit 3.99
Exhibit 3.100
Exhibit 3.101
Exhibit 3.102
Exhibit 3.103
Exhibit 3.104
Exhibit 3.105
Exhibit 3.106
Exhibit 3.107
Exhibit 3.108
Exhibit 3.109
Exhibit 3.110
Exhibit 3.111
Exhibit 3.112
Exhibit 3.113
Exhibit 3.114
Exhibit 3.115
Exhibit 3.116
Exhibit 3.117
Exhibit 3.118
Exhibit 3.119
Exhibit 3.120
Exhibit 3.121
Exhibit 3.122
Exhibit 3.123
Exhibit 3.124
Exhibit 3.125
Exhibit 3.126
Exhibit 3.127
Exhibit 3.128
Exhibit 3.129
Exhibit 3.130
Exhibit 3.131
Exhibit 3.132
Exhibit 3.133
Exhibit 3.134
Exhibit 3.135
Exhibit 3.136
Exhibit 3.137
Exhibit 3.138
Exhibit 3.139
Exhibit 3.140
Exhibit 3.141
Exhibit 3.142
Exhibit 3.143
Exhibit 3.144
Exhibit 3.145
Exhibit 3.146
Exhibit 3.147
Exhibit 3.148
Exhibit 3.149
Exhibit 3.150
Exhibit 3.151
Exhibit 3.152
Exhibit 3.153
Exhibit 3.154
Exhibit 3.155
Exhibit 3.156
Exhibit 3.157
Exhibit 3.158
Exhibit 3.159
Exhibit 3.160
Exhibit 3.161
Exhibit 3.162
Exhibit 3.163
Exhibit 3.164
Exhibit 3.165
Exhibit 3.166
Exhibit 3.167
Exhibit 4.1
Exhibit 4.2
Exhibit 4.3
Exhibit 4.4
Exhibit 4.5
Exhibit 4.6
Exhibit 4.7
Exhibit 4.8
Exhibit 4.9
Exhibit 4.10
Exhibit 4.11
Exhibit 4.12
Exhibit 4.13
Exhibit 4.14
Exhibit 4.15
Exhibit 4.16
Exhibit 4.17
Exhibit 4.18
Exhibit 4.19
Exhibit 4.20
Exhibit 5.1
Exhibit 10.1
Exhibit 10.2
Exhibit 10.3
Exhibit 10.4
Exhibit 10.5
Exhibit 10.6
Exhibit 10.7
Exhibit 10.8
Exhibit 10.9
Exhibit 10.10
Exhibit 10.12
Exhibit 10.13
Exhibit 10.15
Exhibit 10.16
Exhibit 10.17
Exhibit 10.18
Exhibit 10.19
Exhibit 10.20
Exhibit 12.1
Exhibit 21.1
CONSENT OF ERNST & YOUNG LLP
CONSENT OF ERNST & YOUNG LLP
CONSENT OF ERNST & YOUNG LLP
CONSENT OF PRICEWATERHOUSECOOPERS LLP
CONSENT OF PRICEWATERHOUSECOOPERS LLP
CONSENT OF SALIBELLO & BRODER LLP
STATEMENT OF ELIGIBILITY
LETTER OF TRANSMITTAL
NOTICE OF GUARANTEED DELIVERY
CLIENT LETTER
BROKER LETTER

We will provide this information to you at no charge upon written or oral request directed to Chief Financial Officer, Broadview Networks Holdings, Inc., 800 Westchester Avenue, Rye Brook, New York 10573 (telephone number (914) 922-7000). In order to ensure timely delivery of this information, any request should be made by November 7, 2007, five business days prior to the expiration date of the exchange offer.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

ii

NOTICE TO INVESTORS

This prospectus contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries of such agreements contained in this prospectus are qualified in their entirety by this reference. To the extent that any such agreement is attached as an exhibit to this registration statement, we will make a copy of such agreement available to you upon request.

The notes will be available in book-entry form only. The notes exchanged pursuant to this prospectus will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be shown on, and transfer of the global certificates will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global certificates, notes in certificated form will be issued in exchange for global certificates only in the limited circumstances set forth in the indenture governing the notes, or the Indenture. See “Book-Entry, Delivery and Form.”

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus before you decide to participate in the exchange offer. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus.

Except in the section entitled “Description of the Exchange Notes,” references to “Broadview,” “we,” “us,” the “Company” or “our” are to Broadview Networks Holdings, Inc. and its subsidiaries. For periods prior to January 14, 2005, all references to “Broadview,” “we,” “us,” the “Company” or “our” are to Bridgecom Holdings, Inc. and its subsidiaries. In connection with the Bridgecom merger that occurred on January 14, 2005, Bridgecom Holdings, Inc. was deemed the accounting acquirer. Except as the context otherwise requires, references to “Eureka Acquisition” are to Eureka Acquisition Corporation, references to “InfoHighway” are to Eureka Broadband Corporation doing business as InfoHighway Communications, references to “ATX” are to ATX Communications, Inc., references to “Bridgecom” are to Bridgecom Holdings, Inc. and its subsidiaries, references to “MCG” are to MCG Capital Corporation, references to “Baker” are to Baker Communications Fund, L.P. and Baker Communications Fund II (QP) L.P., collectively, and references to “NEA” are to New Enterprise Associates VII, L.P., NEA Presidents Fund, New Enterprise Associates 9, L.P., NEA Ventures 1998, L.P. and New Enterprise Associates 10, L.P., collectively.

Company Overview

We are a leading facilities-based competitive communications provider offering voice and data communications and managed network solutions to small and medium sized business customers in 20 markets throughout the northeast and mid-Atlantic United States, including major metropolitan cities such as New York, Philadelphia, Baltimore, Washington, D.C. and Boston. To meet the demands of communications-intensive business customers, we offer dedicated and switched local and long distance voice, high-speed data and integrated services, as well as value-added products such as hardware and managed solutions. Our network architecture pairs the strength of a traditional infrastructure with an Internet Protocol, or IP, platform, built into our core and extending to the edge, to support dynamic growth of Voice over IP, or VoIP, Multiprotocol Label Switching, or MPLS, and other next generation technologies. In addition, our network topology incorporates metro Ethernet access in several key markets, enabling us to provide T-1 equivalent and high-speed Ethernet access services via UNE-Loops to customers served from selected major metropolitan collocations, significantly increasing our margin and expanding our service offerings.

On September 29, 2006, we acquired ATX, which has provided us with broader opportunities in our existing markets and access to new markets and larger business customers. ATX provides voice and data communication and managed network solutions in Southeastern Pennsylvania, including the Philadelphia metro market. We believe this market position, combined with Broadview’s existing market position in the New York metro area, makes us one of the market leaders in the northeast and mid-Atlantic corridor. The ATX acquisition also enabled us to extend our geographic footprint within the mid-Atlantic region, and to serve additional cities such as Baltimore and Washington, D.C. ATX’s advanced data and managed service offerings enhanced our suite of products and services. In addition, ATX’s strengths among businesses with a need for high-capacity voice and data services complemented our focus on providing integrated T1-based services to new and existing customers. We believe that the addition of ATX’s products and services and our combined network infrastructure improved operating leverage, expanded our addressable market and enhanced our ability to deliver a comprehensive suite of integrated communications solutions. For more information regarding the ATX acquisition, see the section entitled “— Financing Transactions.”

On May 31, 2007, we acquired InfoHighway. InfoHighway provides hosted and managed communications solutions to business customers in the northeast United States. InfoHighway’s network-based solutions include a wide range of hosted private branch exchange, or PBX, converged services based on VoIP technology and high-

bandwidth Internet access products. InfoHighway has large concentrations of customers in the metropolitan New York City area, including northern New Jersey. In addition, InfoHighway has approximately 500 lit buildings, which allows access to customers over a cost-effective shared infrastructure. We expect that the combination with InfoHighway will result in greater business density and network utilization, which we expect will support margin expansion.

For the six months ended June 30, 2007, we generated revenues of $202.3 million. For the six months ended June 30, 2007, revenues from retail end-users represented approximately 91% of our total revenues, revenues from wholesale end-users represented approximately 3% of our total revenues and revenues from carrier access and reciprocal compensation represented approximately 5% of our total revenues.

We target small and medium sized business customers with four to 500 access line equivalents, or lines, physically located within the footprint of our switching centers and our approximately 245 collocations. We focus our sales efforts on communications-intensive business customers whose communications needs require multiple products that can be cost-effectively delivered on our network. These customers generally purchase higher margin services in multi-year contracts and demonstrate strong loyalty leading to higher customer retention rates. As of June 30, 2007, we served over 70,000 business customers and had approximately two-thirds of our total lines provisioned on our network, or on-net.

We believe our network assets and facilities have the breadth and flexibility to address the complex voice and data demands of our target customers. Our network is comprised of Nortel DMS-500 and Lucent 5ESS multi-service switches, MetaSwitch IP softswitch gateways, Juniper M-Series IP routers, Actelis ML Series Ethernet access systems, approximately 245 collocations in the central offices of Verizon Communications, Inc. and its affiliates, or collectively Verizon, and approximately 2,400 route miles of metro and long haul fiber. By providing services utilizing our own facilities, we believe we can (i) ensure service quality and reliability, (ii) maintain attractive margins and cash flow, (iii) provide advanced services, (iv) have greater control over customer care and service delivery and (v) reduce exposure to regulatory risks. We access our customers using unbundled network elements (including UNE-Ls or UNE-Loops) and digital T-1 transmission lines for our on-net end-users. In addition, we have commercial agreements with Verizon and AT&T Inc., or AT&T, under which we receive off-net alternatives.

We employ a SmarterBuildtm facilities-based strategy in deploying our network. We purchase and install our own switching and collocation equipment and use our owned metro and long-haul fiber or lease the required transmission capacity. We occasionally purchase fiber transmission capacity, but only after achieving high utilization of our leased transmission capacity. We generally deploy capital after reaching a sufficient critical mass of customers, reducing the risk of stranding assets in under-utilized markets thereby recouping our investment in a shorter period of time.

Finally, we have cost-effectively developed a scalable proprietary, integrated operational support system that seamlessly integrates real-time management and reporting of billing, customer care, service delivery, order entry and tracking, network management and trouble reporting, automated testing and repair, network inventory and service provisioning. Our integrated operational support system is a core component of our success, enabling us to efficiently and effectively operate our existing business and integrate acquisitions.

Industry Overview

The Federal Communications Commission, or FCC, estimates that in 2005 the communications industry in the United States generated total revenues of approximately $292.7 billion. IDC estimates that in 2007 communications services sales to business customers will be approximately $110.6 billion and communications services spending by approximately eight million small and medium sized businesses in the United States, defined as businesses with less than 500 employees, is expected to be approximately $76.8 billion. The market for communications services, particularly local voice, is dominated by the incumbent local exchange carriers, or ILECs, in the United States. These carriers consist primarily of the Regional Bell Operating Companies, or RBOCs, which include Verizon, AT&T and Qwest Communications International, Inc., or Qwest. While the RBOCs own substantially all of the local exchange networks in their respective operating regions, competitive communications providers hold significant market share. According to data from the FCC as of June 30, 2006, competitive communications providers served 29.8 million, or 17.3%, of end-user lines in the United States. In addition, the number of competitive communications providers in the United States has been reduced as the industry continues to consolidate. Since June 2005, over 50 mergers and acquisitions have been completed. While RBOCs provide a broad range of communications services, we believe that they have neglected the small and medium sized business segment due to an increased focus on the global enterprise business segments of the market, increased competitive pressures in the residential market and the integration of recent mergers and acquisitions. We believe this lack of focus from the RBOCs has created an increased demand for alternatives in the small and medium sized business communications market. Consequently, we view the market as a sustainable growth opportunity and have therefore focused our strategies on providing small and medium sized businesses with a competitive communications solution.

Our Strengths

We believe that we have the following competitive strengths:

Significant Growth Potential. We believe that our current market penetration and ability to deliver an end-to-end solution to small and medium sized business customers, including T-1 customers, provides us with significant growth potential. According to data prepared by the FCC, there are approximately 13.6 million business lines in our target geographic market. We focus our sales efforts on communications intensive business customers who require multiple services and complex communications solutions. We believe these organizations have historically been underserved by the RBOCs and have limited alternatives for high quality integrated communications products and services. We believe that this demand, combined with our current product and service offerings, presents us with significant growth opportunities which will enable us to increase our market penetration within our operating footprint. As of June 30, 2007, we served over 70,000 business customers in 20 markets in ten states and Washington, D.C. throughout the northeast and mid-Atlantic United States, including major metropolitan cities such as New York, Philadelphia, Baltimore, Washington, D.C. and Boston.

Attractive Platform for Growth. Since our inception, we have acquired and successfully integrated companies and assets into our operations. We have cost-effectively migrated off-net customers to our network, integrated operational support system infrastructure and aligned cost structures. Our experience and operating platform are allowing us to successfully integrate the ATX and InfoHighway operations in a timely and cost-efficient manner and to competitively pursue other strategic acquisition opportunities. The scalability and breadth of our network and integrated operational support system infrastructure enables us to increase our customer base with minimal incremental capital and personnel investment.

Unique Integrated Operational Support System Infrastructure. We believe that our integrated operational support system differentiates our operations in the market and provides us with a sustainable advantage over our competition. Our integrated operational support system seamlessly combines and automates the order entry and provisioning process in real-time. The system facilitates customer facing web portals, efficient electronic order entry, flow-through network service provisioning, high volume and multi-location billing, alarm and event surveillance, performance management, trouble ticketing and automated service testing and repair. Our customers have the ability to customize and transform their bills into effective management reports for monitoring costs and usage. The summary billing information and the detailed billing data are available on our e-Care customer web portal and can be downloaded into data processing formats for further analyses. We have also developed a user-friendly and fully automated platform for our direct and indirect sales forces, which allows them to track orders, trouble tickets and commissions online, thereby allowing them to service and manage our customers.

Superior Customer Service. Our highly personalized approach to customer service is one of the primary contributors to our customer retention. We closely monitor key operating and customer service performance metrics. Capturing and analyzing this information allows us to improve our internal operating functions, drive increased profitability and quickly respond to changes in demographics, customer behavior and industry trends. Our customer service and account management personnel continually monitor and analyze customer service trends, identify at-risk customers and develop and implement retention strategies and Company-wide programs that address the changing needs of our customer base. As a result of our customer service initiatives, since 2004 we have been certified as a Center of Excellence by the Center for Customer Driven Quality at Purdue University, and in 2006 were awarded the American Business Award for Best Customer Service Organization.

Facilities-Based Network Infrastructure. Our network has the ability to deliver traditional services, such as Plain Old Telephone Service, or POTS, and T-1 lines as well as Digital Subscriber Line, or DSL, and next generation services, such as dynamic VoIP integrated T-1s, hosted VoIP solutions, and MPLS Virtual Private Networks, or VPNs. We provide services to our customers primarily through our network of owned telecommunications switches, data routers and related equipment and owned and leased communications lines and transport facilities. As of June 30, 2007, approximately two-thirds of our total lines were on-net. We have deployed an IP-based platform that facilitates the development of next generation services and the migration of our traffic and customer base to a more cost-effective and efficient IP-based infrastructure, which enhances the performance of our network.

Experienced and Proven Senior Management Team. Our team of senior executives and operating managers has significant experience in the communications industry and extensive knowledge of our local markets. Members of our executive management team have an average of 20 years of experience in managing communications companies. In addition to industry knowledge, our management team has public company operational experience and expertise in integrating acquired facilities with our existing facilities. In connection with the Bridgecom merger, our senior management team successfully consolidated back office systems and processes into a single operational support system, and migrated approximately 45,000 off-net lines to our network in a timely and cost-efficient manner. In addition, we have nearly completed the integration of the ATX acquisition.

Our Strategy

Our primary objectives are to attract new customers in our target markets, provide personalized customer service, expand our current revenue base, pursue strategic acquisitions and leverage our network and operational infrastructure. Our growth strategy includes achieving operational leverage by focusing our sales efforts to achieve maximum market penetration and asset utilization.

Attract New Customers in our Target Markets. We utilize multiple sales channels to attract new business customers that purchase higher margin services in multi-year contracts and have higher retention rates by delivering an end-to-end communications solution. As part of the Bridgecom merger, we shifted our operational focus from essentially voice-only POTS customers to voice, data and integrated T-1 business customers. With the addition of ATX, we added to our T-1 based businesses and added products and services to reach large customers. This initiative has been complemented by the merger with InfoHighway. In addition to our current offerings of switched and dedicated local and long distance voice, dedicated data and integrated services, and value-added products and services, such as telecommunications hardware and managed network services, we will continue to provide new services and technologies to address the increasingly complex communications needs of our business customers. For instance, through our deployed next generation IP-based platform, we have expanded our product line to include VoIP services, hosted VoIP solutions, dynamic VoIP integrated T-1 lines, and MPLS VPNs.

Provide Personalized Customer Service. Our customer service is one of the primary contributors to our customer retention and end-user contract renewals. We intend to continue to deliver award winning customer service by stressing personal contact and accountability from our customer service personnel and by ensuring that they remain committed to providing timely service activation, efficiently resolving service issues and ensuring billing accuracy. We will continue to focus our customer service initiatives on improving customer retention. We believe that a critical element of achieving this objective is offering traditional and next generation products and services that address the communications needs of our customers. We believe our ability to provide our customers with an end-to-end solution from a single service provider will allow us to continue to reduce churn and increase customer loyalty.

Expand Current Revenue Base and Pursue Strategic Acquisitions. We intend to expand our current revenue base by selling data and value-added products and services, such as hardware solutions and managed services to our existing customers. In addition, we will continue to pursue strategic growth opportunities that complement our service capabilities, cost-effectively gain market share and expand into markets that are adjacent to our operating footprint. Growth opportunities could include strategic initiatives, such as the ATX acquisition and the InfoHighway merger, as well as the acquisition of products, services, customers and lines. We may also pursue strategic alliances and partnerships. In pursuing strategic acquisitions we focus on acquiring companies that operate in our markets or adjacent markets, serve similar customers and offer complementary products and services.

Leverage Network and Operational Infrastructure. We will continue to leverage our network and operational infrastructure to develop new products and expand our customer base while improving the performance of our business. We continually evaluate our network and monitor technological developments to increase network efficiency and performance. We have invested in significant next generation upgrades to our network and operational infrastructure that we believe will allow us to meet the current and future demands of our target markets, increasing revenues per customer and market share while improving customer retention and operating leverage. We believe the scalability and breadth of our network and integrated operational support system enables us to increase our customer base with minimal incremental capital and personnel investment.

Financing Transactions

2006 Transactions

On August 23, 2006, we completed an offering of $210.0 million aggregate principal amount of our 11 3/8% senior secured notes due 2012, or the 2006 notes. We used a portion of the net proceeds from the issuance of the 2006 notes to (i) fund the ATX acquisition (as discussed below), (ii) repay and terminate our existing senior secured credit facility that was then in effect and (iii) repay approximately $1.0 million of principal of our outstanding senior unsecured subordinated notes due 2009. The remaining $73.8 million of principal outstanding under our senior unsecured subordinated notes due 2007 and 2009 were converted into shares of convertible preferred stock and common stock. In connection with the offering of the 2006 notes, we agreed to offer to exchange the 2006 notes for a new issue of substantially identical debt securities registered under the Securities Act.

On August 23, 2006, we also entered into our existing credit facility, a five-year senior revolving credit facility with an aggregate principal amount of $25.0 million. On September 29, 2006, approximately $8 million of letters of credit were issued under the existing credit facility in connection with the consummation of the ATX acquisition. As of the date of this prospectus, these letters of credit have been terminated.

On September 29, 2006, we acquired all of the outstanding capital stock of ATX for an aggregate purchase price of approximately $88.8 million in cash. ATX is a facilities-based competitive communications provider operating in the mid-Atlantic United States. Based in the Philadelphia area and founded in 1985, ATX provides integrated traditional and next generation voice and data communications services and managed security services to small and medium sized business customers. ATX operates in nine markets in Pennsylvania, New Jersey, Delaware, Maryland and Washington, D.C.

The offering of the 2006 notes, the ATX acquisition and the related 2006 financings are known as the 2006 Transactions.

2007 Transactions

On May 14, 2007, we completed an offering of $90.0 million aggregate principal amount of our 11 3/8% senior secured notes due 2012, or the 2007 notes. We used the net proceeds from the offering and sale of the 2007 notes to fund the InfoHighway merger, pay related fees and expenses and for general corporate purposes. The 2007 notes were an additional issuance of our existing 11 3/8% senior secured notes due 2012, and were issued under the indenture dated as of August 23, 2006 and supplemented as of September 29, 2006, May 14, 2007 and May 31, 2007. In connection with the offering of the 2007 notes, we agreed to offer to exchange the 2007 notes for a new issue of substantially identical debt securities registered under the Securities Act.

The 2006 notes and the 2007 notes are treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

On May 31, 2007, we acquired all of the capital stock of InfoHighway. InfoHighway provides hosted and managed communications to business customers in the northeast United States. The purchase price consisted of a combination of equity and cash. Each share of capital stock of InfoHighway was converted into the right to receive either cash or cash and shares of our Series B-1 Preferred Stock, shares of our Class A Common Stock and warrants to purchase shares of our Series B-1 Preferred Stock and Class A Common Stock. The aggregate purchase price for the InfoHighway merger was $90.4 million (or $82.2 million, net of cash acquired), of which $58.4 million was the cash portion and $23.8 million was the value assigned to the equity securities including the warrants.

The offering of the 2007 notes and the InfoHighway merger are known as the “2007 Transactions” and, together with the 2006 Transactions, the “Financing Transactions.”

Recent Developments

From time to time, we may consider additional debt or equity financings as well as pursue acquisitions or dispositions. We recently applied for regulatory approval to raise up to $500 million of equity and $100 million of debt.

Summary of the Exchange Offer

On August 23, 2006 and May 14, 2007, we completed offerings of $210.0 million aggregate principal amount of 11 3/8% senior secured notes due 2012 and $90.0 million aggregate principal amount of 11 3/8% senior secured notes due 2012, respectively, in transactions exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. In connection with the offerings of the original notes, we entered into registration rights agreements with the initial purchaser of the original notes. In the registration rights agreements, we agreed to offer our new 11 3/8% senior secured notes due 2012, which will be registered under the Securities Act in exchange for the original notes. The exchange offer is intended to satisfy our obligations under the registration rights agreements. We also agreed to deliver this prospectus to the holders of the original notes. You should read the discussions under the headings “Prospectus Summary — Summary of the Terms of the Exchange Notes” and “Description of the Exchange Notes” for information regarding the exchange notes.

The Exchange Offer	This is an offer to exchange $1,000 in principal amount of the exchange notes for each $1,000 in principal amount of original notes. The exchange notes are substantially identical to the original notes, except that the exchange notes generally will be freely transferable. Based upon interpretations by the staff of the Securities and Exchange Commission, or the SEC, set forth in no actions letters issued to unrelated third parties, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

• acquire the exchange notes in the ordinary course of your business;

• are not and do not intend to become engaged in a distribution of the exchange notes;

• are not an “affiliate” (within the meaning of the Securities Act) of ours;

• are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes from us or our affiliates; and

• are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes in a transaction as part of its market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See “The Exchange Offer — Purpose of the Exchange Offer.”

Registration Rights Agreements	Under the registration rights agreements, we have agreed to use our reasonable best efforts to cause the registration statement to be declared effective by the dates listed under “The Exchange Offer.” We may be required to provide a registration statement to effect resales of the notes. If we are not in compliance with our obligations under the registration rights agreements, liquidated damages will accrue on the original notes in addition to the interest that otherwise is due on the original notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on the original notes. The exchange notes will not contain any provisions regarding the payment of liquidated damages. See “The Exchange Offer — Liquidated Damages.”

Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on November 14, 2007, unless we extend it.

Exchange Date	We will accept original notes for exchange at the time when all conditions of the exchange offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the original notes.

Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to certain conditions. See “The Exchange Offer — Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of certain specified events.

Withdrawal Rights	You may withdraw the tender of your original notes at any time before the expiration of the exchange offer on the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Original Notes	See “The Exchange Offer — How to Tender.”

United States Federal Income Tax Consequences	The exchange of the original notes for the exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and holders should not recognize any taxable gain or loss as a result of such exchange.

Effect on Holders of Original Notes	If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the registration rights agreements, except under limited circumstances. See “The Exchange Offer — Other.”

Holders of original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted original notes, will continue to be subject to the transfer restrictions provided for in the original notes and the indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See “Risk Factors — Risks Associated with the Exchange Offer — You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer,” “— Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer” and “The Exchange Offer — Other.”

Appraisal Rights	Holders of original notes do not have appraisal or dissenters’ rights under applicable law or the Indenture. See “The Exchange Offer — Terms of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Exchange Agent	The Bank of New York, the trustee under the Indenture, is serving as the exchange agent in connection with this exchange offer.

Summary of the Terms of the Exchange Notes

Issuer	Broadview Networks Holdings, Inc.

Exchange Notes	$300,000,000 in aggregate principal amount of 11 3/8% Senior Secured Notes due 2012.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Interest	We will pay interest on the exchange notes at a rate of 11 3/8% per annum. We will pay interest due on the exchange notes semi-annually on March 1 and September 1 of each year.

Maturity Date	September 1, 2012.

Guarantees	The exchange notes will be fully, unconditionally and irrevocably guaranteed on a senior secured basis, jointly and severally, by each of our existing and future domestic restricted subsidiaries (other than immaterial subsidiaries).

Ranking	The exchange notes and the guarantees will rank senior in right of payment to all of our existing and future subordinated indebtedness of us and our subsidiary guarantors, as applicable, and equal in right of payment with all existing and future senior indebtedness of us and of such subsidiaries.

Security Interest	The exchange notes and the guarantees will be secured by a lien on substantially all of our assets, subject to certain exceptions; provided, however, that pursuant to the terms of an intercreditor agreement, the security interest in those assets consisting of receivables, inventory, deposit accounts, securities accounts and certain other assets constituting the First Priority Collateral (as defined in the section entitled “Description of the Exchange Notes — Security”) that secure the exchange notes and the guarantees will be contractually subordinated to a lien thereon that secures our existing credit facility and certain other permitted indebtedness.

Consequently, the exchange notes and the guarantees will be effectively subordinated to our existing credit facility and such other indebtedness to the extent of the value of such assets. The collateral will not include assets constituting Excluded Collateral. See the section entitled “Description of the Exchange Notes — Security.”

Optional Redemption	On or after September 1, 2009, we may redeem some or all of the exchange notes at the following redemption prices, expressed as percentages of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption:

For the period below	Percentage

On or after September 1, 2009	105.688%
On or after September 1, 2010	102.844%
On or after September 1, 2011	100.000%

Prior to September 1, 2009, (i) we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of certain equity offerings at 111.375% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that, following the redemption, at least 65% of the aggregate principal amount of the exchange notes originally issued under the indenture remains outstanding and (ii) we may redeem the exchange notes, in whole or in part at a make-whole redemption price set forth herein, plus accrued and unpaid interest to the date of redemption.

In addition, we may, at our option upon a change of control, redeem all, but not less than all, of the exchange notes at any time prior to September 1, 2009, at 111.375% of their principal amount, plus accrued and unpaid interest to the redemption date. See “Description of the Exchange Notes — Optional Redemption.”

Change of Control	If we experience a change of control, the holders of the exchange notes will have the right to require us to purchase their notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See “Description of the Exchange Notes — Change of Control.”

Asset Sale Offer	If we sell assets and do not use the proceeds for specified purposes, we may be required to offer to use the net proceeds to repurchase the notes at 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Certain Indenture Covenants	The indenture contains covenants limiting our ability to, among other things:

• incur or guarantee additional indebtedness or issue certain preferred stock;

• pay dividends or make other distributions;

• redeem or purchase our equity interests;

• redeem or purchase subordinated debt;

• make certain acquisitions or investments;

• create liens;

• enter into transactions with affiliates;

• merge or consolidate;

• allow dividend or other payment restrictions with regard to our existing and future restricted subsidiaries; and

• transfer or sell assets, including the equity interests of our existing and future restricted subsidiaries, or use asset sale proceeds.

These covenants are subject to a number of important exceptions and qualifications and are described in more detail in the section entitled “Description of the Exchange Notes — Certain Covenants.”

Trustee	The Bank of New York is the trustee for the holders of the exchange notes.

Governing Law	The exchange notes, the indenture and the other documents for the offering of the exchange notes are governed by the laws of the State of New York.

For additional information about the exchange notes, see the section of this prospectus entitled “Description of the Exchange Notes.”

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Risk Factors

Participating in the exchange offer involves certain risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before participating in the exchange offer.

Principal Offices

Our executive offices are located at 800 Westchester Avenue, Rye Brook, New York 10573 and our telephone number is (914) 922-7000. Our website address is http://www.broadviewnet.com.  Our website and the information contained on, or that can be accessed through, our website are not part of this prospectus.

Summary Consolidated Financial and Other Data

The following table sets forth summary consolidated financial, unaudited pro forma financial and other data for the periods indicated. The summary consolidated financial data for the years ended December 31, 2006, 2005 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. In connection with the Bridgecom merger on January 14, 2005, Bridgecom was deemed the accounting acquirer. As a result, the financial data for the ten months ended December 31, 2004 and the two months ended February 29, 2004 reflect that of Bridgecom only. The financial data for periods after March 1, 2004 are derived from the financial statements of Bridgecom after its acquisition by MCG. The financial data subsequent to January 14, 2005 include Bridgecom and the acquired business of Broadview. The financial data for the year ended December 31, 2005 include 12 months of financial data for Bridgecom and 11 1/2 months of financial data for Broadview.

The summary consolidated financial data for the six months ended June 30, 2007 and 2006 and as of June 30, 2007 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The financial data for the six months ended June 30, 2007 include six months of financial data for Broadview and ATX and one month of financial data for InfoHighway. The financial data presented for the interim periods are not necessarily indicative of the results for the full year.

The summary unaudited pro forma consolidated financial data for the six months ended June 30, 2007 should be read in conjunction with our unaudited pro forma consolidated financial data included elsewhere in this prospectus, which, with respect to the unaudited pro forma consolidated statements of operations data set forth below, give effect to the Financing Transactions as if such events occurred on January 1, 2006. The unaudited pro forma consolidated financial data do not purport to represent what our results of operations would have been if the Financing Transactions, as the case may be, had occurred as of the dates indicated or what such results will be for future periods.

The following financial information is qualified by reference to and should be read in conjunction with the sections entitled “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Data” and the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this prospectus. All dollar amounts are in thousands.

	Successor						Predecessor
	Pro Forma					Ten Months	Two Months
	Six Months Ended			Year Ended	Year Ended	Ended	Ended
	June 30,	Six Months Ended June 30,		December 31,	December 31,	December 31,	February 29,
	2007	2007	2006	2006	2005	2004	2004
	(Unaudited)	(Unaudited)

Statement of operations data:
Revenues	$250,150	$202,344	$118,746	$272,653	$240,396	$72,826	$13,631
Operating expenses:
Cost of revenues(1)	129,666	103,246	55,930	130,841	115,214	36,105	7,081
Selling, general and administrative	91,382	76,369	46,112	105,232	93,465	30,215	5,363
Stock based compensation	2,113	2,113	428	754	673	308	—
Software development	1,353	1,164	998	1,819	2,301	—	—
Depreciation and amortization	41,429	33,746	22,818	49,781	45,756	8,554	284
Merger integration costs	5,252	415	388	1,430	4,531	2,834	10

Total operating expenses	271,196	217,053	126,674	289,857	261,940	78,016	12,738

Income (loss) from operations	$(21,046)	$(14,709)	$(7,928)	$(17,204)	$(21,544)	$(5,190)	$893

Other financial data:
Gross profit	$120,484	$99,098	$62,816	$141,812	$125,182	$36,721	$6,550
EBITDA(2)	20,431	19,133	14,890	32,598	24,212	(1,159)	176
Capital expenditures(3)	15,813	14,156	10,816	23,146	18,915	4,763	$1,038
Cash flows provided by (used in):
Operating activities	—	(14,462)	5,061	13,296	8,151	(1,735)	(652)
Investing activities	—	(74,075)	(10,816)	(115,568)	(20,731)	(40,336)	(1,038)
Financing activities	—	91,988	(3,141)	129,471	25,407	36,654	784
Ratio of earnings to fixed charges(4)	—	—	—	—	—	—	—

As of June 30,
2007
Actual
(Unaudited)

Balance sheet data:
Cash and cash equivalents	$47,403
Property and equipment, net	76,881
Total assets	417,906
Total debt, including current portion	315,626
Net debt(5)	268,223
Total stockholders’ equity (deficiency)	13,747

(1)	Exclusive of depreciation and amortization.

(2)	EBITDA is defined as net income (loss) plus interest expense, interest income, provision (benefit) for income taxes and depreciation and amortization.

EBITDA is not a recognized term under U.S. generally accepted accounting principles, or GAAP, and is provided because it is a measure of financial performance commonly used as an indicator of a company’s historical ability to service debt. EBITDA does not represent net income or cash flows from operations, as these terms are defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of cash flow available for discretionary use, as such a measure does not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. We have included information concerning EBITDA because we use such information in our review of the performance of our management and in our review of the performance of our business. EBITDA as presented herein is not necessarily comparable to similarly titled measures reported by other companies.

A reconciliation of net income (loss) to EBITDA is presented below:

	Successor
	Pro Forma						Predecessor
	Six Months			Year		Ten Months	Two
	Ended	Six Months Ended		Ended	Year Ended	Ended	Months Ended
	June 30,	June 30,		December 31,	December 31,	December 31,	February 29,
	2007	2007	2006	2006	2005	2004	2004
	(Unaudited)	(Unaudited)

Net income (loss)	$(40,662)	$(30,606)	$(17,738)	$(41,513)	$(38,928)	$(16,883)	$(785)
Plus:
Depreciation and amortization	41,429	33,746	22,818	49,781	45,756	8,554	284
Interest income	(813)	(711)	(223)	(1,395)	(458)	(31)	(29)
Interest expense	19,000	15,227	10,033	25,463	17,842	3,399	704
Provision for income taxes	1,477	1,477	—	262	—	3,802	2

EBITDA	20,431	19,133	14,890	32,598	24,212	(1,159)	176

(3)	Capital expenditures are the sum of purchases of property and equipment, including equipment purchased under capital leases, capitalized software development costs and third-party customer installation costs.

(4)	The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings include net income (loss) before taxes plus fixed charges. Fixed charges consist of interest incurred and the portion of rent expense that is deemed representative of interest. Earnings were insufficient to cover fixed charges by $39,185 for the pro forma six months ended June 30, 2007, $29,129 for the six months ended June 30, 2007, $17,738 for the six months ended June 30, 2006, $41,251 for the fiscal year ended December 31, 2006, $38,928 for the fiscal year ended December 31, 2005, $13,081 for the ten months ended December 31, 2004 and $783 for the two months ended February 29, 2004.

(5)	Net debt consists of total debt less cash and cash equivalents.

RISK FACTORS

This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including the consolidated financial statements and notes to consolidated financial statements, before deciding to invest in the notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations would likely suffer. Additional risks and uncertainties not presently known to us or that are not currently believed to be important to you also may adversely affect our company.

Risks Related to Our Industry

  We are subject to substantial government regulation that may restrict our ability to provide local services and may increase the costs we incur to provide these services.

We are subject to varying degrees of federal, state and local regulation. Pursuant to the Communications Act of 1934, as amended, or the Communications Act, the FCC exercises jurisdiction over us with respect to interstate and international services. We must comply with various federal regulations, such as the duty to contribute to universal service fund and other subsidies. If we fail to comply with federal reporting and regulatory requirements, we may incur fines or other penalties, including loss of our authority to provide services.

The FCC’s Triennial Review Order, subsequent Triennial Review Remand Order and related decisions have reduced our ability to access certain elements of ILEC telecommunications platforms in several ways that have affected our operations. First, we no longer have the right to require ILECs to sell us the unbundled network element platform, or UNE-P. Because of this, we entered into commercial agreements with Verizon to purchase a substitute product called Verizon Wholesale Advantage Service at UNE-P rates subject to a surcharge that increases over time and have converted to this new product all of our UNE-P lines that were not migrated to our network. We are required under certain of our commercial agreements with Verizon to maintain certain volumes of loops on a “take-or-pay” basis. Our commercial agreements with Verizon have limited terms that expire in 2008 and 2010, but are subject to earlier termination in certain circumstances, including upon assertion thereover of jurisdiction by a regulatory authority. Termination of our Verizon commercial agreements would result in a substantial increase in our cost of service. Second, in certain central offices, we no longer have the right to require ILECs to sell to us as UNEs, or have limited access rights to UNE high capacity circuits that connect our central switching office locations to customers’ premises. Third, we no longer have the right to require ILECs to sell to us UNE transport between our switches and ILEC switches. Fourth, we have only limited or no access to UNE DS1 or DS3 transport on certain interoffice routes. Petitions currently pending before the FCC could, if granted, further reduce our access to UNE-Loops and transport. In these instances where we lose unbundled access to high capacity circuits or interoffice transport, we must either find alternative suppliers or purchase substitute circuits from the ILEC as special access, which increases our costs. Finally, our access to certain broadband elements of the ILEC network has been limited or eliminated in certain circumstances.

State regulatory commissions also exercise jurisdiction over us to the extent we provide intrastate services. We are required to obtain regulatory authorization and/or file tariffs with regulators in most of the states in which we operate. State regulatory commissions also often regulate the rates, terms and conditions at which we offer service. We have obtained the necessary certifications to provide service, but each commission retains the authority to revoke our certificate if that commission determines that we have violated any condition of our certification or if it finds that doing so would be in the public interest. While we believe we are in compliance with regulatory requirements, our interpretation of our obligations may differ from those of regulatory authorities.

Both federal and state regulators require us to pay various fees and assessments, file periodic reports and comply with various rules regarding the contents of our bills, protection of subscriber privacy, service quality and similar consumer protection matters on an ongoing basis. If we fail to comply with these requirements, we may be subject to fines or potentially be asked to show cause as to why our certificate of authority to provide service should not be revoked.

A discussion of legal and regulatory developments is included in the section entitled “Regulation.”

  The communications industry faces significant regulatory uncertainties and the resolution of these uncertainties could harm our business, results of operations and financial condition.

If current or future regulations change, we cannot assure you that the FCC or state regulators will grant us any required regulatory authorization or refrain from taking action against us if we are found to have provided services without obtaining the necessary authorizations, or to have violated other requirements of their rules and orders. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may slow our growth and have a material adverse effect upon our business, results of operations and financial condition. The Telecommunications Act of 1996, or the Telecommunications Act, remains subject to judicial review and ongoing proceedings before the FCC and state regulators, including proceedings relating to interconnection pricing, access to and pricing for unbundled network elements and special access services and other issues that could result in significant changes to our business and business conditions in the communications industry generally. Recent decisions by the FCC have eliminated or reduced our access to certain elements of ILEC telecommunications platforms that we use to serve our customers and increased the rates that we pay for such elements. Other proceedings are pending before the FCC that could potentially further limit our access to these network elements or further increase the rates we must pay for such elements. Likewise, proceedings before the FCC could impact the availability and price of special access facilities. Other proceedings before the FCC could result in an increase in the amount we pay to other carriers or a reduction in the revenues we derive from other carriers in, or retroactive liability for, access charges and reciprocal compensation. Still other proceedings before the FCC could result in increases in the cost of regulatory compliance. A number of states also have proceedings pending that could impact our access to and the rates we pay for network elements. Other state proceedings could limit our pricing and billing flexibility. Our business would be substantially impaired if the FCC, the courts, or state commissions eliminated our access to the facilities and services we use to serve our customers, substantially increased the rates we pay for facilities and services or adversely impacted the revenues we receive from other carriers or our customers. In addition, congressional legislative efforts to rewrite the Telecommunications Act or enact other telecommunications legislation, as well as various state legislative initiatives, may cause major industry and regulatory changes. We cannot predict the outcome of these proceedings or legislative initiatives or the effects, if any, that these proceedings or legislative initiatives may have on our business and operations. A discussion of legal and regulatory developments is included in the section entitled “Regulation.”

Elimination or Relaxation of Regulatory Rights and Protections could harm our business, results of operations and financial condition.

Section 10 of the Communications Act requires the FCC to forbear from applying individual provisions of the Communications Act or its various enabling regulations upon a showing that a statutory provision or a regulation is unnecessary to ensure that rates and practices remain just, reasonable and non-discriminatory and to otherwise protect consumers and that forbearance is generally in the public interest and would promote competition. Pursuant to Section 10, the FCC has effectively deregulated Verizon’s provision of certain broadband services provided to enterprise customers and likely will extend that relief to other ILECs. Exercising its forbearance authority, the FCC has also relieved certain ILECs in certain markets of their obligation to provide CLECs with unbundled access to network elements at rates mandated by state regulatory commissions. Although we do not provide service in any of the impacted markets and hence are not directly effected by these latter rulings, Verizon has petitioned for comparable relief in six Metropolitan Statistical Areas (“MSAs”), including the New York-Northern New Jersey-Long Island, NY-NJ-PA MSA, the Philadelphia-Camden-Wilmington PA-NJ-DE-MD MSA and the Boston-Cambridge-Quincy, MA-NH MSA — three of our largest markets. The FCC must act on the Verizon petition in early December 2007 or the petition will be deemed granted by statute. If Verizon is granted the relief it seeks, the costs of the facilities we need to serve our customers in these, and possibly other, Verizon markets, would likely increase and we would likely need to make additional capital investments to further build out our network to mitigate these cost increases. We cannot predict the outcome of pending or future forbearance proceedings or the effects that these proceedings may have on our business or operations.

FCC rules currently allow Verizon and other ILECs to unilaterally retire copper loop facilities that provide the “last mile” connection to certain customers with limited regulatory oversight. Verizon has filed nearly 100 notices of copper plant retirement with the FCC. While we, in conjunction with other CLECs, have petitioned the FCC to strengthen the rules governing copper plant retirement, there are no assurances that we will be successful in this effort. Widescale retirement of copper loops by Verizon could have an adverse impact on our business and operations.

A discussion of legal and regulatory developments is included in the section entitled “Regulation.”

The effects of increased regulation of IP-based service providers are unknown.

While the FCC has to date generally subjected Internet service providers to less stringent regulatory oversight than traditional common carriers, it has recently imposed certain regulatory obligations on providers of Interconnected Voice over Internet Protocol and/or facilities-based broadband Internet access providers, including the obligations to contribute to the Universal Service Fund, to provide emergency 911 services and/or to comply with the Communications Assistance for Law Enforcement Act, or CALEA. Some states have imposed taxes, fees and/or surcharges on VoIP telephony services. The imposition of additional regulations on Internet service providers could have a material adverse effect on our business.

Risks Related to Our Business

  If the ILECs with which we have interconnection agreements engage in anticompetitive practices or we experience difficulties in working with the ILECs, our business will be adversely affected.

Our business depends on our ability to interconnect with ILEC networks and to lease from them certain essential network elements. We obtain access to these network elements and services under terms established in interconnection agreements that we have entered into with ILECs. Like many competitive communications services providers, from time to time, we have experienced difficulties in working with ILECs with respect to obtaining information about network facilities, ordering and maintaining network elements and services, interconnecting with ILEC networks and settling financial disputes. These difficulties can impair our ability to provide local service to customers on a timely and competitive basis. If an ILEC refuses to cooperate or otherwise fails to support our business needs for any other reason, including labor shortages, work stoppages, cost-cutting initiatives or disruption caused by mergers, other organizational changes or terrorist attacks, our ability to offer services on a timely and cost-effective basis will be materially and adversely affected.

  Our ability to provide our services and systems at competitive prices is dependent on our ability to negotiate and enforce favorable interconnection and other agreements.

Our ability to continue to obtain favorable interconnection, unbundling, service provisioning and pricing terms, and the time and expense involved in negotiating interconnection agreements and amendments, can be adversely affected by ongoing legal and regulatory activity. All of our interconnection agreements provide either that a party is entitled to demand renegotiation of particular provisions or of the entire agreement based on intervening changes in law resulting from ongoing legal and regulatory activity, or that a change of law is immediately effective in the agreement and set out a dispute resolution process if the parties do not agree upon the change of law. The initial terms of all of our interconnection agreements with ILECs have expired; however, each of our agreements contains an “evergreen” provision that allows the agreement to continue in effect until terminated. If we were to receive a termination notice from an ILEC, we may be able to negotiate a new agreement or initiate an arbitration proceeding at the relevant state commission before the agreement expired. In addition, the Telecommunications Act gives us the right to opt into interconnection agreements, which have been entered into by other carriers, provided the agreement is still in effect and provided that we adopt the entire agreement. We are in the process of renegotiating the terms of our New York interconnection agreements with Verizon. We cannot assure you that we will be able to successfully renegotiate these agreements or any other interconnection agreement on terms favorable to us.

As noted above, we have entered into commercial agreements with Verizon to purchase a substitute product called Verizon Wholesale Advantage Service at UNE-P rates subject to a surcharge that increases over time and have converted substantially all of our UNE-P lines to this new product. Our commercial agreements with Verizon have limited terms that expire in 2008 and 2010 and are subject to earlier termination in certain circumstances, including assertion thereover of jurisdiction by a regulatory authority. If our commercial agreements with Verizon were to be terminated, we would be required to convert all of the lines thereunder to resale, which would likely be substantially less favorable to us. We cannot assure you that our commercial agreements with Verizon will be renewed at the end of their terms or that they will not be terminated before the end of their terms.

We have recently entered into amendments of our various interconnection and commercial agreements with Verizon which provide for assurance of timely payment. To the extent that we are not consistently timely in our payment of Verizon invoices, we could be compelled to provide letters of credit in an amount of up to two months anticipated billings. The provision of such letters of credit could adversely impact our liquidity position.

Verizon has recently alleged that we have breached our commercial agreements by migrating traffic to and among those agreements and has demanded payment of damages in excess of $36 million. We have advised Verizon that our actions have been in full compliance with our commercial agreements and that no breach of those agreements has occurred. While we believe that Verizon’s claims lack any merit, our business and cash resources could be adversely impacted by an adverse ruling on this matter.

  Difficulties we may experience with ILECs, interexchange carriers, or IXCs, and wholesale customers over payment issues may harm our financial performance.

We have at times experienced difficulties collecting amounts due to us for services that we provide to ILECs and IXCs. These balances due to us can be material. We generally have been able to reach mutually acceptable settlements to collect overdue and disputed payments, but we cannot assure you that we will be able to do so in the future. If we are unable to continue to timely receive payments and to create settlement agreements with other carriers, our business, results of operations and financial condition may be materially adversely affected.

Our interconnection agreements allow ILECs to decrease order processing, disconnect customers and increase our security deposit obligations for delinquent payments. If an ILEC makes an enforceable demand for an increased security deposit, we could have less cash available for other expenses, which could have a material adverse effect on our business, results of operations and financial condition. If an ILEC were to cease order processing or disconnect customers our business and operations would be materially and adversely affected.

Periodically, our wholesale customers experience financial difficulties. To the extent that the credit quality of our wholesale customers deteriorates or they seek bankruptcy protection, we may have difficulty collecting amounts due for services that we have provided to them. While we maintain security deposits and often retain the right to solicit end-user customers, we cannot assure you that such mechanisms will provide us adequate protection.

We periodically have disagreements with ILECs and IXCs regarding the interpretation and application of laws, rules, regulations, tariffs and agreements. Resolution of these disagreements may impact our revenues and our costs of service, both prospectively and retroactively. For example, we and certain other CLECs believe that ILEC tandem transit charges are not applicable to traffic terminated to wireless carriers, that dedicated port charges are not chargeable to CLECs on access toll connecting trunks, that switched access charges do not apply to VoIP traffic and that VoIP providers are deemed end-users for purposes of the FCC’s access charge regime. Certain ILECs and IXCs may disagree with our interpretations. If one or more of such disagreements were resolved through litigation or arbitration against us, such adverse resolution could have a material adverse effect on our business, results of operations and financial condition.

  Our current billing disputes with our vendors may cause us to pay our vendors certain amounts of money and could materially adversely affect our business.

We are currently involved in a variety of disputes with vendors relating to billings approaching $20 million as of June 30, 2007. When we identify an error in a vendor’s bill, we dispute the amount that we believe to be incorrect and often withhold payment for that portion of the invoice. Errors we routinely identify on bills include vendors billing us for services we did not consume, vendors billing us for services we did not order, vendors billing us for services that should have been billed to another carrier, vendors billing us for services using incorrect rates or incorrect tariff, and vendors failing to provide the necessary supporting detail to allow us to bill our customers or verify the accuracy of the bill. These problems are exacerbated because vendors periodically bill for services months or years after the services are provided. While we hope to resolve these disputes through negotiation, we may be compelled to arbitrate these matters. The resolution of these disputes may require us to pay the vendor an amount that is greater than the amount for which we have planned or even the amount the vendor claims is owed if late payment charges are assessed, which could materially adversely affect our business, financial condition, results of operations and cash flows and which may cause us to be unable to meet certain financial covenants related to our senior indebtedness, which would result in a default under such indebtedness. In the event that disputes are not resolved in our favor and we are unable to pay the vendor charges in a timely manner, the vendor may deny us access to the network facilities that we require to serve our customers. If the vendor notifies us of an impending “embargo” of this nature, we may be required to notify our customers of a potential loss of service which may cause a substantial loss of customers. It is not possible at this time to predict the outcome of these disputes.

  Our vendors periodically issue substantial bills related to services provided during past periods.

Periodically, our vendors issue bills that relate to services provided during past periods. Such backbills can be for services for which the vendor has failed to bill or billed at the wrong rate or contain charges that the vendor had the right to assess, but failed to do so. We have recently entered into an agreement with our principal vendor which imposes limits on, but does not eliminate entirely the potential for, such backbills. While we generally dispute backbills, resolution of backbills could adversely impact our cash flow and finances.

  We depend on a limited number of third party service providers for long distance and other services, and if any of these providers were to experience significant interruptions in its business operations, or were to otherwise cease to provide such services to us, our business could be materially and adversely affected.

We depend on a limited number of third party service providers for long distance, data and other services. If any of these third party providers were to experience significant interruptions in their business operations, terminate their agreements with us or fail to perform the services or meet the standards of quality required under the terms of our agreements with them, our ability to provide these services to our customers would be materially and adversely affected for a period of time that we cannot predict. If we have to migrate the provision of these services to an alternative provider, we cannot assure you that we would be able to timely locate alternative providers of such services, that we could migrate such services in a short period of time without significant customer disruption so as to avoid a material loss of customers or business, or that we could do so at economical rates.

Certain real estate leases and agreements are critical to our business and results of operations and failure to maintain such leases and agreements could adversely affect us.

Our switches are housed in facilities owned by third parties. Our use of these various facilities is subject to multiple real estate leases. If we were to lose one or more of these leases, the resultant relocation of one or more of our switches would be costly and disruptive to our business and customers. We cannot assure you that we will be able to maintain all of the real estate leases governing our multiple switch sites.

We maintain agreements which allow us to install equipment and utilize in-building wiring and optical fiber in more than 500 commercial buildings in metro New York and Washington, D.C. Past royalties are due on a number of these agreements; the terms of other agreements have expired. If we were to lose some or all of our “lit-building” agreements, our business and results of operations could be adversely impacted.

  Our business, results of operations and financial condition could be adversely affected if our customers terminate their at-will contracts or are migrated by sales agents to another carrier.

A substantial percentage of our customers are on month-to-month, rather than long-term contracts. These customers, accordingly, can terminate their service contracts at any time without penalty. If a significant percentage of these month-to-month customers or a significant number of key month-to-month customers should terminate their service agreements with us, our business, results of operations and financial condition could be adversely affected.

Also, certain of our agreements with sales agents do not expressly preclude the sales agent from migrating the customers they secured for us to other carriers. Sales agents could attempt to obtain from these customers the authorization to replace us as the customers’ service provider. If a number of customers migrated away from our service, our business, results of operations and financial condition could be adversely affected.

  The communications market in which we operate is highly competitive, and we may not be able to compete effectively against companies that have significantly greater resources than we do, which could cause us to lose customers and impede our ability to attract new customers.

The communications industry is highly competitive and is affected by the introduction of new services and systems by, and the market activities of, major industry participants. We have not achieved, and do not expect to achieve, a major share of the local access lines for any of the communications services we offer. In each of our markets we compete with the ILEC serving that area. Large competitors have the following advantages over us:

•	long-standing relationships and strong reputation with customers;

•	financial, technical, marketing, personnel and other resources substantially greater than ours;

•	more funds to deploy communications services and systems that compete with ours;

•	the potential to subsidize competitive services with revenue from a variety of businesses;

•	anticipated increased pricing flexibility and relaxed regulatory oversight;

•	larger networks; and

•	benefits from existing regulations that favor the ILECs.

We also face, and expect to continue to face, competition from other current and potential market entrants, such as other competitive local exchange carriers, or CLECs, cable television companies, wireless service providers and electric utility companies. While many CLECs have always targeted small and medium sized enterprises and multi-location customers, cable television companies are increasingly targeting these customers and are doing so at rates lower than we generally offer. We are also increasingly subject to competition from providers using VoIP over the public internet or private networks. VoIP providers are currently subject to substantially less regulation than traditional local telephone companies and do not pay certain taxes and regulatory charges that we are required to pay. In addition, the development of new technologies could give rise to significant new competitors in the local market.

In the long distance communications market, we face competition from the ILECs, large and small IXCs, wireless carriers and IP-based service providers. Long distance prices have decreased substantially in recent years and are expected to continue to decline in the future as a result of increased competition. If this trend continues, we anticipate that revenues from our network services and other service offerings will likely be subject to significant price pressure, which could have a material adverse effect on our business, results of operations and financial condition.

Continued industry consolidation could further strengthen our competitors, and could adversely affect our prospects.

Consolidation in the telecommunications industry is occurring at a rapid pace. In addition to the combinations of Verizon and MCI and SBC, AT&T and BellSouth, numerous CLEC combinations have occurred, including several which directly impact our markets such as Paetec/US LEC, Cavalier/Talk America and Choice One/CTC/Conversent. This consolidation strengthens our competitors and poses increased competitive challenges for us. The ILEC/IXC combinations not only provide the ILECs with national and international networks, but eliminate the two most effective and well financed opponents of the ILECs in federal and state legislative and regulatory forums and potentially reduce the availability of non-ILEC network facilities. The CLEC combinations will provide direct competitors with greater financial, network and marketing assets. Consolidation could have an adverse effect on our business, results of operations and financial condition.

Verizon has agreed to sell Fairpoint Communications certain network assets in Vermont, New Hampshire and Maine. If this transaction is consummated, we will need to negotiate new agreements and implement new operational interfaces with Fairpoint in these markets. There is no assurance that we will be able to successfully negotiate such agreements or implement such interfaces with Fairpoint.

  The communications industry is undergoing rapid technological changes, and new technologies may be superior to the technologies we use. Our failure to anticipate and keep up with such changes could have a material adverse effect on our business, results of operations and financial condition.

The communications industry is subject to rapid and significant changes in technology and in customer requirements and preferences. If we fail to anticipate and keep up with such changes we could lose market share, which could reduce our revenue. We have developed our business based, in part, on traditional telephone technology. Subsequent technological developments may reduce the competitiveness of our network and require expensive unanticipated upgrades or additional communications products that could be time consuming to integrate into our business and could cause us to lose customers and impede our ability to attract new customers. We may be required to select one technology over another at a time when it might be impossible to predict with any certainty which technology will prove to be more economic, efficient or capable of attracting customers. In addition, even though we utilize new technologies, such as VoIP, we may not be able to implement them as effectively as other companies with more experience with those new technologies. In addition, while we have recently purchased and deployed new technology including VoIP softswitches, Ethernet in the First Mile and MPLS core and edge routers, we may not be able to implement new technology as effectively as other companies with more experience with new technology.

  Providers of VoIP service have been the target of recent intellectual property infringement litigation that may materially and adversely affect our business.

Certain providers of VoIP service have been and may in the future continue to be the target of intellectual property infringement litigation with respect to their provision of VoIP service. Some of these actions have been resolved in a manner adverse to the VoIP providers. Vonage America, Inc., for example, has been found to have violated certain patents held by Verizon and Sprint Nextel in providing its VoIP service. These and similar actions may materially and adversely affect our ability and/or the ability of other providers to continue to sell or provide VoIP service. While we have no reason to believe that our provision of VoIP service infringes any third party intellectual property, if it were to be so found, our business could be adversely impacted. In addition, if any of our wholesale customers that are providing VoIP service were to be unable to continue to provide such service as a result of infringement of intellectual property held by others, our business, results of operations and financial condition could be adversely affected.

  If we are unable to retain and attract management and key personnel, we may not be able to execute our business plan.

We believe that our success is due, in part, to our experienced management team. Losing the services of one or more members of our management team could adversely affect our business and our expansion efforts, and possibly prevent us from further improving our operational, financial and information management systems and controls. We do not maintain key man life insurance on any of our officers. As we continue to grow, we will need to retain and hire additional qualified sales, marketing, administrative, operating and technical personnel, and to train and manage new personnel.

Our ability to implement our business plan is dependent on our ability to retain and hire a large number of qualified new employees each year. The competition for qualified technical and sales personnel is intense in the telecommunications industry and in our markets. If we are unable to hire sufficient qualified personnel, our customers could experience inadequate customer service and delays in the installation and maintenance of access lines, which could have a material adverse effect on our business, results of operations and financial condition.

  System disruptions or the failure of our information systems to perform as expected could result in increased capital expenditures, customer and vendor dissatisfaction, loss of business or the inability to add new customers or additional services, all of which would adversely affect our business and results of operations.

Our success ultimately depends on providing reliable service. Although our network has been designed to minimize the possibility of service disruptions or other outages, it may be disrupted by problems in the network, such as equipment failures and problems with a competitor’s or vendor’s system, such as physical damage to telephone lines or power surges and outages. In addition, our engineering and operations organizations continually monitor and analyze the utilization of our network. As a result, they may develop projects to modify or eliminate network circuits that are underutilized. This ongoing process may result in limited network outages for a subset of our customers. Any disruption in our network could cause the loss of customers and result in additional expenses.

Disruptions caused by security breaches, terrorism or for other reasons, could harm our future operating results. The day-to-day operation of our business is highly dependent on our ability to protect our communications and information technology systems from damage or interruptions by events beyond our control. Sabotage, computer viruses or other infiltration by third parties could damage or disrupt our service, damage our facilities, damage our reputation, and cause us to lose customers, among other things, and could harm our results of operations. A catastrophic event could materially harm our operating results and financial condition. Catastrophic events could include a terrorist attack in markets where we operate or a major earthquake, fire, or similar event that would affect our central offices, corporate headquarters, network operations center or network equipment.

We rely on complex information systems to support our business functions. If our systems, individually or collectively, fail or do not perform as expected, our ability to process and provision orders, to make timely payments to vendors and to ensure that we collect revenue owed to us would be adversely affected. Such failures could result in increased capital expenditures, customer and vendor dissatisfaction, loss of business or the inability to add new customers or additional services, all of which would adversely affect our business and results of operations.

  Our success depends on the ability to manage and expand operations effectively.

Our ability to manage and expand operations effectively will depend on the ability to:

•	offer high-quality, reliable services at reasonable costs;

•	introduce new technologies;

•	install and operate telecommunications switches and related equipment;

•	lease access to suitable transmission facilities at competitive prices;

•	scale operations;

•	obtain successful outcomes in disputes and in litigation, rule-making, legislation and regulatory proceedings;

•	successfully negotiate, adopt or arbitrate interconnection agreements with other carriers;

•	acquire necessary equipment, software and facilities;

•	integrate existing and newly acquired technology and facilities, such as switches and related equipment;

•	evaluate markets;

•	add products;

•	monitor operations;

•	control costs;

•	maintain effective quality controls;

•	hire, train and retain qualified personnel;

•	enhance operating and accounting systems;

•	address operating challenges;

•	adapt to market and regulatory developments; and

•	obtain and maintain required governmental authorizations.

In order for us to succeed, these objectives must be achieved in a timely manner and on a cost-effective basis. If these objectives are not achieved, we may not be able to compete in existing markets or expand into new markets. A failure to achieve one or more of these objectives could have a material adverse effect on our business.

In addition, we have grown rapidly since inception and expect to continue to grow primarily by expanding our product offerings, adding and retaining customers, acquisitions and leveraging our network and operational infrastructure. We expect this growth to place a strain on our operational, human and financial resources, particularly if the growth is through acquisitions. The ability to manage operations and expansion effectively depends on the continued development of plans, systems and controls for operational, financial and management needs. We cannot give any assurance that these requirements can be satisfied or that our operations and growth can be managed effectively. A failure to satisfy these requirements could have a material adverse effect on our financial condition and the ability to implement fully its growth and operating plans.

  Failure to successfully and efficiently integrate InfoHighway into our operations may adversely affect our operations and financial condition.

Our ability to successfully integrate the facilities of InfoHighway is uncertain. The integration of InfoHighway’s facilities into our operations will be a significant undertaking and will require significant attention from our management team. The merger involves the integration of two companies that previously operated independently and is being accomplished as we complete the integration of ATX. This integration is a complex, costly and time-consuming process and we cannot assure you that this process will be successful. In addition, we have made several assumptions regarding synergies for the combined company, many of which are dependent upon how successful we are in integrating the operations of the two companies. In addition, the integration of InfoHighway into our operations will require significant one-time costs for tasks such as site visits and audits and may be difficult to execute. Additional integration challenges include, among other things:

•	retaining existing employees;

•	transitioning the branding of the acquired company to Broadview;

•	persuading employees of Broadview and the acquired companies that the business cultures are compatible, maintaining morale, and retaining and integrating key employees;

•	incorporating new facilities into our business operations;

•	coordinating sales and marketing functions;

•	combining products and services;

•	integrating systems; and

•	maintaining our standards, controls, procedures, and policies.

If we are not able to successfully overcome these integration challenges, we may not achieve the benefits we expect from the ATX acquisition and the InfoHighway merger.

  We may engage in future acquisitions that are not successful or fail to integrate acquired businesses into our operations, which may adversely affect our competitive position and growth prospects.

As part of our business strategy, we may seek to expand through the acquisition of other businesses that we believe are complementary to our business. We may be unable to identify suitable acquisition candidates, or if we do identify suitable acquisition candidates, we may not complete those transactions commercially favorable to us or at all, which may adversely affect our competitive position and growth prospects.

If we acquire another business, we may face difficulties, including:

•	integrating that business’ personnel, services, products or technologies into our operations;

•	retaining key personnel of the acquired business;

•	failing to adequately identify or assess liabilities of that business;

•	failing to achieve the forecasts we used to determine the purchase price of that business; and

•	diverting our management’s attention from the normal daily operation of our business.

These difficulties could disrupt our ongoing business and increase our expenses. As of the date of this prospectus, we have no agreements to enter into any material acquisition transaction.

In addition, our ability to complete acquisitions will depend, in part, on our ability to finance these acquisitions, including the costs of acquisition and integration. Our ability may be constrained by our cash flow, the level of our indebtedness at the time, restrictive covenants in the agreements governing our indebtedness, conditions in the securities markets and other factors, many of which are beyond our control. If we proceed with one or more acquisitions in which the consideration consists of cash, we may use a substantial portion of our available cash to complete the acquisitions. If we finance one or more acquisitions with the proceeds of indebtedness, our interest expense and debt service requirements could increase materially. The financial impact of acquisitions could materially affect our business and could cause substantial fluctuations in our quarterly and yearly operating results.

  Limits exist on our ability to seek indemnification for losses from individuals and entities from whom we have acquired assets and operations, which could materially adversely affect our business.

When we acquire a company, we generally secure from the sellers indemnity protection against certain types of liabilities. Such indemnity protection is generally subject to a deductible and a cap, as well as a time limit. If undisclosed or unknown liabilities fall below the deductible or over the cap or such liabilities are not discovered until after the time limit, the indemnity will not protect us. Moreover, a seller may contest our indemnity claims or be unable to fund such claims. In the event that the indemnity protection that we have secured in acquiring a company does not afford us adequate protection, our business could be adversely affected.

  Our substantial indebtedness may restrict our operating flexibility, could adversely affect our financial health and could prevent us from fulfilling our financial obligations.

As of June 30, 2007, we had $315.6 million of total outstanding indebtedness. Our indebtedness could significantly affect our business and our ability to fulfill our financial obligations. For example, a high level of indebtedness could:

•	make it more difficult for us to satisfy our current and future debt obligations;

•	make it more difficult for us to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

•	require us to dedicate a substantial portion of our cash flows from operating activities to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for our operations and other purposes, including investments in service development, capital spending and acquisitions;

•	place us at a competitive disadvantage to our competitors who are not as highly leveraged as we are;

•	make us vulnerable to interest rate fluctuations, if we incur any indebtedness that bears interest at variable rates;

•	impair our ability to adjust to changing industry and market conditions; and

•	make us more vulnerable in the event of a downturn in general economic conditions or in our business or changing market conditions and regulations.

  The financial difficulties faced by others in our industry could adversely affect our public image and our financial results.

Certain competitive communications services providers, long distance carriers and other communications providers have experienced substantial financial difficulties over the past few years. To the extent that carriers in financial difficulties purchase services from us, we may not be paid in full or at all for services we have rendered. Further, the perception of instability of companies in our industry may diminish our ability to obtain further capital and may adversely affect the willingness of potential customers to purchase their communications services from us.

  We have a history of operating losses and we may not be profitable in the future.

We have experienced significant operating losses. We recorded operating losses of $14.7 million for the six months ended June 30, 2007, $17.2 million in 2006, $21.5 million in 2005 and $4.3 million in 2004. During the same periods, we also recorded net losses of $30.6 million, $41.5 million, $38.9 million and $17.7 million, respectively. We expect to continue to have losses for the foreseeable future. We cannot assure you that our revenues will continue to grow or that our profitability will continue to improve such that we will achieve profitability in the future.

  Declining prices for communications services could reduce our revenues and profitability.

We may fail to achieve acceptable profits due to pricing. Prices in telecommunication have declined substantially in recent years, a trend which may continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our ability to meet price competition may depend on our ability to operate at costs equal to or lower than our competitors or potential competitors.

Misappropriation of our intellectual property and proprietary rights could impair our competitive position, and defending against intellectual property infringement and misappropriation claims could be time consuming and expensive and, if we are not successful, could cause substantial expenses and disrupt our business.

We rely on a combination of patent, copyright, trademark and trade secret laws, as well as licensing agreements, third party non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. There can be no assurance that these protections will be adequate to prevent our competitors from copying or reverse-engineering our hardware or software products, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

In addition, we cannot be sure that the products, services, technologies and advertising we employ in our business do not or will not infringe valid patents, trademarks, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to intellectual property of others in the ordinary course of our business. Defending against intellectual property infringement or misappropriation claims could be time consuming and expensive regardless of whether we are successful, and could cause substantial expenses and disrupt our business.

As an Internet access provider, we may incur liability for information disseminated through our network.

The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of such measures or the imposition of liability could harm our business.

  MCG, Baker, NEA and other significant investors control us, and their interests as equity holders may conflict with yours as a creditor.

MCG, Baker, NEA and other significant investors control us. Through their ownership of preferred stock and common stock, they are and will be able to cause, among other things, the election of a majority of the members of the board of directors and the approval of any action requiring the approval of our shareholders, including a public offering, merger or sale of assets or stock. These interests may conflict with yours as a note holder. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders may conflict with your interest as a note holder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. They may in the future own businesses that directly or indirectly compete with ours. They may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Pursuant to our charter, our significant stockholders have no duty to present corporate opportunities to us. If a corporate opportunity is presented to them or their affiliates, then such significant stockholder will have no liability to us for acting upon such opportunity without presenting it to us.

Risks Associated with the Exchange Offer

You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer.

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legends on the original notes. In general, you may not offer, sell or otherwise transfer the original notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Currently, we do not anticipate that we will register the original notes under the Securities Act. Except for limited instances involving the initial purchasers or holders of original notes who are not eligible to participate in the exchange offer or who receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the original notes under the Securities Act under the registration rights agreements or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on your original notes.

Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

To the extent that original notes are exchanged in the exchange offer, the trading market for the original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange in the exchange offer could be adversely affected. The extent of the market for original notes will depend upon a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

There are state securities law restrictions on the resale of the exchange notes.

In order to comply with the securities laws of certain jurisdictions, the exchange notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. Currently, we do not intend to register or qualify the resale of the exchange notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Some holders who exchange their original notes may be deemed to be underwriters.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We will not accept your original notes for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

We will issue exchange notes as part of the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange. See “The Exchange Offer.”

Risks Related to the Notes and our Revolving Credit Facility

  Our high level of debt may adversely affect our ability to satisfy our obligations under the outstanding notes and our revolving credit facility.

We cannot assure you that we will be able to meet our debt service obligations. A default in our debt obligations, including a breach of any restrictive covenant imposed by the terms of our indebtedness, could result in the acceleration of the notes and such other indebtedness. In such a situation, it is unlikely that we would be able to fulfill our obligations under the notes and such other indebtedness or that we would otherwise be able to repay the accelerated indebtedness or make other required payments. Even in the absence of an acceleration of our indebtedness, a default under the terms of our indebtedness could have an adverse impact on our ability to satisfy our debt service obligations and on the trading price of the outstanding notes.

  Broadview Networks Holdings, Inc., the issuer of the notes, is a holding company, and its ability to make any required payment on the notes is dependent on the operations of and the distribution of funds from its subsidiaries.

Broadview Networks Holdings, Inc., the issuer of the notes, is a holding company, and depends on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its obligations, including its required obligations under the notes. Each of our subsidiaries is a legally distinct entity, and while our domestic subsidiaries will guarantee the notes, such guarantees are subject to risks. See “— Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.” The ability of our subsidiaries to pay dividends and make distributions will be subject to, among other things, the terms of any debt instruments of our subsidiaries then in effect and applicable law. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the notes would be substantially impaired.

  To service our indebtedness, including the notes, we will require a significant amount of cash. The ability to generate cash depends on many factors beyond our control.

Our ability to repay or to refinance our obligations with respect to our indebtedness, including the notes, and to fund planned capital expenditures will depend on our future financial and operating performance. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control. These factors could include operating difficulties, diminished access to necessary network facilities, increased operating costs, significant customer churn, pricing pressures, the response of competitors, regulatory developments and delays in implementing strategic initiatives.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, at or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes and our existing credit facility, on commercially reasonable terms or at all.

  Despite our substantial level of indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and our existing credit facility will limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the indenture governing the notes and our existing credit facility will not prevent us from incurring obligations that do not constitute indebtedness. See the sections entitled “Description of the Exchange Notes” and “Description of Other Indebtedness.” To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

  There may not be sufficient collateral to pay all or any portion of the notes.

Indebtedness and other obligations under our existing credit facility that we may incur in the future will be secured by a lien on substantially all of our tangible and intangible assets. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, or an acceleration of such first priority claims, such assets that secure these first priority claims and the notes that consist of first priority collateral must be used first to pay first priority claims in full before any payments are made therewith on the notes. In addition, additional notes may be issued if we satisfy a certain leverage ratio, which will dilute the value of the collateral securing the notes.

Some of our assets are not part of the collateral securing the notes, but may secure first priority claims. With respect to the assets that are not part of the collateral securing the notes, the notes will be effectively junior to these obligations to the extent of the value of such assets. There is no requirement that the holders of first priority claims first look to this excluded collateral before foreclosing, selling or otherwise acting upon the collateral shared with the notes.

No appraisals of any collateral have been prepared in connection with this offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under first priority claims. Additionally, the holders of the notes will not have a security interest in the capital stock of any of our subsidiaries. As a result, the ability of the collateral agent to realize upon the value of the collateral may be delayed and result in less net proceeds as it is generally more complicated, time consuming and costly to foreclose upon all of the assets of an entity instead of its capital stock. In addition, we may not have liens perfected on all of the collateral securing the notes prior to the closing of this offering. See the section entitled “Description of the Exchange Notes — Security.” Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

  The notes and our existing credit facility contain restrictive, financial and operating covenants that limit our operating flexibility, and we may obtain a credit facility in the future that may include similar or additional restrictions.

The notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest. In addition, our existing credit facility includes similar or additional covenants, including restrictions on our ability to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	create liens with respect to our assets;

•	make investments, loans or advances;

•	prepay subordinated indebtedness;

•	enter into transactions with affiliates;

•	merge, consolidate, reorganize or sell our assets; and

•	engage in any business other than activities related or complementary to communications.

In addition, any future credit facility may impose financial covenants that require us to comply with specified financial ratios and tests, including minimum quarterly EBITDA, senior debt to total capitalization, maximum capital expenditures, maximum leverage ratios and minimum interest coverage ratios. We cannot assure you that we will be able to meet these requirements or satisfy these covenants in the future. If we fail to do so, our indebtedness thereunder could become accelerated and payable at a time when we are unable to pay them. This could adversely affect our ability to carry out our business plan and would have a negative effect on our financial condition.

  Holders of notes will not control decisions regarding collateral.

The holders of the first priority claims will control substantially all matters related to the collateral consisting of first priority collateral that secures the first priority claims and the notes. The holders of first priority claims may foreclose on or take other actions with respect to such shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent such shared collateral is released from securing first priority claims to satisfy such claims, the liens securing the notes will also automatically be released without any further action by the trustee, collateral agent or the holders of the notes. There is no requirement that the holders of first priority claims foreclose or otherwise take any action with respect to excluded collateral before releasing or otherwise taking action with respect to the collateral shared with the notes. See the section entitled “Description of the Exchange Notes — Security.”

Furthermore, the security documents allow us and our subsidiaries to remain in possession of, to retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the notes or the escrow account and funds and investment property on deposit therein or credited thereto.

  Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

  Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired in the future.

The lien securing the notes covers substantially all of our assets, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the lien thereon or of the priority of the lien securing the notes.

  Our ability to repurchase notes with cash upon a change of control may be limited.

In certain circumstances constituting a Change of Control, as defined in the section entitled “Description of the Exchange Notes — Certain Definitions,” the holders of the notes may require us to purchase some or all of the holders’ notes. No assurances can be made that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the notes in cash. Our ability to repurchase the notes for cash in such an event may be limited by law or by the terms of other agreements. In addition, a Change of Control may trigger repayment obligations under the terms of other indebtedness. We may not have, or be able to raise, sufficient funds to satisfy our repayment or repurchase obligations.

In addition, the required repurchase of the notes and the events that constitute a Change of Control under the indenture may also be events of default under the existing credit facility. These events may permit the lenders under the existing credit facility to accelerate the indebtedness outstanding thereunder. If we are required to repurchase the notes, we would probably require third party financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all. If the indebtedness under the existing credit facility is not paid, the lenders thereunder may seek to enforce security interests in the collateral consisting of first priority collateral that secures such indebtedness, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes.

One of the circumstances under which a Change of Control may occur is upon the sale or disposition of all or substantially all of our capital stock or assets. However, the phrase “all or substantially all” will likely be interpreted under the laws of the State of New York, which is the applicable state law that governs the indenture and the notes, and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all or a portion of the notes held by such holder may be impaired.

  Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.

The notes will be guaranteed by our domestic restricted subsidiaries (other than immaterial subsidiaries). Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they become due.

The court might also void such guarantee, without regard to the above factors, if it found that the subsidiary entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court avoided such guarantee, holders of the notes would no longer have a claim against such subsidiary or the benefit of the assets of such subsidiary constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the notes to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from any other subsidiary or from any other source.

The indenture states that the liability of each subsidiary on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance claim or, if it does, the guarantees may not be in amounts sufficient, if necessary, to pay obligations under the notes when due.

  An active trading market for the notes may not develop.

The notes are a new issue of securities and there is no established trading market for the notes. We do not intend to apply to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system.

As a result of this and the other factors listed below, an active trading market for the notes may not develop, in which case the market price and liquidity of the notes may be adversely affected.

In addition, you may not be able to sell your notes at a particular time or at a price favorable to you. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.

Although the initial purchaser of the notes had advised us that they intend to make a market in the notes, they are not obligated to do so. The initial purchaser may also discontinue any market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.

  Changes in respect of the public debt ratings of the notes may materially and adversely affect the availability, the cost and the terms and conditions of our debt.

The notes are, and any of our future debt instruments may be, publicly rated by Moody’s Investors Service, Inc., or Moody’s, and Standard & Poor’s Rating Services, or S&P, independent rating agencies. These public debt ratings may affect our ability to raise debt. Any future downgrading of the notes or our debt by Moody’s and S&P may affect the cost and terms and conditions of our financings and could adversely affect the value and trading of the notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains both historical and “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our plans, objectives, strategies and prospects regarding, among other things, our financial condition, results of operations and business. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning. These forward-looking statements may be contained throughout this prospectus, including under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. Many factors mentioned in our discussion in this prospectus, including the risks outlined under “Risk Factors,” will be important in determining future results. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Forward-looking statements (including oral representations) are only predications or statements of current plans, which we review continuously. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including with respect to Broadview, the following, among other things:

•	ILECs, with which we have interconnection agreements, leveraging their historical monopoly position;

•	the ability to provide services and systems at competitive prices;

•	difficulties associated with collecting payment from ILECs, IXCs and wholesale customers;

•	risks associated with billing and other disputes;

•	risks associated with interruptions in the business operations of third party service providers;

•	the loss of our customers;

•	the highly competitive nature of the communications market in which we operate and declining prices for communications services;

•	the failure to anticipate and keep up with technological changes;

•	the failure to retain and attract management and key personnel;

•	the failure to manage and expand operations effectively;

•	the failure to efficiently integrate ATX and InfoHighway into our operations; or the failure to successfully engage in future acquisitions;

•	risks associated with our substantial indebtedness; and

•	the ability of significant investors to control us.

Since our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements, we cannot give any assurance that any of the events anticipated by these forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update these forward-looking statements or the risk factors contained in this prospectus to reflect new information, future events or otherwise, except as may be required under federal securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes tendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

We used the net proceeds from the issuance of the 2006 notes to (i) fund the ATX acquisition, (ii) repay and terminate our existing senior secured credit facility that was then in effect and (iii) repay approximately $1.0 million of principal of our outstanding senior unsecured subordinated notes due 2009. The remaining $73.8 million of principal outstanding under our senior unsecured subordinated notes due 2007 and 2009 were converted into shares of convertible preferred stock and common stock.

We used the net proceeds from the offering and sale of the 2007 notes to fund the InfoHighway merger, pay related fees and expenses and for general corporate purposes.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On August 23, 2006, we offered the 2006 notes in a transaction exempt from registration under the Securities Act. Accordingly, the 2006 notes may not be reoffered, resold or otherwise transferred in the United States, unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to the registration rights agreement entered into with the initial purchasers of the 2006 notes, we and the guarantors agreed, for the benefit of holders of the 2006 notes, to use our reasonable best efforts to:

•	no later than 270 days after the original issue date of the 2006 notes, or May 20, 2007, file a registration statement with the SEC with respect to a registered offer to exchange the 2006 notes for exchange notes that will be issued under the same indenture, in the same aggregate principal amount as and with terms that are substantially identical in all material respects to the original notes, except that they will not contain terms with respect to transfer restrictions; and

•	cause the registration statement to be declared effective under the Securities Act by November 16, 2007.

On May 14, 2007, we offered the 2007 notes in a transaction exempt from registration under the Securities Act. Accordingly, the 2007 notes may not be reoffered, resold or otherwise transferred in the United States, unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to the registration rights agreement entered into with the initial purchasers of the 2007 notes, we and the guarantors agreed, for the benefit of holders of the 2007 notes, to use our reasonable best efforts to:

•	within 90 days after the original issue date of the 2007 notes, or August 14, 2007, file a registration statement with the SEC with respect to a registered offer to exchange the 2007 notes for exchange notes that will be issued under the same indenture, in the same aggregate principal amount as and with terms that are substantially identical in all material respects to the original notes, except that they will not contain terms with respect to transfer restrictions; and

•	cause the registration statement to be declared effective under the Securities Act on or prior to November 16, 2007.

For each original note tendered to us pursuant to the exchange offer, we will issue to the holder of such original note an exchange note having a principal amount at maturity equal to that of the surrendered original note. Interest on each exchange note will accrue:

(A) from the later of:

•	the last interest payment date on which interest was paid on the note surrendered in exchange therefore; or

•	if the note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date; or

(B) if no interest has been paid on such note, from the Issue Date.

Under existing SEC interpretations, contained in several no-action letters to third parties, the exchange notes (and the related guarantees) will be freely transferable by holders (other than affiliates of the issuer) after the exchange offer free of any covenant regarding registration under the Securities Act; provided, however, that each holder that wishes to exchange its original notes for exchange notes will be required to represent:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	that at the time of the commencement and consummation of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act;

•	that it is not our “affiliate” (as defined in Rule 405 promulgated under the Securities Act);

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•	if such holder is a broker-dealer, or a Participating Broker-Dealer, that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes.

The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the exchange notes) with the prospectus contained in the exchange offer registration statement.

Under the registration rights agreement, we have agreed to furnish upon written request, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes.

Shelf Registration Statement

In the event that:

(1) changes in law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

(2) for any other reason the exchange offer registration statement is not declared effective on or prior to the effectiveness date, or the exchange offer is not consummated within 45 days following the initial effectiveness of the exchange offer registration statement;

(3) in certain circumstances, certain holders of unregistered exchange notes so request; or

(4) in the case of any holder that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate within the meaning of the Securities Act), then in each case, the issuer will (x) promptly deliver to the holders and the Trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the original notes, or the Shelf Registration Statement, and (b) use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable notes have been sold thereunder.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the original notes. A holder selling such original notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Notwithstanding anything to the contrary in the registration rights agreements, upon notice to holders of the notes, we may suspend use of the prospectus included in any shelf registration statement in the event that and for a period of time (a “Blackout Period”) not to exceed an aggregate of 90 days in any 12-month period if our Board determines in good faith that (1) the disclosure of an event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on our business, operations or prospects, or (2) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and that any such disclosure would jeopardize the success of the transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.

Liquidated Damages

If we fail to meet the obligations listed above, then additional interest, or the Additional Interest, shall become payable in respect of the exchange notes as follows:

(1) if (A) neither the exchange offer registration statement nor the Shelf Registration Statement is filed with the SEC on or prior to May 20, 2006, in the case of the 2006 notes, or August 14, 2007, in the case of the 2007 notes, or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such Additional Interest increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period, subject to the provisos in the last sentence of this paragraph;

(2) if (A) neither the exchange offer registration statement nor the Shelf Registration Statement is declared effective by the SEC on or prior to November 16, 2007 or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the 90th day following the date such Shelf Registration Statement was filed, then, commencing on the day after either required effective date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period, subject to the provisos in the last sentence of this paragraph; or

(3) if (A) we have not exchanged exchange notes for all notes validly tendered and not withdrawn in accordance with the terms of the exchange offer on or prior to the date that is 45 days from the date the exchange offer registration statement was declared effective, (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective or usable in connection with resales of the notes in accordance with and during the periods specified in the registration rights agreement, as applicable, at any time prior to the second anniversary of the Issue Date (other than during a Blackout Period or after such time as all notes have been disposed of thereunder) or (C) we issue a valid notice to suspend the use of the prospectus included in any Shelf Registration Statement and such suspension, when taken together with all other suspensions, if any (but solely to the extent not concurrent), during any 12 month period exceeds 90 days, then, in each case, the Additional Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 46th day after such effective date, in the case of (A) above, (y) the day such Shelf Registration Statement ceases to be effective or usable, in the case of (B) above, or (z) the day the prospectus in any Shelf Registration Statement is suspended for any period in excess of the 90 days, in the case of clause (C) above during any 12 month period, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period, subject to the provisos in the last sentence of this paragraph;

provided, however, that Additional Interest will not accrue under more than one of the foregoing clauses (1), (2) or (3) at any one time; provided further, however, that the amount of Additional Interest accruing will not exceed 1.0% per annum; provided further, however, that (a) upon the filing of the exchange offer registration statement or a Shelf Offer Registration Statement (in the case of clause (1) above), (b) upon the effectiveness of the exchange offer registration statement or a Shelf Offer Registration Statement (in the case of clause (2) above), (c) upon the exchange of exchange notes for all notes tendered (in the case of clause (3)(A) above) (d) upon the effectiveness of a Shelf Registration Statement which had ceased to remain effective (in the case of clause 3(B) above) or (e) upon the day that the prospectus in a Shelf Registration Statement the use of which was previously suspended may be used again (in the case of clause (3)(D) above), Additional Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

Any amounts of Additional Interest that have accrued pursuant to clauses (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the notes.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date. The expiration date is 5:00 p.m., New York City time, on November 14, 2007, unless we, in our sole discretion, extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to The Bank of New York, as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all original notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

The exchange date will occur promptly after the expiration date. We expressly reserve the right to:

•	terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events set forth below under “— Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.

If any such termination or amendment occurs, we will notify the exchange agent in writing and either will issue a press release or will give written notice to the holders of the original notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the original notes on the exchange date.

If we waive any material condition to the exchange offer, or amend the exchange offer in any material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such five business day period.

This prospectus and the related letters of transmittal and other relevant materials will be mailed by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of outstanding original notes. We will accept for exchange any and all original notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under “— Conditions of the Exchange Offer.” Original notes may be tendered only in multiples of $1,000. Holders of original notes may tender less than the aggregate principal amount represented by their original notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered original notes or indicate this fact pursuant to the procedures for book-entry transfer described below.

As of October 12, 2007, $210.0 million in aggregate principal amount of the 2006 notes are outstanding and $90.0 million in aggregate principal amount of the 2007 notes are outstanding. Solely for reasons of administration, we have fixed the close of business on October 12, 2007 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the original notes, or the holder’s legal representative or attorney-in-fact, whose ownership is reflected in the records of The Bank of New York, as registrar, or whose original notes are held of record by the depositary, may participate in the exchange offer.

There will be no fixed record date for determining the eligible holders of the original notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of notes is our “affiliate,” as defined in Rule 405 under the Securities Act.

We will be deemed to have accepted validly tendered original notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes and for purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted original notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

Holders of original notes do not have appraisal or dissenters’ rights under applicable law or the Indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations under the Exchange Act, including Rule 14e-1.

Holders who tender their original notes in the exchange offer will not be required to pay brokerage commissions or fees or, provided that the instructions in the letter of transmittal are followed, transfer taxes with respect to the exchange of original notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See “— Solicitation of Tender; Expenses” for more information about the costs of the exchange offer.

We do not make any recommendation to holders of original notes as to whether to tender any of their original notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of original notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of original notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

How to Tender

The tender to us of original notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

General Procedures.  A holder of an original note may tender the same by (i) properly completing and signing the applicable letter of transmittal or a facsimile thereof (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer, which we refer to herein as a Book-Entry Confirmation, pursuant to the procedure described below), to the exchange agent at its address set forth on the inside back cover of this prospectus on or prior to the expiration date or (ii) complying with the guaranteed delivery procedures described below.

If tendered original notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefor are to be issued (and any untendered original notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to herein as an Eligible Institution, that is a member of a recognized signature guarantee medallion program, which we refer to herein as an Eligible Program, within the meaning of Rule 17Ad-15 under the Exchange Act. If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact such holder promptly and instruct such holder to tender original notes on such beneficial owner’s behalf. If such beneficial owner wishes to tender such original notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such original notes, either make appropriate arrangements to register ownership of the original notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Book-Entry Transfer.  The exchange agent will make a request to establish an account with respect to the original notes at The Depository Trust Company, which we refer to herein as the Book-Entry Transfer Facility, for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry deliver of original notes by causing the Book-Entry Transfer Facility to transfer such original notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address specified on the inside back cover page of this prospectus on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The method of delivery of original notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

Guaranteed Delivery Procedures.  If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or original notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office listed on the inside back cover of this prospectus on or prior to the expiration date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the original notes are registered, the principal amount of the original notes and, if possible, the certificate numbers of the original notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the original notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless original notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery that may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the original notes (or a timely Book-Entry Confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for original notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered original notes (or a timely Book-Entry Confirmation).

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of original notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letters of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letters of Transmittal

The letters of transmittal contain, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering original notes for exchange, whom we refer to herein as the Transferor, exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor’s agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The Transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal Rights

Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the inside back cover of this prospectus. Any such notice of withdrawal must specify the person named in the letter of transmittal as having tendered the original notes to be withdrawn, the certificate numbers of the original notes to be withdrawn, the principal amount of original notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such original notes exchanged, and the name of the registered holder of such original notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn. The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered original notes when, as and if we have given written notice thereof to the exchange agent.

The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of original notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged original notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

We are not required to accept or exchange, or to issue exchange notes in exchange for, any outstanding original notes. We may terminate or extend the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

•	any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939;

•	there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

•	a material adverse change shall have occurred in our business, condition, operations or prospects.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth on the inside back cover page of this prospectus. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, you must not rely on such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of original notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

You will not have appraisal rights in connection with the exchange offer.

Federal Income Tax Consequences

The exchange of original notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See “Material United States Federal Income Tax Considerations.”

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the exchange offer. The expense of the exchange offer will be expensed over the term of the exchange notes.

Other

Participation in the exchange offer is voluntary and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the original notes and the registration rights agreements. Holders of the original notes who do not tender their original notes in the exchange offer will continue to hold such original notes and will be entitled to all the rights, and limitations applicable thereto under the Indenture, except for any terms of the registration rights agreements, which by their terms, terminate or cease to have further effect as a result of the making of this exchange offer. See “Description of the Exchange Notes.” All untendered original notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes not tendered and accepted in the exchange offer could be adversely affected. See “Risk Factors — Risks Associated with the Exchange Offer — Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.”

We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2007.

You should read this table together with the information contained in “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this prospectus. All dollar amounts in the table are in thousands.

As of June 30,
2007
Actual
(Unaudited)

Cash and cash equivalents	$47,403

Existing credit facility(1)	2,034

11 3/8% senior secured notes due 2012(2)	305,075
Capital lease obligations, including current portion	8,517

Total debt	315,626

Stockholders’ equity:(3)
Preferred stock, $0.01 par value per share(4)	4
Common stock, $0.01 par value per share(5)	111
Additional paid-in capital	141,849
Accumulated deficit	(128,217)

Total stockholders’ equity	13,747

Total capitalization	$329,373

(1)	As part of the 2006 Transactions, we entered into our existing credit facility, which provides for a $25.0 million revolving credit facility. Our existing credit facility has a $9.0 million letter of credit subfacility. There are currently no letters of credit outstanding. At June 30, 2007, we had approximately $2.0 million of outstanding borrowings under our revolving credit facility. As of September 9, 2007, all outstanding borrowings have been repaid.

(2)	Notes reflect $5.2 million of premium we received in connection with the issuance of the 2007 notes, excluding accrued interest.

(3)	See the section entitled “Management — Employee Benefit Plans” regarding outstanding stock options. In addition,we have outstanding a warrant to acquire 46 shares of Series B Preferred Stock and 1,151 shares of common stock for an aggregate exercise price of $1,392. The warrant has no voting rights until exercised and is exercisable until 2012.

(4)	As of June 30, 2007, (i) 89,526 shares of Series A Preferred Stock were authorized, with 87,254 shares issued and outstanding, (ii) 93,180 shares of Series B Preferred Stock were authorized, with 91,301 shares issued and outstanding, (iii) 105,000 shares of Series A-1 Preferred Stock were authorized, with 100,702 shares issued and outstanding, (iv) 86,000 shares of Series B-1 Preferred Stock were authorized, with 64,986 shares issued and outstanding and (v) 52,332 shares of Series C Preferred Stock were authorized, with 14,402 shares issued and outstanding. Warrants to purchase an additional 16,976 shares of Series B-1 Preferred Stock are outstanding.

(5)	As of June 30, 2007, (i) 80,000,000 shares of Class A Common Stock were authorized with 9,345,340 shares issued and outstanding and (ii) 10,000,000 shares of Class B Common Stock, with 360,075 shares issued and outstanding. Warrants to purchase an additional 424,408 shares of Class A Common Stock are outstanding.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial data have been compiled by the application of pro forma adjustments to our historical financial statements. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2007 and the year ended December 31, 2006 give effect to the Financing Transactions as if such events occurred on January 1, 2006.

The unaudited pro forma adjustments are based upon currently available information and assumptions that we believe to be reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what our results of operations actually would have been if the Financing Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

The InfoHighway merger was accounted for using purchase accounting in accordance with Statement of Financial Accounting Standards, or SFAS No. 141 “Business Combinations.” The unaudited pro forma condensed consolidated financial data presented, including the allocation of the purchase price, is based on preliminary estimates of the fair market values of assets to be acquired and liabilities assumed, available information and assumptions and will be revised as additional information becomes available. As of the date of this prospectus, we have not completed the valuation studies necessary to estimate the fair market values of the assets we have acquired and liabilities we have assumed and the related allocation of purchase price. A final determination of these fair market value appraisals will reflect our consideration of a final valuation. The actual adjustments to our consolidated financial statements will differ from the pro forma adjustments, and the differences may be material.

You should read our unaudited pro forma condensed consolidated financial data and the related footnotes thereto in conjunction with our Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this prospectus and other information in “Use of Proceeds,” “Capitalization,” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

All dollar amounts are in thousands.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Six Months Ended June 30, 2007
(in thousands)

					InfoHighway
	Historical	Financing		Historical	Merger		Pro
	Broadview(1)	Adjustments		InfoHighway(2)	Adjustments		Forma

Revenues	$202,344	$—		$48,217	$(411	)(4)	$250,150
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	103,246	—		30,410	(3,990	)(4)	129,666
Selling, general and administrative	76,369	—		16,271	(1,258	)(4)	91,382
Stock based compensation	2,113	—		—	—		2,113
Software development	1,164	—		189	—		1,353
Depreciation and amortization	33,746	—		2,484	5,199	(5)	41,429
Merger integration costs	415	—		—	4,837	(4)	5,252

Total operating expenses	217,053	—		49,354	4,788		271,196

Income (loss) from operations	(14,709)	—		(1,137)	(5,199)		(21,046)
Other income	96	—		(48)	—		48
Interest expense	(15,227)	(3,773	)(3)	(1,634)	1,634	(6)	19,000
Interest income	711	—		102	—		813

Income (loss) before provision for income taxes	(29,129)	(3,773)		(2,718)	(3,565)		(39,185)
Provision for income taxes	1,477	—		—	—		1,477

Income (loss) from continuing operations	$(30,606)	$(3,773)		$(2,718)	$(3,565)		$(40,662)

(1)	Includes six months of financial data for Broadview and one month of financial data for InfoHighway.

(2)	Represents the period from January 1, 2007 to May 31, 2007.

(3)	Represents interest at 11 3/8% on the 2007 notes of $3,839 and the amortization of debt issuance costs of $242, offset by the amortization of note premium of $308.

(4)	Represents (1) the elimination of $411 of revenues and cost of revenues for services provided by Broadview to InfoHighway; (2) the reclassification of $3,579 of costs from cost of revenues to SG&A to conform to Broadview presentation; and (3) the reclassification of $4,837 of transaction expenses from SG&A to merger integration costs to conform to Broadview presentation.

(5)	Represents (1) the amortization of the acquired InfoHighway intangible assets of $5,378 less the elimination of InfoHighway historical amortization of $652 and (2) additional depreciation of $473 on revalued fixed assets.

(6)	Represents the elimination of $1,634 of InfoHighway interest expense on debt not assumed.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Twelve Months Ended December 31, 2006
(in thousands)

			ATX		ATX					Historical	InfoHighway
	Historical	Historical	Financing		Acquisition			Financing		Info-	Merger		Pro
	Broadview(1)	ATX(2)	Adjustments		Adjustments		Subtotal	Adjustments		Highway	Adjustments		Forma

Revenues	$272,653	$118,572	$—		$—		$391,225	—		$117,833	(1,152	)(8)	$507,906
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	130,841	71,579	—		(1,600	)(4)	200,820	—		73,250	(9,450	)(8)	264,620
Selling, general and administrative	105,232	37,894	—		—		143,126	—		27,907	8,298	(8)	179,331
Deferred compensation	754	2,966	—		—		3,720	—		419	—		4,139
Software development	1,819	—	—		—		1,819	—		528	—		2,347
Depreciation and amortization	49,781	7,391	—		2,453	(5)	59,625	—		4,690	14,414	(9)	78,729
Merger integration costs	1,430	—	—		—		1,430	—		—	—		1,430

Total operating expenses	289,857	119,830	—		853		410,540	—		106,794	13,262		530,596

Income (loss) from operations	(17,204)	(1,258)	—		(853)		(19,315)	—		11,039	(14,414)		(22,690)
Other income	21	499	—		—		520	—		64	—		584
Interest expense	(25,463)	(4,310)	(2,015	)(3)	4,141	(6)	(27,647)	$(10,020	)(7)	(2,777)	2,777	(10)	(37,667)
Interest income	1,395	559	—		—		1,954	—		162	—		2,116

Income (loss) before provision for income taxes	(41,251)	(4,510)	(2,015)		3,288		(44,488)	(10,020)		8,488	(11,637)		(57,657)
Provision for income taxes	(262)	(1,078)	—		—		(1,340)	—		(270)	—		(1,610)

Income (loss) from continuing operations	$(41,513)	$(5,588)	$(2,015)		$3,288		$(45,828)	$(10,020)		$8,218	$(11,637)		$(59,267)

(1)	Includes 12 months of financial data for Broadview and three months of financial data for ATX.

(2)	Represents the period from January 1, 2006 to September 29, 2006.

(3)	Represents (1) interest expense on the outstanding notes of $15,394; (2) the amortization of the debt issuance costs of $1,068; (3) a reduction of interest expense of $6,212 (due to the repayment of our then-existing senior secured credit facility in connection with the 2006 Transactions); (4) a reduction of $6,440 of interest expense (due to the repayment and conversion of our senior unsecured subordinated notes into shares of convertible preferred stock and common stock in connection with the 2006 Transactions); and (5) a reduction of $1,795 due to the elimination of amortization and write-off of deferred financing costs associated with existing debt.

(4)	Represents contractual savings associated with migrating certain of ATX’s vendor costs to our existing contractual rates of $1,600.

(5)	Represents the depreciation of the fair value of the acquired ATX fixed assets and the amortization of the acquired ATX intangible assets of $9,869 less the elimination of ATX historical depreciation and amortization of $7,416.

(6)	Represents the elimination of $4,141 of ATX interest expense on debt not assumed.

(7)	Represents interest at 11 3/8% on the notes offered hereby of $10,238 and the amortization of debt issuance costs of $600 offset by the amortization of note premium of $818.

(8)	Represents the elimination of $1,152 of services provided by Broadview to InfoHighway and the reclassification of $8,298 of costs to SG&A to conform with Broadview presentation.

(9)	Represents (1) the amortization expense of $14,831 on the acquired InfoHighway customer base less the elimination of InfoHighway amortization of $1,535 and (2) the additional depreciation of the fair value of the acquired InfoHighway fixed assets of $1,118.

(10)	Represents the elimination of InfoHighway interest expense on debt not assumed.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected consolidated financial data for the periods indicated. The selected consolidated financial data for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data for the years ended December 31, 2003 and 2002 and as of December 31, 2004, 2003 and 2002 have been derived from our audited consolidated financial statements not included elsewhere in this prospectus. In connection with the Bridgecom merger effective January 14, 2005, Bridgecom was deemed the accounting acquirer. As a result, the financial data for the ten months ended December 31, 2004, the two months ended February 29, 2004 and the years ended December 31, 2003 and 2002 reflect that of Bridgecom alone. The financial data for periods prior to February 29, 2004 are derived from the financial statements of Bridgecom prior to its acquisition by MCG (predecessor). The financial data for periods after March 1, 2004 are derived from the financial statements of Bridgecom after such merger. The financial data subsequent to January 14, 2005 include Bridgecom and the acquired business of Broadview. The financial data for the year ended December 31, 2005 include 12 months of financial data for Bridgecom and 11 1/2 months of financial data for the acquired business of Broadview. The financial data for the year ended December 31, 2006 include 12 months of financial data for Broadview and three months of financial data for ATX.

The selected historical financial data presented below for the six months ended June 30, 2007 and 2006 and as of June 30, 2007 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The financial data for the six months ended June 30, 2007 include six months of financial data for Broadview and ATX and one month of financial data for InfoHighway. The financial data presented for the interim periods are not necessarily indicative of the results for the full year.

The following financial information is qualified by reference to and should be read in conjunction with the sections entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this prospectus. All dollar amounts are in thousands.

			Successor			Predecessor
					Ten Months	Two Months
	Six Months		Year Ended	Year Ended	Ended	Ended
	Ended June 30,		December 31,	December 31,	December 31,	February 29,	Year Ended December 31,
	2007	2006	2006	2005	2004	2004	2003		2002
	(unaudited)

Statement of operations data:
Revenues	$202,344	$118,746	$272,653	$240,396	$72,826	$13,631	$85,433		$72,051
Operating expenses:
Cost of revenues(1)	103,246	55,930	130,841	115,214	36,105	7,081	43,706		41,023
Sales, general and administrative	76,369	46,112	105,232	93,465	30,215	5,363	27,192		24,696
Stock based compensation	2,113	428	754	673	308	—	—		—
Software development	1,164	998	1,819	2,301	—	—	—		—
Depreciation and amortization	33,746	22,818	49,781	45,756	8,554	284	847		711
Merger integration costs	415	388	1,430	4,531	2,834	10	1,025		—

Total operating expenses	217,053	126,674	289,857	261,940	78,016	12,738	72,770		66,430

Income (loss) from operations	(14,709)	(7,928)	(17,204)	(21,544)	(5,190)	893	12,663		5,621
Other income (expense)	96	—	21	—	(4,523)	(1,001)	(715)		13
Interest expense	(15,227)	(10,033)	(25,463)	(17,842)	(3,399)	(704)	(3,003)		(2,808)
Interest income	711	223	1,395	458	31	29	168		145

Income (loss) before provision for income taxes	(29,129)	(17,738)	(41,251)	(38,928)	(13,081)	(783)	9,113		2,971
Provision (benefit) for income taxes	(1,477)	—	262	—	3,802	2	2,397		560

Net income (loss)	$(30,606)	$(17,738)	$(41,513)	$(38,928)	$(16,883)	$(785)	$6,716		$2,411

Ratio of earnings to fixed charges(2)	—	—	—	—	—	—	3.7	x	2.0	x
Statement of cash flow data:
Cash flows provided by (used in):
Operating activities	$(14,462)	$5,061	$13,296	$8,151	$(1,735)	$(652)	$4,457		$6,529
Investing activities	(74,075)	(10,816)	(115,568)	(20,731)	(40,336)	(1,038)	(3,454)		(482)
Financing activities	91,988	(3,141)	129,471	25,407	36,654	784	(1,207)		2,560

		Successor			Predecessor
	As of June 30,	As of December 31,
	2007	2006	2005	2004	2003	2002
	(unaudited)

Balance sheet data:
Cash and cash equivalents	$47,403	$43,952	$16,753	$3,926	$10,249	$10,453
Property and equipment, net	76,881	61,395	39,547	9,086	5,525	2,480
Total assets	417,906	318,325	197,113	67,366	36,399	31,655
Total debt, including current portion	315,626	217,769	147,204	23,875	22,519	20,757
Total stockholders’ equity (deficiency)	13,747	20,470	(12,572)	19,707	2,725	(4,277)

(1)	Exclusive of depreciation and amortization.

(2)	The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings include net income (loss) before taxes plus fixed charges. Fixed charges consist of interest incurred and the portion of rent expense that is deemed representative of interest. Earnings were insufficient to cover fixed charges by $29,129 for the six months ended June 30, 2007, $17,738 for the six months ended June 30, 2006, $41,251 for the fiscal year ended December 31, 2006, $38,928 for the fiscal year ended December 31, 2005, $13,081 for the ten months ended December 31, 2004 and $783 for the two months ended February 29, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Consolidated Financial Data” and the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this prospectus. Certain information contained in the discussion and analysis set forth below and elsewhere in this prospectus, including information with respect to our plans and strategies for our business and related financing, includes forward-looking statements that involve risk and uncertainties. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus that could cause results to differ materially from those expressed in such forward-looking statements, including matters set forth in the section entitled “Risk Factors.”

Overview

We are a leading facilities-based competitive communications services provider offering voice and data communications and managed network solutions to over 70,000 small and medium sized business customers in 20 markets throughout the northeast and mid-Atlantic United States, including New York, Philadelphia, Baltimore, Washington, D.C. and Boston. To meet the demands of communications-intensive business customers, we offer dedicated and switched local and long distance voice, high-speed data and integrated services, as well as value-added products such as managed services and hardware. Our network architecture pairs the strength of a traditional infrastructure with an IP platform, built into our core network and extending to the network edge, to support dynamic growth of VoIP, MPLS and other next generation technologies. In addition, our network topology incorporates metro Ethernet access in key markets, enabling us to provide T-1 equivalent and high-speed Ethernet access services via UNE-Loops to customers served from selected major metropolitan collocations, significantly increasing our margins and expanding our service offerings.

Since our inception operating as Bridgecom International, a UNE-P provider founded to take advantage of the competitive opportunities in the local exchange communications market created by the Telecommunications Act, our management has responded to market and regulatory changes by strategically deploying facilities and merging with or acquiring companies with the necessary footprint, facilities and customer base to sustain and organically grow our business. We merged with Broadview Networks on January 14, 2005 to transfer our small and medium enterprise customers clustered in the New York metropolitan area to our own switches, gaining improved margins, more control over service delivery, and more comprehensive customer care.

We acquired ATX, a Philadelphia based competitive communications provider of integrated traditional and next generation voice and data communications services, on September 29, 2006, to provide value-added services in our existing markets, obtain access to larger business customers and expand our service footprint into Pennsylvania, New Jersey, Delaware, Maryland and Washington, D.C. The ATX acquisition enhanced our suite of advanced data and managed service offerings and provided us with clustered customer bases in Southeastern Pennsylvania, including the Philadelphia metro market, and additional mid-Atlantic cities such as Baltimore and Washington, D.C.

We acquired InfoHighway on May 31, 2007 to enable us to provide hosted and managed communications solutions to large concentrations of business customers in the northeast United States, especially in the metropolitan areas of New York City and northern New Jersey. InfoHighway’s network-based solutions include a wide range of hosted private branch exchange, or PBX, converged services based on VoIP technology and high-bandwidth Internet access products. In addition, by merging with InfoHighway, we acquired approximately 500 lit buildings, which provide access to customers over a cost-effective shared infrastructure.

We have integrated our operations with Broadview Networks and are nearly complete with ATX, which have resulted in greater business density and network utilization to support margin expansion, and are underway with integrating InfoHighway into our operations. We believe that the financial, geographic and customer scale obtained through these business combinations enables us to pursue next generation services to deliver to our customers while rationalizing our back office and cost structure to further support margin improvement and cash flow generation.

As of June 30, 2007, we have approximately 300 sales employees, including approximately 150 direct quota-bearing sales representatives, who target small and medium sized business customers requiring four to 500 access line equivalents, or lines, physically located within the footprint of our switching centers and our approximately 245 collocations. We focus our sales efforts on communications intensive business customers who purchase multiple products that can be cost-effectively delivered on our network. These customers generally purchase high margin services in multi-year contracts and have high retention rates. We believe that a lack of focus on the small and medium-sized business segment from the RBOCs has created an increased demand for alternatives in the small and medium sized business communications market. Consequently, we view this market as a sustainable growth opportunity and have focused our strategies on providing small and medium sized businesses with a competitive communications solution. As of June 30, 2007, approximately two-thirds of our total lines were provisioned on our network, or on-net.

We focus our business strategy on providing services based on high-speed digital transmission connections, or T-1 based products, which we believe offer greater value to customers, increase customer retention and provide revenue growth opportunities for us. Since the fourth quarter of 2005, and prior to the effects of our two acquisitions, we have experienced a greater than 50% increase in revenue from T-1 based products. Combined T-1 based revenue generated by Broadview, ATX and InfoHighway increased by approximately 20% from the second quarter of 2006 to the second quarter of 2007. T-1 based revenue currently comprises approximately 40% of our total retail revenue base.

Our facilities-based network encompasses approximately 2,400 route miles of metro and long-haul fiber, 245 collocations, and approximately 500 lit buildings. Our network has the ability to deliver traditional services, such as POTS and T-1 lines, as well as DSL and next generation services, such as dynamic VoIP integrated T-1s, hosted VoIP solutions, and MPLS VPNs. We provide services to our customers primarily through our network of owned telecommunications switches, data routers and related equipment and owned and leased communications lines and transport facilities. We have deployed an IP-based platform that facilitates the development of next generation services and the migration of our traffic and customer base to a more cost-effective and efficient IP-based infrastructure, which enhances the performance of our network.

Since inception, our revenues have grown substantially. We believe our focus on small and medium-sized enterprises fueled much of the organic growth due to their demand for the higher margin T-1 products that we offer.

We measure our operational performance using a variety of indicators including: (i) revenue; (ii) the percentage of our revenue that comes from customers that we serve on-net; (iii) gross margin; (iv) operating expenses as a percentage of revenue; (v) EBITDA margin; and (vi) customer and revenue retention. We monitor key operating and customer service metrics to improve customer service, maintain the quality of our network and reduce costs.

Results of Operations

Combined fiscal 2004 amounts combine predecessor 2004 with successor 2004 periods by mathematical addition and do not comply with GAAP. Such data are being presented for analysis purposes only. The following table sets forth, for the periods indicated, certain financial data as a percentage of total revenues.

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004

Consolidated Statement of Operations Data:
Revenue:
Voice and data services	90.8%	87.2%	88.5%	88.2%	89.5%
Wholesale	2.7	5.2	4.6	5.1	—
Access	5.3	6.0	5.5	6.0	6.6

Network services	98.8	98.4	98.6	99.3	96.1
Other	1.2	1.6	1.4	0.7	3.9

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%

Operating expenses:
Network services	50.5%	46.2%	47.2%	47.6%	47.0%
Other cost of revenues	0.5	0.9	0.8	0.3	2.9
Selling, general and administrative	37.7	38.8	38.6	38.9	41.2
Stock based compensation	1.0	0.4	0.2	0.3	0.4
Software development	0.6	0.8	0.7	1.0	0.0
Depreciation and amortization	16.7	19.2	18.3	19.0	10.2
Merger integration costs	0.3	0.4	0.5	1.9	3.3

Total operating expenses	107.3	106.7	106.3	109.0	105.0

Loss from operations	(7.3)	(6.7)	(6.3)	(9.0)	(5.0)

Other income (expense)	0.0	0.0	0.0	0.0	(6.4)
Interest expense	(7.5)	(8.4)	(9.3)	(7.4)	(4.7)
Interest income	0.4	0.2	0.5	0.2	0.1

Income (loss) before income taxes	(14.4)	(14.9)	(15.1)	(16.2)	(16.0)

Provision (benefit) for income taxes	0.7	0.0	0.1	0.0	4.4

Net (loss) income	(15.1)%	(14.9)%	(15.2)%	(16.2)%	(20.4)%

Key Components of Results of Operations

Revenues

Our revenues, as detailed in the table above, consist of network services revenues, which consists primarily of voice and data services, wholesale services and access services. Voice and data services consists of local dial tone, long distance and data service. Wholesale services consist of voice and data services, data collocation services and transport services. Carrier access and reciprocal compensation revenue consists primarily of usage charges that we bill to other carriers to originate and terminate their calls to and from our customers. Network services revenue, which represents a predominantly recurring revenue stream, comprised approximately 99% and 98% of our total revenues for each of the six months ended June 30, 2007 and June 30, 2006, respectively.

Monthly recurring network services revenues are recognized in the month the services are used. In the case of local service revenues, monthly recurring local services charges are billed in advance but accrued for and recognized on a prorated basis based on length of service in any given month. Non-recurring revenues associated with line installations are recognized over the average life of the customers. Long distance and access charges are billed in arrears.

We also generate other revenues from the value-added products and services we provide to our customers. These revenues consist of hardware solutions revenues, installation and maintenance, customer allowances and inside wiring services. Hardware solutions revenues consist of revenues from the sale of telephone equipment and the servicing of telephone equipment systems. Telephone equipment revenues are recognized upon delivery, completion of the installation and acceptance by the customer. Hardware solutions revenues are recognized upon completion of service or, in the case of maintenance agreements, are spread equally over the life of the maintenance contract, which typically ranges from one to two years.

Cost of Revenues (exclusive of depreciation and amortization)

Our network services cost of revenues consist primarily of the cost of operating our network facilities. The network components for our facilities-based business include the cost of:

•	leasing local loops and digital T-1 lines which connect our customers to our network;

•	leasing high capacity digital lines that connect our switching equipment to our collocations;

•	leasing high capacity digital lines that interconnect our network with the ILECs;

•	leasing space, power and terminal connections in the ILEC central offices for collocating our equipment;

•	signaling system network connectivity; and

•	Internet transit and peering, which is the cost of delivering Internet traffic from our customers to the public Internet.

The costs to obtain local loops, digital T-1 lines and high capacity digital interoffice transport facilities from the ILECs vary by carrier and by state and are regulated under federal and state laws. In virtually all areas, we obtain local loops, T-1 lines and interoffice transport capacity from the ILECs. We obtain interoffice facilities from carriers other than the ILECs, where possible, in order to lower costs and improve network redundancy; however, in most cases, the ILECs are our only source for local loops and T-1 lines.

Our off-net network services cost of revenues consists of amounts we pay to Verizon and AT&T pursuant to our commercial agreements with them. Rates for such services are prescribed in the commercial agreements and available for the term of the agreements.

Our network services cost of revenues also includes the fees we pay for long distance, data and other services. We have entered into long-term wholesale purchasing agreements for these services. Some of the agreements contain significant termination penalties and/or minimum usage volume commitments. In the event we fail to meet minimum volume commitments, we may be obligated to pay underutilization charges. We do not anticipate having to pay any underutilization charges in the foreseeable future.

Our most significant other costs of revenue are hardware solutions costs of revenues and the equipment purchased from manufacturers and labor for service installation. For all hardware solutions installations, we generally require a deposit before ordering the equipment so our risk of excess inventory or inventory obsolescence is low. Hardware solutions cost of revenue primarily consists of salaries and benefits of field technicians as well as vehicle and incidental expenses associated with equipment installation, maintenance and service provisioning.

Selling, General and Administrative

Selling, general and administrative expenses, or SG&A, is comprised primarily of salaries and related expenses, occupancy costs, sales and marketing expenses, commission expenses, bad debt expense, billing expenses, professional services and insurance expenses.

Determining our allowance for doubtful accounts receivable requires significant estimates. We consider two primary factors in determining the proper level of the allowance, including historical collections experience and the aging of the accounts receivable portfolio. We perform a credit review process on each new customer that involves reviewing the customer’s current service provider bill and payment history, matching customers with national databases for delinquent customers and, in some cases, requesting credit reviews through Dun & Bradstreet Corporation.

Depreciation and Amortization

Our depreciation and amortization expense currently includes depreciation for network related voice and data equipment, back-office systems, furniture, fixtures, leasehold improvements, office equipment and computers and amortization of intangibles associated with the MCG acquisition of Bridgecom, the Bridgecom merger, the ATX acquisition, the InfoHighway acquisition and software development costs. All internal costs directly related to the expansion of our network and integrated operational support system, including salaries of certain employees, are capitalized and depreciated over their average lives. Capitalized third-party customer installation costs are amortized over the approximate average life of a customer.

The following table provides a breakdown of components of our statements of operations for the six months ended June 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004:

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In thousands)

Statements of Operations Data:
Revenues:
Network services	$199,823	$116,836	$268,892	$238,798	$83,067
Other	2,521	1,910	3,761	1,598	3,390

Total revenues	202,344	118,746	272,653	240,396	86,457

Cost of revenues:
Network services	102,206	54,897	128,794	114,466	40,649
Other	1,040	1,033	2,047	748	2,537

Total cost of revenues	103,246	55,930	130,841	115,214	43,186

Gross profit:
Network services	97,617	61,939	140,098	124,332	42,418
Other	1,481	877	1,714	850	853

Total gross profit	$99,098	$62,816	$141,812	$125,182	$43,271

Set forth below is a discussion and analysis of our results of operations for the six months ended June 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenues

Revenues for the six months ended June 30, 2007 and 2006 were as follows:

	2007	2006	% Change
	(Unaudited)
	(In thousands)

Revenues:
Voice and data services	$183,724	$103,589	77.4%
Wholesale	5,403	6,165	(12.4)
Access	10,696	7,082	51.0

Total network services	199,823	116,836	71.0
Other	2,521	1,910	32.0

Total revenues	$202,344	$118,746	70.4%

Total revenues were $202.3 million for the six months ended June 30, 2007, an increase of 70.4% from $118.7 million in the same period of 2006. Network services revenues were $199.8 million for the six months ended June 30, 2007, an increase of 71.0% from $116.8 million in the same period of 2006. The revenue increase is primarily due to the addition of ATX in September 2006 and InfoHighway in May 2007. Wholesale revenues were $5.4 million for the six months ended June 30, 2007, a decrease of 12.4% from $6.2 million in the same period of 2006. Carrier access revenues were $10.7 million in the six months ended June 30, 2007, an increase of 51.0% from $7.1 million in the same period of 2006. Other revenues were $2.5 million for the six months ended June 30, 2007, an increase of 32.0% from $1.9 million in the same period of 2006.

Cost of Revenues (exclusive of depreciation and amortization)

Total cost of revenues was $103.2 million for the six months ended June 30, 2007, an increase of 84.6% from $55.9 million in the same period of 2006. The increase was primarily attributable to the increase in revenues and total lines in service attributable to the addition of ATX in September 2006 and InfoHighway in May 2007.

Gross Profit (exclusive of depreciation and amortization)

Total gross profit was $99.1 million for the six months ended June 30, 2007, an increase of 57.8% from $62.8 million in the same period of 2006. The increase in gross profit for six months ended June 30, 2007 from the same period of 2006 was primarily due to the addition of ATX in September 2006 and InfoHighway in May 2007, and lower costs resulting from provisioning more lines from resale and UNE-P to on-net. Gross margins are lower than prior periods due primarily to the acquisition of InfoHighway and ATX, each of which had lower gross margins than the legacy Broadview business. We are focusing sales initiatives towards increasing the amount of data and integrated T-1 products sold. We believe these initiatives will produce incrementally higher margins than those currently reported from POTS services. In addition, as we continue to derive additional cost saving initiatives including migrating customers on-net, identifying additional inaccuracies in billing from existing carriers, renegotiating existing agreements and executing new agreements with additional IXCs, we believe that the cost of revenues may increase at a lower rate than their respective associated revenue. We anticipate that gross profit for those on-net customers will significantly exceed the blended UNE-P and resale margins currently being realized.

SG&A

SG&A was $76.4 million for the six months ended June 30, 2007, an increase of 65.7% from $46.1 million in the same period of 2006. The increase was primarily due to the addition of ATX in September 2006 and

InfoHighway in May 2007, partially offset by the implementation of cost saving measures during the integration of the two companies.

Depreciation and Amortization

Depreciation and amortization costs were $33.7 million for the six months ended June 30, 2007, an increase of $10.9 million or 47.8% from $22.8 million in the same period of 2006. The increase was primarily due to the acquisition of ATX in September 2006 and InfoHighway in May 2007, as well as increased depreciation on the capital expenditures made during 2006 and 2007 for the expansion of our network facilities and back-office systems.

Interest

Interest expense was $15.2 million for the six months ended June 30, 2007, an increase of $5.2 million or 52.0% from $10.0 million in the same period of 2006. The increase was primarily due to higher interest expense as a result of having a higher average outstanding debt balance for the six months ended June 30, 2007 compared to the same period of 2006. The higher average debt balance was due primarily to the $210.0 million of senior secured notes due 2012 that we issued in August 2006 to complete the ATX acquisition, and the $90.0 million of senior secured notes due 2012 that we issued in May 2007 to complete the InfoHighway acquisition, partially offset by the payoff of the previously existing senior secured notes and the conversion of the principal plus accrued interest on the subordinated notes into equity.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

Revenues for the years ended December 31, 2006 and 2005 were as follows:

	2006	2005	% Change
	(In thousands)

Revenues:
Voice and data services	$241,258	$211,919	13.8%
Wholesale	12,606	12,367	1.9
Access	15,028	14,512	3.6

Total network services	268,892	238,798	12.6
Other	3,761	1,598	135.4

Total revenues	$272,653	$240,396	13.4%

Total revenues were $272.7 million for the fiscal year ended December 31, 2006, an increase of 13.4% from $240.4 million in the same period of 2005. Network services revenues were $268.9 million for the year ended December 31, 2006, an increase of 12.6% from $238.8 million in the same period of 2005. The revenue increase was primarily due to the addition of ATX in September 2006. Wholesale revenues were $12.6 million for the year ended December 31, 2006, an increase of 1.9% from $12.4 million in the same period of 2005. Carrier access revenues were $15.0 million in the year ended December 31, 2006, an increase of 3.6% from $14.5 million in the same period of 2005.

Other revenues were $3.8 million for the year ended December 31, 2006, an increase of 135.4% from $1.6 million in the same period of 2005. The increase in other revenues was primarily due to an increased number of new telephone systems sales. We cannot reliably predict future trends in capital spending by small and medium sized business customers that drives our hardware solutions revenues.

Cost of Revenues (exclusive of depreciation and amortization)

Total cost of revenues was $130.8 million for the year ended December 31, 2006, an increase of 13.5% from $115.2 million in the same period of 2005. Network services cost of revenues was $128.8 million for the year ended

December 31, 2006, an increase of 12.5% from $114.5 million in the same period of 2005. The increase was primarily attributable to the increase in cost of revenues and total lines in service attributable to the acquisition of ATX in September 2006, offset by lower costs resulting from provisioning more lines from resale and UNE-P to on-net.

Other cost of revenues was $2.0 million for the year ended December 31, 2006, an increase of 185.7% from $0.7 million in the same period of 2005. Material and labor costs increased due to higher new systems sales in the year ended December 31, 2006 from the same period of 2005.

Gross Profit (exclusive of depreciation and amortization)

Total gross profit was $141.8 million for the year ended December 31, 2006, an increase of 13.3% from $125.2 million in the same period of 2005. Network services gross profit was $140.1 million for the year ended December 31, 2006, an increase of 12.7% from $124.3 million in the same period of 2005. The increase in gross profit for year ended December 31, 2006 from the same period of 2005 was primarily due to the addition of ATX in September 2006, and lower costs resulting from provisioning more lines from resale and UNE-P to on-net. We are focusing sales initiatives towards increasing the amount of data and integrated T-1 products sold. We believe these initiatives will produce incrementally higher margins than those currently reported from POTS services. In addition, as we continue to derive additional cost-saving initiatives, including impacting customers on-net, identifying additional inaccuracies in billing from existing carriers, renegotiating existing agreements and executing new agreements with additional IXCs, we believe that the cost of revenues may increase at a lower rate than their respective associated revenue. We anticipate that gross profit for those on-net customers will significantly exceed the blended UNE-P and resale margins currently being realized.

SG&A

SG&A was $105.2 million for the year ended December 31, 2006, an increase of 12.5% from $93.5 million in the same period of 2005. The increase was primarily due to the ATX acquisition in September 2006, partially offset by the implementation of cost-saving measures during the integration of the two companies.

Depreciation and Amortization

Depreciation and amortization costs were $49.8 million for the year ended December 31, 2006, an increase of $4.0 million or 8.7% from $45.8 million in the same period of 2005. The increase from the prior year was primarily due to the acquisition of ATX in September 2006 and increased depreciation on the capital expenditures made during 2006 for the expansion of our network facilities and back-office systems.

Interest

Interest expense was $25.5 million for the year ended December 31, 2006, an increase of $7.7 million or 43.3% from $17.8 million in the same period of 2005. The increase was primarily due to higher interest expense as a result of having a higher average outstanding debt balance for the year ended December 31, 2006 compared to the same period of 2005. The higher average debt balance was due primarily to the $210.0 million of senior secured notes due 2012 that we issued in August 2006 to complete the ATX acquisition, partially offset by the payoff of the existing senior secured notes and the conversion of the principal and accrued interest on the subordinated notes into equity.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

Revenues for the years ended December 31, 2005 and 2004 were as follows:

	2005	2004	% Change
	(In thousands)

Revenues:
Voice and data services	$211,919	$77,371	173.9%
Wholesale	12,367	—	n/a
Access	14,512	5,696	154.8

Total network services	238,798	83,067	187.5
Other	1,598	3,390	(52.9)

Total revenues	$240,396	$86,457	178.1%

Total revenues were $240.4 million for the year ended December 31, 2005, an increase of 178.1% from $86.5 million in the same period of 2004. Network services revenues were $238.8 million for the year ended December 31, 2005, an increase of 187.5% from $83.1 million in the same period of 2004. The revenue increase was primarily due to an increase in total lines in service as a result of the Bridgecom merger in January 2005. The increase in overall voice services revenues and lines was directly attributable to the Bridgecom merger. Carrier access and reciprocal compensation revenues were $14.5 million in the year ended December 31, 2005, an increase of $8.8 million, or 154.8% from $5.7 million in the same period of the prior year.

Other revenues were $1.6 million for the year ended December 31, 2005, a decrease of 52.9% from $3.4 million in the same period of 2004.

Assuming the Bridgecom merger had occurred on January 1, 2004, pro forma total revenues would have been $245.8 million for the year ended 2005, an increase of less than 0.1% from $243.4 million in the same period of 2004.

Cost of Revenues (exclusive of depreciation and amortization)

Total cost of revenues was $115.2 million for the year ended December 31, 2005, an increase of 166.7% from $43.2 million in the same period of 2004. Network services cost of revenues was $114.5 million for the year ended December 31, 2005, an increase of 181.3% from $40.7 million in the same period of 2004. The increase was attributable to an increase in total lines in service as a result of the Bridgecom merger in January 2005.

Assuming the Bridgecom merger had occurred on January 1, 2004, pro forma total cost of revenues would have been $117.7 million for the year ended 2005, a decrease of less than 1.2% from $119.1 million in 2004.

Gross Profit (exclusive of depreciation and amortization)

Total gross profit was $125.2 million for the year ended December 31, 2005, an increase of 189.1% from $43.3 million in 2004. Network services gross profit was $124.3 million for the year ended December 31, 2005, an increase of 193.2% from $42.4 million in 2004. This increase was primarily due to the Bridgecom merger that increased total lines in service while improving gross profit margins through greater utilization of our proprietary network. In addition to more traffic carried over our proprietary network at lower costs, the improvement in gross profit from network services can also be attributable to the expansion of our utilization of UNE-P in New Jersey, negotiated rate settlements on UNE-P charges from our underlying carrier in New York, and the effect of new contracts with long distance carriers. Further, management established a formalized revenue assurance program and developed and initiated a plan of such review using both in-house and outsourced resources during that period.

Assuming the Bridgecom merger had occurred on January 1, 2004, pro forma total gross profit would have been $128.1 million for the year ended December 31, 2005, an increase of 3.1% from $124.3 million in 2004.

SG&A

SG&A was $93.5 million for the year ended December 31, 2005, an increase of 162.6% from $35.6 million in 2004. The increase was primarily due to the Bridgecom merger in January 2005, offset by the implementation of cost saving measures during the integration of the two companies.

Assuming the Bridgecom merger had occurred on January 1, 2004, pro forma total SG&A expenses would have been $98.4 million for the year ended December 31, 2005, a decrease of 11.3% from $110.9 million in 2004.

Depreciation and Amortization

Depreciation and amortization expenses were $45.8 million for the fiscal year ended December 31, 2005, an increase of 420.5% from $8.8 million in the same period of 2004. The increase was primarily due to the amortization of intangibles associated with the MCG acquisition and the Bridgecom merger. As a percentage of total revenues, depreciation and amortization increased to 19.0% for the fiscal year ended December 31, 2005 from 10.2% for the year ended December 31, 2004.

Assuming the Bridgecom merger had occurred on January 1, 2004, pro forma total depreciation and amortization expenses would have been $45.8 million for year ended December 31, 2005, an increase of 58.5% from $28.9 million in 2004.

Other Expense

Other expense consists primarily of fees paid to MCG for management and administrative services in accordance with the MCG acquisition of Bridgecom. Such expenses were $5.5 million in 2004 while there were no such expenses in 2005.

Interest

Interest expense was $17.8 million for 2005, an increase of 334.1% from $4.1 million in 2004. This increase was primarily due to higher interest expense as a result of having a higher average outstanding debt balance for the year ended December 31, 2005 compared to the same period of 2004 and a higher effective floating interest rate on the debt, either the prime rate or LIBOR. The higher average debt balance was due primarily to the payment of interest on additional senior unsecured subordinated notes due 2009 that we issued in June 2005 plus accrued paid-in-kind interest added to the principal balance of the subordinated debt through December 2005.

Assuming the Bridgecom merger had occurred on January 1, 2004, pro forma total interest expense would have been $18.2 million for 2005, an increase of 30.0% from $14.0 million in 2004.

Off-Balance Sheet Arrangements

We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support, and we do not currently engage in hedging, research and development services, or other relationships that expose us to liability that is not reflected on the face of our financial statements.

Liquidity and Capital Resources

Our principal sources of liquidity are cash from operations and our cash and cash equivalents. Our principal liquidity requirements consist of debt service, capital expenditures and working capital. Based on our current level of operations and anticipated growth, we believe that our existing cash, cash equivalents and available borrowings under our existing credit facility will be sufficient to fund our operations. We do not currently anticipate the need to raise additional financing to fund capital expenditures or operations for at least the next 12 months. Any future acquisitions or other significant unplanned costs or cash requirements may also require that we raise additional funds through the issuance of debt or equity.

Existing Credit Facility

On August 23, 2006, we entered into our existing credit facility, a $25.0 million five-year senior revolving credit facility. Any outstanding amounts under this facility are subject to a borrowing base limitation based on an advance rate of 85% of the amount of our eligible receivables (net of reserves established by The CIT Group/Business Credit, Inc., as administrative agent), including our subsidiaries. The loans are charged interest on a base rate method or LIBOR method, in each case plus an applicable margin percentage, at our option. Interest on the LIBOR rate loans is paid on a monthly or quarterly basis, and interest on the base rate loans is paid on a quarterly basis. The existing credit facility has a sublimit of $9.0 million for the issuance of letters of credit. On September 29, 2006, approximately $8.0 million letters of credit were issued under our existing credit facility in connection with the consummation of the ATX acquisition. As of the date of this prospectus, these letters of credit have been terminated.

Indebtedness under our existing credit facility is guaranteed by all of our direct and indirect subsidiaries (other than certain immaterial subsidiaries) that are not borrowers thereunder and is secured by a security interest in all of our subsidiaries’ tangible and intangible assets (including, without limitation, intellectual property, real property, licenses, permits and all of our and our subsidiaries’ capital stock (other than voting capital stock of our subsidiaries that exceeds 65% of such voting capital stock) and all funds and investment property on deposit therein or credited thereto and certain other excluded assets).

Our existing credit facility contains negative covenants and restrictions on our assets and our subsidiaries’ activities, including, without limitation, incurrence of additional indebtedness, restrictions on dividends and other restricted payments, prepayments of debt, liens, sale-leaseback transactions, loans and investments, hedging arrangements, mergers, transactions with affiliates, changes in business and restrictions on our ability to amend the indenture governing the notes and terms of our subordinated debt.

Senior Secured Notes Offerings

On August 23, 2006, we completed an offering of $210.0 million aggregate principal amount of 11 3/8% senior secured notes due 2012. We used the net proceeds from the offering and sale of the 2006 notes (i) to fund the ATX acquisition, (ii) to fund the repayment of the entire $79.0 million of principal amount outstanding under our senior secured credit facility that was then in effect, (iii) to fund the repayment of approximately $1.0 million of principal of our senior unsecured subordinated notes due 2009 and (iv) for general corporate purposes. In connection with the offering of the notes, we agreed to offer to exchange the notes for a new issue of substantially identical debt securities registered under the Securities Act.

On May 14, 2007, we completed an offering of $90.0 million aggregate principal amount of 11 3/8% senior secured notes due 2012 at an issue price of 105.750%, totaling gross proceeds of approximately $95.2 million. We used the net proceeds from the offering and sale of the 2007 notes to fund the InfoHighway merger, pay related fees and expenses and for general corporate purposes. The 2007 notes were an additional issuance of our existing 11 3/8% senior secured $210.0 million notes due 2012, and were issued under the indenture dated as of August 23, 2006 and supplemented as of September 29, 2006, May 14, 2007 and May 31, 2007. In connection with the offering of the notes, we agreed to exchange the notes for a new issue of substantially identical debt securities registered under the Securities Act.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Cash Flows Provided by (Used in) Operating Activities

Cash used in operating activities was $14.4 million for the six months ended June 30, 2007, compared to cash provided by operating activities of $5.1 million for the same period of 2006. The decrease in cash provided by operating activities was due primarily to the payment of $12.5 million of interest on the outstanding notes and the payment of $15.2 million to settle disputed billings made during the 2007 period.

Cash Flows Provided by (Used in) Investing Activities

Cash used in investing activities was $74.1 million for the six months ended June 30, 2007, compared to cash used in investing activities of $10.8 million for the same period of 2006. The increase in cash used in investing activities was primarily due to the InfoHighway acquisition and increased capital expenditures in the six months ended June 30, 2007 for the expansion of our network and back-office systems.

Cash Flows Provided by (Used in) Financing Activities

Cash flows provided by financing activities was $92.0 million for the six months ended June 30, 2007, compared to cash used in financing activities of $3.1 million for the same period of 2006. The increase was primarily due to the issuance of the $90.0 million aggregate principal amount of 11 3/8% senior secured notes in May 2007, which generated gross proceeds of $95.2 million.

Capital Expenditures

In the six months ended June 30, 2007, we spent $14.2 million on capital expenditures for the purchase of property and equipment, compared to $10.8 million in the same period of 2006. This increase was primarily due to the inclusion of the capital expenditures of ATX and InfoHighway in the 2007 period for the expansion of network and back-office systems.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Cash Flows Provided by (Used in) Operating Activities

Cash provided by operating activities was $13.3 million for 2006, compared to cash provided by operating activities of $8.2 million for 2005. The increase in cash provided by operating activities was due primarily to changes in various working capital accounts compared to the same period of the prior year.

Cash Flows Provided by (Used in) Investing Activities

Cash used in investing activities was $115.6 million for 2006, compared to cash used in investing activities of $20.7 million for 2005. The increase in cash used in investing activities was primarily due to the ATX acquisition in September 2006 and increased capital expenditures in 2006 for the expansion of our network and back-office systems.

Cash Flows Provided by (Used in) Financing Activities

Cash flows provided by financing activities was $129.5 million for 2006, compared to $25.4 million for 2005. The increase was primarily due to the proceeds from the issuance of the outstanding notes and $10.0 million additional subordinated debt, partially offset by the repayment of $84.0 million of subordinated debt and existing long-term debt in 2006.

Capital Expenditures

In 2006, we spent $23.1 million on capital expenditures for the purchase of property and equipment, compared to $18.9 million in 2005. This increase was primarily due to the ATX acquisition in September 2006 and the inclusion of ATX’s capital expenditures in the fourth quarter for the expansion of network and back-office systems.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Cash Flows Provided by (Used in) Operating Activities

Cash flows provided by operating activities was $8.2 million for 2005, compared to cash flows used in operating activities of $2.4 million for 2004. The increase in cash provided by operating activities was due primarily to higher net income adjusted for non-cash charges in 2005 partially offset by more cash used by a decrease in accounts payable and accrued expenses in 2005.

Cash Flows Provided by (Used in) Investing Activities

Cash used in investing activities was $20.7 million for 2005 compared to $41.4 million for 2004. The increase in cash used in investing activities was primarily due to increased capital expenditures in 2005 more than offset by the purchase of predecessor shares net of cash received from stockholders in 2004.

Cash Flows Provided by (Used in) Financing Activities

Cash flows provided by financing activities was $25.4 million for 2005, compared to $37.4 million for 2004. The difference was primarily related to proceeds received in 2005 of $30.0 million of subordinated debt more than offset by amounts received in March 2004 relating to the change of ownership of the Company.

Capital Expenditures

In 2005, we spent $18.9 million on capital expenditures, compared to $5.8 million in 2004. This increase was primarily related to the ongoing build-out of our network.

Contractual Obligations

The following table summarizes our future contractual cash obligations as of December 31, 2006. The following numbers are presented in thousands.

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
	(In thousands)

11 3/8% senior secured notes due 2012	$210,000	$—	$—	$—	$210,000
11 3/8% interest for senior secured notes due 2012	135,365	23,888	47,776	47,776	15,925
Capital lease obligations	10,278	4,100	5,337	841	—
Operating leases	47,561	10,096	17,101	12,207	8,158

Subtotal	403,204	38,084	70,214	60,824	234,083
Purchase commitment obligations:
Communications commitments	84,342	23,554	53,799	6,989	—

Total contractual obligations	$487,546	$61,638	$124,013	$67,813	$234,083

In addition, we incurred an additional $90.0 million of 11 3/8% senior secured notes due 2012, as disclosed throughout the prospectus and in note 6 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus. The following represents our material changes to future contractual cash obligations as of June 30, 2007. The following numbers are presented in thousands.

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
11 3/8% senior secured notes due 2012	$90,000	$—	$—	$—	$90,000
11 3/8% interest for senior secured notes due 2012	$54,173	$6,398	$20,475	$20,475	$6,825

Application of Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the Notes to our Consolidated Financial Statements for the year ended December 31, 2006. The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Management uses historical experience and all available information to make these judgments and estimates and actual results could differ from those estimates and assumptions that are used to prepare our financial statements at any given time. Despite these inherent limitations, management believes that Management’s Discussion and Analysis of Financial Condition and Results of Operations and the accompanying condensed consolidated financial statements and footnotes provide a meaningful and fair perspective of our financial condition and our operating results for the current period.

Management believes the following critical accounting policies represent the more significant judgments and estimates used in the preparation of our audited consolidated financial statements included in this prospectus.

Revenue Recognition

Our revenues consist of network services revenues, which consist primarily of voice and data services, wholesale services and access services, and other revenues, which consist primarily of telephone systems sales and inside wiring services.

Our network services revenues are derived primarily from subscriber usage and fixed monthly recurring fees. Such revenue is recognized in the month the actual services and other charges are provided and costs incurred, with deferral of revenues recognized for those monthly charges that are billed in advance. Services rendered for which the customer has not been billed are recorded as unbilled revenues until the period such billings are provided. Revenues from carrier interconnection and access are recognized in the month in which the service is provided. Revenues and direct costs related to up-front service installation fees are deferred and amortized generally over four years.

Other revenues such as inside wiring revenues are recognized when the services are provided by us, while telephone system sale revenues are recognized at the time installation at the customer premises is complete.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. We estimate doubtful accounts based on historical bad debts, factors related to the specific customers’ ability to pay, percentages of aged receivables and current economic trends. For example, inactive and bankrupt customer balances are normally reserved at 80% to 100% respectively. The aggregate reserve balance is re-evaluated at each balance sheet date. Reserves that relate to carrier access billings are normally reserved at varying percentages of such receivables, with 100% of 120 plus days outstanding and bankrupt carrier balances.

Impairment of Long-Lived Assets

We account for the impairment of long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We compare the carrying amount of the asset to the estimated undiscounted future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we record an impairment charge for the difference between the carrying amount of the asset and its fair value.

Goodwill and Other Intangible Assets

We account for goodwill and other intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” whereby goodwill is not subject to amortization over its estimated useful life. Instead, goodwill is subject to at least an annual assessment for impairment by applying a fair-market value-based test.

Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so. Any indefinite life intangibles are evaluated periodically to determine whether events and circumstances continue to support an indefinite useful life and are tested for impairment at least annually.

Disputes

We are, in the ordinary course of business, billed certain charges from other carriers that we believe are either erroneous or relate to prior periods. We carefully review our vendor invoices and frequently dispute inaccurate or inappropriate charges. In cases where we dispute certain charges, we frequently pay only undisputed amounts on vendor invoices. The amount of disputed charges may remain outstanding for some time pending resolution or compromise.

Management does not believe a payment of the entire amount of disputed charges will occur. We therefore account for our disputed billings from carriers based on the estimated settlement amount of disputed balances. The settlement estimate is based on a number of factors including historical results of prior dispute settlements. We periodically review the outstanding disputes and reassess the likelihood of success in the event of the resolution of these disputes. For a discussion regarding current disputes with our vendors, see the section entitled “Risk Factors — Risks Relating to Our Business — Our current billing disputes with our vendors may cause us to pay our vendors certain amounts of money and could materially adversely affect our business.”

In February 2007, we finalized a settlement with a major telecommunications supplier and paid $15.2 million to extinguish approximately $39.0 million of outstanding disputes. We believe we have accrued an amount appropriate to settle disputed charges. It is possible that actual settlement of any remaining disputes may differ from our remaining reserves and we may settle at amounts greater than the estimates.

In addition, Verizon has recently alleged that we have breached our commercial agreements by migrating traffic to and among those agreements and has demanded payment of damages in excess of $36 million. For more information, see “Risk Factors — Risks Related to Our Business — Our ability to provide our services and systems at competitive prices is dependent on our ability to negotiate and enforce favorable interconnections and other agreements.”

Uncertainty in Income Taxes

In July 2006, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48. FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. We adopted FIN 48 effective January 1, 2007 and recorded a cumulative effect adjustment of $287 to opening retained earnings.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business, our financial position is subject to a variety of risks, such as the collectibility of our accounts receivable and the recoverability of the carrying values of our long-term assets. Our long-term obligations consist of primarily of long-term debt with fixed interest rates. We are not exposed to market risks from changes in foreign currency exchange rates or commodity prices. We do not hold any derivative financial instruments nor do we hold any securities for trading or speculative purposes.

Our available cash balances are invested on a short-term basis (generally overnight) and, accordingly, are not subject to significant risks associated with changes in interest rates. Substantially all of our cash flows are derived from our operations within the United States and we are not subject to market risk associated with changes in foreign exchange rates.

Other Matters

At June 30, 2007, we had net operating loss, or NOL, carryforwards for federal income tax purposes. The amount of such available NOL carryforwards which may be available to offset future income was approximately $100.0 million. To the extent that our ability to use these NOL carryforwards against any future taxable income is limited, our cash flow available for operations and debt service would be reduced. There can be no assurance that we will realize the full benefit of the NOL carryforwards.

BUSINESS

Company Overview

We are a leading facilities-based competitive communications provider offering voice and data communications and managed network solutions to small and medium sized business customers in 20 markets throughout the northeast and mid-Atlantic United States, including major metropolitan cities such as New York, Philadelphia, Baltimore, Washington, D.C. and Boston. To meet the demands of communications-intensive business customers, we offer dedicated and switched local and long distance voice, high-speed data and integrated services, as well as value-added products such as hardware and managed solutions. Our network architecture pairs the strength of a traditional infrastructure with an Internet Protocol (IP) platform, built into our core and extending to the edge, to support dynamic growth of VoIP, MPLS and other next generation technologies. In addition, our network topology incorporates metro Ethernet access in key markets, enabling us to provide T-1 equivalent and high-speed Ethernet access services via UNE-Loops to customers served from selected major metropolitan collocations, significantly increasing our margins and expanding our service offerings.

On September 29, 2006, we acquired ATX, which has provided us with broader opportunities in our existing markets and access to new markets and larger business customers. ATX provides voice and data communications and managed network solutions in Southeastern Pennsylvania, including the Philadelphia metro market. We believe this market position, combined with Broadview’s existing market position in the New York metro area, makes us one of the market leaders in the northeast and mid-Atlantic corridor. The ATX acquisition also enabled us to extend our geographic footprint within the mid-Atlantic region, and to serve additional cities such as Baltimore and Washington, D.C. ATX’s advanced data and managed service offerings enhanced our suite of products and services. In addition, ATX’s strengths among businesses with a need for high-capacity voice and data services complemented our focus on providing integrated T1-based services to new and existing customers. We believe that the addition of ATX’s products and services and our combined network infrastructure improved operating leverage, expanded our addressable market and enhanced our ability to deliver a comprehensive suite of integrated communications solutions.

On May 31, 2007, we acquired InfoHighway. InfoHighway provides hosted and managed communications solutions to business customers in the Northeastern United States. InfoHighway’s network-based solutions include a wide range of hosted VoIP solutions, converged services based on VoIP technology and high-bandwidth Internet access products. InfoHighway has large concentrations of customers in the metropolitan New York City area, including northern New Jersey. In addition, InfoHighway has approximately 500 lit buildings, which allows access to customers over a cost-effective shared infrastructure. We expect that the combination with InfoHighway will result in greater business density and network utilization, which we expect will support margin expansion.

For the six months ended June 30, 2007, we generated revenues of $202.3 million. For the six months ended June 30, 2007, revenues from retail end-users represented approximately 91% of our total revenues, revenues from wholesale end-users represented approximately 3% of our total revenues and revenues from carrier access and reciprocal compensation represented approximately 5% of our total revenues.

We target small and medium sized business customers with four to 500 access line equivalents, or lines, physically located within the footprint of our switching centers and our approximately 245 collocations. We focus our sales efforts on communications-intensive business customers whose communications needs require multiple products that can be cost-effectively delivered on our network. These customers generally purchase higher margin services in multi-year contracts and demonstrate strong loyalty leading to higher customer retention rates. As of June 30, 2007, we served over 70,000 business customers and had approximately two-thirds of our total lines provisioned on our network, or on-net.

We believe our network assets and facilities have the breadth and flexibility to address the complex voice and data demands of our target customers. Our network is comprised of Nortel DMS-500 and Lucent 5ESS multi-service switches, MetaSwitch IP softswitch gateways, Juniper M-Series IP routers, Actelis ML Series Ethernet access systems, approximately 245 collocations in the central offices of Verizon Communications, Inc. and its affiliates, or collectively Verizon, and approximately 2,400 route miles of metro and long haul fiber. By providing services utilizing our own facilities, we believe we can (i) ensure service quality and reliability, (ii) maintain attractive margins and cash flow, (iii) provide advanced services, (iv) have greater control over customer care and service delivery and (v) reduce exposure to regulatory risks. We access our customers using unbundled network elements (including UNE-Ls or UNE-Loops) and digital T-1 transmission lines for our on-net end-users. In addition, we have commercial agreements with Verizon and AT&T Inc., or AT&T, under which we receive off-net alternatives.

We employ a SmarterBuildtm facilities-based strategy in deploying our network. We purchase and install our own switching and collocation equipment and use our owned metro and long-haul fiber or lease the required transmission capacity. We occasionally purchase fiber transmission capacity, but only after achieving high utilization of our leased transmission capacity. We generally deploy capital after reaching a sufficient critical mass of customers, reducing the risk of stranding assets in under-utilized markets thereby recouping our investment in a shorter period of time.

Finally, we have cost-effectively developed a scalable proprietary integrated operational support system that seamlessly integrates real-time management and reporting of billing, customer care, service delivery, order entry and tracking, network management and trouble reporting, automated testing and repair, network inventory and service provisioning. Our integrated operational support system is a core component of our success, enabling us to efficiently and effectively operate our existing business and integrate acquisitions.

Industry Overview

The FCC estimates that in 2005 the communications industry in the United States generated total revenues of approximately $292.7 billion. IDC estimates that in 2007 communications services sales to business customers will be approximately $110.6 billion and communications services spending by approximately eight million small and medium sized businesses in the United States, defined as businesses with less than 500 employees, is expected to be approximately $76.8 billion. The market for communications services, particularly local voice, is dominated by the ILECs in the United States. These carriers consist primarily of the RBOCs, which include Verizon, AT&T and Qwest. While the RBOCs own substantially all of the local exchange networks in their respective operating regions, competitive communications providers hold significant market share. According to data from the FCC as of June 30, 2006, competitive communications providers served 29.8 million, or 17.3%, of end-user lines in the United States. In addition, the number of competitive communications providers in the United States has been reduced as the industry continues to consolidate. Since June 2005, over 50 mergers and acquisitions have been completed. While RBOCs provide a broad range of communications services, we believe that they have neglected the small and medium sized business segment due to an increased focus on the global enterprise business segments of the market, increased competitive pressures in the residential market and the integration of recent mergers and acquisitions. We believe this lack of focus from the RBOCs has created an increased demand for alternatives in the small and medium sized business communications market. Consequently, we view the market as a sustainable growth opportunity and have therefore focused our strategies on providing small and medium sized businesses with a competitive communications solution.

Our Strengths

We believe that we have the following competitive strengths:

Significant Growth Potential.  We believe that our current market penetration and ability to deliver an end-to-end solution to small and medium sized business customers, including T-1 customers, provides us with significant growth potential. According to data prepared by the FCC, there are approximately 13.6 million business lines in our target geographic market. We focus our sales efforts on communications intensive business customers who require multiple services and complex communications solutions. We believe these organizations have historically been underserved by the RBOCs and have limited alternatives for high quality integrated communications products and services. We believe that this demand, combined with our current product and service offerings, presents us with significant growth opportunities which will enable us to increase our market penetration within our operating footprint. At June 30, 2007, we served over 70,000 business customers in 20 markets in ten states and Washington, D.C. throughout the northeast and mid-Atlantic United States, including major metropolitan cities such as New York, Philadelphia, Baltimore, Washington, D.C. and Boston.

Attractive Platform for Growth.  Since our inception, we have acquired and successfully integrated companies and assets into our operations. We have cost-effectively migrated off-net customers to our network, integrated operational support system infrastructure and aligned cost structures. Our experience and operating platform has allowed us to successfully integrate the ATX operations in a timely and cost-efficient manner and to competitively pursue other strategic acquisition opportunities in the future, including our recent merger with InfoHighway. The scalability and breadth of our network and integrated operational support system infrastructure enables us to increase our customer base with minimal incremental capital and personnel investment.

Unique Integrated Operational Support System Infrastructure.  We believe that our integrated operational support system differentiates our operations in the market and provides us with a sustainable advantage over our competition. Our integrated operational support system seamlessly combines and automates the order entry and provisioning process in real-time. The system facilitates customer facing web portals, efficient electronic order entry, flow-through network service provisioning, high volume and multi-location billing, alarm and event surveillance, performance management, trouble ticketing and automated service testing and repair. Our customers have the ability to customize and transform their bills into effective management reports for monitoring costs and usage. The summary billing information and the detailed billing data are available on our e-Care customer web portal and can be downloaded into data processing formats for further analyses. We have also developed a user-friendly and fully automated platform for our direct and indirect sales forces, which allows them to enter and track orders, trouble tickets and commissions online, thereby allowing them to effectively service and manage our customers.

Superior Customer Service.  Our highly personalized approach to customer service is one of the primary contributors to our customer retention. We closely monitor key operating and customer service performance metrics. Capturing and analyzing this information allows us to improve our internal operating functions, drive increased profitability and quickly respond to changes in demographics, customer behavior and industry trends. Our customer service and account management personnel continually monitor and analyze customer service trends, identify at-risk customers and develop and implement retention strategies and Company-wide programs that address the changing needs of our customer base. As a result of our customer service initiatives, since 2004 we have been certified as a Center of Excellence by the Center for Customer Driven Quality at Purdue University, and in 2006 were awarded the American Business Award for Best Customer Service Organization.

Facilities-Based Network Infrastructure.  Our network has the ability to deliver traditional services, such as POTS and T-1 lines, as well as DSL and next generation services, such as dynamic VoIP integrated T-1s, hosted VoIP solutions, and MPLS VPNs. We provide services to our customers primarily through our network of owned telecommunications switches, data routers and related equipment and owned and leased communications lines and transport facilities. As of June 30, 2007, approximately two-thirds of our total lines were on-net. We have deployed an IP-based platform that facilitates the development of next generation services and the migration of our traffic and customer base to a more cost-effective and efficient IP-based infrastructure, which enhances the performance of our network.

Experienced and Proven Senior Management Team.  Our team of senior executives and operating managers has significant experience in the communications industry and extensive knowledge of our local markets. Members of our executive management team have an average of 20 years of experience in managing communications companies. In addition to industry knowledge, our management team has public company operational experience and expertise in integrating acquired facilities with our existing facilities. In connection with the Bridgecom merger, our senior management team successfully consolidated back office systems and processes into a single operational support system, and migrated approximately 45,000 off-net lines to our network in a timely and cost-efficient manner. In addition, we have nearly completed the integration of the ATX acquisition.

Our Strategy

Our primary objectives are to attract new customers in our target markets, provide personalized customer service, expand our current revenue base, pursue strategic acquisitions and leverage our network and operational infrastructure. Our growth strategy includes achieving operational leverage by focusing our sales efforts to achieve maximum market penetration and asset utilization.

Attract New Customers in our Target Markets.  We utilize multiple sales channels to attract new business customers that purchase higher margin services in multi-year contracts and have higher retention rates by delivering an end-to-end communications solution. As part of the Bridgecom merger, we shifted our operational focus from essentially voice-only POTS customers to voice, data and integrated T-1 business customers. With the addition of ATX, we added to our T-1 based businesses and added products and services to reach larger customers. This initiative has been complemented by the merger with InfoHighway. In addition to our current offerings of switched and dedicated local and long distance voice, dedicated data and integrated services and value-added products and services, such as telecommunications hardware and managed network services, we will continue to provide new services and technologies to address the increasingly complex communications needs of our business customers. For instance, through our deployed next generation IP-based platform, we have expanded our product line to include VoIP services, hosted VoIP solutions, dynamic VoIP integrated T-1 lines, and MPLS VPNs.

Provide Personalized Customer Service.  Our customer service is one of the primary contributors to our customer retention and end-user contract renewals. We intend to continue to deliver award winning customer service by stressing personal contact and accountability from our customer service personnel and by ensuring that they remain committed to providing timely service activation, efficiently resolving service issues and ensuring billing accuracy. We will continue to focus our customer service initiatives on improving customer retention. We believe that a critical element of achieving this objective is offering traditional and next generation products and services that address the communications needs of our customers. We believe our ability to provide our customers with an end-to-end solution from a single service provider will allow us to continue to reduce churn and increase customer loyalty.

Expand Current Revenue Base and Pursue Strategic Acquisitions.  We intend to expand our current revenue base by selling data and value-added products and services, such as hardware solutions and managed services to our existing customers. In addition, we will continue to pursue strategic growth opportunities that complement our service capabilities, cost-effectively gain market share and expand into markets that are adjacent to our operating footprint. Growth opportunities could include strategic initiatives, such as the ATX acquisition and the InfoHighway merger, as well as the acquisition of products, services, customers and lines. We may also pursue strategic alliances and partnerships. In pursuing strategic acquisitions we focus on acquiring companies that operate in our markets or adjacent markets, serve similar customers and offer complementary products and services.

Leverage Network and Operational Infrastructure.  We will continue to leverage our network and operational infrastructure to develop new products and expand our customer base while improving the performance of our business. We continually evaluate our network and monitor technological developments to increase network efficiency and performance. We have invested in significant next generation upgrades to our network and operational infrastructure that we believe will allow us to meet the current and future demands of our target markets, increasing revenues per customer and market share while improving customer retention and operating leverage. We believe the scalability and breadth of our network and integrated operational support system enables us to increase our customer base with minimal incremental capital and personnel investment.

Our Markets

We have focused our network deployment and marketing efforts in markets throughout the northeast and mid-Atlantic United States, where Verizon and AT&T are the RBOCs. According to data prepared by the FCC, there are approximately 13.6 million business lines in our target geographic market. We target small and medium sized businesses with four to 500 lines physically located within the footprint of our switching centers and approximately 245 collocations. Through our acquisition of InfoHighway, we have expanded our Washington, D.C. market to include additional territory in northern Virginia. We believe small and medium sized business customers have historically been underserved by the RBOCs. In addition, we believe our next generation services will allow us to continue to gain market share and enter into new markets without abandoning our core installed base. We serve the following markets:

Region	Market

New York Metro	New York City
Long Island
Westchester
Pennsylvania	Allentown Pittsburgh Harrisburg
Philadelphia
Upstate New York	Buffalo
Syracuse
Albany
Massachusetts	Boston Metro
Western MA
New Jersey	Northern NJ
Southern NJ
Rhode Island	Rhode Island
New Hampshire	New Hampshire
Maryland	Baltimore
Delaware	Delaware
District of Columbia and Northern Virginia	District of Columbia and Northern Virginia
Connecticut	Connecticut

Our Customers

Our customer base consists primarily of small and medium sized business customers in 20 markets in ten states and the District of Columbia throughout the northeast and mid-Atlantic United States, including major metropolitan cities such as New York, Philadelphia, Baltimore, Washington, D.C. and Boston. We also provide services to residential customers, although we no longer actively market to new residential accounts. The vast majority of our revenues are generated from retail end-user billing. For the year ended December 31, 2006, our revenue composition was retail of 89%, carrier access and reciprocal compensation of 6% and wholesale of 5%.

Our retail business customers represent a wide variety of industries, including healthcare services, personal services, retail, auto (dealers/service/repair), real estate, associations and professional services. As of June 30, 2007, no single customer represented more than 1% of our total revenue.

Our wholesale line of business serves other communications providers with voice and data services, data collocation, and other value added products and services.

Products and Services

We provide our customers with a comprehensive array of circuit-switched and IP voice and data communications services, including local and long-distance voice services, integrated voice and data services, Internet services and private data networking as well as value-added products and services, such as telecommunications hardware and managed network solutions. Our business is to deliver end-to-end communications services to our target customers, with a focus on helping them solve critical and complex needs relative to their communications network infrastructure, security and productivity.

We leverage the scalability and broad technology base of our network architecture to deliver products that address the increasingly complex communications needs of our customers. MPLS and softswitch equipment deployed throughout the network allows us to deliver IP services and provide our customers with cost-effective alternatives to traditional products. Our products and services are offered with a range of alternatives and customized packages, allowing us to meet the specific requirements and objectives of a larger number of potential business customers. Our sales and marketing initiatives focus on bundling our products and services into a single competitively priced solution for each customer. This bundling adds value for our business customers and increases the overall profitability of our operations.

The following table summarizes our product and service offerings:

Value-Added Products
Voice Services	Data Services	and Services

• Local, regional, domestic and international services • T-1 and PRI services • Private line • Voicemail • Caller identification • Call waiting • Call forwarding • Conference calling • VoIP	• Dedicated Internet T-1 access • Broadband Internet access • Dial-up, ADSL and SDSL Internet access • E-mail • Collocation • IP VPN (MPLS and RAS) • Metro Ethernet Services
• Traditional and converged telephone systems
• Hosted VoIP solutions
• Enhanced e-mail security
• Managed firewall
• Internet policy management
• Managed WAN
• LAN/WAN integration
• Web hosting
• Inside wiring
• Data backup and recovery

Voice Services

We provide customized packages of voice services to meet our customers’ voice communication needs. We offer local telephone services, including basic voice services and vertical features such as call forwarding, call waiting, call transfer, calling number identification/calling name identification plus enhanced services such as voice mail, direct inward dialing and automatic call back. Our services are provided by leveraging our circuit-switched and IP-based network infrastructure. We utilize UNE-Loops, digital T-1 lines and, in certain instances, our commercial agreements with Verizon and AT&T to access our customers. In addition to our local service offerings, we offer a range of dedicated long distance services to customers connected to our network. These include services that originate and terminate within the same local transport area and in different local transport areas, international services, one plus outbound services and inbound toll-free services. We also offer ancillary long distance services such as operator assistance, calling cards and pre-paid long distance. In instances where a customer may have locations outside our network footprint, preventing us from connecting directly to our network, we resell long distance services of other communications carriers through agreements we have with those carriers. We generally provide our long distance services as part of a bundle that includes one or more of our other service offerings.

Data Services

Our data service offerings are designed to provide a full range of services targeted at businesses that require single or multipoint high-speed, dedicated data connections. We provide dedicated transmission capacity on our networks to customers that desire high bandwidth data links between locations, or to the Internet. Internet connections are provided via DSL, T-1 or Ethernet, depending on our customer’s bandwidth and security needs. Point to point services include MPLS, which is often used as a frame relay replacement. In addition, our IP VPN data network services include multiple classes of service for differentiated levels of quality of service, or QoS, service level agreements and security. These services enable customers to deploy tailored, IP-based business applications for secure internal enterprise, business-to-business and business-to-customer data communications among geographically dispersed locations, while also affording high-speed access to the Internet.

Integrated Services

We offer integrated voice and data packages to small and medium sized businesses, including a variety of service options designed to accommodate our customers’ needs. Our integrated offerings result in significant performance and cost efficiencies compared to discrete services purchased from separate competitive carriers. We also offer integrated access services, which can reduce costs by combining local voice, long distance and Internet access on a single facility. These integrated packages are our primary product offerings, driving increased revenue per customer and higher customer retention. We offer a dynamic IP Integrated T-1 service leveraging our MetaSwitch IP softswitch gateways and MPLS network to deliver highly flexible voice and data services over an IP T-1.

Value-Added Products and Services

We provide other value-added products and services, such as hardware solutions, managed services and hosted PBX.

Hardware Solutions.  We provide traditional and converged telephone equipment systems, including customer premise telephone systems, hosted VoIP solutions and voice messaging products. We also procure and install voice and data cable, patch panels, routers and other network hardware. We offer customers multi-year maintenance agreements to maintain and upgrade their systems.

Managed Services.  Our managed services include web hosting services, managed IP VPNs, managed firewalls, managed WAN services, managed e-mail security, URL filtering (Internet policy management) and online data backup and recovery. These solutions are designed to allow IT organizations and leaders within companies to outsource certain day-to-day management and ongoing maintenance of these mission critical applications, without sacrificing vision or control, in order to enable typically over-extended internal resources to focus on the core objectives of the business. While improving security and productivity and simultaneously lowering total cost of ownership for the customer, these services enhance the depth and profitability of our customer relationships.

Hosted VoIP Solutions.  One of our fastest growing product lines, our hosted VoIP solutions, packages business-grade VoIP with advanced telephone equipment and managed network security into innovative and feature-rich solutions for unified communications. Built on redundant, carrier-grade platforms for better reliability, security, flexibility and scalability, our hosted VoIP solutions leverage advanced VoIP functionality and QoS management while covering all service, equipment and management. Our customers gain productivity, bridging telephone and computer communications through a converged IP network, more efficient use of bandwidth, intuitive management tools, 24×7 expert network monitoring, and ongoing product upgrades and enhancements that are all included in the solution. Our hosted VoIP offering also enables centralized control for administrators, including streamlined implementation of everyday configuration needs through a secure and user-friendly web-based utility. Successful implementation, either to retire an older system or to prepare an organization for migration to next generation services, is enhanced by a thorough process of gathering detailed requirements, evaluating network readiness, assessing quality based on qualitative and quantitative measurements, and conducting administrator and end-user training for each customer deployment.

Sales and Marketing

Our sales organization consists of three separate sales channels: direct, agent and inside sales. Each channel enables us to provide a bundled product offering of voice and data communications, hardware and managed network services through a consultative analysis of each customer’s specific needs. By developing a detailed proposal based on each customer’s individual requirements for network configuration, service reliability, future expansion and budget constraints, we deliver the quality, reliability and value that customers demand. Our pricing and sales commission plans provide significant incentives for sales of higher-margin T-1-based products in our on-net territories for two- and three-year terms.

Our largest sales channel is our direct sales division. As of September 30, 2007, this group consisted of approximately 150 direct quota-bearing sales representatives. This group focuses primarily on selling to new small and medium sized business end-user customers using vertical marketing and networking strategies to maximize their results.

Our agent division’s main objective is to leverage our strengths to specific market segments through independent contractors. The agent division focuses on customers who are already aligned with a communications consultant that may not provide many of the services we provide and who are looking to their consultant for a solution. Currently, our agent division maintains approximately 200 relationships.

Our inside sales division is comprised of a select group of third-party marketing firms that focus solely on smaller customers that can be provisioned on-net. In addition to being a cost-effective acquisition channel for this customer segment, this division generates sales leads for our direct sales division.

Marketing support is provided to our sales channels in many forms. In addition to printed materials and sales promotions, our sales professionals are provided with qualified leads and vertical marketing programs. There are two referral programs to generate leads for our direct sales channels. The Business Community Partnership program enables individuals and businesses to earn upfront and residual payments by providing leads that result in sales by the direct sales force. We also have a customer referral program. Brand recognition is developed through press releases, media advertising, and editorial coverage in industry publications.

Customer Service and Retention

Our customer relationship management, or CRM, division uses a multi-tiered, multi-channel level of support to target specific levels of service to our retail and wholesale customers as well as our multiple sales distribution channels. Since 2004, our CRM division has been certified as a Center of Excellence by Purdue University’s Center for Customer Driven Quality utilizing Benchmark Portal. This certification utilizes an independent audit of efficiency and effectiveness measures ranked among telecommunications industry peers. In 2006, we also won the American Business Award for Best Customer Service Organization. Our inbound contact center, 1-800-BROADVIEW, is staffed 24 hours per day, 7 days per week, 365 days per year with customer care representatives who handle all aspects of a customer’s communications including billing questions, payments, repairs, changes of service, and new service requests. Redundant physical facilities are staffed and operated in Pennsylvania and New York with automatic cut-over capabilities. All facilities are staffed by specialists who are trained to resolve all of our customers’ requests.

Our CRM division also provides dedicated personalized support to our larger customers through our Enterprise Service Group. Dedicated representatives are assigned to each customer and the customer’s invoice has the name of their representative and direct toll-free number on it. In addition, our Enterprise team is staffed with Enterprise Project Managers who are dedicated to delivery of new products and services to these customers. Our largest accounts also have field support from the total solutions management team. Our total solutions management teams call on customers in person to address service issues and provide consultation and to market additional products and services.

The direct and agent sales distribution channels are supported by a dedicated team of individuals focused on the success of their assigned sales channel. Sales regions have dedicated service representatives who handle service requests from the field direct sales and agent sales forces.

Providing a superior customer experience is a major focus of our CRM team. We collect statistical and direct feedback from customers regarding their recent service experience and use the information to refine and improve our processes as well as measure the effectiveness of the organization. We conduct in-depth customer disconnect and satisfaction studies to understand key drivers of our customer’s satisfaction, loyalty, and reasons for canceling their service. We also use a cross-functional churn analysis task force that analyzes customer churn and patterns and makes recommendations to senior operations management on ways to improve our customers’ experience.

Our CRM division utilizes various technologies to gain efficiencies and improve the level of service and options for customers. In addition to having the option to speak to a representative 24/7, customers also have several self-service options. Our interactive voice response system, known as Express Care, provides automated telephone billing and collections options as well as network outage notifications. The system also utilizes value based routing to prioritize high value customers as first priority response. e-Care web-based options allow customers the same billing and payment options as well as the ability to download and analyze billing detail as well as copies of their bill. Customers can also contact CRM through the contact manager application on the e-Care site. CRM also utilizes a fully automated system that continually updates customers about ongoing repair issues via e-mail or outbound phone call.

Network Deployment

Our network architecture pairs the strength of a traditional infrastructure with an IP platform, built into our core and extending to the edge, to support dynamic growth of VoIP, MPLS and other “next generation” technologies. In addition, our network topology incorporates metro Ethernet access in key markets, enabling high bandwidth “first-mile” connectivity directly to strategically located business opportunities.

Voice and Data Switches

We currently have Nortel DMS-500 and Lucent 5ESS multi-service switches and MetaSwitch IP softswitch gateways serving multiple markets in ten states. Our switches offer a complete suite of voice services, delivering local, long distance, Centrex services and a full suite of Class services that our customers currently utilize. We deploy Cisco BPX ATM switches, and Ethernet switches from Cisco, Foundry Networks and Extreme Networks.

Collocations and Edge Equipment

We are currently collocated in approximately 245 Verizon end offices in the New York City metro area, Upstate New York (including Syracuse, Albany, Buffalo), Massachusetts, Rhode Island, New Hampshire, New Jersey, Pennsylvania, Maryland, Delaware and Washington, D.C. The Zhone Universal Edge UE9000, the CTDI Intelligent Multi-service Access System, or IMAS, and the Lucent AnyMedia Access System deployed in ILEC collocations, allow us to deliver POTS, T-1 voice, Primary Rate Interface data T-ls, integrated voice and data T-ls and a full suite of DSL high speed data services using ILEC UNE-Loops. We have deployed Actelis ML Series Ethernet access systems in certain major metropolitan hubs allowing us to provide multi-megabit Ethernet access services over ILEC UNE-Loops directly to our customers. We will continue to expand this technology in other service areas.

On-Net (“Lit”) Buildings

With the acquisition of InfoHighway, we have approximately 500 commercial buildings in metro New York and Washington, D.C., which have Ethernet switches and routers, as well as IADs. Voice, data and internet services are provided directly to customers within the buildings over in-building wiring and optical fiber. We manage the riser plant within some of these buildings on behalf of the landlords under contracts.

ATM Backbone Network and IP Network Equipment

We have deployed Cisco Systems’ MGX/BPX family of ATM edge/core switches to power our regional and inter-city ATM backbone network. The MGX/BPX product family provides multi-service switching capability to support voice, data, and video applications. We use various Cisco and Juniper core and edge aggregation routers to support our various IP-based services. Our current offering of IP services include dedicated Internet access and site to site VPNs, including MPLS based services providing multiple classes of services. We deploy the Redback SMS-1800 Broadband Access Termination system to support SDSL and ADSL services.

Fiber Network and Fiber Equipment

We operate a multi-state fiber network consisting of local metropolitan fiber rings and interstate long haul fiber systems. The fiber network consists of our owned fiber, dark fiber, Indefeasible Right to Use, or IRUs, and light-wave IRU’s from multiple providers. We have approximately 2,400 route fiber miles consisting of both our owned fiber and dark fiber, pursuant to IRUs. We currently have Lucent FT2000 OC48, Lucent OLS 40G DWDM systems and Turin Networks optical transport systems in operation on the fiber network.

Feature/Application Servers

We have deployed Hosted VoIP solutions, encompassing Hosted IP Key and Hosted IP PBX feature/application servers from Natural Convergence and Broadsoft, respectively. These platforms provide enhanced applications to our business customers and are a highly desirable alternative to purchasing and operating their own key systems or PBXs. In conjunction with these hosted services, we offer our customers advanced Mitel and Polycom IP station sets. For those customers who want to own and operate their own IP PBXs, we offer the Nortel

BCM product line and the Cisco Call Manager product line. In addition, we provide Unified Messaging services through our Common Voices NowMessage and Broadsoft Messaging platforms.

Customer Access Methods

Our SmarterBuildtm strategy for acquiring new customers and expanding our market share is designed to generate revenues from targeted customers before we deploy significant network capital. Thus, we acquire customers in targeted geographic areas using off-net access methods, and then build out collocations based on our penetration in specific RBOC central offices. This strategy enables us to take advantage of the pre-existing switching and transport facilities of the RBOC and/or other access providers, thus minimizing our need to spend capital in advance of orders and reducing our risk of inefficient capital investments or stranded plant. Once we reach sufficient customer density within a Verizon central office, we generally deploy the necessary equipment and facilities to allow us to provide on-net service in that Verizon central office.

When constructing our network, we own the intelligent components such as switches, network electronics and software, but lease the readily available transport elements. This strategy provides us with significant cost and time-to-market advantages. By owning our switches, we can configure our network to provide high performance, high reliability and cost-effective solutions for our customers’ needs. By leasing our transport lines, we can reduce upfront capital expenditures, and offer service ubiquitously within a collocation, which leads to a larger addressable market than business models that are based on building dedicated facilities to specific customer locations.

The deployment of on-net facilities allows us to improve margins, provides the greatest flexibility in offering product solutions and provides us with greater control over surveillance and repair of facilities. As of June 30, 2007, we had approximately 245 collocations in eight states and Washington, D.C. that allowed us to serve approximately two-thirds of our total lines through an on-net arrangement, either T-1 or UNE-Loops.

We serve our customers through one or more of the following access methods:

On-net T-1:  On-net T-1 is a leased high capacity connection directly from our collocation equipment to the customer’s location. This T-1 can provide voice, data or integrated communications services to our customers. This access method is the fastest growing segment of our business. In addition, through the use of our Actelis Ethernet access systems, we are providing T-1 equivalent and high-speed Ethernet access services via UNE-Loops to customers served from selected major metropolitan collocations, significantly increasing our margins and expanding our service offerings.

On-net UNE-Loops:  To provide voice lines to residential and small business accounts, we collocate our access equipment in a Verizon central office and lease UNE-Loops from our collocation to the customer premise. These on-net loops can provide residential or business POTS, DSL data service, or ADSL which is voice and data provided over a single network loop.

Off-Net:  Off-net access methods are used to implement our SmarterBuildtm strategy by acquiring customers located in Verizon central offices in which there is not yet sufficient density to build a collocation. Off-net access is also used to be able to serve all locations of a multi-location account. There are two major forms of off-net access. The first is utilizing the transport and/or loops and facilities of a communications provider other than the RBOC. We have contracts with several major providers of access and transport. The second form of off-net access is provided through RBOCs. We have entered into commercial agreements with Verizon and AT&T which guarantee multi-year availability and predictable pricing for the required access and associated features needed to provide services to our end-users. Our commercial agreements with Verizon extend through 2008 and 2010 and our commercial agreement with AT&T extends through May 2008.

Service Agreements with Carriers

We obtain services from Verizon through state-specific interconnection agreements, commercial agreements, local wholesale tariffs and interstate contract tariffs. We currently have interconnection agreements in effect with Verizon for, among others, the states of New York, Massachusetts, New Jersey, Pennsylvania, Virginia, Maryland, Delaware, New Hampshire, Rhode Island and Washington, D.C. Though the initial terms of all of our interconnection agreements have expired, each of these agreements contains an “evergreen” provision that allows the agreement to continue in effect until terminated. We are in the process of renegotiating with Verizon the terms of our multiple New York interconnection agreements. In order to retain access to the facilities and services with which we serve our customers in the states of Vermont, New Hampshire and Maine, we will need to negotiate new agreements, both interconnection and commercial, with Fairpoint following its acquisition of Verizon’s network assets in these states. For more information, see “Risk Factors.” Our commercial agreements with Verizon allow us to purchase off-net services from Verizon at UNE-P rates subject to a surcharge that increases over time. The commercial agreements have limited terms that expire in 2008 and 2010, but are subject to earlier termination in certain circumstances. We are required under two of our commercial agreements to maintain certain volumes of loops on a “take-or-pay” basis. Our Verizon interstate contract tariffs, or CDPs, allow us to purchase high capacity loops and transport at discounted rates. The CDPs require us to maintain a certain number of channel terminations on a “take-or-pay” basis. We have recently entered into new five- and seven-year CDPs for Verizon’s southern and northern territories. For the State of Connecticut, we have both an interconnection and a commercial agreement with Southern New England Telephone Company, a subsidiary of AT&T, the latter providing us with access to off-net services. This agreement expires in May 2008.

We maintain agreements with a number of other carriers for the provision of network facilities, including fiber routes and high capacity loops and transport, and local voice and data services. These agreements often provide cost-effective alternatives to Verizon-provided services. We also maintain agreements with a number of different long distance carriers. Under the terms of these long distance contracts, after meeting certain minimum purchasing requirements, we are able to choose which services and in what volume we wish to obtain the services from each carrier. Finally, we maintain agreements with various entities for ancillary services such as out-of-band signaling and directory assistance.

Integrated Operational Support System

We have developed and continue to improve and update our integrated order processing, provisioning, billing, payment, collection, customer service, network surveillance, testing, repair and information systems that enable us to offer and deliver high-quality, competitively priced telecommunication services to customers. Through dedicated electronic connections with the RBOCs and our long distance carriers from which we purchase local access services including UNE-Loops, and our commercial agreements, resale services and T-1, we have designed our systems to process information on a “real time” basis.

Our core operational support system combines extensive internal developments with our superior licensed software and applications, all internally integrated through in-house development resources. Software supporting business processes and operations has been developed in-house largely in Java, with some front end systems written in .net, supporting both portability and scalability. Systems supporting network management and operation are composed of licensed core applications platforms that have been extensively customized and integrated by in-house software developers. Process automation is achieved through various applications, which are integrated with workflow to drive workorders through from start to finish. Our systems are designed to require single data entry and maximum flow-through from order entry through service provisioning. We use BEA Weblogic to develop and extend our workflows across the various applications, driving automation of processes and the flow of orders and repair throughout the organization. Our applications include the following:

Sales, Order Entry and Provisioning Systems

Our order entry and provisioning systems enable us to shorten the customer provisioning time cycle and reduce associated costs. The sales process is managed by a web based front end tracking system, Success Management, allowing full funnel management from initial lead through customer contract. An integrated component of Success Management is automated Proposal Generation, which creates professional and complete proposals in real-time in support of the sales process and to hasten the closing of sales deals. Order entry is conducted by sales operations through a web portal, eSales, which provides a highly efficient method for tracking sales productivity and ensuring all information needed to provision service is entered prior to engaging the provisioning systems and personnel. Prior to submitting an order for access services to the RBOC, we perform customer credit approval and automatically obtain and process the customer’s service record detailing the customer’s existing phone service to establish their data records in our centralized customer records database. This has enabled us to deliver a highly automated flow-through customer provisioning process for qualified and verified orders. As an example, recent advances in these provisioning systems and processes has allowed us to deliver competitive installation intervals for our T-1-based products, while simultaneously significantly increasing the volume of these services provisioned per month.

Our order entry system has been extended, through a dedicated web portal, to provide these same capabilities to our indirect sales forces. Through our SalesTrak and AgentTrak portals, our sales team, agents and other indirect sales teams can enter orders and track provisioning status, trouble reports and commissions in real-time.

In addition to automating the ordering and provisioning of new services, our provisioning system automates the addition of customer lines to existing customer accounts, as well as the changing of the features associated with that particular customer’s service. Recently added functionality also provides for the automation of many of the functions of customer service moves, further reducing manual work and providing increased operating efficiency.

Customer Relationship Management System

Our CRM systems include e-Care and OpenCafe. e-Care allows our customers to monitor and manage their accounts online. OpenCafe provides our customer service representatives with real time access to all information pertinent to the customer, in an organized and easy to use front end system. In addition, OpenCafe is directly coupled with our trouble ticketing and repair tracking system, allowing instant access to repair status and reporting. We also have a repair system that allows our customer service representatives to analyze customer troubles and repair service issues in real-time, while the customer is on the phone. This system leverages extensive analysis and repair logic developed in-house, providing a simple and highly intuitive front end portal to the service representative. We continue to develop and implement improvements to OpenCafe, delivering more front-line capabilities to our customer service representatives, reducing the length of customer service calls and improving the customer experience. In addition, as stated above, our SalesTrak and AgentTrak portals allow our sales representatives and agents to have direct visibility into our systems to better serve our customers by monitoring customer accounts.

Network Management Systems

Our network management systems include: TTI Netrac, our network alarm surveillance, analysis and reporting system; TTI NeTkT, our integrated trouble ticketing and repair tracking system; Syndesis NetProvision Activator, our DSL provisioning automation system; JDSU’s NetOptimize, our traffic data collection and analysis system; JDSU’s NetAnalyst, our T-1 integrated testing management system; Harris TAC, our copper loop integrated testing system; and Telcordia Xpercom, our network inventory records system. With these core licensed applications, our in-house software developers integrated through Application Program Interfaces, developed overarching control and management software applications to leverage these systems, and integrated the functionality to our business support applications to deliver seamless service, provisioning and billing. Through these systems, we have automated many key trouble management and resolution functions, including fault isolation, service testing, trouble ticket generation, forwarding, tracking and escalation, automated reporting to our customers and automated close-out of tickets upon customer-acknowledged completions. In addition, we have leveraged these applications to deliver a work force management, assignment and tracking application, maximizing the efficiency of our field workforce.

Billing System

Our in house developed billing system enables us to preview and run each of our multiple bill cycles and customer account information for the many different, tailored service packages, increasing customer satisfaction while minimizing revenue leakage. Our full color, multi-location bill provides the flexibility for customers to customize the arrangement of lines by location, while offering extensive and intuitive management reports that allow customers the insight to manage their communications costs and usage. All billing information is available on-line via our e-Care customer web portal, for viewing, analysis or downloading. And all billing information, including a pdf image of the actual bill, is available on demand in real-time to our customer care representatives for review or discussion with our customers, increasing customer satisfaction. Our customer invoice includes management reports and graphical representations of customer billing information, particularly useful for multi-location customers.

Cost Assurance System

Our in house developed cost assurance system, Triton, enables us to analyze the multiple ILEC and LD carrier bills that we receive on a monthly basis, performing comprehensive audits and identifying inconsistencies and charging irregularities. Triton automatically generates the appropriate reports and paperwork required for filing with the ILEC or LD carrier to pursue the claims ensuring timely processing.

Collections Management System

Our automated collections management system is integrated with our billing and customer relationship management system, which increases the efficiency of our collection process, accelerates the collection of accounts receivable and assists in the retention of valuable customers.

Competition

The communications industry is highly competitive. We believe we compete principally by offering superior customer service, accurate billing, a broad set of services and systems and competitive pricing. We compete with the RBOCs, other CLECs and new market entrants, (including cable TV companies, VoIP providers and wireless companies), IXCs, data/Internet service providers and vendors, installers and communication management companies.

RBOCs

In each of our existing markets, we face, and expect to continue to face, significant competition from RBOCs, which currently dominate their local communications markets as a result of their historic monopoly position. The RBOCs have also entered the long distance market and offer data and Internet services.

The RBOCs have long-standing relationships and strong reputations with their customers, financial, technical, marketing personnel and other resources substantially greater than ours, the potential to subsidize competitive services with revenues from a variety of businesses and currently benefit from existing regulations that favor RBOCs over us in some respects. We expect that the RBOCs will continue to be the beneficiaries of increased pricing flexibility and relaxed regulatory oversight, which may provide them with additional competitive advantages.

CLECs and New Market Entrants

We face competition from other CLECs, operating both on a facilities and non-facilities basis. Some of these carriers have competitive advantages over us, including substantially greater financial, personnel and other resources, brand name recognition and long-standing relationships with customers. In addition, the industry has seen a number of mergers and consolidations among CLECs in an effort to gain a competitive advantage in the sector, while some have entered and subsequently emerged from bankruptcy with dramatically altered business plans and financial structures. Both of these groups may have the ability to offer more competitive rates than we can offer.

In addition, we face competition from new and potential market entrants such as cable television companies, wireless service providers, electric utilities and providers using VoIP over the public Internet or private networks. Cable television companies have entered the communications market by upgrading their networks with hybrid fiber coaxial lines and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. While many CLECs have always targeted small and medium size enterprises and multi-location customers, cable television companies are increasingly targeting these customers and are doing so at rates lower than we generally offer. Wireless service providers are providing not only voice, but broadband, substitutes for traditional wireline local telephones. Electric utility companies have existing assets and low cost access to capital that could allow them to enter a market and accelerate network development. Many VoIP providers operate down-market from our target audience and are offering a lower quality service, with little or no QoS, primarily to residential customers. Many ILECs and IXCs have deployed VoIP technology for business customers by offering higher quality, QoS-supported, services. VoIP providers are currently subject to substantially less regulation than traditional local telephone companies and do not pay certain taxes and regulatory charges that we are required to pay.

  IXCs

IXCs that provide long distance and other communications services offer or have the capability to offer switched local, long distance, data and Internet services. Some of these carriers have vast financial resources and a much larger service footprint than us. In addition, there have been a number of mergers and consolidations among IXCs and between ILECs and IXCs that have allowed carriers to expand dramatically the reach of their services and, thus, to gain a significant competitive advantage. These consolidated entities may have the ability to offer more services and more competitive rates than we can offer.

Data/Internet Services Providers

The Internet services market is highly competitive, and we expect that competition will continue to intensify. Internet service, including both Internet access and on-line content services, is provided by Internet services providers, ILECs, satellite-based companies, IXCs and cable television companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies, such as AOL and MSN, offer online content services consisting of access to closed, proprietary information networks. IXCs, among others, are aggressively entering the Internet access markets. Long distance providers have substantial transmission capabilities, traditionally carry data to large numbers of customers and have an established billing system infrastructure that permits them to add new services. Satellite companies are offering broadband access to Internet from desktop PCs. Cable companies are providing Internet services using cable modems to customers in major markets. Many of these competitors have substantially greater financial, technological, marketing, personnel, brand recognition and other resources than those available to us.

Vendors, Installers and Communication Management Companies

We compete with numerous equipment vendors and installers and communications management companies for business telephone systems and related services. We generally offer our products at prices consistent with other providers and differentiate our service through our product packages and customer service.

Employees

As of September 30, 2007, we had approximately 1,270 employees, including approximately 150 direct quota-bearing sales representatives. Our employees are not members of any labor unions. We believe that relations with our employees are good. We have not experienced any work stoppage due to labor disputes.

Properties

Our corporate headquarters is located in Rye Brook, New York. We do not own any facilities. The table below lists our current material leased facilities.

		Approximate
Location	Lease Expiration	Square Footage

Offices:
King of Prussia, PA	January 2011	102,085
Rye Brook, NY	April 2015	57,293
Newark, NJ	April 2011	24,819
New York, NY	June 2009	24,375
New York, NY	April 2015	21,111
Long Island City, NY	September 2012	20,000
Quincy, MA	September 2013	14,637
Melville, NY	March 2011	13,152
Switches:
New York, NY	May 2012	38,500
Philadelphia, PA	September 2023	26,242
Long Island City, NY	July 2009	21,112
Charlestown, MA	April 2010	12,490
Philadelphia, PA	November 2007	10,000
Horsham, PA	November 2010	9,244
Syracuse, NY	October 2009	8,000
Philadelphia, PA	January 2013	6,558
Herndon, VA	June 2010	5,000

Legal Proceedings

We are not currently a party to any legal actions or proceedings other than certain legal actions and regulatory investigations and enforcement proceedings arising in the ordinary course of business. We believe that the ultimate outcome of the foregoing actions will not result in liability that would have a material adverse effect on our financial condition or results of operations. We are involved in certain billing disputes with our vendors. For more information regarding our contractual disputes with our vendors see the section entitled “Risk Factors — Risks Relating to our Business — Our current billing disputes with our vendors may cause us to pay our vendors certain amounts of money and could materially adversely affect our business” and “Risk Factors — Risks Relating to our Business — Our ability to provide our services and systems at competitive prices is dependent on our ability to negotiate and enforce favorable interconnection and other agreements”.

REGULATION

Overview

We are subject to federal, state, local and foreign laws, regulations, and orders affecting the rates, terms, and conditions of certain of our service offerings, our costs, and other aspects of our operations, including our relations with other service providers. Regulation varies from jurisdiction to jurisdiction, and may change in response to judicial proceedings, legislative and administrative proposals, government policies, competition, and technological developments. We cannot predict what impact, if any, such changes or proceedings may have on our business, financial condition or results of operations, and we cannot guarantee that regulatory authorities will not raise material issues regarding our compliance with applicable regulations.

The FCC has jurisdiction over our facilities and services to the extent they are used in the provision of interstate or international communications services. State regulatory public utility commissions, commonly referred to as PUCs, generally have jurisdiction over facilities and services to the extent they are used in the provision of intrastate services. Local governments may regulate aspects of our business through zoning requirements, permit or right-of-way procedures, and franchise fees. Foreign laws and regulations apply to communications that originate or terminate in a foreign country. Generally, the FCC and state PUCs do not regulate Internet, video conferencing, or certain data services, although the underlying communications components of such offerings may be regulated. Our operations also are subject to various environmental, building, safety, health, and other governmental laws and regulations.

Federal law generally preempts state statutes and regulations that restrict the provision of competitive local, long distance and enhanced services. Because of this preemption, we are generally free to provide the full range of local, long distance and data services in every state. While this federal preemption greatly increases our potential for growth, it also increases the amount of competition to which we may be subject. In addition, the cost of enforcing federal preemption against certain state policies and programs may be large and may involve considerable delay.

Federal Regulation

The Communications Act grants the FCC authority to regulate interstate and foreign communications by wire or radio. The FCC imposes extensive regulations on common carriers that have some degree of market power such as ILECs. The FCC imposes less regulation on common carriers without market power, such as us. The FCC permits these non-dominant carriers to provide domestic interstate services (including long distance and access services) without prior authorization; but it requires carriers to receive an authorization to construct and operate telecommunications facilities and to provide or resell communications services, between the United States and international points. Further, we remain subject to numerous requirements of the Communications Act, including certain provisions of Title II applicable to all common carriers which require us to offer service upon reasonable request and pursuant to just and reasonable charges and terms, and which prohibit any unjust or unreasonable discrimination in charges or terms. The FCC has authority to impose additional requirements on non-dominant carriers.

The Telecommunications Act amended the Communications Act to eliminate many barriers to competition in the U.S. communications industry. Under the Telecommunications Act, any entity, including cable television companies and, electric and gas utilities, may enter any communications market, subject to reasonable state certification requirements and regulation of safety, quality and consumer protection. Because implementation of the Telecommunications Act remains subject to numerous federal and state policy rulemaking proceedings and judicial review, there is still ongoing uncertainty as to the impact it will have on us. The Telecommunications Act is intended to increase competition. Among other things, the Telecommunications Act opened the local exchange services market by requiring ILECs to permit competitive carriers to interconnect to their networks at any technically feasible point and requires them to utilize certain parts of their networks at FCC-regulated (generally cost based) rates; it also established requirements applicable to all local exchange carriers. Examples include:

•	Reciprocal Compensation. Requires all ILECs and CLECs to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

•	Resale. Requires all ILECs and CLECs to permit resale of their communications services without unreasonable or discriminatory restrictions or conditions. In addition, ILECs are required to offer for resale wholesale versions of all communications services that the ILEC provides at retail to subscribers that are not telecommunications carriers at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

•	Access to Rights-of-Way. Requires all ILECs and CLECs and any other public utility that owns or controls poles, conduits, ducts, or rights-of-way used in whole or in part for wire communications, to permit competing carriers (and cable television systems) access to those poles, ducts, conduits and rights-of-way at regulated prices. CLEC rates for access to its poles, ducts, conduits and rights-of-way, however, are not regulated.

The Telecommunications Act also codifies the ILECs’ equal access and nondiscrimination obligations and preempts inconsistent state regulation.

Legislation.  Congress is considering various measures that would impact telecom laws in the United States. The prospects and timing of potential legislation remain unclear, and as such, we cannot predict the outcome of any such legislation upon our business.

Unbundled Network Elements.  The Telecommunications Act requires ILECs to provide requesting telecommunications carriers with nondiscriminatory access to network elements on an unbundled basis at any technically feasible point on rates, terms and conditions that are just, reasonable and non-discriminatory, in accordance with the other requirements set forth in Sections 251 and 252 of the Telecommunications Act. The Telecommunications Act gives the FCC authority to determine which network elements must be made available to requesting carriers such as us. The FCC is required to determine whether the failure to provide access to such network elements would impair the ability of the carrier seeking access to provide the services it seeks to offer. Based on this standard, the FCC developed an initial list of RBOC network elements that must be unbundled on a national basis, or UNEs, in 1996. Those initial rules were set aside by the U.S. Supreme Court and the FCC subsequently developed revised unbundling rules, which also were set aside on appeal.

In August 2003, in the Triennial Review Order, or TRO, the FCC substantially modified its rules governing access to UNEs. The FCC limited requesting carrier access to certain aspects of the loop, transport, switching and signaling/databases UNEs but continued to require some unbundling of these elements. In the TRO, the FCC also determined that certain broadband elements, including fiber-to-the-home, or FTTH, loops in greenfield situations, broadband services over FTTH loops in overbuild situations, packet switching, and the packetized portion of hybrid loops, are not subject to unbundling obligations. On March 2, 2004, the U.S. Court of Appeals for the D.C. Circuit vacated certain portions of the TRO and remanded to the FCC for further proceedings.

In December 2004, the FCC adopted an Order on Remand of the TRO, or the TRRO, which became effective on March 11, 2005. The TRRO further modified the unbundling obligations of ILECs. Under certain circumstances, the FCC removed the ILECs’ unbundling obligations with regard to high capacity local loops and dedicated transport and eliminated the obligation to provide local switching. Under the FCC’s new rules, the availability of high capacity loops and transport depends upon new tests based on the capacity of the facility, the business line density of incumbent wire centers, and the existence of collocated fiber providers in incumbent wire centers. Subsequent to the release of the TRRO, we entered into a number of commercial agreement with Verizon, under which we continue to have access to local switching from Verizon at gradually increasing rates during the three to five year terms of the agreement. We have replaced delisted UNE-Loops and transport with special access, generally at prices significantly higher than UNE rates, unless we can locate alternative suppliers offering more favorable rates.

FCC rules implementing the local competition provisions of the Telecommunications Act permit CLECs to lease UNEs at rates determined by State PUCs employing the FCC’s Total Element Long Run Incremental Cost, or TELRIC, forward-looking, cost-based pricing model. On September 15, 2003, the FCC opened a proceeding reexamining the TELRIC methodology and wholesale pricing rules for communications services made available for resale by ILECs in accordance with the Telecommunications Act. This proceeding will comprehensively reexamine whether the TELRIC pricing model produces unpredictable pricing inconsistent with appropriate economic signals; fails to adequately reflect the real-world attributes of the routing and topography of an ILEC’s network; and creates disincentives to investment in facilities by understating forward-looking costs in pricing RBOC network facilities and overstating efficiency assumptions. The application and effect of a revised TELRIC pricing model on the communications industry generally and on our business activities cannot be determined at this time.

In orders released in August 2004, the FCC extended the unbundling relief it had previously provided to FTTH loops to fiber-to-the-curb, or FTTC. On October 27, 2004, the FCC issued an order granting requests by the RBOCs that the FCC forbear from enforcing the independent unbundling requirements of Section 271 of the Communications Act with regard to the broadband elements that the FCC had previously determined were not subject to unbundling obligations (FTTH loops, FTTC loops, the packetized functionality of hybrid loops, and packet switching).

On September 23, 2005, the FCC released an order that largely deregulates “wireline broadband Internet access service.” The FCC refers to “wireline broadband Internet access service” as a service that uses existing or future wireline facilities of the telephone network to provide subscribers with access to the Internet, including by means of both xDSL and next generation fiber-to-the-premises services. This decision by the FCC follows the decision by the United States Supreme Court in the Brand X case, issued June 27, 2005, in which the Court held that cable systems are not legally required to lease access to competing providers of Internet access service. Consistent with the FCC’s previous classification of cable modem service as an information service, the FCC classified broadband Internet access service as an information service because it intertwines transmission service with information processing and is not, therefore, a “pure” transmission service such as frame relay or ATM, which remain classified as communications services. The FCC required that existing transmission arrangements between broadband Internet access service providers and their customers be made available for a one year period from the effective date of the Order. This Order does not affect CLECs’ ability to obtain UNEs, but does relieve the ILECs of any duty to offer DSL transmission services subject to regulatory oversight. We cannot predict the effect of the Order on our business.

On September 16, 2005, the FCC partially granted Qwest’s petition seeking forbearance from the application of the FCC’s dominant carrier regulation of interstate services, and Section 251(c) requirements throughout the Omaha, Nebraska MSA. The FCC granted Qwest the requested relief in nine of its 24 Omaha central offices where it determined that competition from intermodal (cable) service providers was “extensive.” Although the FCC required that Qwest continue to make UNEs available, in the nine (9) specified central offices, Qwest will only have to do so at non-TELRIC rates. The FCC did not grant Qwest the requested relief regarding its collocation and interconnection obligations. On January 30, 2007, the FCC partially granted ACS of Anchorage, Inc.’s petition seeking forbearance from the application of the FCC’s dominant carrier regulation of interstate services, and Section 251(c) requirements throughout the Anchorage, Alaska local exchange carrier study area. The FCC granted ACS the requested relief in five of its 11 Anchorage central offices where it determined that “competition by the local cable operator . . . ensures that market forces will protect the interests of consumers.” Although the FCC required that ACS continue to make UNEs available in the five (5) central offices in which the requested relief was granted, ACS will only have to do so at commercially-negotiated rates. Because we do not operate in either the Omaha, Nebraska or Anchorage, Alaska MSAs, these decisions will not have a direct impact on us.

On March 19, 2006, the FCC, by inaction, granted Verizon’s Petition for Forbearance from the application of the FCC’s Computer II and Title II requirements to Verizon’s Broadband service offerings. Arguably, the grant of Verizon’s petition permits Verizon to offer DSL, ATM, Frame Relay and T-1 services on a non-common carrier basis, free from unbundling and TELRIC pricing requirements. Through various ex parte filings, however, Verizon appeared to narrow its petition to ask for far more limited relief, arguably limiting the requested relief to a select group of service offerings. Other ILECs have filed similar forbearance petitions seeking the relief received by Verizon. We cannot predict the effect, if any, on our business of the “deemed” grant of the Verizon petition or the grant, if it occurs, of any of the other ILEC petitions.

On September 6, 2006, Verizon petitioned for comparable relief -- forbearance from the application of the FCC’s dominant carrier regulation of interstate services, and Section 251(c) requirements -- in six Metropolitan Statistical Areas, or MSAs, including the New York-Northern New Jersey-Long Island, NY-NJ-PA MSA, the

Philadelphia-Camden-Wilmington PA-NJ-DE-MD MSA and the Boston-Cambridge-Quincy, MA-NH MSA — three of our largest markets. The FCC must act on the Verizon petition in early December 2007 or the petition will be deemed granted by statute. If Verizon is granted the relief it seeks, the costs of the facilities we need to serve our customers in these, and possibly other, Verizon markets, would likely increase and we would likely need to make additional capital investments to further build out our network to mitigate these cost increases. We cannot predict the outcome of this proceeding or the effect that this proceeding may have on our business or operations.

Special Access.  The FCC is undertaking a comprehensive review of rules governing the pricing of special access service offered by ILECs subject to price cap regulation. Special access pricing by these carriers currently is subject to price cap rules, as well as pricing flexibility rules which permit these carriers to offer volume and term discounts and contract tariffs (Phase I pricing flexibility) and/or remove from price caps regulation special access service in a defined geographic area (Phase II pricing flexibility) based on showings of competition. In its Notice of Proposed Rulemaking, or NPRM, the FCC tentatively concludes to continue to permit pricing flexibility where competitive market forces are sufficient to constrain special access prices, but undertakes an examination of whether the current triggers for pricing flexibility accurately assess competition and have worked as intended. The NPRM also asks for comment on whether certain aspects of ILEC special access tariff offerings (e.g., basing discounts on previous volumes of service; tying nonrecurring charges and termination penalties to term commitments; and imposing use restrictions in connection with discounts) are unreasonable. By Public Notice dated July 9, 2007, the FCC invited parties to update the record in its special access rulemaking to address, among other things, the impact of industry consolidation on the availability of alternative facilities. We cannot predict the impact, if any, the NPRM will have on our network cost structure.

Interconnection Agreements.  Pursuant to FCC rules implementing the Telecommunications Act, we negotiate interconnection agreements with ILECs to obtain access to UNEs services, generally on a state-by-state basis. These agreements typically have three-year terms. We currently have interconnection agreements in effect with Verizon for, among others, New York, Massachusetts, New Jersey, Pennsylvania, New Hampshire, Vermont, Maryland, Virginia, Delaware, Rhode Island and Washington, D.C. We have an interconnection agreement with Southern New England Telephone Company, a subsidiary of AT&T, in Connecticut. If we enter new markets, we expect to establish interconnection agreements with ILECs on an individual state basis. Changes to our agreements based upon recent FCC orders ultimately will be incorporated into our interconnection agreements, but whether these changes will be affected by state PUC order, tariff, negotiation or arbitration is uncertain.

We are in the process of renegotiating our interconnection agreement with Verizon in New York. If the negotiation process does not produce, in a timely manner, an interconnection agreement that we find acceptable, we may petition the New York PUC to arbitrate any disputed issues. Arbitration decisions in turn may be appealed to federal courts. We cannot predict how successful we will be in negotiating terms critical to our provision of local network services in New York, and we may be forced to arbitrate certain provisions of our New York agreements. Interconnection agreement arbitration proceedings before other state commissions may result in decisions that could affect our business, but we cannot predict the extent of any such impact. As an alternative to negotiating an interconnection agreement, we may adopt, in its entirety, another carrier’s approved agreement.

Collocation.  FCC rules generally require ILECs to permit competitors to collocate equipment used for interconnection and/or access to UNEs. Changes to those rules, upheld in 2002 by the U.S. Court of Appeals for the D.C. Circuit, allow competitors to collocate multifunctional equipment and require ILECs to provision crossconnects between collocated carriers. We cannot determine the effect, if any, of future changes in the FCC’s collocation rules on our business or operations.

Regulation of Internet Service Providers.  To date, the FCC has treated Internet service providers, or ISPs, as enhanced service providers, which are generally exempt from federal and state regulations governing common carriers. Nevertheless, regulations governing the disclosure of confidential communications, copyright, excise tax and other requirements may apply to our Internet access services. In addition, the FCC released an NPRM in September 2005 seeking comment on a broad array of consumer protection regulations for broadband Internet access services, including rules regarding the protection of Customer Proprietary Network Information, or CPNI, slamming, truth in billing, network outage reporting, service discontinuance notices, and rate-averaging requirements. We cannot predict whether the FCC will adopt new rules regulating broadband Internet access services and, if it does so, how such rules would affect us, except that new obligations could increase the costs of providing DSL service.

Moreover, Congress has passed a number of laws that concern the Internet and Internet users. Generally, these laws limit the potential liability of ISPs and hosting companies that do not knowingly engage in unlawful activity. We expect that Congress will continue to consider various bills concerning the Internet and Internet users, some of which, if signed into law, could impose additional obligations on us.

Long Distance Competition.  Section 271 of the Communications Act, enacted as part of the Telecommunications Act, established a process by which an RBOC could obtain authority to provide long distance service in a state within its region. Each RBOC was required to demonstrate that it had satisfied a 14-point competitive checklist and that granting such authority would be in the public interest. All of the RBOCs have received FCC approval to provide in-state long distance service within their respective regions. Receipt of Section 271 authority by the RBOCs has resulted in increased competition in certain markets and services.

The RBOCs have a continuing obligation to comply with the 14-point competitive checklist, and are subject to continuing oversight by the FCC and state PUCs. Each RBOC must provide unbundled access to UNEs at just and reasonable rates and comply with state-specific Performance Assurance Plans, or PAPs, pursuant to which an RBOC that fails to provide access to its facilities in a timely and commercially sufficient manner must provide to affected CLECs compensation in the form of cash or service credits. We routinely receive PAP payments from Verizon in a number of states, although Verizon has petitioned various state PUCs to reduce the amount and extent of future payments. Our ability to obtain adequate interconnection and access to UNEs on a timely basis and at cost effective rates could be adversely affected by an RBOC’s failure to comply with its Section 271 obligations.

Detariffing.  The FCC has largely eliminated carriers’ obligations to file with the FCC tariffs containing prices, terms and conditions of service and has required carriers to withdraw all of their federal tariffs other than those relating to access services. Our interstate and international rates nonetheless must still be just and reasonable and nondiscriminatory. Our state tariffs remain in place. Detariffing precludes our ability to rely on filed rates, terms, and conditions as a means of providing notice to customers of prices, terms and conditions under which we offer services, and requires us instead to rely on individually negotiated agreements with end-users. We have, however, historically relied primarily on our sales force and marketing activities to provide information to our customers regarding the rates, terms, and conditions of service and expect to continue to do so. Further, in accordance with the FCC’s orders we maintain a schedule of our rates, terms and conditions for our domestic and international private line services on our web site.

Intercarrier Compensation.  The FCC’s intercarrier compensation rules include rules governing access charges, which govern the payments that IXCs and commercial mobile radio service providers make to local exchange carriers to originate and terminate long distance calls, and reciprocal compensation rules, which generally govern the compensation between telecommunications carriers for the transport and termination of local traffic. We purchase long distance service on a wholesale basis from IXCs who pay access fees to local exchange carriers for the origination and termination of our long distance communications traffic. Generally, intrastate access charges are higher than interstate access charges. Therefore, to the degree access charges increase or a greater percentage of our long distance traffic is intrastate our costs of providing long distance services will increase. As a local exchange provider, we bill long distance providers access charges for the origination and termination of those providers’ long distance calls. Accordingly, in contrast with our long distance operations, our local exchange business benefits from the receipt of intrastate and interstate long distance traffic. As an entity that collects and remits access charges, we must properly track and record the jurisdiction of our communications traffic and remit or collect access charges accordingly. The result of any changes to the existing regulatory scheme for access charges or a determination that we have been improperly recording the jurisdiction of our communications traffic could have a material adverse effect on our business, financial condition and results of operations.

The FCC has stated that existing intercarrier compensation rules constitute transitional regimes and has promised to reform them. On March 3, 2005, the FCC released a further NPRM seeking comment on a variety of proposals to replace the current system of intercarrier payments, under which the compensation rate depends on the type of traffic at issue, the type of carriers involved, and the end points of the communication, with a unified approach for access charges and reciprocal compensation. In connection with the FCC’s rulemaking proceeding, a number of industry groups have been trying to negotiate a plan that would bring all intercarrier compensation and access charges to a unified rate over a negotiated transition period. One such group has submitted a plan designated the Missoula Plan as to which the FCC has called for public comment. Because we both make payments to and receive payments from other carriers for the exchange of local and long distance calls, we will be affected by changes in the FCC’s intercarrier compensation rules. We cannot predict the impact that any such changes may have on our business.

On October 2, 2007, the FCC issued a Notice of Proposed Rulemaking to address the issue of “traffic pumping.” The Notice was prompted by allegations by interexchange carriers that certain local exchange carriers had greatly increased their switched access traffic by deploying chat lines, conference bridges and other similar high call volume operations and that the volume of traffic resulted in inflated returns which in turn brought into question the justness and reasonableness of the tariffed access charges being imposed on IXCs. While we cannot predict the outcome of this proceeding, it could impact the access charges we are allowed to bill IXCs.

On April 18, 2001, the FCC adopted a new order regarding intercarrier compensation for ISP-bound traffic. In that Order, the FCC established a new intercarrier compensation mechanism for ISP-bound traffic with declining rates over a three year period. In addition to establishing a new rate structure, the FCC capped the amount of ISP bound traffic that would be “compensable” and prohibited payment of intercarrier compensation for ISP-bound traffic to carriers entering new markets. The April 2001 order was appealed to the D.C. Circuit. On May 3, 2002, the U.S. Court of Appeals for D.C. Circuit found that the FCC had not provided an adequate legal basis for its ruling, and therefore remanded the matter to the FCC. In the interim, the Court let the FCC’s rules stand. It is unclear when the FCC will issue revised findings in response to the latest remand. On October 8, 2004, the FCC adopted an order in response to a July 2003 Petition for Forbearance filed by Core Communications (“Core Petition”) asking the FCC to forbear from enforcing the rate caps, growth cap, and new market and mirroring rules of the remanded April 2001 order. The FCC granted the Core Petition with respect to the growth cap and the new market rules, but denied the Core Petition as to the rate caps and mirroring rules.

Verizon/MCI Merger.  On October 31, 2005, the FCC unanimously approved the Verizon-MCI merger with relatively limited conditions in certain areas. The FCC’s conditions took the form of voluntary conditions offered by the merging parties, as follows: Verizon agreed to (i) freeze UNE rates for a period of two years, and (ii) freeze certain high-capacity special access rates for existing in-region MCI customers for 30 months. Although the Department of Justice, in its consent decrees approving the merger concluded that the merger would reduce competition in certain markets for special access, primarily for business customers, it required only that Verizon sell or divest, at market rates, ten-year leases for loops into certain buildings along with leases for dark fiber transport necessary to connect the loops to the facility of the purchaser of the lease. The end result is that Verizon must sell dark fiber leases to 350 buildings. Other than the benefits derived from the merger conditions, we cannot predict the impact of the Verizon/MCI merger on our business.

Communications Assistance for Law Enforcement Act.  The Communications Assistance for Law Enforcement Act, or CALEA, requires communications providers to provide law enforcement officials with call content and/or call identifying information under a valid electronic surveillance warrant, and to reserve a sufficient number of circuits for use by law enforcement officials in executing court-authorized electronic surveillance. Because we provide facilities-based services, we incur costs in meeting these requirements. Noncompliance with these requirements could result in substantial fines. Although we attempt to comply with these requirements, we cannot assure that we would not be subject to a fine in the future.

In August 2005, the FCC extended CALEA obligations to facilities-based providers of broadband Internet access service and to interconnected VoIP services. The current compliance deadline is set for May 2007. Several parties have appealed the FCC’s order imposing new requirements. Unless the decision is overturned on appeal, we could face increased compliance costs, which are uncertain in nature because the specific assistance-capability requirements for providers of broadband Internet access service have not yet been established.

CPNI.  FCC rules protect the privacy of certain information about customers that communications carriers, including us, acquire in the course of providing communications services. CPNI includes information related to the quantity, technological configuration, type, destination and the amount of use of a communications service. The FCC’s initial CPNI rules initially prevented a carrier from using CPNI to market certain services without the express approval of the affected customer, referred to as an opt-in approach. In July 2002, the FCC revised its opt-in rules in a manner that limits our ability to use the CPNI of our subscribers without first engaging in extensive customer service processes and record keeping. Recently, the FCC further modified its CPNI requirements to, among other things, extend CPNI regulations to interconnected VoIP providers, require annual carrier certifications and to impose additional limitations on the release of CPNI without express customer approval. We use our subscribers’ CPNI in accordance with applicable regulatory requirements. However, if a federal or state regulatory body determines that we have implemented those guidelines incorrectly, we could be subject to fines or penalties. In addition, correcting our internal customer systems and CPNI processes could generate significant administrative expenses.

Universal Service.  Section 254 of the Communications Act and the FCC’s implementing rules require all communications carriers providing interstate or international communications services to periodically contribute to the Universal Service Fund, or USF. The USF supports several programs administered by the Universal Service Administrative Company with oversight from the FCC, including: (i) communications and information services for schools and libraries, (ii) communications and information services for rural health care providers, (iii) basic telephone service in regions characterized by high communications costs, (iv) basic telephone services for low income consumers, and (v) interstate access support. Based on the total funding needs for these programs, the FCC determines a contribution factor, which it applies to each contributor’s interstate and international end-user communications revenues. We measure and report our revenues in accordance with rules adopted by the FCC. The contribution rate factors are calculated and revised quarterly and we are billed for our contribution requirements each month based on projected interstate and international end-user communications revenues, subject to periodic true up. USF contributions may be passed through to consumers on an equitable and nondiscriminatory basis either as a component of the rate charged for communications services or as a separately invoiced line item.

A proceeding pending before the FCC has the potential to significantly alter our USF contribution obligations. The FCC is considering changing the basis upon which our USF contributions are determined from a revenue percentage measurement to a connection or telephone number measurement. Adoption of this proposal could have a material adverse affect on our costs, our ability to separately list USF contributions on end-user bills, and our ability to collect these fees from our customers. In addition, the Federal-State Joint Board on high-cost universal service support has recently announced that it intended to take a “fresh look” at high-cost universal service support.

The application and effect of changes to the USF contribution requirements and similar state requirements on the communications industry generally and on certain of our business activities cannot be predicted. If our collection procedures result in over collection, we could be required to make reimbursements of such over collection and be subject to penalty, which could have a material adverse affect on our business, financial condition and results of operations. If a federal or state regulatory body determines that we have incorrectly calculated or remitted any USF contribution, we could be subject to the assessment and collection of past due remittances as well as interest and penalties thereon.

Telephone Numbering.  The FCC oversees the administration and the assignment of local telephone numbers, an important asset to voice carriers, by NeuStar, Inc., in its capacity as North American Numbering Plan Administrator. Extensive FCC regulations govern telephone numbering, area code designation, and dialing procedures. Since 1996, the FCC has permitted businesses and residential customers to retain their telephone numbers when changing local telephone companies, referred to as local number portability. The availability of number portability is important to competitive carriers like us, because customers, especially businesses, may be less likely to switch to a competitive carrier if they cannot retain their existing telephone numbers.

Slamming.  A customer’s choice of local or long distance communications company is encoded in the customer’s record, which is used to route the customer’s calls so that the customer is served and billed by the desired company. A customer may change service providers at any time, but the FCC and some states regulate this process and require that specific procedures be followed. Slamming occurs when these specific procedures are not followed, such as when a customer’s service provider is changed without proper authorization or as a result of fraud. The FCC has levied substantial fines for slamming. The risk of financial damage, in the form of fines, penalties and legal fees and costs and to business reputation from slamming is significant. We maintain internal procedures designed to ensure that our new subscribers are switched to us and billed in accordance with federal and state regulations.

Because of the volume of service orders that we may process, it is possible that some carrier changes inadvertently may be processed without authorization. Therefore, we cannot guarantee that we will not be subject to slamming complaints in the future.

Taxes and Regulatory Fees.  We are subject to numerous local, state and federal taxes and regulatory fees, including but not limited to a three percent federal excise tax on local and bundled service, FCC regulatory fees and PUC regulatory fees. We have procedures in place to ensure that we properly collect taxes and fees from our customers and remit such taxes and fees to the appropriate entity pursuant to applicable law and/or regulation. If our collection procedures prove to be insufficient or if a taxing or regulatory authority determines that our remittances were inadequate, we could be required to make additional payments, which could have a material adverse effect on our business, financial condition and results of operations.

State Regulation

The Communications Act maintains the authority of individual states to impose their own regulation of rates, terms and conditions of intrastate services, so long as such regulation is not inconsistent with the requirements of federal law or has not been preempted. Because we provide communications services that originate and terminate within individual states, including both local service and in-state long distance toll calls, we are subject to the jurisdiction of the PUC and other regulators in each state in which we provide such services. For instance, we must obtain a Certificate of Public Convenience and Necessity, or CPCN, or similar authorization before we may commence the provision of communications services in a state. We have obtained CPCNs to provide facilities based or resold competitive local and interexchange service in, among others, New York, Massachusetts, New Jersey, Pennsylvania, Virginia, Maryland, Delaware, New Hampshire, Rhode Island, Connecticut and Washington, D.C. There can be no guarantee that we will receive authorizations we may seek in other states in the future.

In addition to requiring certification, state regulatory authorities may impose tariff and filing requirements and obligations to contribute to state universal service and other funds. State PUCs also regulate, to varying degrees, the rates, terms and conditions upon which we and our competitors conduct retail business. In general, state regulation of ILEC retail offerings is greater than the level of regulation applicable to CLECs. In a number of states, however, Verizon either has obtained or is actively seeking some level of increased pricing flexibility or deregulation, either through amendment of state law or through proceedings before state PUCs. Such increased pricing flexibility could have an adverse effect on our competitive position in those states because it could allow Verizon to reduce retail rates to customers while wholesale rates that we pay to it stay the same or increase. We cannot predict whether these efforts will materially affect our business.

We also are subject to state laws and regulations regarding slamming, cramming, and other consumer protection and disclosure regulations. These rules could substantially increase the cost of doing business in any particular state. State commissions have issued or proposed substantial fines against CLECs for slamming or cramming. The risk of financial damage, in the form of fines, penalties and legal fees and costs and to business reputation from slamming is significant. A slamming complaint before a state commission could generate substantial litigation expenses. In addition, state law enforcement authorities may use their consumer protection authority against us if we fail to meet applicable state law requirements.

States also retain the right to sanction a service provider or to revoke certification if a service provider violates relevant laws or regulations. If any regulatory agency were to conclude that we are or were providing intrastate services without the appropriate authority or otherwise in violation of law, the agency could initiate enforcement actions, which could include the imposition of fines, a requirement to disgorge revenues, or refusal to grant regulatory authority necessary for the future provision of intrastate services. We may be subject to requirements in some states to obtain prior approval for, or notify the state commission of, any transfers of control, sales of assets, corporate reorganizations, issuance of stock or debt instruments and related transactions. Although we believe such authorizations could be obtained in due course, there can be no assurance that state commissions would grant us authority to complete any of these transactions, or that such authority would be granted on a timely basis.

Rates for intrastate switched access services, which we provide to long-distance companies to originate and terminate in-state toll calls, are subject to the jurisdiction of the state in which the call originated and/or terminated. Such regulation by states could have a material adverse affect on our revenues and business opportunities within that state. State PUCs also regulate the rates ILECs charge for interconnection, access to network elements, and resale of services by competitors. State PUCs may initiate cost cases to re-price UNEs and to establish rates for wholesale services that are no longer required to be provided as UNEs under the TRRO. Any such proceedings may affect the rates, terms, and conditions contained in our interconnection agreements or in other wholesale agreements with ILECs. We cannot predict the outcome of these proceedings. The pricing, terms and conditions under which the ILEC in each of the states in which we currently operate offers such services may preclude or reduce our ability to offer a competitively viable and profitable product within these and other states on a going forward basis.

State regulators establish and enforce wholesale service quality standards that RBOCs must meet in providing network elements to CLECs like us. These plans sometimes require payments from the ILECs to the CLECs if quality standards are not met. Verizon is asking various state commissions where we operate to modify the state wholesale quality plans in ways that would reduce or eliminate certain wholesale quality standards. Changes in performance standards could result in reduced payments and a diminution of the service quality we receive. We cannot predict how state commissions will respond to such requests, nor the ultimate impact of such decisions on our business, financial condition or results of operations.

Local Regulation

In some municipalities where we have installed facilities, we are required to pay license or franchise fees based on a percentage of our revenues generated from within the municipal boundaries. We cannot guarantee that fees will remain at their current levels following the expiration of existing franchises or that other local jurisdictions will not impose similar fees.

Regulation of VoIP

Federal and State

The use of the public Internet and private Internet protocol networks to provide voice communications services, including VoIP, has been largely unregulated within the United States. To date, the FCC has not imposed regulatory surcharges or most forms of traditional common carrier regulation upon providers of Internet communications services, although it has recently ruled that VoIP providers must contribute to the USF. The FCC has also imposed obligations on providers of two-way interconnected VoIP services to provide E911 service, and it has extended CALEA obligations to such VoIP providers. As a provider of interconnected VoIP services, we will bear costs as a result of these various mandates.

On February 12, 2004, the FCC adopted an NPRM to address, in a comprehensive manner, the future regulation of services and applications making use of Internet protocol, including VoIP. In the absence of federal legislation, we expect that through this proceeding the FCC will resolve certain regulatory issues relating to VoIP services and develop a regulatory framework that is unique to IP telephony providers or that subjects VoIP providers to minimal regulatory requirements. We cannot predict when, or if, the FCC may take such actions. The FCC may determine that certain types of Internet telephony should be regulated like basic interstate communications services, rendering VoIP calls subject to the access charge regime that permits local telephone companies to charge long distance carriers for the use of the local telephone networks to originate and terminate long-distance calls, generally on a per minute basis. The FCC’s pending review of intercarrier compensation policies (discussed above) also may have an adverse impact on enhanced service providers.

The FCC is also considering several petitions filed by individual companies concerning the regulatory rights and obligations of providers of IP-based voice services, and networks that handle IP-based voice traffic or that exchange that traffic with operators of Public Switched Telephone Network, or PSTN, facilities We cannot predict the outcome of any of these petitions and regulatory proceedings or any similar petitions and regulatory proceedings pending before the FCC or state PUCs. Moreover, we cannot predict how their outcomes may affect our operations or whether the FCC or state PUCs will impose additional requirements, regulations or charges upon our provision of services related to IP communications.

In a series of decisions issued in 2004, the FCC clarified that the FCC, not the state PUCs, has jurisdiction to decide the regulatory status of IP-enabled services, including VoIP. On November 12, 2004, in response to a request by Vonage Holdings Corp., or Vonage, a VoIP services provider, the FCC issued an order preempting traditional telephone company regulation of VoIP service by the Minnesota PUC, finding that the service cannot be separated into interstate and intrastate communications without negating federal rules and policies. In April 2004, the FCC issued an order concluding that, under current rules, AT&T’s phone-to-phone IP telephony service is a telecommunications service upon which interstate access charges may be assessed. This decision, however, is limited to interexchange service that: (1) uses ordinary customer premises equipment with no enhanced functionality; (2) originates and terminates on the public switched telephone network; and (3) undergoes no net protocol conversion and provides no enhanced functionality to end-users due to the provider’s use of IP technology. The FCC made no determination regarding retroactive application of its ruling, and stated that the decision does not preclude it from adopting a different approach when it resolves the IP-enabled services or intercarrier compensation rulemaking proceedings.

Other aspects of VoIP and Internet telephony services, such as regulations relating to the confidentiality of data and communications, copyright issues, taxation of services, and licensing, may be subject to federal or state regulation. Similarly, changes in the legal and regulatory environment relating to the Internet connectivity market, including regulatory changes that affect communications costs or that may increase the likelihood of competition from RBOCs or other communications companies could increase our costs of providing service.

Other Domestic Regulation

We are subject to a variety of federal, state, local, and foreign environmental, safety and health laws, and governmental regulations. These laws and regulations govern matters such as the generation, storage, handling, use, and transportation of hazardous materials, the emission and discharge of hazardous materials into the atmosphere, the emission of electromagnetic radiation, the protection of wetlands, historic sites, and endangered species and the health and safety of employees. We also may be subject to laws requiring the investigation and cleanup of contamination at sites it owns or operates or at third-party waste disposal sites. Such laws often impose liability even if the owner or operator did not know of, or was not responsible for, the contamination. We operate numerous sites in connection with our operations. We are not aware of any liability or alleged liability at any operated sites or third-party waste disposal sites that would be expected to have a material adverse effect on our business, financial condition or results of operations. Although we monitor our compliance with environmental, safety and health laws and regulations, we cannot give assurances that it has been or will be in complete compliance with these laws and regulations. We may be subject to fines or other sanctions by federal, state and local governmental authorities if we fail to obtain required permits or violate applicable laws and regulations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information on the names of our directors and executive officers as of the date of this prospectus.

Name	Position

Steven F. Tunney(1)	Chairman of the Board
Samuel G. Rubenstein(1)	Director
John S. Patton, Jr.(1)	Director
B. Hagen Saville(1)	Director
David C. Ruberg(2)	Director
Robert Manning(2)	Director
Peter J. Barris(3)	Director
Michael K. Robinson	Chief Executive Officer, President and Assistant Treasurer
Brian P. Crotty	Chief Operating Officer
Corey Rinker	Chief Financial Officer, Treasurer and Assistant Secretary
Charles C. Hunter	Executive Vice President, General Counsel and Secretary
Kenneth A. Shulman	Chief Technology Officer and Chief Information Officer
Terrence J. Anderson	Executive Vice President — Corporate Development and Assistant Treasurer

All directors have served on our board of directors since at least the time of the Bridgecom merger in January 2005 except Mr. Saville, who joined subsequent to that event to replace another director designated by MCG who had resigned from the board. All directors’ terms expire annually. All officers are elected annually by the board of directors and hold office until their respective successors are elected and qualified.

(1)	Designated by MCG.

(2)	Designated by Baker.

(3)	Designated by NEA.

Biographies of Executive Officers

Michael K. Robinson, Chief Executive Officer, President and Assistant Treasurer (50).  Mr. Robinson joined the Company as the Chief Executive Officer in March 2005. Prior to this, Mr. Robinson had been with US LEC Corp., a publicly traded competitive communications provider, as executive vice president and chief financial officer since July 1998, responsible for all financial operations including treasury, general accounting and internal controls, investor relations, billing and information systems development, information technology, human resources and real estate. Prior to joining US LEC, Mr. Robinson spent 10 years in various management positions with the telecommunications division of Alcatel, including executive vice president and chief financial officer of Alcatel Data Networks and the worldwide financial operations of the enterprise and data networking division of Alcatel. Prior to these roles, Mr. Robinson was chief financial officer of Alcatel Network Systems. Before joining Alcatel, Mr. Robinson held various management positions with Windward International and Siecor Corp. (now Corning). Mr. Robinson holds a masters degree in business administration from Wake Forest University.

Brian P. Crotty, Chief Operating Officer (37).  Mr. Crotty, Chief Operating Officer, has over 15 years of senior management experience in the telecom industry. In his role with Broadview, he is responsible for all operational aspects of the Company including sales, marketing, provisioning, billing, network operations, repair, field services and customer service. Mr. Crotty formerly served as Bridgecom’s Chief Operating Officer prior to its merger with Broadview. Prior to joining Bridgecom in 2000, he held a succession of positions with CoreComm Ltd., a publicly traded integrated communications provider with facilities throughout the Northeast and Midwest, most recently acting as Director of Operations. Mr. Crotty joined CoreComm Ltd., through the acquisition of USN

Communications Inc. where he held a succession of senior management roles in both sales and operations, most recently as Vice President of Operations. Prior to that, Mr. Crotty was the co-founder and served as Executive Vice President of The Millennium Group, one of the first competitive local exchange carriers in the state of Wisconsin. In addition, Mr. Crotty has also served in a managerial position with CEI Communications, which he founded. Mr. Crotty obtained a degree in Business Administration from St. Norbert College.

Corey Rinker, Chief Financial Officer, Treasurer and Assistant Secretary (49).  Mr. Rinker, a certified public accountant and attorney, joined the Company (originally with Bridgecom) as Chief Financial Officer in January 2001 following seven years of experience serving in similar positions with both privately held and publicly traded corporations including The Intellisource Group, a Safeguard Scientifics, Inc. partnership company (NYSE:SFE). Mr. Rinker also possesses nearly a decade of cumulative experience with predecessors of the Big Four accounting firms of Deloitte & Touche LLP and Ernst & Young LLP, serving in senior managerial positions in the tax and consulting areas. Mr. Rinker also serves as the Secretary and Treasurer of Broadview. He has an accounting degree, with honors, from the University of Massachusetts at Amherst and a J.D. degree from Yeshiva University’s Cardozo School of Law.

Charles C. Hunter, Executive Vice President, General Counsel and Secretary (54).  Mr. Hunter has served as Executive Vice President, Secretary, and General Counsel of Broadview since 2003 (originally with Bridgecom), where he continues to be responsible for the corporate and legal affairs of the Company, including federal and state public policy advocacy. He is a 25-year veteran of telecommunications law and policy who has been involved in the competitive communications industry for nearly two decades. Prior to joining Broadview, Mr. Hunter headed the Hunter Communications Law Group P.C., a District of Columbia based boutique telecommunications law firm with a nationwide clientele. He began his legal career as a trial attorney with the Federal Maritime Commission and afterwards was a partner specializing in telecommunications matters at the Chicago-based law firm of Gardner, Carton and Douglas and the Washington, D.C. based law firm of Herron, Burchette, Ruckert and Rothwell. Mr. Hunter received his J.D. from the Duke University School of Law and his undergraduate degree from the University of Michigan at Ann Arbor. He is a member of the bars of the State of New York, the District of Columbia, the U.S. Supreme Court and numerous Federal Appellate Courts.

Kenneth A. Shulman, Chief Technology Officer and Chief Information Officer (53).  Mr. Shulman joined Broadview Networks in 1999 as Chief Technology Officer. In this role, he is responsible for the architecture, technology, standards and evolution plans for the company’s integrated communications networks and services. As Chief Information Officer, Mr. Shulman is also responsible for the Company’s patented integrated provisioning, billing and CRM systems, software and IT infrastructure. Mr. Shulman has over 30 years of leadership experience in communications technology. He previously served as vice president of local network technology for AT&T, a position he assumed when AT&T acquired Teleport Communications Group (TCG) in 1998. From 1987 to 1998, Mr. Shulman held officer positions with TCG, including as senior vice president and chief technology officer. Earlier, he was director of systems engineering for MCI International. Before that, Mr. Shulman specialized in network planning with Bell Communications Research Inc. (Bellcore) and Bell Laboratories. He holds a B.S. in electrical engineering from the State University of New York at Stony Brook, an M.S. in electrical engineering from the University of Rochester, and an M.B.A. from The Wharton School of Business at the University of Pennsylvania. Mr. Shulman has served on many technical advisory boards, and currently serves on advisory boards of Baker Capital, Vonair and T3 Communications.

Terrence J. Anderson, Executive Vice President — Corporate Development and Assistant Treasurer (41).  Mr. Anderson was a co-founder of Broadview Networks in 1996 and has served as Executive Vice President, Finance, since the Company’s inception. His current role includes corporate development, business planning and financial analysis. He has led efforts to raise startup capital, offered financial direction, and secured subsequent financing to sustain Broadview Networks’ operations. Previously, as a vice president in the media and telecommunications finance group of Chemical Banking Corp. from 1988 to 1995, Mr. Anderson was responsible for originating and executing transactions and financing for diverse customers, including several large cable operators. Mr. Anderson holds a bachelor’s degree in economics from Princeton University and an M.B.A. with honors from Columbia University.

Biographies of Directors

Steven F. Tunney, Sr. (46).  Mr. Tunney has served as the President of MCG since May 2001 and as its Chief Executive Officer since 2006. Prior to that, he served as MCG’s Chief Operating Officer from 1998 to 2006, its Chief Financial Officer and Secretary from 1998 to 2000 and its Treasurer from 1998 to 2002. Mr. Tunney also serves on MCG’s board of directors, as well as the Investment and Enterprise Risk Committees, and, from 2001 to 2006, on its Valuation Committee. Prior to founding MCG, Mr. Tunney was a Vice President at First Union Corp. and Signet Banking Corp. From 1989 to 1995, Mr. Tunney was the Chief Financial Officer of Cambridge Information Group, Inc. From 1986 to 1989, Mr. Tunney was the Financial Manager of Legent Corporation, an international software development firm. From 1982 to 1986, Mr. Tunney was an auditor with PricewaterhouseCoopers. Mr. Tunney earned a B.S. in Business Administration from Towson State University in 1982 and is a certified public accountant. He also serves on the board of directors of Chesapeake Tower Holdings, LLC, Jet Plastica Investors, LLC, JetBroadband Holdings, LLC, JUPR Holdings, Inc., MCG Capital Corporation, National Product Services, Inc., Radiopharmacy Investors, LLC, Solutions Capital I, L.P., Superior Industries Investors, LLC and Working Mother Media, Inc.

Samuel G. Rubenstein (45).  Mr. Rubenstein has served as an executive vice president and the general counsel and corporate secretary of MCG since 2000. Mr. Rubenstein is responsible for the corporate and legal affairs of MCG, including corporate governance matters. Prior to joining MCG, Mr. Rubenstein was partner in the Washington, D.C. office of Bryan Cave LLP, where his practice focused primarily on commercial and corporate finance transactions. He began his career practicing law as an attorney in the Washington, D.C. office of the law firm of Pepper Hamilton, LLP. Mr. Rubenstein received his J.D. from the George Washington University National Law Center and his B.B.A. from the University of Texas at Austin. He also serves on the board of directors of Chesapeake Tower Holdings, LLC, Coastal Sunbelt, LLC, GMC Television Broadcasting Holdings, Inc., Jet Plastica Investors, LLC, Jet Broadband Holdings, LLC, JUPR Holdings, Inc., LMS Intellibound Investors, LLC, National Product Services, Inc., Radio Pharmacy Investors, LLC, Solutions Capital I, LLC, Superior Industries Investors, LLC, TNR Entertainment Corp. and Total Sleep Holdings, Inc.

B. Hagen Saville (46).  Mr. Saville is Executive Vice President and co-founder of MCG. He is responsible for MCG’s business development activities, Mr. Saville currently serves on MCG’s Credit and Investment Committees. Prior to founding MCG, Hagen was a Vice President at First Union and Signet Bank and helped develop the strategy for executing the management buy-out. Prior to joining Signet, he worked as an independent consultant providing valuation, loan restructuring, advisory, and due diligence services while pursuing several entrepreneurial ventures. Prior to that, he served as an investment banker for Hannon Armstrong & Company in Alexandria, VA, a real estate investment analyst for Sonnenblick, Goldman in NYC, and as a corporate lender with Riggs Bank in Washington, D.C. Mr. Saville also serves on MCG’s board of directors. He also serves on the board of directors of Chesapeake Tower Holdings, LLC, Coastal Sunbelt, LLC, Jet Plastica Industries, Inc., LMS Intellibound Investors, LLC, MCG Capital Corporation, National Product Services, Inc., Radiopharmacy Investors, LLC, Solutions Capital I, LP, Superior Industries Investors, LLC, TNR Entertainment Corp. and Total Sleep Holdings, Inc.

John S. Patton, Jr. (48).  Mr. Patton is a managing director of MCG. He is responsible for investment decisions and relationship management in MCG’s telecommunications practice, which focuses on competitive local exchange, long distance, data, Internet, wireless and communications support, including tower ownership and management. Using MCG’s flexible approach to funding and structuring capital, Mr. Patton has managed transactions that have allowed his customers to expand their product lines and distribution channels and make the necessary capital investments in provisioning capacity to support growth. Prior to joining MCG, Mr. Patton was a Vice President at First Union Corp. and Signet Banking Corp. He also serves on the board of directors of Cleartel Communications, Inc.

Peter J. Barris (54).  Mr. Barris is the managing general partner of NEA. He has been with NEA since 1992, and he serves as the general partner of New Enterprise Associates VII, L.P., New Enterprise Associates 9, L.P., New Enterprise Associates 10, L.P. and NEA Presidents Fund. Mr. Barris specializes in information technology companies. His current board memberships include Boingo Wireless Inc., eCommerce Industries Inc., eZiba Inc., Hillcrest Communications Inc., Mainstream Data Inc., Megisto Systems Inc. and Neutral Tandem Inc. He also serves on the board of directors of the Mid-Atlantic Venture Association Inc., the National Venture Capital Association Inc. and Venture Philanthropy Partners. His prior board memberships include UUNET Technologies Inc. (sold to MCI), AMISYS (acquired by HBO), CareerBuilder (acquired by Knight Ridder/Tribune Co.), Mobius

Management Systems Inc., SALIX Technologies (acquired by Tellabs) and Tripod Inc. (acquired by Lycos, Inc.). Mr. Barris is a member of the Board of Trustees of Northwestern University, the Board of Overseers of the Tuck School at Dartmouth College and the Board of Advisors of the Tuck’s Center for Private Equity and Entrepreneurship at Dartmouth. Before joining NEA, Mr. Barris was President and Chief Operating Officer at Legent Corporation and Senior Vice President and General Manager of the Systems Software Division at UCCEL Corp. He also held various management positions between 1977 and 1985 at General Electric Company, including Vice President and General Manager at GE Information Services. He received a Masters in Business Administration from Dartmouth College and a Bachelor of Science in Electrical Engineering from Northwestern University.

David C. Ruberg (60).  Mr. Ruberg is a manager of the general partner of Baker. He joined Baker in 2001 as the Chief Executive Officer in residence and became a General Partner in 2003. Prior to joining Baker, Mr. Ruberg was the Chief Executive Officer of Intermedia Communications Inc., a publicly traded competitive communications services provider, as well as Chairman of its majority-owned subsidiary, Digex, Inc, a web hosting company. Prior to Intermedia Communications, Inc., he was general manager of Data General Corporation’s PC and Systems Integration Division and also led the company’s WAN Products Division. Before Data General Corp., Mr. Ruberg ran design and development software organizations for database and data communications companies. He began his career as a scientist at AT&T Bell Labs, specializing in the development of compilers, operating systems, and communications systems. Mr. Ruberg serves on the boards of InterXion (Chairman), Adaptix Inc. and QSC AG. Mr. Ruberg holds a Bachelor’s Degree from Middlebury College and received his Masters in Computer and Communication Sciences from the University of Michigan.

Robert Manning (46).  Mr. Manning is a manager of the general partner of Baker Capital. Prior to joining Baker Capital in 2002, Mr. Manning was CFO of Intermedia Communications, Inc., an integrated communications services provider, and a director of its majority-owned subsidiary, Digex, Inc., a provider of complex, managed, web hosting services. Prior to Intermedia, he was an investment banker to the cable television and communications industries for nine years acting as both agent and principal. Mr. Manning left investment banking in 1991 to become one of the founding executives of DMX, Inc., a digital audio cable network that was sold to Liberty Media in 1996. Mr. Manning serves on the board of directors of Adaptix Inc. (Chairman), InterXion, N.V., DigiTV Plus Inc. and Wine.com (Chairman). Mr. Manning also serves on the Board of Trustees of the Maritime Aquarium in Norwalk, Connecticut. Mr. Manning is a graduate of Williams College.

Code of Ethics

Prior to the consummation of the exchange offer, we will adopt a code of ethics that complies with the standards mandated by the Sarbanes-Oxley Act of 2002. The complete code of ethics will be available on our website at www.broadviewnet.com.  At any time that the code of ethics is not available on our website, we will provide a copy upon written request made to Office of the Chief Financial Officer, Broadview Networks Holdings, Inc., 800 Westchester Avenue, Rye Brook, NY 10573. We caution you that any information that is included in our website is not part of this prospectus. If we amend the code of ethics, or grant any waiver from a provision of the code of ethics that applies to our executive officers or directors, we will publicly disclose such amendment or waiver as required by applicable law, including by posting such amendment or waiver on our website at
www.broadviewnet.com or by filing a Form 8-K with the SEC.

Board of Directors and Committees of the Board of Directors

Pursuant to our certificate of incorporation, our board of directors must be comprised of between one and 11 members. We currently have seven members on our board of directors. Pursuant to our charter and our amended and restated shareholders agreement, currently four directors have been designated by MCG, two directors have been designated by Baker and one director has been designated by NEA. For more information, see the sections entitled “— Executive Officers and Directors” and “Related Party Transactions — Amended and Restated Shareholders Agreement.”

At this time, we have not formed any committees of the board of directors. Instead, our board of directors acts as a group to perform the functions of an audit committee and a compensation committee. Our board reviews the work products of our independent auditors and is involved in the process of confirming that our auditors are independent. In addition, our board of directors reviews and approves compensation and benefit plans for executive officers and reviews general compensation policies with the objective to attract and retain superior talent and to achieve our strategic and financial goals. The board also administers our stock option plans and grants; and evaluates and assesses executive performance. Pursuant to our amended and restated shareholders agreement, we have agreed to take all actions necessary to cause at least two directors designated by MCG and one director designated by Baker to be appointed to each committee of the board of directors.

At this time the independence requirements of Rule 4200 of NASDAQ and SEC Rule 10A-3 are not applicable to the Company. As a result, we have not assessed the independence of the members of the board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers serve as a director of our company.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Compensation decisions with respect to our named executive officers have generally been based on the goal of recruiting, retaining and motivating individuals who can help us meet and exceed our financial and operational goals. We evaluate the amount of total compensation paid to each of our named executive officers during any fiscal year and generally consider the growth of the company, corporate financial and operating goals, individual performance and industry trends in setting individual compensation levels for our named executive officers. Our compensation programs have historically been weighted toward cash compensation, but we have also placed emphasis on equity-based compensation in order to better align the interests of our named executive officers with those of our stockholders.

Determination of Compensation

Our board of directors is responsible for establishing and making decisions with respect to the compensation and benefit plans applicable to our named executive officers. On occasion, the board has appointed ad hoc committees for purposes of reviewing the documentation and construction of certain compensation plans (including the management incentive plan, described in more detail below), determining grant amounts to all recipients and determining the value of grants and options and other economic considerations. Each year, our board reviews, modifies, and approves proposals prepared by our Chief Executive Officer to determine the adjustments, if any, that need to be made to all elements of our named executive officers’ compensation, including base salary, annual bonus compensation and long-term equity awards. In determining the levels and mix of compensation, the Chief Executive Officer and the board have not generally relied on formulaic guidelines, but rather sought to maintain a flexible compensation program which allowed the company to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals. In addition to any objective criteria, subjective factors considered in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere. During 2006, the Chief Executive Officer engaged a third party compensation consultant to prepare an overall analysis to assist in the process of determining total compensation targets for the key executives of the company, including the named executive officers. Members of our board reviewed the analysis prepared by the third party compensation consultant and used the data as a barometer for determining the annual bonuses for our named executive officers for 2006.

Components of Compensation for 2006

For 2006, the compensation provided to our named executive officers consisted of the same elements generally available to our non-executive employees, including base salary, annual bonus and other perquisites and benefits, each of which is described in more detail below. Although our executive officers historically participated in some form of equity-based compensation, no grants of shares or options were made in 2006. We believe that the mix of cash- and equity-based compensation, as well as the ratio of fixed to performance-based compensation, is well-balanced and provides us with an effective means to attract, motivate, and retain our named executive officers.

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Additionally, the company intends to be competitive within the geographic territory in which in operates and in the telecommunications sector generally. Base salary is reviewed periodically by our board, with our Chief Executive Officer providing recommendations to the board for each named executive officer. In determining base salary, the board considers individual performance during the prior year, the mix of fixed to overall compensation, and subjective considerations relating to cost of living adjustments and value to us. Other than an increase pursuant to the terms of an employment agreement with our Chief Executive Officer, the board did not increase any of our named executive officers’ base salary during 2006.

Annual Bonuses

The annual bonuses are intended to compensate executives for achieving our annual financial and strategic goals. For 2006, the annual bonuses were determined in the discretion of the board upon a review of a proposal presented by our Chief Executive Officer. In developing his proposal, our Chief Executive Officer considered overall company performance, growth in revenue, achievement of synergies from acquisitions and an executive’s individual performance during the year. Actual 2006 bonus amounts paid to our named executive officers are set forth in the Summary Compensation Table.

Long-Term Equity Compensation

Our long-term equity compensation plans are designed primarily to drive behavior and performance that is consistent with the goal of optimizing the operating results of the company. In particular, each of our equity compensation plans is designed to align a named executive officer’s interests with building the long-term equity value of the company, such that the named executive officer will be motivated to deliver his or her best efforts on a long-term basis toward meeting and exceeding the company’s financial and operating goals. Grants of shares or options under the plans are generally valued at the fair market value at the time of grant as approved by the board. Vesting of awards under our long-term equity compensation plans is generally established by the board with the purpose of retaining our named executive officers.

401(k) Savings Plan

We have adopted a tax-qualified employee savings and retirement plan covering all of our full-time employees, including our named executive officers. Under the 401(k) plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the plan. From time to time, we match contributions, up to certain pre-established limits, made by our employees. Our named executive officers participate in the 401(k) plan on the same basis as our other employees, except for rules that govern 401(k) plans with regard to highly compensated employees which may limit our named executive officers from achieving the maximum amount of contributions under the plan.

  Perquisites and Other Benefits

Our named executive officers are eligible to receive the same benefits, including life and health insurance benefits, which are available to all employees. Certain of our named executive officers are provided use of company automobiles and receive reimbursement for expenses related to those automobiles. Additionally, our Chief Executive Officer receives temporary housing near the company headquarters and transportation to and from his principal place of residence. Any personal tax liability created by this reimbursement or for items paid for directly by the company will be “grossed up” by the company to cover the Chief Executive Officer’s estimated income tax liability. The board determined that these benefits were necessary to attract our Chief Executive Officer to join the company in 2005.

Severance Benefits

Certain of our named executive officers are entitled to receive severance benefits upon certain qualifying terminations of employment, pursuant to the provision of such executives’ employment agreements. These severance arrangements are primarily intended to retain our named executives, as the named executives will forego the right to receive a significant payment if they voluntarily terminate their employment without good reason.

Changes to Compensation Components after 2006

In February 2007, our board adopted a management incentive plan, pursuant to which we may grant options and restricted stock to our named executive officers (and certain other key management employees). The management incentive plan reserves 52,332 shares of our Series C Preferred Stock and 1,308,297 shares of our non-voting Class B Common Stock for issuance. For purposes of determining the remaining shares of common stock available for grant under the plan, to the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery to the participant of the full number of shares of common stock to which the award related, the undelivered shares of common stock will again be available for grant. Similarly, shares of common stock withheld in payment of the exercise price or taxes relating to an award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an award shall be deemed to constitute shares not delivered to the participant and shall be deemed to again be available for awards under the plan.

The management incentive plan is designed primarily to drive behavior and performance that is consistent with the goals of optimizing the operating results of the company. In particular, the plan is designed to encourage building the long-term equity value of the company, such that the recipient of incentives will be motivated to deliver their best efforts on a long-term basis toward meeting and exceeding the company’s financial and operating goals. Grants of shares or options under the plan will be valued at the fair market value at the time of grant and approved by the board. Each option granted pursuant to the management incentive plan is designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, in order to avoid the imposition of a 20% penalty tax to our named executive officers (and other participants).

The initial awards granted pursuant to the management incentive plan are intended to replace grants made to our named executive officers under our prior equity-based compensation plans. In connection with the initial grants under the management incentive plan, we will repurchase all vested shares of restricted stock and any purchased equity securities held by our named executive officers and our named executive officers will forfeit and return for cancellation and termination any unvested shares of our stock and any rights to grants of shares or options offered to the named executive officer prior to the adoption of the management incentive plan.

If a named executive officer is terminated by us or our successor without cause following a change in control of the company, all options and shares of restricted stock granted to the named executive officer pursuant to the management incentive plan will immediately vest. An initial public offering will not constitute a change in control.

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2006, by our named executive officers (Chief Executive Officer, Chief Financial Officer and our four other most highly compensated executive officers who were employed by us as of December 31, 2006, and whose total compensation exceeded $100,000 during that fiscal year).

					All Other
		Salary	Bonus(1)	Stock Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(2)	($)	($)

Michael K. Robinson	2006	400,000	300,000	219,813	96,400(3)	$1,016,203
Chief Executive Officer, President and Assistant Treasurer
Corey Rinker	2006	260,000	75,000	129,703	0	$464,703
Chief Financial Officer, Treasurer and Assistant Secretary
Brian P. Crotty	2006	310,000	190,000	175,550	0	$675,550
Chief Operating Officer
Charles C. Hunter	2006	250,000	75,000	83,954	0	$408,954
Executive Vice President, General Counsel and Secretary
Terrence J. Anderson	2006	250,000	150,000	0	0	$400,000
Executive Vice President, Corporate Development and Assistant Treasurer
Kenneth A. Shulman	2006	250,000	100,000	0	0	$350,000
Chief Technology Officer and Chief Information Officer

(1)	Represents bonuses paid for operating results during 2006, the integration of Broadview and Bridgecom in 2005 and 2006, the successful acquisition of ATX and the refinancing of the company’s capital structure during 2006.

(2)	Represents the compensation cost we recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or SFAS 123(R). For additional information on the calculation of the compensation expense including the valuation assumptions used, please refer to note 15 of our audited consolidated financial statements attached hereto.

(3)	During 2006, the incremental cost to the company of providing housing for Mr. Robinson near our headquarters was $54,600 and the incremental cost to the company for Mr. Robinson’s transportation to and from his principal place of residence was approximately $40,000.

Narrative Disclosure Relating to Summary Compensation Table

Chief Executive Officer Employment Agreement

On February 10, 2005, we entered into an employment agreement with Mr. Robinson, pursuant to which he agreed to serve as our Chief Executive Officer for a three-year term with automatic one-year renewals. Mr. Robinson is entitled to a minimum base salary and is eligible to receive an annual bonus, as determined by our board, with a target bonus of between 30% and 100% of his annual base salary. Additionally, Mr. Robinson was granted 367.5 shares of our Series A Preferred Stock, 382.5 shares of our Series B Preferred Stock and 18,750 of our Class A Common Stock, which vest ratably on the first, second and third anniversary of the date of grant. In addition, if Mr. Robinson’s employment is terminated by us other than for cause, death or disability, by Mr. Robinson for good reason, or if we fail to extend the employment agreement, Mr. Robinson is entitled to (i) an amount equal to 150% (or 100%, if such termination occurs after March 10, 2007) of the sum of (a) his annual base salary and (b) the average of the annual cash performance bonus paid to Mr. Robinson over the previous three fiscal years, such amount to be paid in equal installments over 18 months (or 12 months if such termination occurs after March 10, 2007), and (ii) immediate vesting of any unvested restricted stock granted pursuant to his employment agreement. Additionally, if any amounts payable to Mr. Robinson following a change in control become subject to an excise tax under Section 280G of the Internal Revenue Code, he will be entitled to a gross up payment to make him whole for any excise tax he is required to pay.

Under the employment agreement, Mr. Robinson has agreed to a non-compete provision pursuant to which he cannot compete with us for a period of one year following any termination of his employment. Mr. Robinson is also subject to a non-solicit covenant which prohibits him from soliciting, among others, our officers and employees for a period of two years following the termination of his employment. The employment agreement also contains customary confidentiality provisions.

Employment Agreements with Other Named Executive Officers

We are currently a party to substantially similar employment agreements with Messrs. Rinker, Crotty, Hunter, Anderson and Shulman. Pursuant to these employment agreements, each executive agreed to serve as an executive officer for a one-year term with automatic one-year renewals. Each executive is entitled to a minimum base salary and is eligible to receive an annual bonus with the target bonus and actual cash bonus amount to be determined by the board each fiscal year. Upon a termination of employment (i) by us employment other than for cause, death or disability, (ii) as a result of our failure to renew his employment agreement, or (iii) in the case of Mr. Anderson and Mr. Shulman only, the executive’s resignation for “good reason” (as defined in the employment agreement), the executive will be entitled to continue to receive his base salary for a period of one year following termination.

Messrs. Crotty, Rinker, Hunter and Shulman are barred from competing with us for a period of one year following any termination of employment. Mr. Anderson’s employment agreement contains a non-compete provision pursuant to which he cannot compete with us until the earlier of the date on which his severance payments cease or the date which is one year following the termination of his employment. Each employment agreement also contains non-solicit provisions which prohibit the executive from soliciting, among others, our officers and employees for a period of two years following the termination of his employment. The employment agreements also contain customary confidentiality provisions.

Outstanding Equity Awards at Fiscal Year-End

		Stock Awards
		Number of Shares	Market Value of Shares
		or Units of Stock	or Units of Stock
	Class or Series	That Have Not Vested	That Have Not Vested
Name	of Stock	(#)(1)	($)(2)

Michael K. Robinson(1)	Series A Preferred	245	$326,927
	Series B Preferred	255
	Class A Common	12,500
Corey Rinker(1)	Series A Preferred	270	$176,540
	Class A Common	6,750
Brian P. Crotty(1)	Series A Preferred	450	$294,233
	Class A Common	11,250
Charles C. Hunter(1)	Series A Preferred	210	$137,309
	Class A Common	5,250
Terrence J. Anderson		—	—
Kenneth A. Shulman		—	—

(1)	50% of the unvested shares held by Messrs. Rinker, Crotty and Hunter vested in January 2007 and the balance will vest in January 2008. 50% of the unvested shares held by Mr. Robinson vested in March 2007 and the balance will vest in March 2008.

(2)	The market value of the shares assumes a price of $653.85 per unit (each unit representing 1 share of either Series A Preferred Stock or Series B Preferred Stock and 25 shares of Class A Common Stock) which represents the fair market value of a unit as of December 31, 2006, determined in reliance on a valuation performed in March 2007.

Stock Vested During Fiscal Year

		Stock Awards
		Number of Shares	Value Realized
	Class or Series of	Acquired on Vesting	on Vesting
Name	Stock	(#)	($)(1)

Michael K. Robinson	Series A Preferred	123
	Series B Preferred	127
	Class A Common	6,250	$125,606
Corey Rinker	Series A Preferred	180
	Class A Common	4,500	$90,437
Brian P. Crotty	Series A Preferred	300	$150,729
	Class A Common	7,500
Charles C. Hunter	Series A Preferred	140
	Class A Common	3,500	$70,340
Terrence J. Anderson		—	—
Kenneth A. Shulman		—	—

(1)	The market value of the shares acquired upon vesting or exercise is based on a unit price of $502.43 per unit (with each unit representing 1 share of either Series A Preferred Stock or Series B Preferred Stock and 25 shares of Class A Common Stock).

Potential Payments Upon Termination Or Change In Control

Pursuant to the employment agreements with our named executive officers, the material terms of which have been summarized above in the Narrative Disclosure Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table, upon certain terminations of employment, our named executive officers are entitled to payments of compensation and benefits. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) termination for cause or without good reason (“voluntary termination”), (ii) termination other than for cause or with good reason (“involuntary termination”), (iii) termination by reason of an executive’s death or disability, and (iv) a change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2006, and therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

	Type of	Voluntary	Involuntary	Death or	Change in
Name	Payment	Termination	Termination	Disability	Control

Michael K. Robinson	Cash Severance(1)	$0	$1,050,000	$0	$0
	Equity Acceleration(2)	$0	$326,927	$0	$0
	Gross-Up	$0	$0	$0	$0
	Total	$0	$1,376,927	$0	$0
Corey Rinker	Cash Severance	$0	$260,000	$0	$0
	Equity Acceleration	$0	$0	$0	$0
	Total	$0	$260,000	$0	$0
Brian Crotty	Cash Severance	$0	$310,000	$0	$0
	Equity Acceleration	$0	$0	$0	$0
	Total	$0	$310,000	$0	$0
Terrence J. Anderson	Cash Severance	$0	$250,000	$0	$0
	Equity Acceleration	$0	$0	$0	$0
	Total	$0	$250,000	$0	$0
Kenneth A. Shulman	Cash Severance	$0	$250,000	$0	$0
	Equity Acceleration	$0	$0	$0	$0
	Total	$0	$250,000	$0	$0
Charles C. Hunter	Cash Severance	$0	$250,000	$0	$0
	Equity Acceleration	$0	$0	$0	$0
	Total	$0	$250,000	$0	$0

(1)	The calculation of cash severance assumes the bonus component of the cash severance payment is equal to the bonus reported on the Summary Compensation Table for 2006 for Mr. Robinson. Assuming a separation after March 2007, the cash severance amount would be approximately $700,000.

(2)	The calculation of the value of the equity acceleration is determined by calculating the number of units that would vest in connection with the applicable event (each unit representing 1 share of either Series A Preferred Stock or Series B Preferred Stock and 25 shares of Class A Common Stock) and multiplying it by $653.85, which in management’s judgement represents the fair market value of a unit as of December 31, 2006.

Director Compensation

During 2006, no compensation was paid to any of our directors, primarily due to their status as significant shareholders. In the event that new directors are elected to our board who are neither executives, nor significant shareholders, we may compensate such individual for their role on the board and board committees. It is anticipated that the compensation for such members of the board would be approved by our board that may be in place at that time. Our directors are reimbursed for normal and customary expenses submitted in association with their participation at board meetings and committee meetings.

PRINCIPAL SHAREHOLDERS

The following table and footnotes set forth, as of June 30, 2007, certain information regarding the beneficial ownership of our capital stock by:

•	each stockholder known by us to beneficially own more than 5% of each class of our outstanding stock;

•	each of our directors and executive officers; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address for each shareholder listed is c/o Broadview Networks Holdings, Inc., 800 Westchester Avenue, Suite 501, Rye Brook, NY 10573. Except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to all the shares indicated. For purposes of calculations in the following chart, as of June 30, 2007, there were 9,345,340 shares outstanding of Class A Common Stock, 324,800 shares outstanding of Class B Common Stock, 87,254 shares outstanding of Series A Preferred Stock, 100,702 shares outstanding of Series A-1 Preferred Stock, 91,301 shares outstanding of Series B Preferred Stock, 64,986 shares outstanding of Series B-1 Preferred Stock and 12,992 shares outstanding of Series C Preferred Stock. Beneficial ownership is determined in accordance with SEC rules and generally represents voting or investment power with respect to securities. Shares of common stock subject to issuance upon conversion of our preferred stock, exercise of options and warrants within 60 days of the date hereof are deemed outstanding for computing the percentage of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person. Warrants issued in connection with the InfoHighway merger are not exercisable within 60 days of the date hereof.

			Class A				Class B
	Class A		Common Stock on an		Class B		Common Stock on an
	Common Stock		As-Converted Basis(1)		Common Stock		As-Converted Basis(1)
	Amount		Amount		Amount		Amount
	and	Percent	And	Percent	And	Percent	and	Percent
	Nature	of	Nature	of	Nature	of	Nature	of
	of	Outstanding	of	Outstanding	of	Outstanding	of	Outstanding
	Beneficial	Shares	Beneficial	Shares	Beneficial	Shares	Beneficial	Shares
	Ownership	of Class	Ownership	of Class	Ownership	of Class	Ownership	of Class

Steven F. Tunney(2)	4,698,987	50.3%	9,729,657	67.7%
B. Hagen Saville(2)	4,698,987	50.3%	9,729,657	67.7%
Samuel G. Rubenstein(2)	4,698,987	50.3%	9,729,657	67.7%
John S. Patton, Jr(2)	4,698,987	50.3%	9,729,657	67.7%
David C. Ruberg(3)	1,508,506	16.1%	3,123,525	28.5%
Robert Manning(3)	1,508,506	16.1%	3,123,525	28.5%
Peter J. Barris(4)	821,345	8.8%	1,700,683	16.6%
Michael Robinson(5)					92,075	28.3%	152,617	39.6%
Brian Crotty(6)					56,075	17.3%	92,946	25.7%
Terrence J. Anderson(7)					48,950	15.1%	81,136	22.7%
Kenneth A. Shulman(8)					30,075	9.3%	49,850	14.5%
Corey Rinker(9)					23,325	7.2%	38,662	11.4%
Charles Hunter (10)					21,575	6.6%	35,761	10.5%
Directors and Executive Officers as a Group(11)	7,028,838	75.2%	14,553,865	86.3%	272,075	83.8%	450,972	89.5%
MCG(2)	4,698,987	50.3%	9,729,657	67.7%
Baker(3)	1,508,506	16.1%	3,123,525	28.5%
NEA(4)	821,345	8.8%	1,700,683	16.6%
Com Ventures(12)	360,109	3.9%	745,644	7.7%
WPG(13)	224,072	2.4%	463,966	4.8%
Apollo(14)	165,965	1.8%	343,648	3.6%
Trimaran(15)	128,985	1.4%	267,077	2.8%

(1)	The calculation of Class A Common Stock on an As-Converted Basis includes all shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock and warrants and options convertible or exercisable into Class A Common Stock within 60 days of the date hereof. This does not include shares of capital stock, warrants or options that are convertible or exercisable into Class A Common Stock upon a change of control or qualifying initial public offering.

The calculation of Class B Common Stock on an As-Converted Basis includes all shares of Series C Preferred Stock, warrants and options convertible or exercisable into Class B Common Stock within 60 days of the day hereof. This does not include shares of capital stock, warrants or options that are convertible or exercisable into Class B Common Stock upon a change of control or qualifying initial public offering.

(2)	MCG beneficially owns (i) 87,254 shares of our Series A Preferred Stock, which represents 100.0% of the outstanding shares of our Series A Preferred Stock and (ii) 100,702 shares of our Series A-1 Preferred Stock, which represents 100% of the outstanding shares of our Series A-1 Preferred Stock. Each of Mr. Tunney, Mr. Saville, Mr. Rubenstein and Mr. Patton are officers of MCG Capital Corporation. By virtue of such relationship, each of Mr. Tunney, Mr. Saville, Mr. Rubenstein and Mr. Patton, may be deemed to beneficially own the shares listed as beneficially owned by MCG. Each of Mr. Tunney, Mr. Saville, Mr. Rubenstein and Mr. Patton disclaims beneficial ownership of such shares.

(3)	Baker beneficially owns (i) 38,119 shares of our Series B Preferred Stock, which represents 41.8% of the outstanding shares of our Series B Preferred Stock and (ii) 22,221 shares of our Series B-1 Preferred Stock, which represents 34.2% of the outstanding shares of our Series B-1 Preferred Stock. Each of Mr. Ruberg and Mr. Manning are managers of the general partners of Baker Communications Fund, L.P. and Baker Communications Fund II (QP) L.P. By virtue of such relationship, each of Mr. Ruberg and Mr. Manning may be deemed to beneficially own the shares listed as beneficially owned by Baker. Each of Mr. Ruberg and Mr. Manning disclaims beneficial ownership of such shares.

(4)	NEA beneficially owns (i) 20,838 shares of our Series B Preferred Stock, which represents 22.8% of the outstanding shares of our Series B Preferred Stock and (ii) 12,016 shares of our Series B-1 Preferred Stock, which represents 18.5% of the outstanding shares of our Series B-1 Preferred Stock. Mr. Barris is the managing general partner of New Enterprise Associates VII, L.P., New Enterprise Associates 9, L.P., New Enterprise Associates 10, L.P. and NEA Presidents Fund. By virtue of such relationship, Mr. Barris may be deemed to beneficially own the shares listed as beneficially owned by NEA. Mr. Barris disclaims beneficial ownership of such shares.

(5)	Mr. Robinson beneficially owns 3,683 shares of our Series C Preferred Stock, which represents 28.3% the outstanding shares of our Series C Preferred Stock.

(6)	Mr. Crotty beneficially owns 2,243 shares of our Series C Preferred Stock, which represents 17.3% of the outstanding shares of our Series C Preferred Stock.

(7)	Mr. Anderson beneficially owns 1,958 shares of our Series C Preferred Stock, which represents 15.1% of the outstanding shares of our Series C Preferred Stock.

(8)	Mr. Shulman beneficially owns 1,203 shares of our Series C Preferred Stock, which represents 9.3% of the outstanding shares of our Series C Preferred Stock.

(9)	Mr. Rinker beneficially owns 933 shares of our Series C Preferred Stock, which represents 7.2% of the outstanding shares of our Series C Preferred Stock.

(10)	Mr. Hunter beneficially owns 863 shares of our Series C Preferred Stock, which represents 6.6% of the outstanding shares of our Series C Preferred Stock.

(11)	The Directors and Executive Officers as a group beneficially own (i) 87,254 shares of our Series A Preferred Stock, which represents 100.0% of the outstanding shares of our Series A Preferred Stock, (ii) 100,702 shares of our Series A-1 Preferred Stock, which represents 100% of the outstanding shares of our Series A-1 Preferred Stock, (iii) 58,957 shares of our Series B Preferred Stock, which represents 64.6% of the outstanding shares of our Series B Preferred Stock, (iv) 34,237 shares of our Series B-1 Preferred Stock, which represents 52.7% of the outstanding shares of our Series B-1 Preferred Stock and (v) 10,833 shares of our Series C Preferred Stock, which represents 83.8% of the outstanding shares of our Series C Preferred Stock.

(12)	Com Ventures beneficially owns (i) 10,191 shares of our Series B Preferred Stock, which represents 11.2% of the outstanding shares of our Series B Preferred Stock and (ii) 4,213 shares of our Series B-1 Preferred Stock, which represents 6.5% of the outstanding shares of our Series B-1 Preferred Stock.

(13)	WPG beneficially owns (i) 6,418 shares of our Series B Preferred Stock, which represents 7.0% of the outstanding shares of our Series B Preferred Stock and (ii) 2,545 shares of our Series B-1 Preferred Stock, which represents 3.9% of the outstanding shares of our Series B-1 Preferred Stock.

(14)	Apollo beneficially owns 6,639 shares of our Series B-1 Preferred Stock, which represents 10.2% of the outstanding shares of our Series B-1 Preferred Stock.

(15)	Trimaran beneficially owns 5,159 shares of our Series B-1 Preferred Stock, which represents 7.9% of the outstanding shares of our Series B-1 Preferred Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Amended and Restated Shareholders Agreement

On January 14, 2005, in connection with the Bridgecom merger, we entered into an amended and restated shareholders agreement with MCG, Baker, NEA, ComVentures, WPG, the lenders under our then existing credit agreement, dated January 14, 2005, as amended, certain former members of Bridgecom management, and certain other shareholders of Broadview. On July 20, 2006, in anticipation of the conversion of certain of our senior unsecured subordinated notes due 2009 and 2007 to shares of convertible preferred stock and common stock, we amended and restated our shareholders agreement. On February 23, 2007 we amended and restated our shareholders agreement to reflect the adoption of the MIP. Upon the closing of the InfoHighway merger we amended and restated our shareholders agreement to grant certain rights under our shareholders agreement to certain significant stockholders of InfoHighway, collectively the InfoHighway Stockholders. The agreement governs certain rights of such shareholders as set forth below. This summary is not a complete description of all the terms of the agreement.

The agreement imposes certain transfer restrictions on our securities and grants certain rights to the parties to the agreement, including, among other things, rights of first offer, drag-along rights and tag-along rights. Those participation rights, and certain other rights granted under the agreement, will terminate following an initial public offering of common stock, if the common stock so offered nets proceeds to us of not less than $50 million, or a Qualified Public Offering. Certain shareholders also have the right to participate in the issuance or sale of our shares on a pro-rata basis under the agreement.

The agreement, and our charter, provide that prior to a Qualified Public Offering, MCG will have the right to elect up to four directors to our board of directors; Baker will have the right to elect up to two directors; NEA will have the right to elect up to one director; and the InfoHighway Stockholders will have the right to elect up to one director. If we do not consummate an Exit Transaction within six months from and after the date of an Exit Transaction notice from the holders of Series B Preferred Stock exercising the rights set forth in the preceding paragraph, the number of directors serving on the board of directors will increase by three. In that case, MCG will have the right to elect up to four directors, Baker will have the right to elect up to two directors, NEA will have the right to elect up to one director, the InfoHighway Stockholders will have the right to elect up to one director and MCG, Baker, NEA and the InfoHighway Stockholders will jointly select the remaining three directors. In the event MCG, Baker, NEA and the InfoHighway Stockholders cannot agree on three joint directors, MCG will select one director and Baker, NEA and the InfoHighway Stockholders will jointly select another director, each of whom will be independent of MCG, Baker, NEA and the InfoHighway Stockholders, and those two elected directors will select a third director independent of MCG, Baker and NEA. If those two elected directors cannot agree on a third director, each will name one potential nominee, and the chairman of the board of directors will select by lot from the two nominees. Under the amended and restated shareholders agreement, MCG was given the right to appoint the chairman of the board of directors at all meetings of the board, and except following an increase in the number of board members following the delivery of an Exit Transaction notice, the chairman of the board was granted the right to resolve any deadlock or impasse. If the InfoHighway Stockholders cease to be able to appoint a member of the board but continue to hold at least 5% of the then outstanding preferred stock of the Company (excluding Series C Preferred Stock issued pursuant to the MIP and any preferred stock issued which is not pari passu in all respects with the Series A Preferred Stock), and the Company grants to any other holder of at least 5% of the then outstanding preferred stock of the Company (excluding Series C Preferred Stock issued pursuant to the MIP and any preferred stock issued which is not pari passu in all respects with the Series A Preferred Stock), the right to designate one or more individuals to attend, in a nonvoting observer capacity, all meetings of the board of directors, then the InfoHighway Stockholders shall be permitted to designate one individual, subject to certain limitations, who is an employee of one of the InfoHighway Stockholders, to attend, in a nonvoting observer capacity, all meetings of the board of directors.

In addition, the parties have agreed to take all reasonable steps to ensure that the boards of directors of any of our subsidiaries will have the same directors as our boards of directors. Finally, we agreed to take all actions necessary to cause at least two MCG directors and one Baker director to be appointed to each committee of the board of directors except that the Compensation Committee will be comprised of one director nominated by the holders of the Series A Preferred Stock and one director nominated by the holders of the Series B Preferred Stock. Certain banks who were lenders under our former credit agreement have the right to designate two individuals as observers at meetings of our board of directors.

Subject to certain exceptions, the rights and obligations of each shareholder party to the shareholders agreement will terminate upon the earliest of: (i) such shareholder ceases to own our securities; (ii) a Qualified Public Offering; and (iii) any sale, lease, or other disposition of all or substantially all of our assets or any merger, reorganization, consolidation, or recapitalization transaction or any transaction in which the holders of our capital stock immediately prior to such transaction do not continue to own more than 50% of the voting power of the entity surviving such transaction.

Pursuant to the agreement, certain corporate action also requires the approval by holders of our Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and/or the Series C-1 Preferred Stock.

The agreement also contains certain registration rights pursuant to which certain shareholders received piggyback registration rights, demand registration rights and Form S-3 registration rights.

Employment Agreements

We have employment agreements with certain of our executive officers as described in the section entitled “Executive Compensation — Narrative Disclosure Relating to Summary Compensation Table — Employment Agreements.”

Miscellaneous

In 2003 and 2004, MCG provided certain management and administrative services at agreed-upon rates.

We reimbursed the holders of our senior unsecured subordinated notes due 2009 and 2007 for expenses incurred in connection with the offering of our outstanding notes in August 2006.

In connection with the Financing Transactions, we reimbursed MCG for certain legal expenses.

DESCRIPTION OF OTHER INDEBTEDNESS

As part of the Financing Transactions, we entered into our existing credit facility, which provides for a $25.0 million five-year revolving loan facility. Our existing credit facility has a $9.0 million letter of credit subfacility. There are currently no letters of credit outstanding. At June 30, 2007, we had approximately $2.0 million of outstanding borrowings under our revolving credit facility. As of September 9, 2007, all outstanding borrowings have been repaid. Outstanding amounts under our existing credit facility are subject to a borrowing base limitation based on an advance rate of 85% of the amount of eligible receivables (net of reserves established by the administrative agent) of ours and our domestic subsidiaries, including future acquisitions, with the eligibility criteria to be agreed upon.

Interest and Fees

The interest rates per annum applicable to the loans under our existing credit facility are, at our option, equal to either a base rate or a eurodollar rate, in each case, plus an applicable margin percentage. The base rate will be the greater of (i) prime rate; and (ii) 50 basis points over the federal funds effective rate from time to time. The eurodollar rate is the rate at which the eurodollar deposits for one, two, three or six (or if available from each lender, nine or twelve) months, as chosen by us, are offered in the interbank eurodollar market. The applicable margin is equal to (x) 1.75% in the case of base rate loans and (y) 2.75% in the case of eurodollar loans. In the case of base rate loans, interest will be paid quarterly in arrears. In the case of eurodollar loans, interest will be payable at the end of each interest period, and, in any event, at least every three months.

We are required to pay certain on-going fees in connection with the existing credit facility, including letter of credit fees on any letters of credit issued under the facility at a per annum rate of 2.75%, issuance fees in respect thereof and commitment fees on the unused commitments at a per annum rate of 0.50%.

Prepayments

We are required to make mandatory prepayments with respect to proceeds of asset sales, incurrence of additional debt or the receipt of certain insurance proceeds.

Collateral and Guarantors

Indebtedness under our existing credit facility is guaranteed by all of our direct and indirect subsidiaries that are not borrowers thereunder and is secured by a security interest in all of our and our subsidiaries’ tangible and intangible assets (including, without limitation, intellectual property, real property, licenses, permits and all of our and our subsidiaries’ capital stock (other than voting capital stock of our foreign subsidiaries that exceeds 65% of such voting capital stock), the escrow account and all funds and investment property on deposit therein or credited thereto and certain other excluded assets), which security interest in such assets consisting of (i) the first priority collateral is contractually senior to the security interest thereon that secures the notes and the related guarantees and (ii) the assets not constituting first priority collateral is contractually subordinated to the security interest thereon that secures the notes and the related guarantees, in each case, pursuant to the intercreditor agreement. For more information, see the section entitled “Description of the Exchange Notes — Security.”

Covenants and Other Matters

Our existing credit facility contains affirmative and negative covenants and requirements affecting us and our subsidiaries. In general, the affirmative covenants provide for, among other things, delivery of financial statements and other financial information to the lenders and notice to the lenders upon the occurrence of certain events. The affirmative covenants also include standard covenants relating to our operations and our subsidiaries’ businesses.

Our existing credit facility also contains negative covenants and restrictions on our actions and our subsidiaries including, without limitation, incurrence of additional indebtedness, restrictions on dividends and other restricted payments, prepayments of debt, liens, sale-leaseback transactions, loans and investments, hedging arrangements, mergers, transactions with affiliates, changes in business and restrictions on our ability to amend the indenture and terms of our subordinated debt.

Our existing credit facility contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-payment defaults and cross events of default, certain events of bankruptcy, certain events under ERISA, loss of assets, loss or expiry of license, failure to comply with certain rules and regulations; material judgments, actual or asserted invalidity of the guarantees, change in nature of business and change in control.

DESCRIPTION OF THE EXCHANGE NOTES

On August 23, 2006, we issued $210.0 million in aggregate principal amount of 11 3/8% Senior Secured Notes due 2012 (the “2006 Notes”). On May 14, 2007, we issued $90.0 million in aggregate principal amount of 11 3/8% Senior Secured Notes due 2012 (the “2007 Notes”). The 2006 Notes and the 2007 Notes (together, the “Original Notes”) were and the Exchange Notes will be, issued under an Indenture, dated as of August 23, 2006 and supplemented as of September 29, 2006, May 14, 2007 and May 31, 2007, among the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee (the “Trustee”) and Collateral Agent (the “Collateral Agent”). As used in this “Description of the Exchange Notes,” except as the context otherwise requires, the term “Notes” refers to both the Original Notes and the Exchange Notes, as well as any additional notes that the Company may issue from time to time under the Indenture. The form and terms of the Exchange Notes are substantially identical to the form and terms of the Original Notes, except that the Exchange Notes:

•	will be registered under the Securities Act; and

•	will not bear any legends restricting transfer.

We summarize below the material provisions of the Indenture and the Collateral Agreements, but do not include all of the provisions of the Indenture and the Collateral Agreements. We urge you to read the Indenture and the Collateral Agreements because they define your rights. The terms of the Notes include those stated in the Indenture and the Collateral Agreements and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). You can obtain a copy of the Indenture upon request from us. You can find definitions of certain capitalized terms used in this description below under “Certain Definitions.” When we refer to the “Company” in this section we mean Broadview Network Holdings, Inc., the issuer of the Notes, and not its Subsidiaries.

Brief Description of the Notes and the Guarantees

  The Notes

The Notes will:

•	be senior secured obligations of the Company;

•	rank equally in right of payment with all other senior obligations of the Company and senior in right of payment to all Indebtedness that by its terms is subordinated to the Notes; and

•	be secured by a Lien on substantially all existing and future property and assets owned by the Company, other than Excluded Collateral, subject to certain prior Liens.

The Company will issue the Exchange Notes in fully registered form in denominations of $1,000 and integral multiples of $1,000. The Trustee will initially act as Paying Agent and Registrar. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Exchange Notes, or the Holders. The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee’s corporate office in New York, New York. At the Company’s option, interest also may be paid by mailing a check to the Holder’s registered address. Any Original Notes that remain outstanding after the completion of the Registered Exchange Offer, together with the Exchange Notes issued in connection with the Registered Exchange Offer, and any Additional Notes (as defined below) actually issued will be treated as a single class of securities under the Indenture.

  The Guarantees

The Notes will be guaranteed by each of the Company’s Domestic Restricted Subsidiaries (other than its Immaterial Subsidiaries). Each Guarantee of a Guarantor will:

•	be a senior secured obligation of such Guarantor;

•	rank equally in right of payment with all other senior obligations of such Guarantor and senior in right of payment to all Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor; and

•	be secured by a Lien on substantially all existing and future property and assets owned by such Guarantor, other than Excluded Collateral, subject to certain prior Liens.

Pursuant to the terms of the Intercreditor Agreement, the Lien on the assets of the Company and the Guarantors consisting of First Priority Collateral that secures the Notes and the Guarantees will be contractually subordinated to the Liens thereon that secure First Priority Claims. Consequently, the Notes and the Guarantees will be effectively subordinated to the First Priority Claims to the extent of the value of such assets.

Principal, Maturity and Interest

The Original Notes were, and the Exchange Notes will be, issued with a maximum aggregate principal amount of $300.0 million. The Notes will mature on September 1, 2012.

Interest on the Notes will accrue at the rate of 11 3/8% per annum and will be due and payable semiannually in cash on each March 1 and September 1, commencing on September 1, 2007, to the Persons who are registered Holders at the close of business on each February 15 and August 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date with respect to which interest has been paid or, if no interest has been paid, from and including March 1, 2007. The Company will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

The Company may issue additional Notes (“Additional Notes”) from time to time, subject to the limitations set forth under “Certain Covenants — Limitation on Incurrence of Additional Indebtedness.” The Notes and any Additional Notes will be substantially identical other than the issuance dates, issue prices and the dates from which interest will accrue. Any Additional Notes issued after this offering will be secured, equally and ratably, with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the Collateral for the then outstanding Notes. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers and be represented by a different global Note or Notes. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer and any Additional Notes, will be treated as a single class of securities under the Indenture. Unless the context otherwise requires, for all purposes of the Indenture and this Description of the Exchange Notes, references to the Notes include any Additional Notes actually issued.

Guarantees

The full and prompt payment of the Company’s payment obligations under the Notes and the Indenture will be guaranteed, jointly and severally, by all Domestic Restricted Subsidiaries of the Company (other than its Immaterial Subsidiaries). Each Guarantor will fully and unconditionally guarantee (each, a “Guarantee” and, collectively, the “Guarantees”), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company’s Obligations under the Indenture and the Notes, including the payment of principal of, and interest and premium, if any, on, the Notes. The Guarantee of each Guarantor will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. See “Certain Covenants — Mergers, Consolidation and Sale of Assets” and “— Limitation on Asset Sales.”

Notwithstanding the foregoing, a Guarantor will be released from its Guarantee without any action required on the part of the Trustee or any Holder:

(1) if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any of its Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and the Company otherwise complies, to the extent applicable, with the covenant described below under “Certain Covenants — Limitation on Asset Sales;”

(2) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the Indenture;

(3) if the Company exercises its legal defeasance option or its covenant defeasance option as described below under “Legal Defeasance and Covenant Defeasance;” or

(4) upon satisfaction and discharge of the Indenture or payment in full of the principal and premium, if any, and accrued and unpaid interest on the Notes and all other Obligations that are then due and payable.

At the Company’s request and expense, the Trustee will execute and deliver an instrument evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of the Indenture. See “Modification of the Indenture.”

As of the date of the Indenture, all of our Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances described below under “Certain Covenants — Limitation on Restricted Payments” and the definition of the term “Unrestricted Subsidiary,” the Company will be permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

Security

The Notes and the Guarantees will be secured by a Lien on substantially all existing and future property and assets owned by the Company and the Guarantors, except as described below. The Notes will also be secured by a first priority Lien on the Escrow Account and funds and investment property on deposit therein or credited thereto.

The Collateral does not include:

(i) the Capital Stock of any Subsidiary of the Company;

(ii) motor vehicles;

(iii) leasehold interests in real property with respect to which the Company or any Guarantor is a tenant or subtenant;

(iv) rights under any contracts that contain a valid and enforceable prohibition on assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;

(v) property and assets owned by the Company or any Guarantors that are the subject of Permitted Liens described in clause (6) or (7) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon;

(vi) payroll accounts of the Borrower or any Guarantor;

(vii) Permitted LC Cash Collateral Accounts; and

(viii) property and assets owned by the Company or any Guarantor in which a Lien may not be granted without governmental approval or consent (but only for so long as the Company or the applicable Guarantor has not obtained such approval or consents);

(the excluded assets set forth in clauses (i) — (viii) are collectively referred to in this prospectus as the “Excluded Collateral”).

The Obligations under the Credit Agreement and certain other Indebtedness permitted under the Indenture may be secured by a Lien on the Company’s and the Guarantors’ assets (other than the Escrow Account and funds and investment property on deposit therein or credited thereto and certain other excluded assets), which security interest in such assets consisting of (i) accounts, (ii) inventory, (iii) deposit accounts and all cash, checks and other instruments on deposit therein or credited thereto, (iv) securities accounts and all investment property on deposit therein or credited thereto, (v) lock boxes, (vi) Capital Stock of each Subsidiary of the Company or any Guarantor and (vii) contract rights, instruments, documents, chattel paper (whether tangible or electronic), drafts and acceptances, general intangibles and all other forms of obligations owing to such Credit Party, in each case, arising out of or relating to the sale, lease or other disposition of inventory or the rendition of services and all guarantees and other security therefor (collectively, the “First Priority Collateral”) will be contractually senior to the security interest thereon that secures the Notes and the Guarantees pursuant to the Intercreditor Agreement. As a result, the Notes will be effectively subordinated to these Obligations to the extent the value of the First Priority Collateral is less than or equal to the amount of such Obligations. No appraisals of any Collateral have been prepared in connection with the offering of the Notes. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Company’s Obligations under the notes or any of the Guarantees thereof, in full or at all, after first satisfying, in the case of Collateral consisting of the First Priority Collateral, the Company’s Obligations in full under First Priority Claims and, in the case of any other Obligations secured by a first priority Lien on the Collateral, such other Obligations.

By their acceptance of the Notes, Holders will authorize the Collateral Agent and the Trustee to enter into an intercreditor agreement with the First Lien Agent and the holders of First Priority Claims. First Priority Claims include the Obligations under the Credit Agreement, as well as certain Interest Swap Obligations and First Priority Cash Management Obligations. The intercreditor agreement will, among other things, provide that the First Lien Agent and the holders of First Priority Claims will control, at all times prior to the payment in full in cash of the First Priority Claims (and, if applicable, the termination of all commitments thereunder and the cash collateralization of any outstanding and undrawn letters of credit), all remedies and other actions related to the First Priority Collateral for a period of 120 days from the date that the Trustee gives notice to the Administrative Agent of the occurrence of an Event of Default; provided, that such remedies standstill period will be extended for so long as the Administrative Agent is diligently pursuing in good faith the exercise of its enforcement rights or remedies against such First Priority Collateral. The Liens will not entitle the Trustee, Collateral Agent or the Holders of any Notes, or any of the Guarantees thereof, to take any action whatsoever with respect to such First Priority Collateral prior to such time or contesting priority, validity, perfection or enforceability of the First Priority Claims (and all such action shall be taken exclusively by the holders of First Priority Claims or their applicable designees). In addition, (i) the holders of First Priority Claims or their applicable designees will have exclusive rights regarding the exercise or the forbearance from the exercise of rights and remedies with respect to such First Priority Collateral and the release of such First Priority Collateral; (ii) the net proceeds of such First Priority Collateral will be applied first, to First Priority Claims and second, to the Obligations under the Notes and Guarantees (provided, that in the event of the sale or other disposition of all or substantially all of the assets of the Company or any Guarantor any net proceeds are actually received in respect thereof by the holders of First Priority Claims, the Holders of the Notes, the Collateral Agent or the Trustee, such proceeds will be applied (i) first, to the First Priority Claims in an amount not exceeding the book value of the First Priority Collateral (other than that consisting of inventory) and (ii) second, to the second priority claims); and (iii) in bankruptcy, the Trustee and the Collateral Agent may not challenge priming Liens to secure a debtor-in-possession financing or such debtor-in-possession financing so long as (A) such priming Liens are senior to or pari passu with Liens securing the First Priority Claims, (B) such priming Liens are only on the First Priority Collateral and (C) the principal amount of such debtor-in-possession financing, when taken together with principal amount of the First Priority Claims under the Credit Agreement, will not exceed the aggregate principal amount of Indebtedness that may be incurred under the Credit Agreement pursuant to clauses (2) and (14) of the definition of the term “Permitted Indebtedness.” As a result, neither the Trustee nor the holders of the Notes will be able to force a sale of such First Priority Collateral or otherwise exercise remedies in respect of any First Priority

Collateral that are normally available to secured creditors without the concurrence of the holders of First Priority Claims until the termination of such remedies standstill period unless the First Priority Claims have been paid in full in cash. The intercreditor agreement will also provide that the Trustee, the Collateral Agent and the Holders shall not contest (or support any other Person contesting) (a) any request by the First Lien Agent or the holders of First Priority Claims for adequate protection or (b) any objection by First Lien Agent or the holders of First Priority Claims to any motion, relief, action or proceeding based on their claiming a lack of adequate protection, in each case, in respect of the First Priority Collateral.

If the Company or any Guarantor creates any additional Liens upon any property to secure any First Priority Claims, it must concurrently grant a Lien (subject to Permitted Liens) upon such property as security for the Notes unless such property is Excluded Collateral consisting of the Capital Stock of any Subsidiary of the Company in which case we are not obligated to provide a Lien.

The intercreditor agreement will also provide that (i) the Liens on the Collateral (other than the First Priority Collateral) (the “Second Priority Collateral”) will be contractually senior to the Liens thereon that secure the First Priority Claims; (ii) the Administrative Agent and the other holders of First Priority Claims will be subject to a remedies standstill period that is similar to the remedies standstill period applicable to the Collateral Agent in respect of the First Priority Collateral except that such remedies standstill period in respect of the Second Priority Collateral that is applicable to the Administrative Agent and such other holders will be for a period of at least 150 days from the date that the Administrative Agent notifies the Trustee of the occurrence of an event of default under the Credit Agreement at a time when an Event of Default shall have occurred and be then continuing; (iii) the Collateral Agent will provide the Administrative Agent with access to the Second Priority Collateral for a period of 90 days commencing from the date that the Trustee shall have given written notice to the Administrative Agent of the occurrence of an Event of Default to remove the First Priority Collateral consisting of inventory; (iv) the Collateral Agent may not foreclose upon or otherwise sell or dispose of all or substantially all of the Second Priority Collateral for a period of 90 days from the date that the Trustee gives notice to the Administrative Agent of the occurrence of an Event of Default; and (v) the Holders will have an option to purchase all but not less than all of the First Priority Claims at par.

All net proceeds from any realization on the First Priority Collateral will be applied:

(1) first, to amounts owing to the holders of the First Priority Claims in accordance with the terms of the First Priority Claims until the First Priority Claims are paid in full;

(2) second, to amounts owing to the Collateral Agent, the Trustee and the Holders of the Notes in accordance with the terms of the Indenture until such amounts are paid in full; and

(3) third, to the Company, Guarantors and/or other persons entitled thereto.

All net proceeds from any realization on the Second Priority Collateral will be applied:

(1) first, to amounts owing to the Collateral Agent, the Trustee and the Holders in accordance with the terms of the Indenture until such amounts are paid in full;

(2) second, to amounts owing to the holders of the First Priority Claims in accordance with the terms of the First Priority Claims until the First Priority Claims are paid in full; and

(3) third, to the Company, Guarantors and/or other persons entitled thereto.

The Company, the Guarantors, the Trustee and the Collateral Agent will enter into one or more Collateral Agreements defining the terms of the Liens securing the Notes and Guarantees. These Liens will secure the payment and performance when due of all of the Obligations of the Company and the Guarantors under the Notes, the Indenture, the Guarantees and the Collateral Agreements, as provided in the Collateral Agreements.

Whether prior to or after the discharge of First Priority Claims, the Company will be entitled to releases of assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1) to enable the Company to consummate asset dispositions permitted or not prohibited under the covenant described below under “Certain Covenants — Limitation on Asset Sales;”

(2) if any Subsidiary that is a Guarantor is released from its Guarantee, that Subsidiary’s assets will also be released from the Liens securing the Notes; or

(3) as described under “Modification of the Indenture” below.

The Liens on all Collateral that secures the Notes and the Guarantees also will be released:

(1) if the Company exercises its legal defeasance option or covenant defeasance option as described below under “Legal Defeasance and Covenant Defeasance;” or

(2) upon satisfaction and discharge of the Indenture or payment in full of the principal of, premium, if any, and accrued and unpaid interest on the Notes and all other Obligations that are then due and payable.

Subject to the terms of the Collateral Agreements and subject to rights of the holders of the First Priority Claims, the Company and each Guarantor will have the right to remain in possession and retain exclusive control of the Collateral (other than the Escrow Account and funds and investment property on deposit therein or credited thereto) securing the Notes, to freely operate such Collateral and to collect, invest and dispose of any income therefrom. Further, no appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance of the Notes. There can be no assurance that the proceeds from the sale of the Collateral remaining, in the case of Collateral consisting of First Priority Collateral, after the satisfaction of all Obligations owed to the holders of First Priority Claims or after the satisfaction of all other Obligations in which any Collateral secures such other Obligations owing to the holders of other Liens which have priority over or rank pari passu with the Lien securing the Notes would be sufficient to satisfy the obligations owed to the Holders of the Notes. To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value and any sale of such Collateral separately from the assets of the Company as a whole may not be feasible. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable. See the section entitled “Risk Factors — Risks Related to the Notes — There may not be sufficient collateral to pay all or any portion of the notes.”

The ability of the Holders of the Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See the section entitled “Risk Factors — Risks Related to the Notes — Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.” The Collateral Agent’s ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Collateral.

Additionally, the Collateral does not include the Capital Stock of any Subsidiary of the Company. As a result, the ability of the Collateral Agent to realize upon the value of the Collateral of any Guarantor may be delayed and result in less net proceeds as it is generally more complicated, time consuming and costly to foreclose upon all of the assets of an entity instead of its Capital Stock.

Moreover, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property (if any) because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

The assignment of or grant of a Lien in the Company’s regulatory authorizations may be subject to restrictions imposed by the FCC or any PUC on the Company’s ability to assign its interest in or transfer control of any regulatory authorizations. The assignment of or grant of a Lien in any state or local franchises or licenses may be subject to similar government restrictions.

The exercise of any rights or remedies under any Collateral Agreement by the Collateral Agent or any Holder of a Note that may require FCC or PUC approval shall be subject to obtaining such approval.

Redemption

Optional Redemption Prior to September 1, 2009. At any time or from time to time prior to September 1, 2009, we may redeem the Notes for cash at our option, in whole or in part, upon not less than 30 days nor more than 60 days’ notice to each Holder, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus the Applicable Premiums, as of, and accrued and unpaid interest, if any, to the date of redemption.

Optional Redemption On or After September 1, 2009. The Company may redeem the Notes, at its option, in whole or in part at any time on or after September 1, 2009, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on September 1, of the year set forth below:

Year	Percentage

2009	105.688%
2010	102.844%
2011 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the aggregate principal amount of the Notes redeemed.

Optional Redemption Upon a Change of Control. At any time on or prior to September 1, 2009 if a Change of Control occurs the Company may, at its option, redeem all, but not less than all, of the Notes upon not less than 30 nor more than 60 days prior notice, at a redemption price equal to the sum of 111.375% of the principal amount of the Notes as of the redemption date, plus accrued and unpaid interest thereon to the date of redemption. If the Company elects to exercise the redemption right set forth in this paragraph (the “Change of Control Redemption Right”), it must do so by mailing a notice to each Holder with a copy to the Trustee within 30 days following the Change of Control (or, at the Company’s option, prior to such Change of Control but after the transaction giving rise to such Change of Control is publicly announced). Any such redemption may be conditioned upon the Change of Control occurring if the notice is mailed prior to the Change of Control.

Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to September 1, 2009, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes, if any) originally issued under the Indenture at a redemption price of 111.375% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption; provided that:

(1) at least 65% of the principal amount of Notes (including Additional Notes, if any) originally issued under the Indenture remains outstanding immediately after any such redemption; and

(2) the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

If the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2) if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate.

If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. No Notes of a principal amount of $1,000 or less shall be redeemed in part and Notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made).

The Company will pay the redemption price for any Note together with accrued and unpaid interest thereon to the date of redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes, except as described under “Escrow of Proceeds.” In addition, under certain circumstances, the Company may be required to offer to purchase the Notes as described under “Repurchase upon Change of Control,” and “Certain Covenants — Limitation on Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase Upon Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to purchase all or a portion (in integral multiples of $1,000) of such Holder’s Notes using immediately available funds pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by registered first-class mail, an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Change of Control Offer. Such offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”).

Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing and the terms of the Credit Agreement and/or the Indenture may restrict the ability of the Company to obtain such financing.

Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or the Board of Directors of the Company. Consummation of any such Asset Sales in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.

One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s assets under certain circumstances. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event Holders elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase under such circumstances.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company or any Restricted Subsidiary of the Company that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if immediately thereafter the ratio (the “Leverage Ratio”) of:

(1) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date,

to

(2) the Pro Forma Consolidated Cash Flow of the Company for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 4.00 to 1.00.

Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another

Restricted Subsidiary of the Company) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary, other than any such Capital Stock held by the Company or any Restricted Subsidiary;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee in anticipation of satisfying a sinking fund obligation, principal installment of final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement); or

(4) make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness;” or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made on or after the first day of the Company’s fiscal quarter during which the Issue Date occurs (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned during the period (taken as one accounting period) beginning on the first day of the Company’s fiscal quarter during which the Issue Date occurs and ending on the last day of the last full fiscal quarter preceding the Transaction Date; plus

(B) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Transaction Date of Qualified Capital Stock of the Company (other than in connection with any Excluded Contribution); plus

(C) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Transaction Date (other than in connection with any Excluded Contribution); plus

(D) 100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Transaction Date; plus

(E) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions otherwise included in Consolidated Net Income), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments

(excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

In the case of clauses (iii)(B) and (C) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, shall be excluded until and to the extent such borrowing is repaid.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

(2) the acquisition of any shares of Qualified Capital Stock of the Company, either (i) solely in exchange for other shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or a cash capital contribution received by the Company from its shareholders (in each case, other than in connection with any Excluded Contribution) within 60 days after such exchange, sale or receipt of such cash capital contribution;

(3) the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of (a) a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or a cash capital contribution received by the Company from its shareholders (in each case, other than in connection with any Excluded Contribution) within 60 days of such sale or receipt of such cash capital contribution or (b) if no Default or Event of Default would exist after giving effect thereto, Refinancing Indebtedness;

(4) an Investment either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or a cash capital contribution received by the Company from its shareholders (in each case, other than in connection with any Excluded Contribution) within 60 days after such sale or receipt of such cash capital contribution;

(5) if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of shares of Capital Stock of the Company from employees, former employees, directors, former directors or other shareholders of the Company (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements), plans (or amendments thereto) or other arrangements approved by the Board of Directors of the Company under which such shares were granted, issued or sold or such other repurchases or acquisitions as may be approved by the Board of Directors of the Company; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed $750,000; provided further; however; that any unutilized amounts may be carried over and paid in the next succeeding calendar year; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Company (to the extent contributed to the Company) and its Restricted Subsidiaries subsequent to the Issue Date;

(6) in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is subordinated to the Notes or the Guarantees, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness (or, if such Indebtedness was issued with original issue discount, 101% of the accreted value), plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(7) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights;

(8) payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries;

(9) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, other Restricted Payments not to exceed $5.0 million in the aggregate since the Issue Date;

(10) the declaration and payment of scheduled dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness;”

(11) any Restricted Payments made in connection with the consummation of the ATX Acquisition on substantially the terms described in this offering memorandum; and

(12) Restricted Payments that are made with Excluded Contributions.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this “Limitation on Restricted Payments” covenant amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a), (4)(ii) and (9) shall be included in such calculation.

Limitation on Asset Sales.  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (i) any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities and (ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 30 days after such Asset Sale shall be deemed to be cash for purposes of this provision to the extent of the cash received in that conversion; and

(3) the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a) to the extent the assets and property that are the subject of such Asset Sale do not constitute Second Priority Collateral, to repay Indebtedness under the Credit Agreement and, in the case of revolving credit Indebtedness, permanently reduce the commitments in respect thereof;

(b) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in long-term properties and assets that will be used in the Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets) (“Replacement Assets”); or

(c) a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. No later than the 361st day after an Asset Sale (such date, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders the maximum principal amount of Notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the immediately preceding paragraph). Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “— Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant (other than clause (2) of the first paragraph of this covenant) with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue of such compliance.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(a) any applicable law, rule, regulation or order;

(b) the Indenture and the Collateral Agreements;

(c) customary non-assignment provisions of any lease of any Restricted Subsidiary of the Company to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date (including the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date;

(f) restrictions on the transfer of assets subject to any Lien permitted under the Indenture;

(g) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(h) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(i) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

(j) restrictions in other Indebtedness incurred in compliance with the covenant described in the section entitled “— Limitation on Incurrence of Additional Indebtedness” (including Permitted Indebtedness); provided that such restrictions, taken as a whole, are, in the good faith judgment of Board of Directors of the Company, no more materially restrictive with respect to such encumbrances and restrictions than those customary in comparable financings (as reasonably determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal, premium, if any, or interest payments on the Notes or any Guarantor’s ability to honor its Guarantee in respect thereof; or

(k) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e) or (k) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e) or (k).

Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Company will not permit or cause any of its Restricted Subsidiaries to issue, sell, transfer or otherwise dispose of any Capital Stock (other than to the Company or to a Wholly-Owned Subsidiary of the Company), except as required by applicable law; provided, however, that this provision shall not prohibit (1) any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “— Limitations on Restricted Payments” covenant if made on the date of such issuance or sale or (2) the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the “— Limitations on Asset Sales” covenant.

Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of its assets whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by (i) supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed thereunder and (ii) amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee and the Collateral Agent, all obligations of the Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “ — Limitation on Incurrence of Additional Indebtedness” covenant;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the surviving or the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the Company and any Guarantors that remain Subsidiaries of the Company shall be released from their obligations under the Notes, the Indenture, the Guarantees and the Collateral Agreements.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of this covenant and the “ — Limitation on Asset Sales” covenant) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person, other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes by (i) supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee and the Indenture and (ii) amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity; and

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Any merger or consolidation of (i) a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor or (ii) a Guarantor or the Company with an Affiliate organized solely for the purpose of reincorporating such Guarantor or the Company in another jurisdiction in the United States or any state thereof or the District of Columbia need only comply with:

(A) clause (4) of the first paragraph of this covenant; and

(B) (x) in the case of a merger or consolidation involving the Company as described in clause (ii), clause (1)(b)(y) of the first paragraph of this covenant and (y) in the case of a merger or consolidation involving the Guarantor as described in clause (ii), clause (2) of the immediately preceding paragraph.

Limitations on Transactions with Affiliates.  (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than

(x) Affiliate Transactions permitted under paragraph (b) below, and

(y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $1.0 million shall be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $5.0 million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and file the same with the Trustee.

(b) The restrictions set forth in paragraph (a) of this covenant shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries, provided that (i) such transactions are not otherwise prohibited by the Indenture and (ii) in the case of any such transactions involving an Affiliate of the Company that is not a Restricted Subsidiary, such transaction as it relates to such Affiliate and the Company or any of its Restricted Subsidiaries, in any event, complies with the terms of this covenant;

(3) any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) Permitted Investments (other than those of the types described in clauses (1), (2), (4) and (6) of the definition thereof) and Restricted Payments permitted by the Indenture;

(5) any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(6) transactions with customers, clients, suppliers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or the applicable Restricted Subsidiary;

(7) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(8) the issuance of Qualified Capital Stock of the Company; and

(9) any contribution to the capital of the Company.

Additional Subsidiary Guarantees.  If the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Person that is or becomes a Domestic Restricted Subsidiary that is not a Guarantor, then the Company shall cause such Domestic Restricted Subsidiary that is not a Guarantor to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;

(2) execute and deliver to the Trustee and the Collateral Agent amendments to the Collateral Agreements and take such other actions as may be necessary to grant to the Collateral Agent, for the benefit of the Holders, a perfected Lien in the assets other than Excluded Collateral of such Domestic Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions or such other actions as may be required by the Collateral Agreements;

(3) take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

(4) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

Notwithstanding anything to the contrary in the immediately preceding paragraph, any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Impairment of Lien.  Neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as permitted by the Collateral Agreements or the Indenture. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the First Priority Claims and as otherwise permitted by the Indenture, the Notes and the Collateral Agreements. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request. The Company will, and will cause each Guarantor to, use its reasonable best efforts to obtain necessary government approvals to grant Liens pursuant to the Collateral Agreements on Excluded Collateral of the types described in clause (viii) of the definition thereof.

Real Estate Mortgages and Filings.  With respect to any fee interest in any real property (individually and collectively, the “Premises”) acquired by the Company or a Domestic Restricted Subsidiary after the Issue Date, with a purchase price greater than $1,000,000, within 90 days of the acquisition thereof:

(1) the Company shall deliver to the Collateral Agent, as mortgagee, fully-executed counterparts of Mortgages, each dated as of the Issue Date or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Domestic Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2) the Company shall deliver to the Collateral Agent mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens; and

(3) the Company shall deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the Company and the Guarantors stating that there has been no change, other than, in each case, changes that do not materially adversely affect the use by the Company or Guarantor, as applicable, of such Premises for the Company or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises.

Conduct of Business.  The Company and its Restricted Subsidiaries will not engage in any business other than the Permitted Business.

Reports to Holders.  Whether or not required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), so long as any Notes are outstanding, the Company will furnish to the Trustee and, upon request, to the Holders:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports,

in each case within the time periods specified in the SEC’s rules and regulations.

Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the SEC such registration statement within the time period required for such filing as specified in the Registration Rights Agreement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). Prior to the consummation of the Exchange Offer, for so long as any Notes remain outstanding, it will furnish to the Holders and prospective purchasers of Notes upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports to the Trustee and the Holders if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, any Collateral Agreement, the Notes, the Guarantees or the Registration Rights Agreement, unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest or Additional Interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal of or premium, if any, on any Notes, when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the earlier of (x) the date specified for such payment in the applicable offer to purchase and (y) if no such offer to purchase was made, the latest date that the Company would have been obligated to purchase such Notes if it had complied with the provisions of the Indenture relating to the making of such offer to purchase);

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture (other than the payment of the principal of, or premium, if any, or interest on any Note) or any Collateral Agreement which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the “Certain Covenants — Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (after giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which a reputable and solvent third party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

(7) any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement or the Indenture;

(8) the Company or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

(9) the Guarantee of any Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and premium, if any and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid each of the Trustee and the Collateral Agent its reasonable compensation and reimbursed each of the Trustee and the Collateral Agent for its reasonable expenses, disbursements and its advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any Notes.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture and the Collateral Agreements relating to the duties of either the Trustee or the Collateral Agent, neither the Trustee nor the Collateral Agent, as the case may be, will be under any obligation to exercise any of its rights or powers under the Indenture or any Collateral Agreement at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee or the Collateral Agent, as the case may be, reasonable indemnity satisfactory to it. Subject to the provisions of the Indenture, the Collateral Agreements and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or exercising any trust or power conferred on the Trustee or the Collateral Agent.

No past, present or future director, officer, employee, incorporator, or stockholder of the Company or a Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Under the Indenture, the Company is required to provide an Officers’ Certificate to the Trustee promptly upon any Officer obtaining knowledge of any Default or Event of Default (provided that such Officers’ Certificate shall be provided at least annually whether or not such Officers know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this paragraph (except such Default or Event of Default resulting from the failure to comply with “Certain Covenants — Limitations on Incurrence of Additional Indebtedness” or “— Limitation on Liens” as a result of the borrowing of funds required to effect such deposit) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture and the Collateral Agreements will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the Indenture and the Collateral Agreements by the Company; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend, modify or supplement the Indenture, the Collateral Agreements, the Notes and the Guarantees:

(1) to cure any ambiguity, defect or inconsistency contained therein;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders in accordance with the covenant described under “Certain Covenants — Merger, Consolidation and Sale of Assets;”

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture, the Collateral Agreements, the Notes and the Guarantees;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to allow any Subsidiary or any other Person to guarantee the Notes;

(7) if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Collateral Agreements;

(8) to release a Guarantor as permitted by the Indenture and the relevant Guarantee; and

(9) to conform the text of the Indenture, the Collateral Agreements, the Notes and the Guarantees to any provision of this “Description of Exchange Notes” to the extent that such provision in this “Description of Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Collateral Agreements, the Notes or the Guarantees.

Other amendments of, modifications to and supplements to the Indenture, the Collateral Agreements, the Notes and the Guarantees may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of

(a) each Holder affected thereby, no amendment may:

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture, the Collateral Agreements, the Notes or the Guarantees;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest (including defaulted interest but excluding Additional Interest) on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, or premium, if any, or interest on, such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(7) subordinate the Notes or any Guarantee in right of payment to, or the Liens granted under the Collateral Agreements to any Lien on (i) the Escrow Account or any funds or investment property on deposit therein or credited thereto or (ii) except as otherwise provided in the Intercreditor Agreement with respect to Liens on the First Priority Collateral that secure the First Priority Claims, all or substantially all of the other Collateral to secure, any other Indebtedness of the Company or any Guarantor;

(8) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

(9) release the Lien on the Escrow Account or any funds or investment property on deposit therein or credited thereto otherwise than in accordance with the terms of the Indenture and the Collateral Agreements; and

(b) the Holders holding at least 75% in aggregate principal amount of the Notes, no amendment may release all or substantially all of the Collateral otherwise than in accordance with the terms of the Indenture and the Collateral Agreements.

Governing Law

The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law, of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, each of the Trustee and the Collateral Agent will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of each of the Trustee and the Collateral Agent, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, each of the Trustee and the Collateral Agent will be permitted to engage in other transactions; provided that if either the Trustee or the Collateral Agent acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No affiliate, director, officer, employee, incorporator or holder of any equity interests in the Company or any direct or indirect parent corporation of the Company, as such, will have any liability for any obligations of the Company under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries (a) existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or (b) assumed in connection with the acquisition of assets from such Person, and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such Note; and

(2) the excess of:

(A) the present value at such redemption date of the sum of (i) the redemption price of such Note at September 1, 2009 (such redemption price being set forth in the table appearing above under “Redemption — Optional Redemption On or After September 1, 2009”) plus (ii) all required interest payments due on such Note through September 1, 2009 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the then outstanding principal amount of such Note.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted

Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

(2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien in accordance with the Indenture) for value by (x) the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Guarantor or (y) a Foreign Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1) any Capital Stock of any Restricted Subsidiary of the Company; or

(2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “Certain Covenants — Merger, Consolidation and Sale of Assets;”

(c) any Restricted Payment permitted under “Certain Covenants — Limitation on Restricted Payments” and any Permitted Investment;

(d) the sale of Cash Equivalents;

(e) the sale or other disposal of First Priority Collateral pursuant to the exercise of any remedies pursuant to the documents relating to any First Priority Claims permitted under the Indenture; and

(f) the sale or other disposition of used, worn out, obsolete or surplus equipment.

“ATX Acquisition” means the acquisition by the Company of all of the issued and outstanding Capital Stock of ATX pursuant to the ATX Acquisition Agreement.

“ATX Acquisition Agreement” means the Stock Purchase Agreement, dated as of June 26, 2006, among the Company, ATX Communications, Inc., a Delaware corporation (“ATX”), its shareholders and, for the limited purposes set forth therein, Leucadia National Corporation.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have meanings correlative to the foregoing.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

(2) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than (a) a transaction in which the surviving or transferee Person is a Person that is controlled by the Permitted Holders or (b) any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

(3) the approval of any plan or proposal for the liquidation, winding up or dissolution of the Company;

(4) (a) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 35% of the total voting power of the Voting Stock of the Company, and (b) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person or Group, and (c) one or more Permitted Holders do not have the right to elect a majority of the Board of Directors of the Company; or

(5) subsequent to the first Public Equity Offering, individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

“Collateral” means collateral as such term is defined in the Security Agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under the Indenture and the Notes is granted or purported to be granted under any Collateral Agreement provided, however, that “Collateral” shall not include any Excluded Collateral.

“Collateral Agent” means the Trustee, in its capacity as collateral agent, and any successor under the Indenture.

“Collateral Agreements” means, collectively, the Escrow Agreement, the Security Agreement, the Intercreditor Agreement and each Mortgage, in each case, as the same may be in force from time to time.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Cash Flow” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense, and interest attributable to write-offs of deferred financing costs;

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period;

(d) any expenses or charges related to any Equity Offering or the incurrence of Indebtedness permitted to be incurred by the Indenture (whether or not successful) or related to the offering of Notes;

(e) with respect to any period that includes the fiscal quarter ending June 30, 2006, September 30, 2006, December 31, 2006 or March 31, 2007, non-recurring expenses of ATX and its Restricted Subsidiaries that are described in footnotes (i), (ii) and (iii) to the table set forth in clause (b) of footnote (4) to the table set forth immediately following the fifth paragraph of the “Summary Consolidated Financial and Other Data” section of this offering memorandum to the extent that such expenses do not exceed $750,000 in the aggregate for all such fiscal quarters; and

(f) integration expenses and charges that are identified at the time of closing of any acquisition as resulting from such acquisition (including, without limitation, cash severance payments and facility closures), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense (excluding amortization or write-off of debt issuance costs and deferred financing fees and costs); plus

(2) the product of (x) the amount of all dividend payments and distributions on any Disqualified Capital Stock of such Person and any Preferred Stock of any Restricted Subsidiary of such Person (other than dividends or distributions paid in Qualified Capital Stock and dividends or distributions paid to such Person or any of its Restricted Subsidiaries) paid or required to be paid or made or required to be made during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees).

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary gains or losses;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise; provided, however, that this exclusion shall not apply in determining the principal amount of Indebtedness that may be incurred pursuant to the proviso to the first sentence under the “Limitation on Incurrence of Indebtedness” covenant so long as such Restricted Subsidiary is a Guarantor;

(4) the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Subsidiary of the referent Person by such Person;

(5) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(8) the cumulative effect of a change in accounting principles;

(9) interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;”

(10) non-cash charges resulting from the impairment of intangible assets;

(11) all amortization expense relating to intangible assets attributable to customers acquired in connection with any Asset Acquisition less the reduction in income tax expense attributable to such amortization expense; and

(12) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its Restricted Subsidiaries to the extent they reduce Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Credit Agreement” means the Credit Agreement dated as of the Issue Date, between the Company and certain of the Guarantors, as borrowers, and the lenders and agents party thereto together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (2) or (14) of the definition of the term “Permitted Indebtedness”) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or noteholders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than as a result of an event that would constitute a change of control or an asset sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a change of control or an asset sale) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.

“Domestic Restricted Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

“Eligible Receivables” mean, with respect to any Person as of any date of determination, the accounts receivable (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of such Person that are not more than 60 days past their due date and that were entered into in the ordinary course of business on normal payment terms that would be required to be shown on the balance sheet of such Person if prepared on such date, all in accordance with GAAP.

“Equity Offering” means an underwritten public offering of Common Stock of the Company or any holding company of the Company pursuant to a registration statement filed with the SEC (other than on Form S-8) or any private placement of Common Stock of the Company or any holding company of the Company to any Person other than issuances upon exercise of options by employees of any holding company, the Company or any of the Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Offer” means an exchange offer that may be made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all the Notes a like aggregate principal amount of notes (“Exchange Notes”) having substantially identical terms to the Notes registered under the Securities Act.

“Excluded Contributions” means the net cash proceeds received by the Company subsequent to the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) by the Company of shares of its Qualified Capital Stock, in each case, designated as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from the calculation set forth in clause (iii)(B) or (C), as the case may be, of “Certain Covenants — Limitation on Restricted Payments.”

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith.

“FCC” means the Federal Communications Commission of the United States of America, and any successor, in whole or in part, to its jurisdiction.

“First Lien Agent” means the Administrative Agent and any successor designated as such by the holders of First Priority Claims.

“First Priority Cash Management Obligations” means all obligations of the Company and the Guarantors in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions, secured by any assets constituting Collateral under the documents that secure Obligations under the Credit Agreement.

“First Priority Claims” means (a) Indebtedness under the Credit Agreement permitted pursuant to clause (2) or (14) of the definition of the term “Permitted Indebtedness,” (b) First Priority Cash Management Obligations and First Priority Hedging Obligations, and (c) all other Obligations under the documents relating to Indebtedness described in clauses (a) and (b) above.

“First Priority Hedging Obligations” means all Interest Swap Obligations secured by any assets constituting Collateral under the documents that secure Obligations under the Credit Agreement.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantor” means (1) each of the Company’s Domestic Restricted Subsidiaries existing on the Issue Date and (2) each of the Company’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immaterial Subsidiary” means, as of any date, any Domestic Restricted Subsidiary whose assets, as of that date, have a fair market value of less than $250,000 and whose total revenues for the most recent 12-month period do not exceed $250,000; provided that a Domestic Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, (1) Guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Guarantor or (2) possesses any license relating to the delivery or distribution of telecommunications, voice, data or video services; provided further, that neither the aggregate fair market value of assets nor the aggregate total revenues for the most recent 12-month period of all Immaterial Subsidiaries may exceed $1.0 million or $1.0 million, respectively.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

(8) all Interest Swap Obligations and all Obligations under Currency Agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, Indebtedness shall not include any Qualified Capital Stock. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Independent Financial Advisor” means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, among the First Lien Agent, the Trustee, the Collateral Agent, the Company and the Guarantors, as the same may be amended, supplemented or modified from time to time.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “Certain Covenants — Limitation on Restricted Payments”:

(i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means August 23, 2006, the date of issuance of the Company’s Original Notes.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) all taxes and other costs and expenses actually paid or reasonably estimated by the Company to be payable in cash in connection with such Asset Sale;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

“Obligations” means all obligations for principal, premium, interest (including, without limitation, interest occurring after an insolvency, bankruptcy or similar proceeding, whether or not such interest is an allowed claim in any such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes hereunder.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel who shall be reasonably acceptable to the Trustee.

“Permitted Business” means:

(1) the delivery or distribution of telecommunications, voice, data or video services; or

(2) any business or activity reasonably related or ancillary to those listed above, including, any business the Company or a Restricted Subsidiary conducts on the Issue Date, and the acquisition, holding or exploitation of any license relating to the delivery or distribution of those services.

“Permitted Holders” means: MCG Capital Corporation, Baker Communications Fund, L.P., Baker Communications Fund II (QP) L.P., New Enterprise Associates VII, L.P., New Enterprise Associates 9, L.P., NEA Ventures 1998, L.P. New Enterprise Associates 10, L.P., NEA Presidents Fund and their respective controlled Affiliates.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes issued in the Offering in an aggregate outstanding principal amount not to exceed $210.0 million, the Exchange Notes issued in connection with the Exchange Offer relating to such Notes and the related Guarantees;

(2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the excess of (x) the sum of (a) $25.0 million and (b) 80% of Eligible Receivables acquired in connection with any acquisition by the Company or any Guarantor of the assets of a Person that is not the Company or any of its Subsidiaries (including pursuant to a Permitted Investment of the type described in clause (1) of the definition thereof) over (y) the aggregate amount of permanent reductions to the revolving commitments made and principal of term Indebtedness prepaid, in each case, from time to time pursuant to the covenant described under “Certain Covenants — Limitation on Asset Sales;”

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

(5) Intercompany Indebtedness of the Company or a Guarantor for so long as such Indebtedness is held by the Company or a Guarantor; provided that if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the issuer of such Indebtedness;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

(7) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(8) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9) Refinancing Indebtedness;

(10) Indebtedness represented by guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

(11) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

(12) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with the Indenture;

(13) (a) up to $1.5 million of Indebtedness in respect of letters of credit (the “Specified Permitted LCs”) that (i) are issued on or prior to the date that is 90 days following the Issue Date and (ii) are collateralized with cash or cash equivalents in an amount at least equal to (but not exceeding 105% of) the aggregate stated amount of such letters of credit, and (b) Indebtedness in respect of letters of credit (the “Verizon Permitted LCs” and, together with the Specified Permitted LCs, the “Permitted LCs”) that (i) are or were issued to (A) Verizon Communications Inc. and/or its affiliates (collectively, “Verizon”) or (B) a financial institution that issued one or more letters of credit to Verizon for the account of the Persons that were holders of the capital stock of ATX immediately prior to the consummation of the ATX Acquisition, (ii) have an aggregate stated amount not exceeding the Verizon Permitted LC Amount and (iii) are collateralized with cash or cash equivalents in an amount at least equal to (but not exceeding 105% of) the aggregate stated amount of such letters of credit; and

(14) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any time outstanding (including Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Indebtedness and Indebtedness incurred under the Credit Agreement).

For purposes of determining compliance with the “Certain Covenants — Limitation on Incurrence of Additional Indebtedness” covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred under the Leverage Ratio, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Indebtedness of the type described in clause (13) above that is outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by such clause (and for the avoidance of doubt, not clause (3) above). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of

Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “Certain Covenants — Limitations on Incurrence of Additional Indebtedness” covenant.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in the Company or any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into the Company or a Guarantor, or that transfers or conveys all or substantially all of its assets to the Company or a Guarantor (including Investments consisting of guarantees made by the Company or any such Restricted Subsidiary in respect of Indebtedness of the Company or any such Person that is otherwise permitted under the Indenture);

(2) Investments in cash and Cash Equivalents;

(3) Interest Swap Obligations entered into (a) in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses (b) not for speculative purposes and (c) otherwise in compliance with the Indenture;

(4) Investments in the Notes;

(5) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers;

(6) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Certain Covenants — Limitation on Asset Sales” covenant;

(7) Investments in existence on the Issue Date;

(8) loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

(9) advances to suppliers and customers in the ordinary course of business; and

(10) additional Investments by the Company or any of its Restricted Subsidiaries not in excess of $5.0 million at any one time outstanding.

“Permitted LC Cash Collateral Accounts” means the accounts in which cash and cash equivalents are deposited to secure Permitted LCs in accordance with clauses (13)(a)(ii) and (b)(iii) pursuant to Permitted Liens of the type described in clause (18) of the definition thereof.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) any judgment Lien not giving rise to an Event of Default;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (14) of the definition of the term “Permitted Indebtedness;” provided that such Liens do not extend to any property or assets which are not leased property subject to such Capitalized Lease Obligation;

(7) Liens securing Purchase Money Indebtedness permitted pursuant to clause (14) of the definition of the term “Permitted Indebtedness;” provided, however, that (a) the Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of the Company or any Restricted Subsidiary of the Company other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture; provided, that with respect to any such Liens on Second Priority Collateral that secure such Interest Swap Obligations constituting First Priority Claims, such Liens are contractually subordinated to the Liens thereon that secure the Notes and the Guarantees pursuant to the terms of the Intercreditor Agreement;

(12) Liens securing First Priority Cash Management Obligations; provided, that any such Liens on Second Priority Collateral are contractually subordinated to the Liens thereon that secure the Notes and the Guarantees pursuant to the terms of the Intercreditor Agreement;

(13) Liens securing Acquired Indebtedness incurred in accordance with the “Certain Covenants — Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14) Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date;

(15) Liens securing the Notes and all other Obligations under the Indenture and the Guarantees;

(16) Liens securing Indebtedness under the Credit Agreement (other than any Liens on the Escrow Account or any funds or investment property on deposit therein or credited thereto), to the extent such Indebtedness is permitted under clause (2) or (14) of the definition of the term “Permitted Indebtedness,” and all other Obligations thereunder; provided, that any such Liens on Second Priority Collateral are contractually subordinated to the Liens thereon that secure the Notes and the Guarantees pursuant to the terms of the Intercreditor Agreement;

(17) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with the “Certain Covenants — Limitation on Incurrence of Additional Indebtedness” provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(18) Liens securing Permitted LCs, to the extent (i) such Indebtedness is permitted under clause (13) of the definition of the term “Permitted Indebtedness;” (ii) such Liens only cover Permitted LC Cash Collateral Accounts and the cash and cash equivalents on deposit therein; and (iii) the aggregate amount of such cash and cash equivalents that are subject to any such Lien are in an amount at least equal to (but not exceeding 105% of) the aggregate stated amount of the Permitted LCs secured thereby.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Pro Forma Consolidated Cash Flow” means, with respect to any Person, for any period, the Consolidated Cash Flow of such Person for such period calculated on a pro forma basis to give effect to any Asset Sale or other disposition or Asset Acquisition (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) by such Person during such period as if such Asset Sale or other disposition or Asset Acquisition had taken place on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the Asset Acquisition or other Investment which is being given pro forma effect that (a) would be permitted to be reflected on pro forma financial statements pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken with 180 days immediately following any such Asset Acquisition or other Investment, including, but not limited to, the execution, termination, renegotiation or modification of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that, in any case, such adjustments shall be calculated on an annualized basis and such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Company’s Board of Directors.

“Public Equity Offering” means an underwritten public offering of Common Stock of the Company or any holding company of the Company pursuant to a registration statement filed with the SEC (other than on Form S-8).

“PUC” means the public utilities commission for any state or any other jurisdiction or any successor agency, and any successor, in whole or in part, to its functions or jurisdictions.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “Certain Covenants — Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to Permitted Indebtedness) or clause (1), (3) or (9) of the definition of the term “Permitted Indebtedness,” in each case that does not:

(1) have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

(3) affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness);

If such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means (a) the Registration Rights Agreement, dated as of the Issue Date, between the Company, the Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof and (b) any registration rights agreement between the Company, the Guarantors and the other parties thereto in connection with the issuance of Additional Notes.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the Issue Date, made by the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Transaction Date” means with respect to the incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries that is a Guarantor, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means, with respect to the Notes, as of the applicable redemption date, the semi-annual equivalent yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to September 1, 2009; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to September 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1) the Company certifies to the Trustee that such designation complies with the “Certain Covenants — Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Certain Covenants — Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Verizon Permitted LC Amount” means the excess of (x) $18.0 million over (y) the aggregate amount of settlement payments made after the Issue Date to Verizon.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person.

BOOK-ENTRY, DELIVERY AND FORM

The exchange notes will be represented by one or more notes in registered, global form without interest coupons, each, a Global Note, and will be deposited with the Trustee as a custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee of such depositary.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC, such individuals referred to herein as the participants, or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder, DTC or such nominee, as the case may be, will be considered the sole owner or holder represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount at maturity of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth in the section entitled “Notice to Investors.”

DTC has advised us that it is:

•	is a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Notes in certificated registered form shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depository for the Global Notes and a successor depository is not appointed by the Company within ninety (90) days of such notice or (ii) an event of default has occurred under the indenture and is continuing and the registrar has received a request from the depository to issue notes in certificated registered form.

Procedures Relating to Subsequent Issuances

The indenture governing the notes will provide that, in the event there is a subsequent issuance of notes and such subsequently issued notes are treated as issued at an issue price different from the adjusted issue price of the original notes or if we otherwise determine that such notes need to have a new CUSIP number, each holder of the notes agrees that a portion of such holder’s notes will be automatically exchanged, without any further action of such holder, for a portion of the notes acquired by the holders of such subsequently issued notes. Consequently, following each such subsequent issuance and exchange, each holder of the notes will own an indivisible unit composed of notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the notes outstanding prior to the subsequent issuance and the notes issued in the subsequent issuance. Accordingly, the notes issued in the original offering cannot be separated from the notes issued in any subsequent offering. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange offer and purchase, ownership and disposition of the exchange notes, and does not purport to be a complete analysis of all potential tax consequences relating thereto. This discussion does not address all the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, banks, partnerships and other pass-through entities, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code.

The discussion is based on the provisions of the Code, U.S. Treasury Regulations promulgated thereunder, published rulings and procedures of the Internal Revenue Service, or the IRS, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.

We have not sought, nor will seek, any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Partnerships and other entities classified as partnerships for U.S. federal income tax purposes and persons holding notes through a partnerships and other entities classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes.

Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Exchange Offer

The exchange of original notes for exchange notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. As a result:

•	a holder of original notes should not recognize taxable gain or loss as a result of the exchange of original notes for exchange notes pursuant to the exchange offer;

•	the holding period of the exchange notes should include the holding period of the original notes surrendered in exchange therefor; and

•	a holder’s adjusted tax basis in the exchange notes should be the same as such holder’s adjusted tax basis in the original notes surrendered in exchange therefor.

Tax Consequences of Holding Exchange Notes:

  U.S. Holders

As used herein, “U.S. Holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source;

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person; or

•	a person whose worldwide income or gain is otherwise subject to U.S. federal income tax on a net income basis.

Interest

A U.S. Holder must generally include interest on a note as ordinary income at the time such interest is received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Market Discount

If a U.S. Holder purchases an exchange note (or purchased an original note which is exchanged for an exchange note) for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount.

A U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount accrued on the note at the time of the payment or disposition unless this market discount has been previously included in income by the holder pursuant to an election by the holder to include market discount in income as it accrues or pursuant to an election to include in gross income all interest that accrues on any note (including stated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). If the note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the U.S. Holder as if such holder had sold the note in a taxable transaction at its then fair market value. In addition, the holder may be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

Bond Premium

If a U.S. Holder purchases an exchange note (or purchased an original note which is exchanged for an exchange note) for an amount that is greater than the sum of all amounts payable on the note other than stated interest, the holder will be considered to have purchased the note with amortizable bond premium. In general, amortizable bond premium with respect to any note will be equal in amount to the excess of the purchase price over the sum of all amounts payable on the note other than stated interest and the holder may elect to amortize this premium, using a constant yield method, over the remaining term of the note. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset stated interest required to be included in such holder’s income with respect to the note in that accrual period. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS. If a U.S. Holder makes a constant yield election (as described under “Market Discount” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (excluding any amounts attributable to accrued and unpaid interest, which will be treated as ordinary interest income to the extent not previously included in such U.S. Holder’s income, and accrued marked discount) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefore, increased by any market discount previously included in income and reducted by any amortized bond premium. Such recognized gain or loss generally will be capital gain or loss, and if the U.S. Holder is an individual that has held the note for more than one year, such capital gain will generally be subject to tax at long-term capital gain rates. A U.S. Holder’s ability to deduct capital losses may be limited.

Contingent Payments

In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes. Our obligation to make payments of additional interest upon a registration default, as well as certain payments upon a change of control or certain redemptions, may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these payments, and our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such payments at the time such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of such payments, U.S. Holders might, among other things, be required to accrue interest income at higher rates than the stated interest rates on the notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. Purchasers of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences of Holding Exchange Notes: Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder. For these purposes, a “Non-U.S. Holder” is a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Interest

Subject to the discussion of backup withholding below, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such holder is not a controlled foreign corporation that is related to us directly or constructively through stock ownership;

•	such holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•	such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	we, or our paying agent, receive appropriate documentation establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest on the notes.

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (or is attributable to such holder’s permanent establishment, in the case where a tax treaty is applicable), such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally including the discussion of “Market Discount” and “Bond Premium” above (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides the Issuer or its paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States; or

•	the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entity the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January 14, 2008, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any such sale of exchange notes by Participating Broker-Dealers. Exchange notes received by Participating Broker-Dealers for their own account, pursuant to the exchange offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such exchange notes. Any Participating Broker-Dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any Participating Broker-Dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any Participating Broker-Dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements of Broadview Networks Holdings, Inc. and Subsidiaries at December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, the ten months ended December 31, 2004 and the two months ended February 29, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Broadview Networks Holdings, Inc. and Subsidiaries at and for the year ended December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of ATX Communications, Inc. at April 22, 2005 and December 31, 2004 and 2003 and for the period from January 1, 2005 to April 22, 2005 and the years ended December 31, 2004 and 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Broadview Networks Holdings, Inc. and its subsidiaries as of December 31, 2003 and 2002 and for each of the two years ended December 31, 2003, included in this prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of ATX Communications, Inc. as of December 31, 2005 and for the period from April 23, 2005 to December 31, 2005, included in this prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s emergence from bankruptcy and adoption of fresh start accounting as described in Note 4 to the Financial Statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Eureka Broadband Corporation as of December 31, 2006 and 2005 and for the years then ended, included in this Prospectus and Registration Statement, have been audited by Salibello & Broder LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Under the terms of the Indenture, we have agreed that whether or not required by the rules and regulations of the SEC, so long as any original notes or exchange notes are outstanding, we will furnish to the trustee and, upon request to the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, (unless the SEC will not accept such a filing).

Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and current reports. You may read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at the following address:

Public Reference Room
450 F Street, N.W.
Room 1024
Washington, D.C. 20549

Please call the SEC at 1-800-0300 for further information on the operations of the public reference rooms.

Our SEC filings are also available at the SEC’s website at http://www.sec.gov and at our own website at http://www.broadviewnet.com. You may also obtain a copy of any our filings, at no cost, by writing to or telephoning us at the following address:

Broadview Networks Holdings, Inc.
800 Westchester Avenue
Rye Brook, NY 10573
Attention: Office of the Chief Financial Officer

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Broadview Networks Holdings, Inc. and Subsidiaries (formerly Bridgecom Holdings, Inc. and Subsidiaries) Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets at December 31, 2006 and 2005	F-4
Consolidated Statements of Operations for the years ended December 31, 2006, December 31, 2005, ten months ended December 31, 2004 and two months ended February 29, 2004	F-5
Consolidated Statements of Stockholders’ Equity (Deficiency) for the years ended December 31, 2006, December 31, 2005, ten months ended December 31, 2004 and two months ended February 29, 2004	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2006, December 31, 2005, ten months ended December 31, 2004 and two months ended February 29, 2004	F-7
Notes to Consolidated Financial Statements	F-8
Financial Statement Schedule	F-28

Broadview Networks Holdings, Inc. and Subsidiaries Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets at June 30, 2007 (unaudited)	F-29
Condensed Consolidated Statements of Operations for the six months ended June 30, 2007 and 2006 (unaudited)	F-30
Condensed Consolidated Statements of Stockholders’ Equity for the six months ended June 30, 2007 (unaudited)	F-31
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and 2006 (unaudited)	F-32
Notes to Condensed Consolidated Financial Statements (unaudited)	F-33

Broadview Networks Holdings, Inc. and Subsidiaries (Acquired Business) Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-41
Report of Independent Auditors	F-42
Consolidated Balance Sheets at December 31, 2004 and 2003	F-43
Consolidated Statements of Operations for the years ended December 31, 2004, 2003 and 2002	F-44
Consolidated Statements of Mandatorily Redeemable Securities and Stockholders’ Deficit for the years ended December 31, 2004, 2003 and 2002	F-45
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-46
Notes to Consolidated Financial Statements	F-47

ATX Communications, Inc. and Subsidiaries (Acquired Business) Audited Consolidated Financial Statements
Report of Independent Auditors	F-67
Consolidated Balance Sheet at December 31, 2005	F-68
Consolidated Statement of Operations for the period from April 23, 2005 to December 31, 2005	F-69
Consolidated Statement of Shareholders’ Deficiency for the period from April 23, 2005 to December 31, 2005	F-70
Consolidated Statement of Cash Flows for the period from April 23, 2005 to December 31, 2005	F-71
Notes to Consolidated Financial Statements	F-72
Report of Independent Registered Public Accounting Firm	F-95
Consolidated Statement of Operations for the period from January 1, 2005 to April 22, 2005	F-96
Consolidated Statement of Shareholders’ Deficiency for the period from January 1, 2005 to April 22, 2005	F-97
Consolidated Statement of Cash Flows for the period from January 1, 2005 to April 22, 2005	F-98
Notes to Consolidated Financial Statements	F-99
Report of Independent Registered Public Accounting Firm	F-119
Consolidated Balance Sheets at December 31, 2004 and 2003	F-120
Consolidated Statements of Operations for the years ended December 31, 2004 and December 31, 2003	F-121
Consolidated Statements of Shareholders’ Deficiency for the years ended December 31, 2004 and December 31, 2003	F-122
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and December 31, 2003	F-123
Notes to Consolidated Financial Statements	F-124

ATX Communications Inc. and Subsidiaries (Acquired Business) Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets at June 30, 2006 (unaudited) and December 31, 2005	F-157
Condensed Consolidated Statement of Operations for the six months ended June 30, 2006 (unaudited)	F-158
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2006 (unaudited)	F-159
Notes to Condensed Consolidated Financial Statements (unaudited)	F-160

Eureka Broadband Corporation (doing business as InfoHighway Communications) and Subsidiaries (Acquired Business) Audited Consolidated Financial Statements
Independent Auditors’ Report	F-164
Consolidated Balance Sheets at December 31, 2006 and 2005	F-165
Consolidated Statements of Income for the years ended December 31, 2006 and 2005	F-166
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2006 and 2005	F-167
Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005	F-168
Notes to Consolidated Financial Statements	F-169

Eureka Broadband Corporation (doing business as InfoHighway Communications) and Subsidiaries (Acquired Business) Unaudited Consolidated Financial Statements
Consolidated Balance Sheets at March 31, 2007	F-190
Consolidated Statements of Income for the three months ended March 31, 2007 and 2006	F-192
Consolidated Statements of Stockholders’ Equity for the three months ended March 31, 2007	F-193
Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006	F-194
Notes to Consolidated Financial Statements	F-195

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Broadview Networks Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Broadview Networks Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2006 and 2005 (Successor Company) and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2006 and 2005, for the period from March 1, 2004 to December 31, 2004 (Successor Company) and for the period from January 1, 2004 to February 29, 2004 (Predecessor Company). Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Broadview Networks Holdings, Inc. and Subsidiaries at December 31, 2006 and 2005 (Successor Company) and the consolidated results of its operations and its cash flows for the years ended December 31, 2006 and 2005, for the period from March 1, 2004 to December 31, 2004 (Successor Company) and for the period from January 1, 2004 to February 29, 2004 (Predecessor Company), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation effective January 1, 2006.

/s/  Ernst & Young LLP

New York, New York
March 29, 2007

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share amounts)

	Successor
	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$43,952	$16,753
Restricted cash	460	—
Accounts receivable, less allowance for doubtful accounts of $7,971 in 2006 and $6,695 in 2005	41,313	24,495
Other current assets	8,308	3,162

Total current assets	94,033	44,410
Property and equipment, net	61,395	39,547
Goodwill	69,632	27,964
Intangible assets, net of accumulated amortization of $65,128 in 2006 and $34,672 in 2005	79,848	80,986
Other assets	13,417	4,206

Total assets	$318,325	$197,113

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$12,684	$26,069
Accrued expenses and other current liabilities	47,506	20,015
Taxes payable	8,604	8,238
Deferred revenues	8,019	5,748
Current portion of capital lease obligations	3,084	2,095
Current portion of long-term debt	—	10,000

Total current liabilities	79,897	72,165
Long-term debt	210,000	74,000
Senior unsecured subordinated debt	—	59,862
Deferred rent payable	2,747	2,411
Capital lease obligations, net of current portion	4,685	1,247
Other	526	—

Total liabilities	297,855	209,685

Stockholders’ equity (deficiency):
Common stock — $.01 par value; authorized 90,000,000, issued and outstanding 8,871,427 shares and 6,605,872 shares at December 31, 2006 and 2005, respectively	102	66
Series A Preferred stock — $.01 par value; authorized 89,526 shares, designated, issued and outstanding 89,521 shares at December 31, 2006 and 2005	1	1
Series A-1 Preferred stock — $.01 par value; authorized 105,000 shares at December 31, 2006, designated, issued and outstanding 100,702 shares at December 31, 2006	1	—
Series B Preferred stock — $.01 par value; authorized 93,180 shares, designated, issued and outstanding 92,832 shares at December 31, 2006 and 2005	1	1
Series B-1 Preferred stock — $.01 par value; authorized 46,000 shares at December 31, 2006, designated, issued and outstanding 42,231 shares at December 31, 2006	—	—
Additional paid-in capital	117,689	44,254
Accumulated deficit	(97,324)	(55,811)
Deferred compensation	—	(1,083)

Total stockholders’ equity (deficiency)	20,470	(12,572)

Total liabilities and stockholders’ equity (deficiency)	$318,325	$197,113

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands)

	Successor			Predecessor
			Ten Months	Two Months
	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	February 29,
	2006	2005	2004	2004

Revenues	$272,653	$240,396	$72,826	$13,631
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	130,841	115,214	36,105	7,081
Selling, general and administrative	105,232	93,465	30,215	5,363
Deferred compensation	754	673	308	—
Software development	1,819	2,301	—	—
Depreciation and amortization	49,781	45,756	8,554	284
Merger integration costs	1,430	4,531	2,834	10

Total operating expenses	289,857	261,940	78,016	12,738

(Loss) income from operations	(17,204)	(21,544)	(5,190)	893
Other income (expense)	21	—	(4,523)	(1,001)
Interest expense	(25,463)	(17,842)	(3,399)	(704)
Interest income	1,395	458	31	29

Loss before provision for income taxes	(41,251)	(38,928)	(13,081)	(783)
Provision for income taxes	(262)	—	(3,802)	(2)

Net loss	$(41,513)	$(38,928)	$(16,883)	$(785)

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity (Deficiency)
(in thousands, except share amounts)

	Successor Company						Predecessor Company
	Year Ended December 31,				Ten Months Ended		Two Months Ended
	2006		2005		December 31, 2004		February 29, 2004
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Common stock
Balance at beginning of year	6,605,872	$66	336	$—	—	$—	756,256	$8
Common stock issued	—	—	—	—	—	—	—	—
Issuance of shares pursuant to the plan of merger	—	—	—	—	336	—	—	—
Net effect of merger recapitalization	—	—	6,605,536	66	—	—	—	—
Repurchase of lender shares	(1,307,770)	—	—	—	—	—	—	—
Issuance of shares pursuant to conversion of senior unsecured subordinated notes	3,573,325	36	—	—	—	—	—	—

Balance at end of year	8,871,427	102	6,605,872	66	336	—	756,256	8

Series A Preferred stock
Balance at beginning of year	89,521	1	36,444	—	—	—	—	—
Issuance of shares pursuant to the plan of merger	—	—	—	—	36,000	—	—	—
Issuance of new shares in cancellation of note payable	—	—	—	—	444	—	—	—
Net effect of merger recapitalization	—	—	53,077	1	—	—	—	—

Balance at end of year	89,521	1	89,521	1	36,444	—	—	—

Series A-1 Preferred Stock
Balance at beginning of year	—	—	—	—	—	—	—	—
Issuance of shares pursuant to conversion of senior unsecured subordinated notes	100,702	1	—	—	—	—	—	—

Balance at end of year	100,702	1	—	—	—	—	—	—

Series B Preferred Stock
Balance at beginning of year	92,832	1	—	—	—	—	—	—
Net effect of merger recapitalization	—	—	92,832	1	—	—	—	—

Balance at end of year	92,832	1	92,832	1	—	—	—	—

Series B-1 Preferred Stock
Balance at beginning of year	—	—	—	—	—	—	—	—
Issuance of shares pursuant to conversion of senior unsecured subordinated notes	42,231	—	—	—	—	—	—	—

Balance at end of year	42,231	—	—	—	—	—	—	—

Additional paid-in capital
Balance at beginning of year	—	$44,254	—	$37,391	—	$—	—	$207
Issuance of shares pursuant to the plan of merger	—	—	—	—	—	35,838	—	—
Issuance of new shares in cancellation of note payable	—	—	—	—	—	444	—	—
Net effect of merger recapitalization	—	—	—	5,908	—	—	—	—
Deferred compensation	—	754	—	955	—	1,109	—	—
Adoption of SFAS No. 123R	—	(1,083)	—	—	—	—	—	—
Issuance of shares pursuant to conversion of senior unsecured subordinated notes	—	73,764	—	—	—	—	—	—

Balance at end of year	—	117,689	—	44,254	—	37,391	—	207

Note receivable stockholders
Balance at beginning of year	—	—	—	—	—	—	—	(1,351)
Payment of stock receivable	—	—	—	—	—	—	—	789

Balance at end of year	—	—	—	—	—	—	—	(562)

Accumulated deficit
Balance at beginning of year	—	(55,811)	—	(16,883)	—	—	—	3,861
Net Loss	—	(41,513)	—	(38,928)	—	(16,883)	—	(785)

Balance at end of year	—	(97,324)	—	(55,811)	—	(16,883)	—	3,076

Deferred compensation
Balance at beginning of year	—	(1,083)	—	(801)	—	—	—	—
Deferred compensation	—	—	—	(282)	—	(801)	—	—
Adoption of SFAS No. 123R	—	1,083	—	—	—	—	—	—

Balance at end of year	—	—	—	(1,083)	—	(801)	—	—

Total stockholders’ equity (deficiency)	—	$20,470	—	$(12,572)	—	$19,707	—	$2,729

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Successor			Predecessor
			Ten Months	Two Months
	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	February 29,
	2006	2005	2004	2004

Cash flows from operating activities
Net loss	$(41,513)	$(38,928)	$(16,883)	$(785)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	19,302	17,679	1,959	284
Amortization and write-off of deferred financing costs	2,383	1,030	809	162
Amortization of intangible assets	30,479	28,077	6,595	—
Provision for doubtful accounts	4,115	3,823	1,332	169
Noncash subordinated debt interest	4,920	5,991	—	—
Amortization of deferred compensation	754	673	308	—
Increase in fair value of derivatives	—	(762)	—	—
Deferred income taxes	—	—	3,790	—
Other	(18)	(65)	—	—
Changes in operating assets and liabilities:
Restricted cash	(460)	—	—	—
Accounts receivable	(1,492)	(3,243)	(765)	(1,537)
Prepaid expenses and other current assets	(1,328)	1,180	1,078	(494)
Deferred acquisition costs	—	—	(6,578)	—
Other assets	(208)	(1,307)	39	—
Accounts payable	(15,598)	(6,007)	120	1,365
Accrued and other current liabilities	11,349	(378)	6,280	21
Deferred revenue	260	(359)	193	163
Deferred rent	336	747	(12)	—
Other liabilities	15	—	—	—

Net cash provided by (used in) operating activities	13,296	8,151	(1,735)	(652)
Cash flows from investing activities
Proceeds from disposal of property and equipment	—	223	—	—
Cash acquired in merger	—	7,991	—	—
Acquisition, net of cash and restricted cash acquired	(88,787)	—	—	—
Merger acquisition costs	(3,635)	(10,030)	—	—
Purchase of property and equipment	(23,146)	(18,915)	(4,763)	(1,038)
Purchase of predecessor shares, net of cash received from shareholders	—	—	(35,573)	—

Net cash used in investing activities	(115,568)	(20,731)	(40,336)	(1,038)
Cash flows from financing activities
Proceeds from capital lease financing	$7,794	$372	$—	$—
Proceeds from issuance of long-term debt	210,000	—	—	—
Repayments of long-term debt	(84,000)	(3,000)	—	—
Proceeds from issuance of subordinated debt	10,000	30,000	—	—
Repayment of subordinated debt	(972)	—	—	—
Subordinated debt conversion fees	(1,531)	—	—	—
Payment of deferred financing fees	(8,453)	—	—	—
Capital contribution	—	—	36,282	—
Repayments of note payable — stockholder	—	—	562	789
Payments on capital lease obligations	(3,367)	(2,080)	(190)	(5)
Other	—	115	—	—

Net cash provided by financing activities	129,471	25,407	36,654	784

Net increase (decrease) in cash and cash equivalents	27,199	12,827	(5,417)	(906)
Cash and cash equivalents at beginning of period	16,753	3,926	9,343	10,249

Cash and cash equivalents at end of period	$43,952	$16,753	$3,926	$9,343

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$7,123	$10,584	$3,133	$542

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006
(in thousands, except share information)

1.	Organization and Description of Business

Broadview Networks Holdings, Inc. (the “Company,”), formerly Bridgecom Holdings, Inc., is an integrated communications company whose primary interests consist of its wholly-owned subsidiaries, Broadview Networks, Inc. (“BNI”), Bridgecom Holdings, Inc. (“BH”), and Corecomm-ATX Inc., competitive local exchange carriers. The Company also provides phone systems and other customer service offerings through its subsidiary, Bridgecom Solutions Group, Inc. (“BSG”). The Company was founded in 1996 to take advantage of the deregulation of the U.S. telecommunications market following the Telecommunications Act of 1996. The Company has one reportable segment, which provides domestic wireline telecommunications services consisting of local and long distance voice services, Internet, and data services to commercial and residential customers in the northeast United States.

Change of Ownership

In November 2003, BH (“Predecessor Company”) entered into a merger agreement with MCG Capital Corp. (“MCG”), Telecomm North Corp. (a wholly-owned subsidiary of MCG) and certain stockholders of BH. The transaction closed in March 2004. Under the terms of the agreement, Telecomm North Corp. acquired 100% of BH’s shares, buying out all other stockholders. The surviving company continued to carry the name Bridgecom Holdings, Inc. (“Successor Company”) until the January 2005 merger with BNI became effective at which time the Company began doing business under the name Broadview Networks Holdings, Inc.

In October 2004, the Company entered into a merger agreement with BNI and subsidiaries, the principal stockholders of BNI and MCG, 100% owners of BH, which closed and became effective in January 2005. As a result of the merger and certain related transactions, MCG became the owner of 60% of the voting power of the Company’s capital stock and approximately 40% of the Company’s capital stock on a fully diluted basis, excluding options reserved but not issued under the Company’s employee stock incentive plan as of January 14, 2005. BH was considered to be the acquirer for accounting purposes.

In June 2006, the Company entered into a merger agreement with ATX Communications, Inc. (“ATX”) and its shareholders and Leucadia National Corporation which closed and became effective in September 2006. The Company was considered to be the acquirer for accounting purposes.

2.	Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. As a result of the mergers effective September 29, 2006, January 14, 2005 and March 3, 2004, the consolidated financial statements of the Company reflect the acquisitions under the purchase method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”). For periods following the March 3, 2004 acquisition, the consolidated statements of the Company are presented as “Successor.” For periods preceding the March 3, 2004 acquisition, the consolidated financial statements are presented as “Predecessor.”

Revenue Recognition

The Company’s revenue is derived primarily from subscriber usage and fixed monthly recurring fees. Such revenue is recognized in the month the actual services and other charges are provided and costs are incurred, with deferral of revenue and prepayment of those monthly charges that are billed in advance. Services rendered for which the customer has not been billed are recorded as unbilled revenues until the period such billings are provided. Cable and wiring revenues are recognized when the Company provides the services.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

2.	Significant Accounting Policies (continued)

Unbilled revenue included in accounts receivable represents revenue for earned services, which was billed in the succeeding month and totaled $5,306 and $3,681 as of December 31, 2006 and 2005, respectively.

Revenue from carrier interconnection and access amounting to $15,028 and $14,843 in the years ended December 31, 2006 and 2005, $4,706 for the ten months ended December 31, 2004 and $990 for the two months ended February 29, 2004, respectively, is recognized in the month in which service is provided.

Costs of Revenue

Costs of revenue include direct costs of sales and network costs. Direct costs of sales include the costs incurred with telecommunication carriers to render services to customers. Network costs include the costs of fiber and access, points of presence, repairs and maintenance, rent and utilities of the telephone, internet data network, as well as salaries and related expenses of network personnel. Network costs are recognized during the month in which the service is utilized. The Company accrues for network costs incurred but not billed by the carrier.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. A significant portion of cash balances are maintained with several high credit quality financial institutions, which are members of the FDIC.

Restricted Cash

Restricted cash represents the balance of cash that ATX was required to set aside for the purpose of paying certain claims and administrative expenses.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts based on historical bad debts, factors related to the specific customers’ ability to pay, percentages of aged receivables and current economic trends. Allowances for doubtful accounts are recorded as selling, general and administrative expenses. The Company writes off accounts deemed uncollectible after efforts to collect such accounts are not successful.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life is three years for computer equipment, five years for furniture and fixtures, and seven years for network equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the related lease term. Capitalized software costs are amortized on a straight-line basis over the estimated useful life, typically two years. Construction in progress includes amounts incurred in the Company’s expansion of its network. The amounts include switching and co-location equipment, switching and co-location facilities design and co-location fees. The Company has not capitalized interest to date since the construction period has been short in duration and the related imputed interest expense incurred during that period was insignificant. When construction of each switch or co-location facility is completed, the balance of the assets is transferred to network equipment and depreciated in accordance with the Company’s policy. Maintenance and repairs are expensed as incurred.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

2.	Significant Accounting Policies (continued)

Impairment of Long-lived Assets

The Company accounts for the impairment of long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company compares the carrying amount of the asset to the estimated undiscounted future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company records an impairment charge for the difference between the carrying amount of the asset and its fair value.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), whereby goodwill is not subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test.

Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

Third Party Conversion Costs

The Company currently capitalizes third party conversion costs incurred to provision customers to its network. These costs include external vendor charges, but exclude costs incurred internally. At January 1, 2006, the Company changed the third party conversion costs amortization period from two to four years. The Company believes that an amortization period of four years more properly reflects the expected life of its current customer base. The effect of changing this estimate in useful life was a reduction in depreciation expense of $2,951 for the year ended December 31, 2006.

Debt Issuance Costs

The costs related to the issuance of long-term debt are deferred and amortized into interest expense over the life of each debt issuance.

Significant Vendor

The Company purchases approximately 79% of its telecommunication services from one vendor. Accounts payable and accrued expenses in the accompanying consolidated balance sheets include $28,244 and $29,053 as of December 31, 2006 and 2005, respectively, due to this vendor.

Income Taxes

The Company recognizes deferred income taxes using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

2.	Significant Accounting Policies (continued)

Stock-Based Compensation

Effective January 1, 2006, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS No. 123R, Share-Based Payment (“SFAS 123R”), using the modified-prospective-transition method (as permitted under SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure) to all new awards granted, modified or settled after January 1, 2003. SFAS 123R eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and instead generally requires that such transactions be accounted for using a fair value based method.

As permitted under SFAS 123R, the Company uses the Black-Scholes-Merton (“BSM”) option-pricing model to determine the fair value of stock-based awards. The BSM model is consistent with the option-pricing model the Company used to value stock-based awards granted prior to January 1, 2006.

Software Development Costs

The Company capitalizes the cost of internal use software in accordance with Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 provides guidance for the accounting for computer software developed or acquired for internal use, including the requirement to capitalize certain costs and amortization of these costs. Costs for preliminary stage projects are expensed as incurred while application stage projects are capitalized.

The latter costs are typically internal payroll costs of employees associated with the development of internal use computer software. The Company commences amortization of the software on a straight-line basis over the estimated useful life, typically two years, when it is ready for intended use.

During the years ended December 31, 2006 and 2005, the Company capitalized approximately $2,184 and $1,759 of software development costs, respectively, which are included in property and equipment. Amortization expense related to these assets was approximately $2,768 and $3,712 for the years ended December 31, 2006 and 2005, respectively. No software development costs were capitalized for the ten months ended December 31, 2004 and the two months ended February 29, 2004.

Advertising

The Company expenses advertising costs in the period incurred and these amounts are included in selling, general and administrative expenses. Advertising expenses approximated $536 and $584 for the years ended December 31, 2006 and 2005, $54 for the ten months ended December 31, 2004 and $3 for the two months ended February 29, 2004, respectively.

Disputes

The Company accounts for disputed billings from carriers based on the estimated settlement amount of disputed balances. The estimate is based on a number of factors including historical results of prior dispute settlements with the carriers and is periodically reviewed by management to reassess the likelihood of success. Actual settlements may differ from estimated amounts (see Note 15).

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

2.	Significant Accounting Policies (continued)

and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Management periodically reviews such estimates and assumptions as circumstances dictate. Actual results could differ from those estimates.

Comprehensive Income

Comprehensive income represents the change in net assets of a business enterprise during a period from non-owner sources. For the years ended December 31, 2006 and 2005, the ten months ended December 31, 2004 and the two months ended February 29, 2004, the Company’s net loss was the only item of other comprehensive income.

Accounting for Derivatives and Hedging Activities

The Company had interest rate swap derivatives for a period in 2005 and 2006. These derivatives were not designated as a hedge for accounting purposes. As a result, the change in the fair value of the derivatives totaling $762 for the year ended December 31, 2005 was recorded in expense. There was no liability on the consolidated balance sheet at December 31, 2005 and the derivates expired during the year ended December 31, 2006 with no effect on the consolidated statement of operations. The Company has no outstanding derivative transactions at December 31, 2006.

3.	Recent Accounting Pronouncements

Uncertainty in Income Taxes

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The Company is required to adopt FIN 48 effective January 1, 2007. The cumulative effect of initially adopting FIN 48 will be recorded as an adjustment to opening retained earnings in the year of adoption and will be presented separately. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. The Company is currently evaluating the impact of FIN 48 and does not expect the adoption as of January 1, 2007 to have a material impact on its consolidated financial position or results of operations.

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurement (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value and expands disclosure about fair value measurements. The Company is required to adopt SFAS 157 effective January 1, 2008 on a prospective basis. The Company is currently evaluating the impact this new standard will have on its consolidated financial position and results of operations.

4.	Acquisitions and Merger Agreements

2006 Acquisition

On June 26, 2006, the Company entered into a stock purchase agreement with ATX and its shareholders in a transaction that closed on September 29, 2006 (the “2006 Merger”). Accordingly, the results of ATX are included in these consolidated financial statements beginning September 30, 2006. ATX is a facilities-based competitive communications provider operating in the mid-Atlantic Region states including Pennsylvania, New Jersey, Delaware, Maryland and the District of Columbia.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

4.	Acquisitions and Merger Agreements (continued)

The Company purchased all of the outstanding capital stock of ATX for net aggregate cash consideration of approximately $88,787. The total purchase consideration has been allocated to the assets acquired and liabilities assumed based on their respective fair value as of September 30, 2006. The liabilities included in the acquisition cost allocation for exit activities included severance costs for terminated ATX executives and employees affected by the merger. These liabilities were accounted for in accordance with Emerging Issues Task Force (“EITF”) 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (“EITF 95-3”). The balance of such liabilities was approximately $1,810 as of December 31, 2006 and is expected to be paid in 2007.

The purchase price of the transaction as determined based on fair value was allocated as follows:

Assets acquired:
Cash and cash equivalents	$10,646
Restricted cash	1,508
Accounts receivable	19,441
Other current assets	3,817
Property and equipment	17,607
Goodwill	38,033
Customer-based intangibles	21,412
Other intangibles	7,909
Other non-current assets	1,811

Total assets acquired	122,184

Liabilities assumed:
Current liabilities	20,732
Other liabilities	511

Total liabilities assumed	21,243

Net assets acquired	$100,941

The following unaudited pro forma financial information was prepared in accordance with SFAS 141 and assumes the acquisition had occurred at the beginning of the periods presented. The unaudited pro forma information is provided for informational purposes only. These pro forma results are based upon the respective historical financial statements of the respective companies, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company. The pro forma results of operations do not necessarily reflect the results that would have occurred had the acquisition occurred at the beginning of the periods presented or the results that may occur in the future.

The pro forma combined results are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2006	2005

Revenues	$391,640	$402,403
Net loss	(48,347)	(44,446)

Included in the consolidated statements of operations for the year ended December 31, 2006 are merger integration costs of approximately $862 of severance costs and consulting fees for Broadview employees.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

4.	Acquisitions and Merger Agreements (continued)

2005 Merger

In October 2004, BH entered into a merger agreement with BNI that became effective January 14, 2005 (the “2005 Merger”) and, accordingly, the results of BNI are included in these consolidated financial statements beginning January 14, 2005. The 2005 merger was effectuated by way of a stock for stock exchange whereby holders of the capital stock of BH and BNI each exchanged their capital stock for certain newly issued common and preferred shares of the Company. BH was considered the acquirer for accounting purposes. The total purchase consideration has been allocated to the assets acquired and liabilities assumed based on their respective fair value as of January 1, 2005. There is no resulting goodwill that is expected to be deductible for tax purposes. The liabilities included in the acquisition cost allocation for exit activities included severance costs for terminated BNI executives and employees affected by the merger and certain lease termination costs related to leases terminated due to the merger. These liabilities were accounted for in accordance with EITF 95-3. The balance of such liabilities was $802 and $1,795 as of December 31, 2006 and 2005, respectively, and primarily consists of lease termination costs to be paid through 2010.

The purchase price of the transaction as determined based on fair value was allocated as follows:

Assets acquired:
Cash and cash equivalents	$7,991
Accounts receivable	14,915
Other current assets	3,335
Property and equipment	29,225
Customer-based intangibles	84,000
Goodwill	19,842
Other	985

Total assets acquired	160,293

Liabilities assumed:
Current liabilities	56,893
Long-term debt	87,870
Other long term liabilities	3,745

Total liabilities assumed	148,508

Net assets acquired	$11,785

The following unaudited pro forma financial information was prepared in accordance with SFAS 141 and assumes the acquisition had occurred at the beginning of the periods presented. The unaudited pro forma information is provided for informational purposes only. These pro forma results are based upon the respective historical financial statements of the respective companies, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company. The pro forma results of operations do not necessarily reflect the results that would have occurred had the acquisition occurred at the beginning of the periods presented or the results that may occur in the future.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

4.	Acquisitions and Merger Agreements (continued)

The pro forma combined results are as follows:

	Year Ended	Ten Months Ended	Two Months Ended
	December 31,	December 31,	February 29,
	2005	2004	2004

Revenues	$245,771	$202,967	$40,425
Net loss	(45,588)	(42,717)	(3,401)

Included in the consolidated statements of operations for the year ended December 31, 2005 are merger integration costs of approximately $2,601 of network shutdown costs incurred to shut down components of the Bridgecom network and to migrate customers to BNI’s network and approximately $1,265 of severance costs and consulting fees related to Bridgecom employees.

2004 Merger

In November 2003, BH entered into a merger agreement with MCG, Telecomm North Corp. (a wholly-owned subsidiary of MCG) and certain stockholders of BH in a transaction that closed in March 2004 (the “2004 Merger”). Under the terms of the agreement, Telecomm North Corp. acquired 100% of BH’s shares. The total purchase consideration has been allocated to the assets acquired and liabilities assumed based on their respective fair values as of February 29, 2004. Such allocation resulted in intangible assets of $39,697, including goodwill of $8,379. The current assets as of February 29, 2004 approximated $21,567, the current liabilities $13,518 and the fixed assets $6,280.

Historically, MCG was the Predecessor Company’s primary lender and continued to be so after the merger. MCG charged the Company advisory fees and certain closing costs in conjunction with this transaction and certain management fees subsequent to it. Amounts expensed related to these and other ongoing services and transactions with MCG amounted to approximately $325 for the ten months ended December 31, 2004 and $10 for the two months ended February 29, 2004, respectively, and are included in merger integration costs in the consolidated statements of operations. Also included in merger integration costs for the ten months ended December 31, 2004 are $2,509 of employee related bonus payments incurred in connection with the merger paid to certain key employees of the Company.

5.	Other Assets

Other current assets consist of the following at December 31:

	2006	2005

Deferred carrier charges	$3,021	$1,355
Prepaid expenses	2,729	1,068
Other	2,558	739

Total other current assets	$8,308	$3,162

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

5.	Other Assets (continued)

Other non-current assets consist of the following at December 31:

	2006	2005

Deferred financing costs	$9,648	$2,119
Lease security and carrier deposits	2,017	2,075
Other	1,752	12

Total other non-current assets	$13,417	$4,206

Amortization of deferred financing costs amounted to approximately $1,173 and $1,030 for the years ended December 31, 2006 and 2005, $809 for the ten months ended December 31, 2004 and $162 for the two months ended February 29, 2004, respectively.

6.	Property and Equipment

Property and equipment, at cost, consists of the following at December 31:

	2006	2005

Network equipment	$65,018	$33,116
Computer and office equipment	16,794	14,297
Capitalized software costs	8,639	6,456
Furniture and fixtures and other	8,084	5,589
Leasehold improvements	4,661	2,577

	103,196	62,035
Less accumulated depreciation and amortization	(41,801)	(22,488)

	$61,395	$39,547

Property and equipment includes amounts acquired under capital leases of approximately $9,655 and $2,684, respectively, net of accumulated depreciation and amortization of approximately $1,429 and $1,808, respectively, at December 31, 2006 and 2005.

7.	Identifiable Intangible Assets and Goodwill

The Company accounts for intangible assets under SFAS 142. The Company’s intangible assets, consisting primarily of its customer base and trademark, were valued as follows:

Customer Relationships:  The Company’s customer base is composed of subscribers to the Company’s various telecommunications services. The multi-period excess earnings method, a variant of the income approach, was utilized to value the customer base intangibles.

The customer relationship intangible is amortized over the average expected life of the customer relationship of four years based on the Company’s historical disconnect statistics. The unamortized balances are evaluated for potential impairment based on future estimated cash flows when an impairment indicator is present.

Trademark:  The Company’s trademark was valued using a variant of the income approach, referred to as the relief from royalty method.

The Company has assumed the trademark intangible will generate cash flows for the Company for an indefinite period of time. Accordingly, no amortization expense has been recorded for this intangible. This

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

7.	Identifiable Intangible Assets and Goodwill (continued)

intangible will be evaluated periodically to determine whether events and circumstances continue to support an indefinite useful life and will be tested at least annually for impairment

Amortization of intangible assets for the years ended December 31, 2006 and 2005, the ten months ended December 31, 2004 and the two months ended February 29, 2004 amounted to $30,479, $28,077, $6,595 and $0, respectively.

Future projected amortization expense is as follows:

Year ending December 31:
2007	$34,949
2008	27,657
2009	6,227
2010	4,015

$72,848

The components of intangible assets at December 31 are as follows:

	2006	2005

Customer base	$137,067	$115,658
Trademarks	7,000	—
Other	909	—
Less accumulated amortization	(65,128)	(34,672)

Net intangible assets	$79,848	$80,986

Changes in the carrying amount of goodwill are as follows:

Balance at December 31, 2004	$8,379
Effects of 2005 merger	19,585

Balance at December 31, 2005	27,964
Effects of 2006 acquisition	41,668

Balance at December 31, 2006	$69,632

8.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31:

	2006	2005

Recurring network costs and other operating accruals	$14,211	$4,630
Unbilled carrier and disputed charges	15,186	8,659
Accrued interest	8,615	26
Merger transaction fees	2,999	2,761
Payroll related liabilities	6,320	3,813
Other	175	126

Total accrued expenses and other current liabilities	$47,506	$20,015

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

8.	Accrued Expenses and Other Current Liabilities (continued)

Recurring network costs and other operating accruals are primarily costs of revenue amounts that have been incurred in a current service period but for which the Company has not yet been billed. Unbilled carrier and disputed charges are amounts that the Company has accrued for either estimated settlements of disputed charges or anticipated charges that have not been billed for various reasons.

Accrued interest for the year ended December 31, 2006 represents amounts due on the Company’s Senior Secured $210,000 Notes (see Note 10). Payroll related liabilities include amounts accrued in the normal course of business at month-end for payroll incurred but not yet paid plus any payroll actions accrued at management’s discretion.

9.	Obligations Under Capital and Operating Leases

Capital Leases

In March 2006, the Company entered into a capital lease facility, as amended in October 2006, with a third party that allows the Company to finance the acquisition of up to $12,500, or as otherwise limited by our indenture (see Note 10), of network related equipment through December 31, 2007. The Company is obligated to repay the borrowings in thirteen quarterly installments. At the end of the final installment period, the Company has the option of renewing, returning or purchasing the equipment at a mutually agreed fair value which is not to exceed 18% of original equipment cost. The company had borrowings of $6,226 outstanding on this facility at December 31, 2006.

The future minimum lease payments under all capital leases at December 31, 2006 are as follows:

Year ending December 31:
2007	$4,099
2008	2,795
2009	2,542
2010	841

10,277
Less amounts representing interest	(2,508)

7,769
Less current portion	(3,084)

Capital lease obligations, net of current portion	$4,685

Amortization of capital leases is included in depreciation and amortization expense in the consolidated statements of operations.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

9.	Obligations Under Capital and Operating Leases (continued)

Operating Leases

The Company rents office space and equipment under various operating leases. The future minimum lease payments under operating leases at December 31, 2006 are as follows:

Year ending December 31:
2007	$10,096
2008	8,781
2009	8,320
2010	7,851
2011	4,355
Thereafter	8,158

Total minimum lease payments	$47,561

Future minimum lease payments are net of sublease rentals as follows:

Year ending December 31:
2007	$671
2008	679
2009	688
2010	602
2011	27

Total sublease rentals	$2,667

Total rent expenses under these operating leases, including escalation charges for real estate taxes and other expenses, amounted to approximately $7,703 and $7,094 for the years ended December 31, 2006 and 2005, $1,588 for the ten months ended December 31, 2004 and $366 for the two months ended February 29, 2004, net of approximately $284, $438, $4 and $8 of sublease rental income, respectively. Rent expense is charged to operations ratably over the terms of the leases, which results in deferred rent payable.

10.	Debt

Senior Secured $210,000 Notes

On August 23, 2006, the Company issued $210,000 principal amount of 11 3/8% Senior Secured Notes due 2012 (the “Senior Secured Notes”). The net proceeds from the Senior Secured Notes were used to fund the ATX acquisition, repay indebtedness under the Company’s senior secured credit facility and senior unsecured subordinated notes due 2009, and for general corporate purposes. The Company is required to pay cash interest on the principal amount of the notes at a rate of 11 3/8% per annum, which is due semi-annually on March 1 and September 1 of each year, commencing on March 1, 2007. The Senior Secured Notes mature on September 1, 2012. The notes are fully, unconditionally and irrevocably guaranteed on a senior secured basis, jointly and severally, by each of the Company’s existing and future domestic restricted subsidiaries. The notes and the guarantees rank senior in right of payment to all existing and future subordinated indebtedness of the Company and its subsidiary guarantors, as applicable, and equal in right of payment with all existing and future senior indebtedness of the Company and of such subsidiaries.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

10.	Debt (continued)

The notes and the guarantees are secured by a lien on substantially all of the Company’s assets provided, however, that pursuant to the terms of an intercreditor agreement, the security interest in those assets consisting of receivables, inventory, deposit accounts, securities accounts and certain other assets that secure the notes and the guarantees are contractually subordinated to a lien thereon that secures the Company’s five-year senior revolving credit facility with an aggregate principal amount of $25,000 (the “Revolving Credit Facility”) and certain other permitted indebtedness.

On or after September 1, 2009, the Company may redeem some or all of the notes at the following redemption prices, expressed as percentages of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption. Prior to September 1, 2009, (i) the Company may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at 111.375% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption provided that, following the redemption, at least 65% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding and (ii) the Company may redeem the notes, in whole or in part, at a make-whole redemption price set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, the Company may, at its option upon a change of control, redeem all, but not less than all, of the notes at any time prior to September 1, 2009, at 111.375% of their principal amount, plus accrued and unpaid interest to the redemption date.

If the Company experiences a change of control, the holders of the notes will have the right to require the Company to purchase their notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

The Indenture contains covenants limiting the Company’s ability to, among other things: incur or guarantee additional indebtedness or issue certain preferred stock; pay dividends; redeem or purchase equity interests; redeem or purchase subordinated debt; make certain acquisitions or investments; create liens; enter into transactions with affiliates; merge or consolidate; make certain restricted payments; and transfer or sell assets, including equity interests of existing and future restricted subsidiaries. The Company was in compliance with all covenants at December 31, 2006.

Revolving $25,000 Senior Credit Facility

On August 23, 2006, the Company entered into a five year, Revolving $25,000 Senior Credit Facility (“Revolving Credit Facility”). Any outstanding amounts under this facility are subject to a borrowing base limitation based on an advance rate of 85% of the amount of eligible receivables, as defined. The loans bear interest on a base rate method or LIBOR method, in each case plus an applicable margin percentage, at the option of the Company. Interest on the LIBOR loans is paid on a monthly or quarterly basis, and interest on the base rate loans is paid on a quarterly basis. The Company did not have any borrowings outstanding on the Revolving Credit Facility at December 31, 2006.

The Revolving Credit Facility also has a sublimit of $9,000 for the issuance of letters of credit. On the consummation of the ATX acquisition in August 2006, $7,802 of letters of credit were issued in lieu of vendor security deposits. Such amount was outstanding at December 31, 2006.

Indebtedness under the Revolving Credit Facility is guaranteed by all of the Company’s direct and indirect subsidiaries that are not borrowers thereunder and is secured by a security interest in all of the Company’s and its subsidiaries’ tangible and intangible assets.

The Revolving Credit Facility contains negative covenants and restrictions on the Company’s assets and the Company’s subsidiaries’ actions, including, without limitation, incurrence of additional indebtedness, restrictions on dividends and other restricted payments, prepayments of debt, liens, sale-leaseback transactions, loans and

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

10.	Debt (continued)

investments, hedging arrangements, mergers, transactions with affiliates, changes in business and restrictions on the Company’s ability to amend the indenture and terms of the Company’s subordinated debt.

The fair value of the Senior Secured Notes and the Revolving Credit Facility approximates their carrying value. Certain of the Company’s assets have been pledged to the above creditors pursuant to the debt agreements. Each of the Company’s subsidiaries has guaranteed the outstanding debt. The parent company of these subsidiaries has no independent assets or operations and the guarantees are full and unconditional and joint and several.

Senior Credit Facility

Upon the closing of the 2005 Merger effective January 14, 2005, the Company amended and restated its Loan and Security Agreement, dated as of October 10, 2000, among the Company, its subsidiaries, NTFC Capital Corporation as Administrative Agent, Wachovia Bank, National Association as Syndication Agent and Communication Ventures Corporation (the “Senior Credit Facility”).

The Company was required to pay interest in arrears, with varying interest rates on amounts of indebtedness, on each applicable interest payment date. The Senior Credit Facility contained financial and non-financial covenants.

On August 23, 2006, upon the completion of the Company’s offering of the Senior Secured Notes, the Company repaid in full the then outstanding balance of $79,000 on the Senior Credit Facility.

Senior Subordinated Debt

In connection with the 2005 Merger, the Company entered into a note purchase agreement with MCG and the other existing equity holders whereby the Company issued senior unsecured subordinated notes (“Subordinated Debt”) due 2009. In June 2005, the Company issued additional subordinated notes to those equity holders on terms identical to the existing senior subordinated debt. In general, the terms of the senior subordinated debt include an interest rate of 12% until December 31, 2008 at which point it increases to 15% until the stated maturity date of December 31, 2009.

In July 2006, the Company amended the note purchase agreement and issued an additional aggregate principal amount of $10,000 of senior unsecured subordinated notes due 2009 to three existing equity holders. These notes were issued on substantially the same terms as the senior unsecured subordinated notes due December 31, 2009.

In August 2006, in connection with the issuance of the Senior Secured Notes, the Company extinguished all outstanding Subordinated Debt, plus accrued interest. The Company converted $73,764 into common stock and series A-1 and B-1 preferred stock, and repaid the remaining balance of $972. The Company paid a conversion fee to all debt holders who converted to equity. This fee amounted to $1,531 and was recorded in interest expense.

Interest expense on all borrowings amounted to approximately $19,625 and $15,461 for the years ended December 31, 2006 and 2005, $2,385 for the ten months ended December 31, 2004 and $433 for the two months ended February 29, 2004, respectively.

11.	Shareholders’ Equity (Deficiency)

Equity

In July 2006, in anticipation of the acquisition of ATX and the refinancing of the existing senior unsecured subordinated notes, the Company authorized two new series of preferred stock, Series A-1 Preferred Stock, and Series B-1 Preferred Stock. At the refinancing, holders of the senior unsecured subordinated notes were offered the

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

11.	Shareholders’ Equity (Deficiency) (continued)

option to convert their existing notes into shares of either Series A-1 Preferred Stock and Class A Common Stock or Series B-1 Preferred Stock and Class A Common Stock at a conversion price per preferred share of $516.35. Each converting note holder would also receive a number of shares of Class A Common Stock equal to twenty-five times the number of shares of preferred stock purchased. The two new series of preferred stock are pari passu with the existing Series A and Series B of preferred stock.

As of December 31, 2006, there were 100,702 shares of Series A-1 Preferred Stock outstanding. Each Share of Series A-1 Preferred Stock carries a liquidation preference identical to the Series A Preferred Stock of $1,000.00 per share that increases at an annual rate of 12%, compounded quarterly. In order to realize a liquidation preference, the holder must simultaneously surrender 25 shares of common stock for each share of preferred stock liquidated. Each share of Series A-1 Preferred Stock is convertible at the option of the holder into that number of common shares equal to the liquidation preference at the date of conversion divided by fifty dollars.

As of December 31, 2006, there were 42,231 shares of Series B-1 Preferred Stock outstanding. Each Share of Series B-1 Preferred Stock carries a liquidation preference identical to the Series B Preferred Stock of $1,000.00 per share that increases at an annual rate of 12%, compounded quarterly. In order to realize a liquidation preference, the holder must simultaneously surrender 25 shares of common stock for each share of preferred stock liquidated. Each share of Series B-1 Preferred Stock is convertible at the option of the holder into that number of common shares equal to the liquidation preference at the date of conversion divided by fifty dollars.

As of December 31, 2006, there were 89,521 shares of Series A Preferred Stock outstanding. Each share of Series A Preferred Stock carries an initial liquidation preference of $1,000 per share that increases at an annual rate of 12%, compounded quarterly. To realize a liquidation preference, the holder must simultaneously surrender 25 shares of common stock for each share of preferred stock liquidated. Each share of Series A Preferred Stock is convertible at the option of the holder into that number of common shares equal to the liquidation preference at the date of conversion divided by fifty dollars.

As of December 31, 2006, there were 92,832 shares of Series B Preferred Stock outstanding. Each share of Series B Preferred Stock carries an initial liquidation preference of $1,000 per share that increases at an annual rate of 12%, compounded quarterly. To realize a liquidation preference, the holder must simultaneously surrender 25 shares of common stock for each share of preferred stock liquidated. Each share of Series B Preferred Stock is convertible at the option of the holder into that number of common shares equal to the liquidation preference at the date of conversion divided by fifty dollars.

As of December 31, 2006, there were 8,871,427 shares of common stock outstanding. During 2006, 1,307,770 shares of common stock held by the Company’s previous senior lenders were repurchased for nominal consideration, which approximated fair value, after the repayment of the Company’s senior credit facility.

As a result of the 2005 Merger effective January 14, 2005 and related transactions, MCG, the indirect controlling stockholder of BH, effectively became the owner of stock representing (1) 60% of the voting power of the Company’s capital stock and (2) approximately 40% of the Company’s capital stock on a fully diluted basis, excluding options reserved but not issued under the Company’s employee stock incentive plan as of January 14, 2005. Pursuant to the 2005 Merger, MCG exchanged its 100% interest in BH’s corporate parent for Series A preferred stock and Class A common stock of the Company.

Immediately prior to the 2005 Merger, all existing series of capital stock of BNI were reclassified into Series B Preferred Stock and Class A common stock.

During 2005, the Company repurchased 61 shares of Series B preferred stock and 1,522 shares of Class A common stock from certain shareholders for a nominal amount.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

11.	Shareholders’ Equity (Deficiency) (continued)

Effective with the 2004 Merger, 336 shares of Telecomm North Corp. common stock were converted into 336 shares of BH common stock with a par value of $0.01. Additionally, 36,000 shares of Telecomm North Corp. preferred stock were converted into 36,000 shares of BH preferred stock with a par value of $0.01.

Stock options to acquire 206 shares of Series B Preferred Stock and 5,232 shares of Common Stock are outstanding under the Company’s 1997 and 2000 Stock Option Plans.

A warrant to acquire 46 shares of Series B Preferred Stock and 1,151 shares of Common Stock is outstanding as of December 31, 2006.

12.	Stock Based Compensation

Restricted Stock Awards

In conjunction with the 2005 Merger, the Company issued restricted stock awards that vest over three years at a percentage rate of 40/30/30 The awards consist of 1,900 shares of Series A preferred stock and 47,500 shares of Class A common stock. In 2006, an additional grant with the same vesting terms was provided to one of the Company’s executives of 368 shares of Series A preferred stock, 383 shares of Series B preferred stock and 18,750 shares of Class A common stock. Under FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, if a company cancels or settles a fixed stock option and replaces that award with stock, a new measurement date would be required and additional compensation expense is recognized over the remaining vesting period. All of the awards were valued at fair market value using public company comparables, recent comparable transactions and discounted cash flow valuation methodologies. Total compensation expense associated with these awards for the years ended December 31, 2006 and December 31, 2005 was $754 and $673, respectively. At December 31, 2006, the total compensation cost related to nonvested awards not yet recognized is $705, of which $652 will be recognized in the year ended December 31, 2007 and $53 will be recognized in the year ended December 31, 2008. If prior to the time the restricted stock has vested, a participants’ employment or services, as applicable, terminates for any reason all vesting with respect to restricted stock shall cease and unvested shares of restricted stock shall be forfeited to the Company for no consideration as of the date of such termination provided, however, in the event such participant’s employment is terminated by the employer without cause or by the participant for good reason, as defined, all shares of restricted stock not previously vested shall immediately vest.

Stock Options

On March 3, 2004, BH adopted a stock option plan that allows the Board of Directors to grant incentives to employees and directors in the form of incentive stock options and nonqualified stock options. As of December 31, 2004, BH had reserved 105,320 shares of common stock to be issued under the Plan.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

12.	Stock Based Compensation (continued)

At December 31, 2004, options to purchase 29,352 shares of common stock at an exercise price of $0.01 per share were outstanding and were exercisable through March 2014. A summary of the status of the Company’s options and changes during the periods is presented below:

		Weighted-
		Average
	Number	Exercise
	of Shares	Price

Outstanding at December 31, 2003	102,585	6.51
Granted	29,352	0.01
Settled	101,429	4.71
Canceled	1,156	6.51

Outstanding at December 31, 2004	29,352
Cancelled January 2005	29,352	0.01

Outstanding at December 31, 2005	—

In conjunction with the 2005 Merger, outstanding stock options under this plan were cancelled and replaced with restricted stock awards. The options granted during the ten months ended December 31, 2004 had exercise prices below the market value of the underlying common stock; therefore, compensation expense of $308, reflecting the fair value of the stock options, is included in the consolidated statement of operations. For those options granted prior to March 3, 2004, had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date, as prescribed by SFAS 123, the Company would have recorded approximately $5 of compensation expense for the two months ended February 29, 2004.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option pricing model with the following weighted-average assumptions used for the ten months ended December 31, 2004, the two months ended February 29, 2004 and the year ended December 31, 2003, respectively: expected volatility of 0%, risk-free interest rates of 4.8% to 6.7%, expected option life of ten years, and no expected dividends.

13.	Income Taxes

The components of the provision for income taxes from continuing operations for the year ended December 31, 2006 and 2005, the ten months ended December 31, 2004 and the two months ended February 29, 2004, consist of:

	Successor			Predecessor
			Ten Months	Two Months
			Ended	Ended
	December 31,	December 31,	December 31,	February 29,
	2006	2005	2004	2004

Current:
Federal	$—	$—	$—	$—
State	262	—	12	2
Deferred	—	—	3,790	—

	$262	$—	$3,802	$2

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

13.	Income Taxes (continued)

The following table shows the principal reasons for the difference between the effective income tax rate and the statutory federal income tax rate:

	Successor			Predecessor
			Ten Months	Two Months
			Ended	Ended
	December 31,	December 31,	December 31,	February 29,
	2006	2005	2004	2004

Statutory federal income tax rate	34.0%	34.0%	34.0%	34.0%
State and local income tax, net of federal tax benefits	0.4	0.0	1.3	(0.2)
Permanent items	0.0	0.0	0.5	(0.3)
Valuation allowance	(34.4)	(34.0)	(10.7)	(33.8)
Other	0.0	0.0	1.2	0.0

Effective income tax rate	0.0%	0.0%	26.3%	(0.3)%

Deferred taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

The components of the net deferred tax assets (liabilities) consist of the following at December 31, 2006 and 2005:

	December 31
	2006	2005

Accounts receivable	$1,859	$2,343
Net operating loss carryforwards	28,040	113,621
Deferred revenue	3,198	2,012
Customer lists	1,305	1,776
Deferred rent	1,095	—
Other	983	1,908

Total deferred tax assets	36,480	121,660

Customer lists	20,778	28,358
Trademark	46	—
Goodwill	1,117	—
Depreciation	13,565	8,660

Total deferred tax liabilities	35,506	37,018

Net deferred tax assets	974	84,642
Valuation allowance	(974)	(84,642)

	$—	$—

The Company completed a study in 2006 of its available net operating loss carryforwards (“NOLs”) resulting from the 2005 Merger. The utilization of these NOL carryovers is subject to restrictions pursuant to Section 382 of the Internal Revenue Code. As such, it was determined that certain NOLs recorded by the Company as deferred tax

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

13.	Income Taxes (continued)

assets for the year ended December 31, 2005 were limited. At December 31, 2006, the Company had net operating loss carryforwards totaling approximately $70,000 which expire through 2025.

The Company has provided a full valuation allowance against the net deferred tax asset as of December 31, 2006 and 2005 because management does not believe it is more likely than not that this asset will be realized. If the Company achieves profitability, the net deferred tax assets may be available to offset future income tax liabilities.

14.	Employee Savings and Retirement Plan

The Company has a contributory defined contribution plan under Section 401(k) of the Internal Revenue Code (the “Code”) covering all qualified employees. Participants may elect to defer up to 20% of their annual compensation, subject to an annual limitation as provided by the Code. The Company’s matching contribution to this plan is discretionary. For the year ended December 31, 2006, the ten months ended December 31, 2004 and the two months ended February 29, 2004, the Company made contributions of approximately $32, $38 and $7, respectively, to this plan. For the year ended December 31, 2005, the company did not make any contributions to this plan.

15.	Commitments and Contingencies

The Company has employment agreements with certain key executives at December 31, 2006. These agreements provide for base salaries and performance bonuses over periods ranging from one to two years. These employment agreements also provide for severance compensation for a period of up to 12 months after termination.

The Company has, in the ordinary course of its business, disputed certain billings from carriers and has recorded the estimated settlement amount of the disputed balances. The settlement estimate is based on various factors, including historical results of prior dispute settlements. The amount of such charges in dispute at December 31, 2006 was in excess of $43,000. The Company believes that the ultimate settlement of these disputes will be at amounts less than the amount disputed and has accrued the estimated settlement in accounts payable and accrued expenses and other current liabilities at December 31, 2006. It is possible that actual settlement of such disputes may differ from these estimates and the Company may settle at amounts greater than the estimates.

In February 2007, the Company finalized a settlement with its major telecommunications supplier and paid $15,200 to extinguish approximately $39,000 of outstanding disputes. In connection with the settlement, in 2006 the Company recorded a reduction in costs of revenues of approximately $5,000.

The Company has entered into a commercial agreement with a vendor under which it purchases certain services that it had previously leased under the UNE-P provisions of the Telecommunications Act of 1996. The agreement requires certain minimum purchase obligations and contains fixed but escalating pricing over its term. The obligation as of December 31, 2006 under this agreement amounts to approximately $84,000 over four years.

The Company is involved in claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters will not have a material adverse impact on the Company’s consolidated financial position, results of operations, or cash flows.

16.	Related Party Transactions

In 2004, MCG provided certain management and administrative services to the Company at agreed-upon rates. Management fees of $4,000 and $1,000 are included in other expense in the consolidated statements of operations for the ten months ended December 31, 2004 and the two months ended February 29, 2004, respectively.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2006
(in thousands, except share information)

17.	Subsequent Event — Acquisition Agreement

In February 2007, the Company entered into an agreement to acquire InfoHighway Communications Inc. (“InfoHighway”). InfoHighway is a provider of hosted and managed communications solutions in the northeastern United States. The Company expects to finance the transaction through the issuance of additional Senior Secured Notes. The cash portion of the purchase price plus transaction expenses will be funded from the proceeds of a committed debt financing offered to the Company by a financial institution. The agreement is subject to Federal and State regulatory approvals and is expected to close in the second quarter of fiscal 2007.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
(dollars in thousands)

	Balance at		Other
	Beginning of	Charges to	Accounts		Deductions	Balance at
Description	Period	Expenses	Note(a)		Note(b)	End of Period
Allowance for Uncollectible Accounts Receivable:
Year Ended December 31, 2006	$6,695	$6,384	$4,733		$9,841	$7,971
Year Ended December 31, 2005	908	3,823	8,874		6,910	6,695
Ten Months Ended December 31, 2004	1,169	1,332	25		1,618	908
Two Months Ended February 29, 2004	1,225	169	–		225	1,169

Valuation Allowance for Deferred Tax Assets:
Year Ended December 31, 2006	$(84,642)	$–	$83,668	(d)		$(974)
Year Ended December 31, 2005	–	–	(84,642)	(c)	–	(84,642)
Ten Months Ended December 31, 2004	(3,161)	–	3,161		–	–
Two Months Ended February 29, 2004	(2,664)	–	(491)		–	(3,161)

(a)	Allowance for Uncollectible Accounts Receivable includes amounts previously written off which were credited directly to this account when recovered.

(b)	Allowance for Uncollectible Accounts Receivable includes amounts written off as uncollectible.

(c)	Net effect of purchase accounting in relation to the 2005 merger and current year activity.

(d)	Net effect of the completion of the study of the available net operating loss carryforwards (“NOLs”) resulting from the 2005 merger and current year activity.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2007	2006
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$47,403	$43,952
Restricted cash	523	460
Accounts receivable, less allowance for doubtful accounts of $7,987 in 2007 and $7,971 in 2006	54,593	41,313
Other current assets	10,184	8,308

Total current assets	112,703	94,033
Property and equipment, net	76,881	61,395
Goodwill	95,831	69,632
Intangible assets, net of accumulated amortization of $84,095 in 2007 and $65,128 in 2006	116,181	79,848
Other assets	16,310	13,417

Total assets	$417,906	$318,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,397	$12,684
Accrued expenses and other current liabilities	41,550	47,506
Taxes payable	10,993	8,604
Deferred revenues	8,909	8,019
Current portion of capital lease obligations and equipment notes	2,794	3,084

Total current liabilities	85,643	79,897
Long-term debt	307,109	210,000
Deferred rent payable	3,087	2,747
Capital lease obligations and equipment notes, net of current portion	5,723	4,685
Deferred income taxes payable	1,730	—
Other	867	526

Total liabilities	404,159	297,855

Stockholders’ equity:
Common stock A — $.01 par value; authorized 80,000,000, issued and outstanding 9,345,340 shares and 8,871,427 shares, respectively	107	102
Common stock B — $.01 par value; authorized 10,000,000, issued and outstanding 360,075 shares and 0 shares, respectively	4	—
Series A Preferred stock — $.01 par value; authorized 89,526 shares, designated, issued and outstanding 87,524 shares and 89,521 shares, respectively	1	1
Series A-1 Preferred stock — $.01 par value; authorized 105,000 shares, designated, issued and outstanding 100,702 shares	1	1
Series B Preferred stock — $.01 par value; authorized 93,180 shares, designated, issued and outstanding 91,301 shares and 92,832 shares, respectively	1	1
Series B-1 Preferred stock — $.01 par value; authorized 86,000 shares, designated, issued and outstanding 64,986 shares and 42,231 shares, respectively	1	—
Series C Preferred stock — $.01 par value, authorized 52,332 shares, designated, issued and outstanding 14,402 shares	—	—
Additional paid-in capital	141,849	117,689
Accumulated deficit	(128,217)	(97,324)

Total stockholders’ equity	13,747	20,470

Total liabilities and stockholders’ equity	$417,906	$318,325

See notes to unaudited condensed consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues	$106,524	$59,377	$202,344	$118,746
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	53,699	27,424	103,246	55,930
Selling, general and administrative	38,981	22,903	76,369	46,112
Stock based compensation	1,950	138	2,113	428
Software development	565	493	1,164	998
Depreciation and amortization	17,668	11,788	33,746	22,818
Merger integration costs	316	233	415	388

Total operating expenses	113,179	62,979	217,053	126,674

(Loss) income from operations	(6,655)	(3,602)	(14,709)	(7,928)
Other income	49	—	96	—
Interest expense	(8,517)	(4,818)	(15,227)	(10,033)
Interest income	452	96	711	223

Loss before provision for income taxes	(14,671)	(8,324)	(29,129)	(17,738)
Provision for income taxes	((683)	—	(1,477	—

Net loss	$(15,354)	$(8,324)	$(30,606)	$(17,738)

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Stockholders’ Equity
(in thousands, except share amounts)

	Shares	Amount

Series A common stock
Balance at December 31, 2006	8,871,427		$102
Repurchase of shares under Management Incentive Plan (“MIP”)	(94,962)		(1)
Shares issued in InfoHighway acquisition	568,875		6

Balance at June 30, 2007	9,345,340		$107

Series B common stock
Balance at December 31, 2006	—		—
Shares issued under MIP	360,075		4

Balance at June 30, 2007	360,075		$4

Series A preferred stock
Balance at December 31, 2006	89,521		$1
Repurchase of shares under MIP	(2,267)		—

Balance at June 30, 2007	87,254		$1

Series A-1 preferred stock
Balance at December 31, 2006	100,702		$1
Current period activity	—		—

Balance at June 30, 2007	100,702		$1

Series B preferred stock
Balance at December 31, 2006	92,832		$1
Repurchase of shares under MIP	(1,531)		—

Balance at June 30, 2007	91,301		$1

Series B-1 preferred stock
Balance at December 31, 2006	42,231	$
Shares issued in InfoHighway acquisition	22,755		1

Balance at June 30, 2007	64,986		$1

Series C preferred stock
Balance at December 31, 2006	—		—
Shares issued under MIP	14,402		—

Balance at June 30, 2007	14,402		—

Additional paid-in capital
Balance at December 31, 2006	—		$117,689
Stock based compensation	—		1,948
Repurchase of shares under MIP	—		(1,538)
Shares issued in InfoHighway acquisition	—		17,446
Warrants issued in InfoHighway acquisition	—		6,304

Balance at June 30, 2007	—		$141,849

Accumulated deficit
Balance at December 31, 2006	—		$(97,324)
Adoption of FIN 48	—		(287)
Net loss	—		(30,606)

Balance at June 30, 2007	—		$(128,217)

Total stockholders’ equity	—		$13,747

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands

	Six Months Ended June 30,
	2007	2006

Cash flows from operating activities:
Net loss	$(30,606)	$(17,738)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	14,749	8,361
Amortization and write-off of deferred financing costs	875	514
Amortization of intangible assets	18,998	14,457
Amortization of bond premium	(100)	—
Provision for doubtful accounts	2,553	2,319
Non cash subordinated debt interest	—	3,666
Stock based compensation	2,113	428
Deferred income taxes	850	—
Other	288	—
Changes in operating assets and liabilities:
Restricted cash	(63)	—
Accounts receivable	(6,531)	(610)
Prepaid expenses and other current assets	(704)	(187)
Other assets	197	(330)
Accounts payable	1,550	(2,591)
Accrued expenses and other current liabilities	(18,787)	(1,909)
Taxes payable	(630)	(1,616)
Deferred revenue	732	(13)
Deferred rent	—	310
Other liabilities	54	—

Net cash (used in) provided by operating activities	(14,462)	5,061
Cash flows from investing activities:
Acquisition, net of cash and restricted cash acquired	(58,462)	—
Purchase of property and equipment	(14,156)	(10,816)
Merger acquisition costs	(1,457)	—

Net cash used in investing activities	(74,075)	(10,816
Cash flows from financing activities:
Proceeds from equipment notes	2,846	4,062
Payments on capital lease obligations	(2,122)	(2,203)
Proceeds from issuance of long-term debt	95,175	—
Repayments of long-term debt	—	(5,000)
Drawdowns on revolving credit facility	8,500	—
Repayments on revolving credit facility	(6,817)	—
Payment of deferred financing fees	(3,891)	—
Payments for shares purchased under MIP	(1,703)	—

Net cash provided by (used in) financing activities	91,988	(3,141)

Net decrease in cash and cash equivalents	3,451	(8,896)
Cash and cash equivalents at beginning of period	43,952	16,753

Cash and cash equivalents at end of period	$47,403	$7,857

See notes to unaudited condensed consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
June 30, 2007
(in thousands, except where noted, and share and per share amounts)

1.	Organization and Description of Business

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared based upon Securities and Exchange Commission (SEC) rules that permit reduced disclosure for interim periods. These financial statements reflect all adjustments necessary for a fair presentation of the results of operations and financial condition for the interim periods shown, including normal recurring accruals and other items. The results for interim periods are not necessarily indicative of results for the full year. For a more complete discussion of significant accounting policies and certain other information, our interim unaudited financial statements should be read in conjunction with our audited financial statements as of and for the year ended December 31, 2006. The condensed consolidated financial statements include both our accounts and the accounts of our wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

We are an integrated communications company whose primary interests consist of our wholly-owned subsidiaries Broadview Networks, Inc. (“BNI”), Bridgecom Holdings, Inc., (“BH”), Corecomm-ATX Inc. and Eureka Broadband Corporation (“Eureka”, “InfoHighway” or “IH”), competitive local exchange carriers. We also provide phone systems and other customer service offerings through our subsidiary, Bridgecom Solutions Group, Inc. (“BSG”). We were founded in 1996 to take advantage of the deregulation of the U.S. telecommunications market following the Telecommunications Act of 1996. We have one reportable segment providing domestic wireline telecommunications services consisting of local and long distance voice services, Internet, and data services to commercial and residential customers in the northeast United States.

2.	Significant Accounting Policies

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), whereby goodwill is not subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test.

Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

Uncertainty in Income Taxes

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. The Company adopted FIN 48 effective January 1, 2007 and recorded a cumulative effect adjustment of $287 to opening retained earnings (see footnote 8).

Disputes

We account for our disputed billings with carriers based on the estimated settlement amount of disputed balances. The estimate is based on a number of factors, including historical results of prior dispute settlements with the carriers, and is periodically reviewed by management to reassess the likelihood of success. Actual settlements may differ from estimated amounts.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
June 30, 2007
(in thousands, except where noted, and share and per share amounts)

2.	Significant Accounting Policies (continued)

Comprehensive Income

Comprehensive income represents the change in net assets of a business enterprise during a period from non-owner sources. For the three month and six months ended June 30, 2007 and 2006, our net loss was the only item of other comprehensive income.

Use of Estimates

We prepare our financial statements using U.S. generally accepted accounting principles (GAAP), which require management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

3.	Acquisition Agreement

On February 23, 2007, we entered into an agreement and plan of merger to acquire Eureka Broadband Corporation (“Eureka” or “InfoHighway”), a competitive local exchange carrier operating primarily in the northeastern United States, in a transaction that closed on May 31, 2007. Accordingly, the results of InfoHighway are included in these condensed consolidated financial statements beginning June 1, 2007. The consolidated results of the Company reflect the acquisition under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations (“SFAS 141”). The allocation of purchase price to the business acquired is preliminary as the Company is waiting for additional information.

The purchase price consisted of a combination of cash and equity securities. Each share of capital stock of InfoHighway was converted into the right to receive cash and shares of the Company’s Series B-1 Preferred Stock, shares of Class A Common Stock and warrants to purchase units of the Company’s Series B-1 Preferred Stock and Class A Common Stock. The aggregate purchase price was $90.4 million (or $82.2, net of cash acquired) of which $58.4 was the cash portion and $23.8 million was the value assigned to the equity securities including the warrants. The Company issued 22,755 shares of Series B-1 Preferred Stock and 568,875 shares of Class A Common Stock, with an aggregate value of $17.5 million. The shares of Series B-1 Preferred Stock and Class A Common Stock issued in the transaction have the same voting rights as existing Series B-1 Preferred Shares and Class A Common Stock. The warrants to acquire 16,976 units, with each such unit comprised of 1 share of Series B-1 Preferred Stock and 25 shares of Class A Common Stock, are generally exercisable for a period of up to five years, with the exercise price of each warrant unit determined based on the cash flow generated from a certain customer of the legacy InfoHighway entity during the two year period following closing of the acquisition. As certain cash flow parameters are met, the exercise price on the warrants may decrease from $883.58 per unit to an exercise price of $0.01 per unit. The aggregate value of the warrants of $6.3 million at May 31, 2007, the close of the InfoHighway acquisition, was determined utilizing the Black-Scholes model assuming a five year expected life, a volatility based on market comparable entities of 55%, no expected dividends, an exercise price of $883.58 per unit, and a risk free rate of 4.5%. Should the final exercise price of the warrants be determined to be less than $883.58 per unit, at each of the measurement periods, the Company will record additional merger consideration and related goodwill at such point of determination.

The total purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair value as of May 31, 2007. The liabilities included in the acquisition cost allocation for exit activities included severance costs of terminated InfoHighway employees affected by the merger. These liabilities were accounted for in accordance with Emerging Issues Task Force (“EITF”) 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (“EITF 95-3”). The balance of such liabilities was approximately $2,000 as of June 30, 2007 and is expected to be paid within one year.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
June 30, 2007
(in thousands, except where noted, and share and per share amounts)

3.	Acquisition Agreement (continued)

The purchase price of the InfoHighway transaction was allocated as follows:

Assets acquired:
Cash and cash equivalents	$7,841
Restricted cash	422
Accounts receivable	9,302
Other current assets	1,172
Property and equipment	16,047
Goodwill	23,862
Customer-based intangibles	43,000
Other intangibles	12,300
Other non-current assets	72

Total assets acquired	114,018

Liabilities assumed:
Current liabilities	25,433
Other liabilities	348

Total liabilities assumed	25,781

Net assets acquired	$88,237

The following unaudited pro forma financial information was prepared in accordance with SFAS 141 and assumes the acquisition had occurred at the beginning of the periods presented. The unaudited pro forma information is provided for informational purposes only. These pro forma results are based upon the respective historical financial statements of the respective companies, and do not incorporate, nor do they assume any benefits from cost savings or synergies of operations of the combined company. The pro forma results of operations do not necessarily reflect the results that would have occurred had the acquisition occurred at the beginning of the periods presented or the results that may occur in the future.

The pro forma combined results are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues	$125,471	$128,485	$250,150	$254,194
Net loss	(21,710)	(12,336)	(40,662)	(29,758)

4.	Identifiable Intangible Assets and Goodwill

The Company accounts for intangible assets under SFAS 142. The Company’s intangible assets consisting primarily of its customer base and trademarks were valued as follows:

Customer Relationships:  The Company’s customer base is composed of subscribers to the Company’s various telecommunications services. The multi-period excess earnings method, a variant of the income approach was utilized to value the customer base intangibles.

Trademark:  The Company’s trademarks were valued using a variant of the income approach, referred to as the relief from royalty method.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
June 30, 2007
(in thousands, except where noted, and share and per share amounts)

4.	Identifiable Intangible Assets and Goodwill (continued)

The customer relationship intangibles are amortized on a straight line basis over the average expected life of the customer relationships based on the Company’s historical disconnect statistics or on an accelerated method over their useful lives in proportion to the expected benefits to be received. The lives range from four years to eleven years. The unamortized balances are evaluated for potential impairment based on future estimated cash flows when an impairment indicator is present.

Certain of the trademark intangible assets have indefinite lives and therefore are not amortized. These balances are evaluated annually for impairment. One of the trademark intangible assets is amortized on an accelerated method over its useful life in proportion to the expected benefits to be received. The life of this intangible asset is eleven years. The unamortized balance is evaluated for impairment based on future estimated cash flows when an impairment indicator is present.

Amortization of intangible assets for the six months ended June 30, 2007 and 2006 was $18,998 and $14,457, respectively.

The components of Intangible Assets are:

	June 30	December 31,
	2007	2006

Customer base	$180,067	$137,067
Trademarks	19,300	7,000
Other	909	909
Less accumulated amortization	(84,095)	(65,128)

Net intangible assets	$116,181	$79,848

Changes in the carrying amount of Goodwill are as follows:

Balance at December 31, 2006	$69,632
Acquisition of InfoHighway	25,056
Other	1,143

Balance at June 30, 2007	$95,831

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
June 30, 2007
(in thousands, except where noted, and share and per share amounts)

4.	Identifiable Intangible Assets and Goodwill (continued)

5.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	June 30,	December 31,
	2007	2006

Recurring network costs and other operating accruals	$22,163	$14,211
Carrier settlements(a)	—	15,186
Accrued interest(b)	11,375	8,615
Merger transaction costs(c)	3,882	2,999
Payroll related liabilities	4,031	6,320
Other	99	175

Total accrued expenses and other current liabilities	$41,550	$47,506

(a)
In February 2007, we finalized a settlement with our major telecommunications supplier and paid $15,200 to extinguish approximately $39,000 of outstanding disputes. Additional disputes with this and other suppliers are included in accounts payable.

(b)	Principally represents accrued interest on the Senior Secured Notes. Interest is paid semi-annually on March 1 and September 1 of each year.

(c)
Balance principally consists of liabilities of $2,000 for severance costs associated with the May 2007 acquisition of InfoHighway and $992 from the September 2006 acquisition of ATX Communications, Inc. along with liabilities of $705 for lease termination costs associated with the January 2005 acquisition by Bridgecom Holdings, Inc. of Broadview Networks Holdings, Inc. During the six months ended June 30, 2007, we paid $818 of severance costs and $76 of lease termination costs.

The accrual for merger transaction costs consists of the following:

			Bridgecom
			and
	ATX	InfoHighway	Broadview
	Acquisition	Acquisition	Merger	Other	Total

Balance at December 31, 2006	$1,810	$—	$781	$408	$2,999
Additions	—	2,000	—	—	2,000
Payments	(818)	—	(76)	(223)	(1,117)

Balance at June 30, 2007	$992	$2,000	$705	$185	$3,882

6.	Debt

Senior Secured $210,000 Notes

On August 23, 2006, we issued $210,000 principal amount of 11 3/8% Senior Secured Notes due 2012 (the “Senior Secured Notes”). The net proceeds from the Senior Secured Notes were used to fund the ATX acquisition and related transaction expenses, repay indebtedness under our senior secured credit facility and senior unsecured subordinated notes due 2009, and for general corporate purposes. We are required to pay cash interest on the principal amount of the notes at a rate of 11 3/8% per annum, which is due semi-annually on March 1 and September 1 of each year, commencing on March 1, 2007. The Senior Secured Notes mature on September 1, 2012. The notes are fully, unconditionally and irrevocably guaranteed on a senior secured basis, jointly and severally, by each of our existing and future domestic restricted subsidiaries (except for immaterial subsidiaries). The notes and the guarantees rank senior in right of payment to all of our and our subsidiary guarantors’ existing and future

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
June 30, 2007
(in thousands, except where noted, and share and per share amounts)

6.	Debt (continued)

subordinated indebtedness, as applicable, and equal in right of payment with all existing and future senior indebtedness.

The notes and the guarantees are secured by a lien on substantially all of our assets provided, however, that pursuant to the terms of an intercreditor agreement, the security interest in those assets consisting of receivables, inventory, deposit accounts, securities accounts and certain other assets that secure the notes and the guarantees are contractually subordinated to a lien thereon that secures our five-year senior revolving credit facility with an aggregate principal amount of $25,000 (the “Revolving Credit Facility”) and certain other permitted indebtedness.

On or after September 1, 2009, we may redeem some or all of the notes at the following redemption prices, expressed as percentages of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption. Prior to September 1, 2009, (i) we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at 111.375% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption provided that, following the redemption, at least 65% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding and (ii) we may redeem the notes, in whole or in part, at a make-whole redemption price set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, we may, at our option upon a change of control, redeem all, but not less than all, of the notes at any time prior to September 1, 2009, at 111.375% of their principal amount, plus accrued and unpaid interest to the redemption date.

If we experience a change of control, the holders of the notes will have the right to require us to purchase their notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase. If we sell assets and do not use the proceeds for specified purposes, we may be required to offer to use the net proceeds to purchase notes at 100% of the aggregate principal thereof, plus accrued and unpaid interest to the date of repurchase.

The Indenture contains covenants limiting our ability to, among other things: incur or guarantee additional indebtedness or issue certain preferred stock; pay dividends; redeem or purchase equity interests; redeem or purchase subordinated debt; make certain acquisitions or investments; create liens; enter into transactions with affiliates; merge or consolidate; make certain restricted payments; and transfer or sell assets, including equity interests of existing and future restricted subsidiaries. We were in compliance with all covenants at June 30, 2007.

Senior Secured $90,000 Notes

On May 14, 2007, we completed an offering of $90,000 aggregate principal amount of Senior Secured Notes at an issue price of 105 3/4%, generating gross proceeds of $95,200. We used such proceeds from the offering to fund the InfoHighway merger, which closed on May 31, 2007, pay related fees and expenses and for general corporate purposes. The notes were an additional issuance to our existing Senior Secured $210,000 Notes and were issued under the Indenture.

In connection with the offerings of the $300,000 aggregate principal amount of Senior Secured Notes, we agreed to exchange the Senior Secured Notes for a new issue of substantially identical debt securities registered under the Securities Act of 1933 (the “Securities Act”).

On May 14, 2007 we filed a registration statement on form S-4 to offer to exchange up to $300,000 aggregate principal amount of the 11 3/8% Senior Secured Notes registered under the Securities Act, which registration is still pending.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
June 30, 2007
(in thousands, except where noted, and share and per share amounts)

6.	Debt (continued)

Revolving $25,000 Senior Credit Facility

On August 23, 2006, we entered into a five-year, Revolving $25,000 Senior Credit Facility (“Revolving Credit Facility”). Any outstanding amounts under this facility are subject to a borrowing base limitation based on an advance rate of 85% of the amount of eligible receivables, as defined. The loans bear interest on a base rate method or LIBOR method, in each case plus an applicable margin percentage, at our option. Interest on the LIBOR loans is paid on a monthly or quarterly basis, and interest on the base rate loans is paid on a quarterly basis. We had borrowings outstanding of $2,007 on the Revolving Credit Facility at June 30, 2007.

The Revolving Credit Facility also has a sublimit of $9,000 for the issuance of letters of credit. On the consummation of the ATX acquisition in August 2006, $7,802 of letters of credit were issued in lieu of vendor security deposits. Such letters of credit were returned in March 2007 and we had no outstanding letters of credit at June 30, 2007.

Indebtedness under the Revolving Credit Facility is guaranteed by all of our direct and indirect subsidiaries that are not borrowers thereunder and is secured by a security interest in all of our and our subsidiaries’ tangible and intangible assets.

The Revolving Credit Facility contains negative covenants and restrictions on our assets and our subsidiaries’ actions, including, without limitation, incurrence of additional indebtedness, restrictions on dividends and other restricted payments, prepayments of debt, liens, sale-leaseback transactions, loans and investments, hedging arrangements, mergers, transactions with affiliates, changes in business and restrictions on our ability to amend the indenture and terms of our subordinated debt.

The fair value of the Senior Secured Notes and the Revolving Credit Facility approximates their carrying value. Certain of our assets have been pledged to the above creditors pursuant to the debt agreements. Each of our subsidiaries has guaranteed the outstanding debt. The parent company of these subsidiaries has no independent assets or operations and the guarantees are full and unconditional and joint and several.

7.	Commitments and Contingencies

We have, in the ordinary course of business, disputed certain billings from carriers and have recorded the estimated settlement amount of the disputed balances. The settlement estimate is based on certain factors including historical results of prior dispute settlements. The amount of such charges at June 30, 2007 in dispute is in excess of $10,500. We believe the settlement amount will be lower than the outstanding disputes and have recorded the estimated settlement in accounts payable and accrued expenses at June 30, 2007. It is possible that actual settlement of such disputes may differ from these estimates and we will settle at amounts greater than the estimates.

We have entered into a commercial agreement with a vendor under which we purchase certain services that we had previously leased under the UNE-P provisions of the Telecommunications Act of 1996. The agreement requires certain minimum purchase obligations and contains fixed but escalating pricing over its term.

We are involved in claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters will not have a material adverse impact on our financial position, results of our operations, or cash flows.

8.	Income Taxes

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements (continued)
June 30, 2007
(in thousands, except where noted, and share and per share amounts)

8.	Income Taxes (continued)

more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. We adopted FIN 48 effective January 1, 2007 and recorded a cumulative effect adjustment of $287 to opening retained earnings. In addition, we reduced $1,751 of a deferred tax asset and its associated valuation allowance. During the six months ended June 30, 2007 we recorded $13 of additional interest and penalties and classified such amounts as income tax expense. Prior to the adoption of FIN 48, such expenses would have been recorded as interest expense. Our condensed balance sheet includes liabilities of $300 of unrecognized income tax benefits of which $31 is interest and penalties.

Our federal income tax returns for the years ended December 1, 2002, 2003 and 2004 are currently under examination by the Internal Revenue Service. We expect that such examination will be completed within the next twelve months. We do not expect that the results of this examination will have a material impact on the results of operations.

Our income tax provision consists of state and local income taxes, deferred taxes associated with goodwill and taxes associated with the unrecognized tax benefits. We had net operating loss carryforwards (“NOL’s”) of approximately $70,000 as of December 31, 2006 and expect to incur additional tax losses during 2007. We anticipate that we will provide a full valuation allowance against such assets because management does not believe it is more likely than not that these assets will be realized. If we achieve profitability, the net deferred tax assets may be available to offset future income tax liabilities.

9.	Stock Based Compensation

Management Incentive Plan

In February 2007, our board adopted and our shareholders subsequently approved the Company’s Management Incentive Plan (the “MIP”), pursuant to which we granted stock options and restricted stock to certain of our key employees. Pursuant to the MIP, there are 52,332 shares of our Series C Preferred Stock and 1,308,297 shares of our non-voting Class B Common Stock reserved for issuance. In April 2007, grants of restricted stock representing 14,402 shares of Series C Preferred Stock and 360,050 shares of Class B Common Stock and grants of options to acquire 21,599 units comprised of 1 share of Series C Preferred Stock and 25 shares of Class B Common Stock were completed. Certain grants under the MIP were made in conjunction with securities simultaneously being repurchased from existing employees. As a condition and in conjunction with the MIP grants, all share-based awards and equity securities then outstanding and held by participants in the MIP, including 3,798 shares of Series A and Series B Preferred Stock and 96,962 shares of Class A Common Stock, were repurchased for cash consideration of $1.7 million and the issuance of certain securities under the plan. Options under the MIP were granted with an exercise price equal to the fair market value of a unit determined as of the date of the approval by the board of the individual grants. Grants under the MIP consist of both vested and unvested securities. Unvested securities granted under the MIP will generally vest in ratable annual installments over the three-year period following the grant. Options granted under the MIP were valued utilizing the Black-Scholes model with an exercise price equal to the assumed fair market value of an underlying unit of $137.50, a three year expected life of the option, a volatility based on market comparable entities of 55%, no dividend yield and a risk free rate of 4.5%. Any incremental value for the share based awards granted under the MIP over the fair value of the awards repurchased or cancelled under the Company’s previous stock incentive plans was expensed immediately at the date of grant. Furthermore, all vested grants under the MIP not representing grants for repurchased and cancelled securities were expensed in the period granted with the unvested portion of the grants to be expensed during the applicable vesting periods. Total compensation expense for the new share based awards and the unvested portion of the modified awards for the quarter ended June 30, 2007 was $1,950. At June 30, 2007 the total compensation cost related to unvested awards not yet recognized is $1,046.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Broadview Networks Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Broadview Networks Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, mandatorily redeemable securities and stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Broadview Networks Holdings, Inc. and its subsidiaries at December 31, 2004, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

New York, New York
May 16, 2005

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Broadview Networks Holdings, Inc. and Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of mandatorily redeemable securities and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Broadview Networks Holdings, Inc. and its subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The above-mentioned consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

New York, NY
March 26, 2004, except as to Note 11,
which is as of April 7, 2004

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share amounts)

	December 31,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$6,091	$9,292
Accounts receivable, net of allowance of $5,481 and $5,580	14,915	17,471
Assets held for sale	289	628
Other current assets	3,046	5,600

Total current assets	24,341	32,991
Restricted certificates of deposit	1,900	2,360
Property and equipment, net	50,716	63,021
Intangible assets, net	38	661
Other assets	985	4,024

Total assets	$77,980	$103,057

LIABILITIES, MANDATORILY REDEEMABLE SECURITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$26,362	$21,337
Accrued and other current liabilities	17,565	16,891
Taxes payable	6,543	7,851
Deferred revenue	3,878	3,162
Capital lease obligations	1,826	1,695
Current portion of long-term debt	87,870	87,000

Total current liabilities	144,044	137,936
Interest rate derivatives	762	2,076
Capital lease obligations, net of current portion	2,983	4,404

Total liabilities	147,789	144,416
Mandatorily redeemable securities:
Convertible preferred stock, $.01 par value: 55,882,560 shares authorized:
Series A — 3,446,070 shares designated, issued and outstanding (liquidation value of $6,001)	$5,970	$5,970
Series B — 1,838,799 shares designated, issued and outstanding (liquidation value of $6,001)	8,212	8,212
Series C — 6,269,875 shares designated, issued and outstanding (liquidation value of $40,540)	43,844	40,631
Series D — 6,006,959 shares designated, issued and outstanding (liquidation value of $38,140)	49,571	46,555
Series E — 10,000,000 shares designated, 9,231,172 shares issued and outstanding (liquidation value of $160,786)	216,265	203,503
Series F — 28,320,857 shares designated, 19,379,317 shares issued and outstanding (liquidation value of $47,195)	36,148	29,510
Common Stock, $.01 par value, 370,000 shares issued and outstanding	5,180	5,180

Total mandatorily redeemable securities	365,190	339,561
Stockholders’ deficit:
Common stock, $.01 par value,100,000,000 shares authorized, 7,697,844 shares issued and outstanding	77	77
Note receivable for issuance of stock	(37)	(37)
Warrants	1,269	1,269
Accumulated deficit	(436,308)	(382,229)

Total stockholders’ deficit	(434,999)	(380,920)

Total liabilities, mandatorily redeemable securities and stockholders’ deficit	$77,980	$103,057

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands)

	Year Ended December 31,
	2004	2003	2002

Operating revenues	$164,997	$175,462	$180,477
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	91,504	93,810	115,465
General and administrative	43,984	46,540	79,405
Sales and marketing	20,592	20,412	27,191
Software development	2,883	2,341	2,167
Depreciation and amortization	20,052	22,078	21,943
Impairment of assets held for sale	–	821	2,708
Reserve on note receivable for issuance of stock	–	281	642
Loss on disposal of assets held for sale and property and equipment, net	62	3,643	227
Merger transaction costs	5,659	–	–

Total operating expenses	184,736	189,926	249,748
Operating loss	(19,739)	(14,464)	(69,271)
Interest income	1,159	1,649	2,530
Interest expense	(9,870)	(10,736)	(11,567)

Net loss	(28,450)	(23,551)	(78,308)

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Mandatorily Redeemable Securities and Stockholders’ Deficit
Years ended December 31, 2004, 2003 and 2002
(in thousands, except share amounts)

	Year Ended December 31,
	2004		2003		2002
	Shares	Amount	Shares	Amount	Shares	Amount

Mandatorily redeemable securities
Convertible preferred stock
Balance at beginning of year	46,172,193	$334,381	46,172,193	$309,608	26,792,875	$219,398
Shares issued	–	–	–	–	19,379,318	18,224
Deemed dividend related to beneficial conversion feature of mandatorily redeemable convertible preferred stock:
Series B, C and E	–	–	–	–	–	50,388
Accretion of mandatorily redeemable securities to redemption value	–	25,629	–	24,773	–	21,598

Balance at end of year	46,172,193	360,010	46,172,193	334,381	46,172,193	309,608

Common stock
Balance at beginning of year	370,000	5,180	370,000	5,180	370,000	5,180

Balance at end of year	370,000	5,180	370,000	5,180	370,000	5,180

Total mandatorily redeemable securities		$365,190		$339,561		$314,788

Stockholders’ deficit
Common stock
Balance at beginning of year	7,697,844	$77	7,697,844	$77	7,697,844	$77

Balance at end of year	7,697,844	77	7,697,844	77	7,697,844	77

Additional paid-in capital
Balance at beginning of year	–	–	–	–	–	21,802
Reversal of deferred compensation due to stock option forfeitures	–	–	–	(3,181)	–	(49)
Value related to warrants						22,801
Deemed dividend related to beneficial conversion feature of mandatorily redeemable convertible preferred stock:
Series B, C and E	–	–	–	–	–	(22,956)
Accretion of mandatorily redeemable securities to redemption value	–	–	–	3,181	–	(21,598)

Balance at end of year	–	–	–	–	–	–

Note receivable for issuance of stock
Balance at beginning of year	–	(37)	–	(318)	–	(1,089)
Reserve for note receivable for issuance of stock	–	–	–	281	–	771

Balance at end of year	–	(37)	–	(37)	–	(318)

Warrants
Balance at beginning of year	–	1,269	–	1,269	–	1,267
Common stock warrants exercised in connection with Series F mandatorily redeemable convertible preferred stock	–	–	–	–	–	2

Balance at end of year	–	1,269	–	1,269	–	1,269

Accumulated deficit
Balance at beginning of year	–	(382,229)	–	(330,724)	–	(224,984)
Deemed dividend related to beneficial conversion feature of mandatorily redeemable convertible preferred stock:
Series F	–	–	–	–	–	–
Series B, C and E	–	–	–	–	–	(27,432)
Accretion of mandatorily redeemable securities to redemption value	–	(25,629)	–	(27,954)	–	–
Net loss	–	(28,450)	–	(23,551)	–	(78,308)

Balance at end of year	–	(436,308)	–	(382,229)	–	(330,724)

Deferred compensation
Balance at beginning of year	–	–	–	(7,717)	–	(16,307)
Amortization of deferred compensation	–	–	–	4,536	–	8,541
Reversal of deferred compensation due to stock option forfeitures	–	–	–	3,181	–	49

Balance at end of year	–	–	–	–	–	(7,717)

Total stockholders’ deficit		$(434,999)		$(380,920)		$(337,413)

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2004	2003	2002

Cash flows from operating activities
Net loss	$(28,450)	$(23,551)	$(78,308)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	19,429	18,588	18,968
Amortization of intangible assets	623	3,490	2,975
Provision for doubtful accounts	2,689	3,914	10,954
Amortization of deferred compensation	–	4,536	8,541
Write-off of deferred financing fees	3,336	–	–
Decrease (increase) in fair value of derivatives	(1,314)	(761)	1,692
Bank forbearance fee	870	–	–
Reserve on note receivables	–	281	771
Impairment cost of assets held for resale	–	821	2,708
Non-cash inventory adjustments	527	–	–
Loss on disposal of property and equipment	63	3,643	227
Changes in assets and liabilities:
Accounts receivable	(133)	2,664	(2,316)
Other current assets	2,027	(4,190)	261
Other assets	(296)	700	(108)
Accounts payable	5,025	2,100	7,501
Accrued and other current liabilities	(635)	(8,246)	10,851
Deferred revenue	716	790	(3,574)

Net cash provided by (used in) operating activities	4,477	4,779	(18,857)

Cash flows from investing activities
Redemption (purchase) of restricted certificate of deposit	460	230	(1,087)
Purchase of intangible assets	–	(231)	(978)
Purchase of businesses, net of cash acquired	–	–	(26,163)
Proceeds from disposal of assets held for sale	323	3,824	1,102
Purchase of property and equipment	(7,172)	(5,941)	(13,214)

Net cash used in investing activities	(6,389)	(2,118)	(40,340)

Cash flows from financing activities
Repayments of capital lease	(1,812)	(2,260)	(4,661)
Proceeds from capital lease financing	523	–	573
Repayments of long-term debt	–	(8,000)	(2,094)
Proceeds from issuance of long-term debt	–	2,000	28,000
Proceeds from issuance of mandatorily redeemable securities, net	–	–	41,025

Net cash (used in) provided by financing activities	(1,289)	(8,260)	62,843

Net (decrease) increase in cash and cash equivalents	(3,201)	(5,599)	3,646
Cash and cash equivalents, beginning of year	9,292	14,891	11,245

Cash and cash equivalents, end of year	$6,091	$9,292	$14,891

See notes to consolidated financial statements.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004
(in thousands, except share information)

1.	Organization and Nature of Business

Broadview Networks Holdings, Inc. (the “Company”), is a Delaware corporation originally incorporated in March 1996 whose primary interest consist of its wholly-owned subsidiaries Broadview Networks, Inc. (“BNI”), Open Support Systems LLC (“OSS”) and Broadview NP Acquisition Corp. (“BVNPAC”). The Company, through its regulated subsidiaries, provides a complete line of local, long distance, Internet, and data services to customers primarily within New York, Massachusetts, New Jersey, Pennsylvania, Rhode Island, Connecticut and New Hampshire.

On October 29, 2004, the Company entered into a merger agreement with Bridgecom Holdings, Inc. and Subsidiaries (“Bridgecom”), the principal stockholders of the Company and MCG Capital Corp., 100% owners of Bridgecom. The transaction closed and became effective January 14, 2005. As a result of the merger and certain related transactions, MCG Capital Corp. will own 60% of the voting power of the Company’s capital stock and approximately 40% of the Company’s capital stock on a fully diluted basis, excluding options reserved but not issued under the Company’s employee stock incentive plan as of January 14, 2005. The Company also reclassified all of its existing classes of stock into two new classes, Series B preferred stock and Class A common stock and the majority of stock options from the 1997 stock option plan and the 2000 plan were cancelled. A portion of the stock options were converted into Series B preferred stock and Class A common stock. Also, the Company raised an additional $20,000 of working capital from existing investors.

The merger with Bridgecom gives the Company the financing necessary to continue to operate. Bridgecom provides local and long distance telecommunication services to residential and small business customers in the New York tri-state area. Acquisition costs of approximately $5,659 related to this transaction have been expensed and are included in the consolidated statement of operations in 2004. The accompanying financial statements do not give effect to the merger with Bridgecom.

BNI, which was acquired in September 1997, provides primarily commercial and residential telecommunication services and data services in New York, Massachusetts, New Jersey and Pennsylvania. OSS was formed for the purpose of developing operating software for the telecommunications industry. After its acquisition in 1997, the subsidiary has continued to develop software for the exclusive use of the Company’s regulated subsidiaries.

On March 22, 2002, the Company acquired the assets and customers of Network Plus, Inc. (“NPI”), through BVNPAC, a newly formed subsidiary. BVNPAC was the successful bidder for these certain assets and customers under a “Notice to Bid” disseminated by the Delaware Bankruptcy Court in connection with NPI’s petition for bankruptcy filed on February 4, 2002. BVNPAC provides a complete line of local, long distance, Internet, and data services to customers primarily within New York, Massachusetts, New Jersey, Pennsylvania, Rhode Island, Connecticut and New Hampshire.

2.	Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has experienced net losses of $23.6 million, $78.3 million, and $84.6 million during the years ended December 31, 2003, 2002, and 2001, respectively. At December 31, 2003, the Company had $9.3 million in unrestricted cash and cash equivalents and no available cash under its credit facilities. The Company has a net working capital deficiency of $104.9 million and $17.3 million at December 31, 2003 and 2002, respectively. The Company generated positive cash flows from both operating and investing activities during the year ended December 31, 2003 of $2.7 million, net and generated negative cash flows from both operating and

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

2.	Going Concern (continued)

investing activities of $59.2 million and $81.9 million in 2002 and 2001, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has completed its negotiations with its lenders (see Note 11) to amend its existing debt structure with a deferment of its amortization payments as well as to reset its financial covenants as set forth in the Company’s Loan Agreement, as defined. As of December 31, 2003, the Company was not in compliance with these covenants. The Company has reclassified the debt outstanding to current liabilities as of December 31, 2003.

The Company’s viability is dependent upon its ability to execute under its current business strategy, restructure its existing debt structure and to continue to generate sufficient cash flows from operations during 2004. The success of the Company’s business strategy includes obtaining and retaining a significant number of customers, generating significant and sustained growth in its operating cash flows and managing its costs and capital expenditures to be able to meet its debt service obligations. However, the Company’s revenue and costs are also dependent upon factors that are not within its control, including regulatory changes, changes in technology, increased competition and the timing of resolution of disputed balances with carriers. Additional financing may also be required in response to changing conditions within the Company or unanticipated competitive pressures.

There can be no assurance that the Company will be successful in executing its business strategy, meet its existing debt covenants or in obtaining additional debt or equity financing, if needed, on terms acceptable to the Company, or at all.

Additionally, the Company can make no assurance that it will not be required to engage in asset sales or pursue other alternatives designed to enhance liquidity or obtain relief from its obligations, or that it will be successful in these efforts. Due to the uncertainty of these factors, actual revenue and costs may vary from expected amounts, possibly to a material degree, and such variations could affect the Company’s financial position and results of operations.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since April 7, 2004, the Company has refinanced its debt obligations and completed a merger which, in the aggregate, have led to financial results that have allowed the Company to receive an audit opinion, dated May 16, 2005, on the Company’s financial statements as of and for the year ended December 31, 2004 which does not include substantial doubt related to its ability to continue as a going concern.

3.	Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, BNI, BVNPAC and OSS. All significant intercompany transactions have been eliminated in consolidation.

Revenue Recognition

The Company’s revenue is derived from subscriber usage and fixed monthly recurring fees. Revenue from subscriber usage is recognized when calls are completed. Revenue from fixed monthly recurring fees is recognized when the related services are performed.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

3.	Significant Accounting Policies (continued)

Unbilled revenue included in accounts receivable represents revenue for earned services, which was billed in the succeeding month and totaled $3,419 and $3,292 as of December 31, 2004 and 2003, respectively. Beginning August 1, 1999, the Company began invoicing new customers one month in advance for recurring services, which resulted in deferred revenue of $2,645 at December 31, 2004 and 2003, respectively. Revenue from carrier interconnection and access amounting to $10,942, $13,894 and $16,317 in 2004, 2003 and 2002, respectively, is recognized in the month in which the service is provided. During 2000, the Company began generating revenue from a wholesale agreement with AT&T Corp. (“AT&T”), under which the Company is providing AT&T with order fulfillment and provisioning services and related services. Revenue from this agreement, amounting to approximately $6,656, $10,695 and $21,852 in 2004, 2003 and 2002, respectively, is being recognized as the services are provided. Revenue related to up-front fees associated with DSL service installation is deferred and amortized to revenue over 24 months, the estimated life of the customer relationship. Related direct costs incurred (up to the amount of deferred revenue) are also deferred and amortized to expense over 24 months. Any excess direct costs over installation charges are charged to expense as incurred. At December 31, 2004 and 2003, approximately $263 and $245, respectively, was recorded as deferred revenue and deferred costs in connection with DSL up-front installation fees.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. A significant portion of cash balances are maintained with several high credit quality financial institutions, which are members of the FDIC, although balances may exceed FDIC insurance limits.

Accounts Receivable

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts based on historical bad debts, factors related to the specific customers’ ability to pay, percentages of aged receivables and current economic trends. The Company writes off accounts deemed uncollectible after numerous internal efforts to collect such accounts are not successful. The Company utilizes external agencies to continue collection efforts on accounts that have been written off.

Restricted Certificates of Deposit

At December 31, 2004 and 2003, the Company held bank certificates of deposit which are restricted to cover letters of credit required as collateral by a long distance carrier, the lease of premises housing switch facilities, and office premises.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life is three years for computer equipment, five years for furniture and fixtures, and seven years for network equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the related lease term. Capitalized software costs are amortized on a straight-line basis over the estimated useful life, typically two years. Construction in progress includes amounts incurred in the Company’s expansion of its network. The amounts include switching and colocation equipment, switching and colocation facilities design and colocation fees. The Company has not capitalized interest to date since the construction period has been short in duration and the related imputed interest expense incurred during that period was insignificant. When construction of each switch or colocation facility is

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

3.	Significant Accounting Policies (continued)

completed, the balance of the assets are transferred to network equipment, and depreciated in accordance with the Company’s policy. Maintenance and repairs are expensed as incurred.

Impairment of Long-lived Assets

The Company accounts for the impairment of long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company compares the carrying amount of the asset to the estimated undiscounted future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company records an impairment charge for the difference between the carrying amount of the asset and its fair value.

Income Taxes

The Company recognizes deferred taxes using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Stock-Based Compensation

The Company accounts for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). Under APB 25, generally no compensation expense is recorded when the terms of the award are fixed and the exercise price of the employee stock option equals or exceeds the fair value of the underlying stock on the date of grant. The Company adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and SFAS No. 148, Accounting for Stock Based Compensation — Transition and Disclosure.

Had compensation cost for stock options granted been determined based upon the fair value method of SFAS 123, the Company’s net loss on a pro forma basis would have been adjusted as follows:

	December 31
	2004	2003	2002

Net loss
As reported	$(28,450)	$(23,551)	$(78,308)
Add: Stock-based employee compensation expense recorded under APB 25	–	4,536	8,541
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,319)	(7,019)	(11,284)

Pro forma	$(29,769)	$(26,034)	$(81,051)

In accordance with SFAS 123, the fair value of options granted to employees is estimated using the minimum value method of the Black-Scholes option-pricing model, which assumed no volatility. The assumptions used for grants made in 2004, 2003 and 2002 were as follows: risk free interest rate of approximately 2.5%-5.0% for all years, zero dividend yield for all years, and expected life of five years for all years.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

3.	Significant Accounting Policies (continued)

In December 2004, the FASB issued SFAS No. 123 (Revised), Share-Based Payment (“SFAS 123(R)”), revising SFAS 123 and superseding APB 25. This statement requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. That cost is recognized as an expense over the vesting period of the award. Pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. The Company will adopt SFAS 123(R) on January 1, 2006, with no expected material effect on its consolidated financial statements.

Software Development Costs

The Company capitalizes the cost of internal use software in accordance with Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 provides guidance for the accounting for computer software developed or acquired for internal use, including the requirement to capitalize certain costs and amortization of these costs. Costs for preliminary stage projects are expensed as incurred while application stage projects are capitalized. The latter costs are typically internal payroll costs of employees associated with the development of internal use computer software. The Company commences amortization of the software on a straight-line basis over the estimated useful life, typically two years, when it is ready for its intended use.

The Company expensed approximately $2,883, $2,160 and $1,824 of software development costs for the years ended December 31, 2004, 2003 and 2002, respectively. During the years ended December 31, 2004, 2003 and 2002, the Company capitalized approximately $1,710, $2,114 and $2,568, respectively, of software development costs, which are presented in property and equipment, and amortized approximately $2,831, $1,228 and $1,770, respectively, of these costs.

Advertising Costs

Advertising costs are charged to expense the first time the advertising takes place and totaled approximately $264, $897 and $1,512 for the years ended December 31, 2004, 2003 and 2002, respectively.

Carrier Disputes

The Company accounts for its disputed billings with carriers based on the estimated settlement amount of disputed balances. The estimate is based on a number of factors, including historical results of prior dispute settlements with the carriers. Actual settlements may differ from estimated amounts.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

Comprehensive income represents the change in net assets of a business enterprise during a period from non-owner sources. For the years ended December 31, 2004, 2003 and 2002, the Company’s net loss was the only item of comprehensive income.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

3.	Significant Accounting Policies (continued)

Accounting for Derivatives and Hedging Activities

The Company recognizes all derivatives on the consolidated balance sheet at their fair value. These derivatives are currently not designated as a hedge for accounting purposes. As a result, the change in the fair value of the derivatives is recorded in interest expense.

Asset Retirement Obligations

The Company has determined that it does not have a material legal obligation to remove long-lived assets as described by SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”), and accordingly, the adoption of SFAS 143 on January 1, 2003 did not have a material effect on the Company’s consolidated financial position and results of operations.

Supplemental Cash Flow Information

	Year Ended December 31
	2004	2003	2002

Supplemental information of business acquired
Fair value of assets acquired:
Certificates of deposit	$–	$–	$640
Accounts and notes receivable	–	–	19,675
Assets held for sale	–	–	10,536
Property, plant and equipment	–	–	11,775
Intangible assets	–	–	3,080
Less, liabilities assumed:
Capital lease obligations	–	–	(11,945)
Other liabilities	–	–	(6,958)

Cash paid	–	–	26,803
Less cash acquired	–	–	(640)

Acquisition of business, less cash acquired	$–	$–	$26,163

Cash paid during the year for interest	$5,840	$7,683	$9,652

Cash paid during the year for taxes	$3,943	$2,041	$1,839

4.	Risks and Uncertainties

The Company is dependent upon certain carriers for the provision of telecommunications services to its customers. The Company’s two largest carriers accounted for approximately 70%, 74% and 70%, of the costs incurred by the Company to provide service to customers for the years ended December 31, 2004, 2003 and 2002, respectively.

5.	Acquisitions

On March 22, 2002, the Company acquired certain assets of NPI and assumed certain obligations in connection with its successful bid selected by the Bankruptcy Court of the state of Delaware. In connection with the purchase, the Company engaged a certified appraiser to value the assets purchased. Based on the appraisal and the net cash paid and obligations assumed, it was determined that the fair value of assets acquired exceeded the cost and,

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

5.	Acquisitions (continued)

as such, long-lived assets acquired have been reduced by their pro-rata amount. Network equipment was identified by the Company’s management for incorporation into the existing network or to be disposed of.

As part of the acquisition, the Company incurred liabilities of $885 in relation to involuntary termination cost of employees of NPI of $262 and $623 cost for exiting certain facilities shortly after the acquisition. The entire amount was paid in the year ended December 31, 2002. The allocation of the purchase price is summarized below as follows:

Certificates of deposit	$640
Accounts and notes receivable	19,675
Assets held for sale	10,536
Property, plant and equipment	11,775
Intangible assets	3,080

Total assets acquired	45,706
Capital lease obligations	11,945
Other liabilities	6,958

Total liabilities assumed	18,903
Net cash paid	$26,803

In relation to the assets held for sale, the Company recognized impairment charges of $821 and $2,708 in the years ended December 31, 2003 and 2002, respectively, in accordance with SFAS 144. The Company determined the carrying amount of the assets was not recoverable. At December 31, 2004, the Company had $289 of assets held for sale.

6.	Other Assets

Other current assets consist of the following at December 31:

	2004	2003

Other receivables	$400	$2,274
Prepaid expenses	563	527
Deferred charges	1,810	1,984
Other	273	815

Total other current assets	$3,046	$5,600

Other receivables include sub-tenant receivables of $348 and $84 at December 31, 2004 and 2003 respectively, plus other receivables consisting primarily of amounts due from tax authorities and credits from other carriers of $52 and $2,190 at December 31, 2004 and 2003 respectively. Prepaid expenses consists of prepaid insurance, primarily commercial, auto, and liability policies, and other prepaid expenses such as maintenance contracts, rent, etc. Deferred charges are comprised of amounts billed by vendors for costs of services in advance of the service period. The other category consists primarily of inventory.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

6.	Other Assets (continued)

Other non-current assets consist of the following at December 31:

	2004	2003

Deferred financing costs	$–	$3,516
Other	985	508

Total other non-current assets	$985	$4,024

Deferred financing costs of $3,336 were expensed in the year ended December 31, 2004 as a direct result of the Forbearance Agreement and Sixth Amendment to the Company’s Loan Agreement (see Note 10).

7.	Property and Equipment

Property and equipment consist of the following at December 31:

	2004	2003

Network equipment	$96,418	$92,038
Computer and office equipment	10,959	11,575
Furniture and fixtures	3,148	1,660
Capitalized software costs	11,728	10,583
Leasehold improvements	1,164	1,101
Construction in progress — network equipment	528	448

	123,945	117,405
Less accumulated depreciation and amortization	(73,229)	(54,384)

	$50,716	$63,021

Included in network equipment and construction in progress are colocation fees that represent one time fees paid to incumbent local exchange carriers for infrastructure improvements to their central offices to allow the Company to install its equipment, to interconnect with the carrier’s network. Colocation fees were $1,744 and $1,744 as of December 31, 2004 and 2003 and are being amortized over seven years. Included above is equipment under capital lease of $1,803 and $2,476 as of December 31, 2004 and 2003, respectively, less accumulated depreciation and amortization of $544 and $1,158 as of December 31, 2004 and 2003, respectively.

8.	Intangible Assets

The Company accounts for intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). Intangible assets include customer bases acquired from other carriers. These intangibles are amortized over the expected life of the customer relationship based on the Company’s historical disconnect statistics. The unamortized balances are evaluated periodically for potential impairment based on the future estimated cash flows of the acquired assets. The unamortized balances at December 31, 2004 and 2003 are approximately $7,183, respectively. Amortization expense of intangible assets for the years ended December 31, 2004, 2003 and 2002 amounted to approximately $623, $3,490 and $2,975, respectively. Amortization expense for the years ended December 31, 2005 and 2006 is expected to be $38 and $0, respectively.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

9.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31:

	2004	2003

Recurring network costs and other operating accruals	$8,988	$9,050
Other	8,577	7,841

Total accrued expenses and other current liabilities	$17,565	$16,891

Recurring network costs and other operating accruals are primarily cost of revenue amounts that have been incurred in a current service period but for which the Company has not yet been billed for, plus other normal recurring accruals for items including professional fees and commissions. The other category includes accruals for unbilled carrier and disputed charges that the Company has accrued for estimated settlements of disputed charges and/or charges that have not been billed to the Company, accrued interest and rent payable. Other expenses include items such as payroll related liabilities, rent and other miscellaneous accruals.

10.	Obligations under Capital and Operating Leases

The Company leases equipment under capital lease arrangements which expire at various dates through 2007. The leases require various monthly payments of principal plus interest, imputed at interest rates ranging from 7.6% to 11.0% per annum.

Aggregate future minimum lease payments under capital leases are as follows:

Year ending December 31:
2005	$2,154
2006	2,083
2007	1,069

5,306
Less amounts representing interest	(497)
Less current portion	(1,826)

Capital lease obligations, net of current portion	$2,983

The Company rents office space and equipment under various noncancelable operating leases. The future minimum lease payments under these operating leases are as follows:

Year ending December 31:
2005	$5,476
2006	4,593
2007	4,023
2008	3,397
2009	3,323
Thereafter	5,282

Total minimum lease payments	$26,094

Total rent expenses charged to operations, including escalation charges for real estate taxes and other expenses, amounted to approximately $6,278, $6,534 and $5,382, for the years ended December 31, 2004, 2003 and 2002, respectively.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

10.	Obligations under Capital and Operating Leases (continued)

Certain of the leases provide for rent abatements and scheduled increases in base rent. Rent expense is charged to operations ratably over the term of the leases, which results in deferred rent payable, and represents cumulative rent expense charged to operations from inception of these leases in excess of required lease payments.

11.	Debt

In 2000 the Company entered into a Loan and Security Agreement, as subsequently amended (the “Loan Agreement”), with NTFC Capital Corporation as Administrative Agent, Wachovia Bank, National Association as Syndication Agent and Columbia Ventures Corporation, to finance capital expenditures, working capital and the repayment of existing indebtedness under the credit facility.

The maximum amount of the Loan Agreement is $95,000. The Loan Agreement currently is composed of a $15,000 revolver and an $80,000 delayed draw term loan. In connection with the Loan Agreement, the Company paid approximately $4,400 as debt issuance costs which are fully amortized at December 31, 2004.

The Loan Agreement provides the lenders with a first priority collateralized interest in all assets funded under the Loan Agreement. Under the terms of the Loan Agreement, the Company is required to comply with certain financial, affirmative and negative covenants, including minimum revenue, minimum EBITDA (as defined), maximum cumulative capital expenditures, minimum liquidity, total debt to total capitalization and senior debt to total capitalization, minimum access lines, minimum liquidity and maximum cash.

In 2004, the Company entered into a Forbearance Agreement and Sixth Amendment to the Loan Agreement. These agreements modified certain covenants and terms of the Loan Agreement and provided forbearance on existing defaults, including the failure of the Company to make a scheduled March 31, 2004 principal payment of $2,000. Under the agreements, the Company will receive additional principal payment deferral by achieving certain milestones. The Company has executed four notes amounting to $3,480 (“Forbearance Fee”), representing 4% of the outstanding balance of $87,000, which are deemed to be part of the outstanding loan. The Forbearance Fee will be waived and forgiven upon the achievement of specific events during 2004, as defined in the Forbearance Agreement. The Company achieved several specific events during 2004 and $2,610 of the Forbearance fee was waived and forgiven, leaving $870 outstanding at December 31, 2004.

At the option of the Company, advances under the Loan Agreement bear interest at a rate based on (1) the Base Rate, which is the higher of (a) the rate publicly quoted by the Wall Street Journal as the “base rate on corporate loans at large U.S. money center commercial banks” or (b) the Federal funds rate plus 50 basis points or (2) LIBOR. These rates are in addition to an applicable margin.

Under the Loan Agreement, the Company must enter into an interest rate hedge agreement to protect against interest rates exceeding 12% per annum on drawdowns bearing floating interest rates for a period of five years with respect to a notional amount equal to at least 50% of the outstanding Loan. On July 29, 2002, the above requirement was waived for as long as the prevailing interest rates on new issuances of U.S. Treasury Obligations having a five year maturity remain below 5% per annum.

On December 28, 2000, the Company entered into a five year swap agreement at a 6% interest rate for a notional amount of $15,000. The effect of this agreement is that, for the applicable notional amount, the Company incurs interest expense of 6% plus the applicable margin when the three-month LIBOR is less than 6%. When LIBOR reaches or exceeds 6%, the Company incurs interest expense at 6% plus the applicable margin.

On March 28, 2001, the Company entered into a five year rate cap and rate floor transaction with the cap set at 7.5% and the floor set at 4.42% for a notional amount of $10,000. On June 15, 2001, the Company entered into a five year rate cap and rate floor transaction with the cap set at 7.5% and the floor set at 4.49% for a notional amount

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

11.	Debt (continued)

of $7,500. The effect of these agreements is that, for the applicable notional amounts, the Company incurs interest expense of 4.42% or 4.49% plus the applicable margin when the three-month LIBOR is less than 4.42% or 4.49%, respectively. When the three-month LIBOR reaches 4.42% or 4.49% but is less than 7.5%, the Company incurs interest expense based on the actual LIBOR for the quarter plus the applicable margin. When LIBOR reaches or exceeds 7.5%, the Company incurs interest expense at 7.5% plus the applicable margin. At December 31, 2004 and 2003, the three-month LIBOR was less than 6%.

The revolver and the delayed draw term loan will be repaid in quarterly installments beginning March 31, 2003 and March 31, 2006, respectively, and end on December 31, 2008.

As of December 31, 2004 and 2003, the Company had $72,000 outstanding under the delayed draw term loan and $15,000 outstanding under the revolver. The carrying value of the debt approximates fair value. The Company has reclassified the debt outstanding to current liabilities as of December 31, 2003 as it was not in compliance with the covenants at December 31, 2003. The Company was in compliance with the covenants under the Forbearance Agreement at December 31, 2004.

The following are the maturities for four years after December 31, 2004 as stated in the Amended and Restated Credit Agreement:

Year ending December 31:
2005	$3,000
2006	10,000
2007	20,000
2008	54,000

Total minimum payments (exclusive of $870 Forbearance Fee)	$87,000

12.	Accounting for Derivative Financial Instruments and Hedging Activities Under SFAS No. 133

Derivative instruments are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and are used by the Company to manage its interest rate exposures. Interest rate swap agreements are required under the Company’s Loan Agreement. At December 31, 2004, the Company maintains two derivative hedging instruments: a swap interest rate hedge and a cap and floor interest rate hedge. All the instruments have been recorded in total on the consolidated balance sheet at fair value.

The Company does not use the instruments for speculative purposes. For accounting purposes, these derivatives are not considered hedges. Accordingly, the change in the fair value of the derivatives of $1,314 and $761 for the years ended December 31, 2004 and 2003, respectively, was recorded as a reduction to interest expense and the change of $1,692 for the year ended December 31, 2002 was recorded as an increase to interest expense.

13.	Mandatorily Redeemable Securities

Series A Convertible Preferred Stock (“Series A”)

On January 29, 1998, the Company issued 3,446,070 shares of Series A to investors for $5,970, net of $31 issuance expense. The Series A is convertible, at the option of the holder on a one-for-one basis, into shares of common stock at any time. The conversion price is $1.74, subject to certain anti-dilution protection rights. The Series A automatically converts (i) upon the closing of the Company’s registration statement on a Form S-1 at a per share price of $6.97 and at an aggregate public offering price of no less than $15,000, prior to underwriting,

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

13.	Mandatorily Redeemable Securities (continued)

commissions and expenses; or (ii) at the election of holders of more than 50% of the then outstanding Series A, voting together as a single class, at the current conversion ratio. The Series A carries voting rights equal to one vote per share, on an as converted basis. Holders of the Series A are entitled to receive dividends when, as and if, declared by the Company’s board of directors. As of December 31, 2004, no dividends have been declared.

In the event of liquidation, holders of Series A are entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $1.74, as adjusted for any stock dividends, combinations or splits, plus all declared but unpaid dividends, if any. The following events shall be deemed to be liquidating events: a merger, consolidation, reorganization of the Company, sale of all or substantially all of the Company’s assets, or a sale of securities which results in more than 50% of the Company’s voting power being transferred to a third party (“Change in Control”). Accordingly, the Series A are presented as mandatorily redeemable securities.

Series B Convertible Preferred Stock (“Series B”)

On September 11, 1998, the Company issued 1,838,799 shares of Series B to investors for $5,969, net of $31 issuance expense. In connection with the Series F Convertible Preferred Stock issued in March and June 2002, the conversion price of the Series B was adjusted from $3.26 to $2.38. Accordingly, the discount amount was considered an incremental yield (“the beneficial conversion feature”) to the preferred stockholders. As such, $2,200 was added to the net loss in the calculation of net loss applicable to common stockholders for the year ended December 31, 2002.

The following are the rights of holders of the Series B shares at December 31, 2004:

The Series B is convertible, at the option of the holder on a one-for-one basis, into shares of Common Stock at any time. The conversion price is $2.38, subject to certain anti-dilution protection rights. The Series B automatically converts (i) upon the closing of the Company’s registration statement on a Form S-1 at a per share price of $6.97 and at an aggregate public offering price of no less than $15,000, prior to underwriting, commissions and expenses; or (ii) at the election of holders of more than 50% of the then outstanding Series B, voting together as a single class, at the current conversion ratio. The Series B carries voting rights equal to one vote per share, on an as converted basis. Holders of the Series B are entitled to receive dividends when, as and if, declared by the Company’s board of directors. As of December 31, 2004, no dividends have been declared.

In the event of liquidation, holders of Series B are entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $3.26, as adjusted for any stock dividends, combinations or splits, plus all declared but unpaid dividends, if any. The following events shall be deemed to be liquidating events: a merger, consolidation, reorganization of the Company, sale of all or substantially all of the Company’s assets, or a sale of securities which results in more than 50% of the Company’s voting power being transferred to a third party (“Change in Control”). Accordingly, the Series B are presented as mandatorily redeemable securities.

Series C Mandatorily Redeemable Convertible Preferred Stock (“Series C”)

On April 23, 1999, the Company issued 6,269,875 shares of Series C to investors for $27,796, net of $204 issuance expense (including the conversion of $4,000 convertible promissory notes, bearing 5% interest, issued on February 1999). In connection with the Series F Convertible Preferred Stock issued in March and June 2002, the conversion price of the Series C was adjusted from $4.46850 to $3.74051 per share. Accordingly, the discount amount is considered an incremental yield (“the beneficial conversion feature”) to the preferred stockholders. As

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

13.	Mandatorily Redeemable Securities (continued)

such, $5,400 was added to the net loss in the calculation of net loss applicable to common stockholders for the year ended December 31, 2002.

The following are the rights of holders of the Series C shares at December 31, 2004:

The Series C have a stated liquidation preference of $4.46580 per share, plus all accrued and unpaid dividends whether or not declared (“Series C Liquidation Preference”) and is senior in liquidation to the Series A, Series B, and all common stock. Holders of the Series C have the right to convert their shares on a one-for-one basis into common stock at any time. The conversion price is $3.74051 per share, subject to certain anti-dilution rights, as defined. Holders of Series C are entitled to receive when, as and if, declared by the Company’s board of directors, cumulative preferential dividends at an annual rate of 8% of the Series C Liquidation Preference. The Series C carries voting rights equal to one vote per share, on an as converted basis. In addition, holders of Series C, voting as a class, have veto rights on certain specific corporate actions of the Company, as defined. At any time on or after December 31, 2009 (the “Redemption Date”), the Series C is redeemable at the option and written election of the holders of at least 50% of the Series C, within one year of such election, in a single installment at a cash redemption price per share equal to the Series C Liquidation Preference at that time.

The Series C issue provided an option (the “Series D Option”), exercisable through February 15, 2000, under which the Series C holders could acquire 5,300,892 shares of Series D Mandatorily Redeemable Convertible Preferred Stock (“Series D”) for $5.28213 per share. The Company allocated a portion of the Series C proceeds to the Series D option based upon its relative fair value at the time of the Series C issuance. The fair value of the Series D option was determined to be approximately $5,300 using the Black-Scholes options pricing model and was based on the following assumptions: risk free interest rate of 6%; expected life of ten months; zero dividend yield; and expected volatility of 75%.

The Company may cause the outstanding shares of Series C to be automatically converted into common stock at the Series C conversion price upon the consummation of an Initial Public Offering with gross proceeds of $100,000 and a price per share the greater of (i) three times the Series D Conversion price and (ii) 110% of the Series E Conversion price.

The carrying value of the Series C is being accreted to its redemption value over the period from issuance through the earliest Redemption Date. Accretion of the dividends related to the Series C totaled $3,214, $3,088, $2,852 for the years ended December 31, 2004, 2003 and 2002, respectively.

Series D Mandatorily Redeemable Convertible Preferred Stock (“Series D”)

In February 2000, the Company amended the Series D agreement such that the purchase price per share and the number of shares to be purchased upon the exercise of the Series D Option were changed to $4.66126 per share and 6,006,959 shares, respectively. Concurrent with the amendment, the Company issued 6,006,959 shares of Series D to investors for $27,950, net of $50 issuance expense. In connection with the Series F Convertible Preferred Stock issued in March and June 2002, the conversion price of the Series D was adjusted from $4.66126 to $3.87559. Accordingly, the discount amount is considered an incremental yield (“the beneficial conversion feature”) to the preferred stockholders. However, under Emerging Issue Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, no beneficial conversion feature has been added to the net loss in the calculation of net loss applicable to common stockholders in the year ended December 31, 2002, as the beneficial conversion feature is limited to the total proceeds originally received.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

13.	Mandatorily Redeemable Securities (continued)

The following are the rights of holders of the Series D shares at December 31, 2004:

The Series D shares have a stated liquidation preference of $4.66126 per share, plus all accrued and unpaid dividends whether or not declared (“Series D Liquidation Preference”) and is equal in seniority with the Series C, E and F holders and is senior in liquidation to the Series A, Series B, and all common stock. Holders of the Series D have the right to convert their shares on a one-for-one basis into common stock at any time. The conversion price is $3.87559 per share, subject to certain anti-dilution rights, as defined. Holders of Series D are entitled to receive when, as and if, declared by the Company’s board of directors, cumulative preferential dividends at an annual rate of 8% of the Series D Liquidation Preference.

The Series D carries voting rights equal to one vote per share, on an as converted basis. In addition, holders of Series D, voting as a class, have veto rights on certain specific corporate actions of the Company, as defined. At any time on or after December 31, 2009 (the “Redemption Date”), the Series D is redeemable at the option and written election of the holders of at least 50% of the Series D within one year of such election in a single installment at a cash redemption price per share equal to the Series D Liquidation Preference at that time.

Pursuant to the terms of the Series D agreement, the Company may cause the outstanding shares of Series D to be automatically converted into common stock at the Series D conversion price upon the consummation of an Initial Public Offering with gross proceeds of $100,000 and a price per share the greater of (i) three times the Series D Conversion price and (ii) 110% of the Series E Conversion price.

The original Series D conversion price of $4.66126 per share represented a discount from the market value of the common stock at the time of issuance. Accordingly, the discount amount is considered an incremental yield (“the beneficial conversion feature”), to the preferred stockholders and has been accounted for as an embedded dividend to preferred stockholders.

Based on the conversion terms of the Series D, an embedded dividend of approximately $32,300 was added to the net loss in the calculation of net loss applicable to common stockholders for the year ended December 31, 2000.

In connection with the Series D issuance, 214,534 shares of Series D were purchased by an executive officer of the Company for approximately $1,000. In connection with this transaction, the Company recorded compensation expense of approximately $3,075 during the year ended December 31, 2000, representing the difference between the estimated fair value of the Series D purchased and the amount paid.

The carrying value of the Series D is being accreted to its redemption value over the period from issuance through the earliest Redemption Date. Accretion of the dividends related to the Series D totaled $3,015, $2,904 and $2,683 for the years ended December 31, 2004, 2003 and 2002, respectively.

Series E Mandatorily Redeemable Convertible Preferred Stock (“Series E”)

On July 7, 2000, the Company issued 9,231,172 shares of Series E to investors for approximately $122,000, net of $500 issuance expense. In connection with the Series F Convertible Preferred Stock issued in March and June 2002, the conversion price of the Series E was adjusted from $13.21609 to $9.788696. Accordingly, the discount amount is considered an incremental yield (“the beneficial conversion feature”) to the preferred stockholders. As such, $42,700 was added to the net loss in the calculation of net loss applicable to common stockholders in the year ended December 31, 2002.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

13.	Mandatorily Redeemable Securities (continued)

The following are the rights of holders of the Series E shares at December 31, 2004:

The Series E shares have a stated liquidation preference of $13.21609 per share, plus all accrued and unpaid dividends whether or not declared (“Series E Liquidation Preference”) and is senior in liquidation to the Series A, Series B, and all common stock. Holders of the Series E have the right to convert their shares on a one-for-one basis into common stock at any time. The conversion price is $13.21609 per share, subject to certain anti-dilution rights, as defined. Holders of the Series E are entitled to receive when, as and if, declared by the Company’s board of directors, cumulative preferential dividends at an annual rate of 8% of the Series E Liquidation Preference. The Series E carries voting rights equal to one vote per share, on an as converted basis. At any time on or after December 31, 2009 (the “Redemption Date”), the Series E is redeemable at the option and written election of the holders of at least 50% of the Series E, within one year of such election, in a single installment at a cash redemption price per share equal to the Series E Liquidation Preference at that time.

The original Series E conversion price of $13.21609 per share represented a discount from the market value of the common stock at the time of issuance. Accordingly, the discount amount is considered an incremental yield to the preferred stockholders and has been accounted for as an embedded dividend to preferred stockholders. Based on the conversion terms of the Series E, an embedded dividend of approximately $44,200 was added to the net loss in the calculation of net loss applicable to common stockholders in the year ended December 31, 2000.

The carrying value of the Series E is being accreted to its redemption value over the period from issuance through the earliest Redemption Date. Accretion of the dividends related to the Series E totaled $12,761, $12,245 and $11,312 for the years ended December 31, 2004, 2003 and 2002, respectively.

Series F Mandatorily Redeemable Convertible Preferred Stock (“Series F”)

In March and June 2002, the Company issued 19,379,317 shares of Series F mandatorily redeemable convertible preferred stock to investors for approximately $41,000. In connection with the issuance of Series F, the Company granted additional warrants (see Note 16).

The following are the rights of holders of the Series F shares at December 31, 2004:

The Series F has a stated liquidation preference of $2.11858 per share, plus all accrued and unpaid dividends whether or not declared (“Series F Liquidation Preference”) and is senior in liquidation to the Series A, Series B, and all common stock. Holders of the Series F have the right to convert their shares on a one-for-one basis into common stock at any time. The conversion price is $2.11858 per share, subject to certain anti-dilution rights, as defined. Holders of the Series F are entitled to receive when, and if, declared by the Company’s board of directors, cumulative preferential dividends at an annual rate of 8% of the Series F Liquidation Preference. The Series F carries voting rights equal to one vote per share, on an as converted basis. In addition, holders of the Series F, voting as a class, have veto rights on certain specific corporate actions of the Company, as defined. At any time on or after December 31, 2009 (the “Redemption Date”), the Series F Preferred is redeemable at the option and written election of the holders of at least 50% of the Series F Preferred within one year of such election in a single installment at a cash redemption price per share equal to the Series F Liquidation Preference at that time.

The carrying value of the Series F is being accreted to its redemption value over the period from issuance through the earliest Redemption Date. Accretion of the dividends related to the Series F totaled $3,697, $3,594 and $2,544 for the years ended December 31, 2004, 2003 and 2002, respectively.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

13.	Mandatorily Redeemable Securities (continued)

On January 14, 2005, the Company’s Series A through Series F Convertible Preferred Stock were converted into Series B Preferred Stock or Class A Common Stock (see Note 1).

Mandatorily Redeemable Common Stock

On September 23, 1999, the Company sold 370,000 shares of common stock to an executive officer of the Company for $1,388. In connection with this transaction, the Company recorded compensation expense of $3,793 representing the difference between the estimated fair value of the common stock purchased and the amount paid. If the Company is not a public company after the executive’s employment ends, after at least an initial six-month holding period, the executive may require the Company to purchase the shares at their then estimated fair value as determined by an independent appraiser.

14.	Stockholders’ Equity

Common Stock

On December 1, 1999, the Company sold 250,000 shares of common stock to an executive officer for $1,600 of which $640 was paid in January 2000, with the balance of $960 under a ten year full recourse note bearing interest at 6.47% per annum. On November 30, 1999, the Company sold 100,000 shares of common stock to another executive officer of the Company for $640. In connection with these transactions, the Company recorded $4,410 of compensation expense representing the difference between the estimated fair value of the common stock purchased and the amount paid. During 2003 and 2002, the Company established a reserve for the difference of the current value of the note less the estimated fair value of the Company’s shares, which secure the note.

Warrants

The Company granted the investors of Series A warrants to purchase a total of 344,520 shares of Common Stock at any time after August 1, 1998 at a price of $0.01 per share. The fair value of the warrants at the time of grant was approximately $596, using the Black-Scholes option pricing model, based on the following assumptions: risk free interest rate of 5%; expected life of eight months; zero dividend yield; and expected volatility of 75%. As of the effective date of the re-incorporation of the Company in the state of Delaware, the warrants were terminated.

In connection with the Series B issuance, the Company granted the investors of Series B warrants to purchase a total of 612,183 shares of common stock at any time after the closing of the transaction at a price of $0.001 per share. The fair value of the warrants at the time of grant was approximately $1,065, using the Black-Scholes option pricing model, based on the following assumptions: risk free interest rate of 5%; expected life of seven months; zero dividend yield; and expected volatility of 75%. As a result of the closing of the Series C on April 23, 1999, 459,139 warrants issued to the investors of Series B were exercised for 459,139 shares of common stock and the balance of the warrants was terminated.

In March and June 2002, in connection with the issuance of the Series F shares, the Company issued 24,268,992 shares at $.0001 per warrant for the purchase of 24,268,992 shares of Common Stock at an exercise price of $.01 per share, subject to certain anti-dilution rights, as defined. The warrants have no voting rights until exercised and are exercisable for ten years from the date of the grant. In connection with the Series F, the Company performed a relative fair value allocation of the warrants and the Series F shares, whereby it allocated $22,800 to the value of the warrants. This value is being accreted to its redemption value over the period from issuance through the earliest Redemption Date. Accretion totaled $2,942, $2,942 and $2,207 for the years ended December 31, 2004, 2003 and 2002, respectively.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

15.	Stock Options

The Company has a 1997 Stock Option Plan (the “1997 Plan”) that provides for up to 4,100,000 shares for grants, either as incentive stock options or as nonqualified stock options, to purchase shares of the Company’s common stock and for other stock-based awards to officers, directors and key employees responsible for the direction and management of the Company and to non-employee consultants and independent contractors. The options generally expire five years from the date of 100% vesting.

On February 3, 2000, the board of directors approved a new stock option plan (the “2000 Plan”). The 2000 Plan provides for up to 5,200,000 shares of common stock for grant, either as incentive stock options or as nonqualified stock options, to purchase shares of the Company’s common stock and for other stock-based awards to officers, directors and key employees responsible for the direction and management of the Company and to non-employee consultants and independent contractors.

On July 17, 2003, the Company implemented a stock option exchange program for eligible employees. Under the program, employees had the choice to keep their existing options or have them replaced with a grant to be given on or about January 20, 2004 at the then fair value of the Company’s common stock. The purpose of the program was to benefit employees whose stock options had exercise prices that exceeded the fair value of the Company’s common stock. The program was subject to a six-month look-back provision for any grants that were granted in the six months prior to July 17, 2003. The Company committed to issue one option at the new grant date for every option canceled. Furthermore, no vesting of unvested options took place during the period of cancellation. On July 17, 2003, 5,025,035 options were tendered and cancelled subject to the program.

On January 22, 2004, 5,030,618 options were granted pursuant to, and subject to the terms and conditions of the Company’s 1997 Plan and 2000 Plan. The new options were granted at an exercise price of $0.25 per share and will generally expire on January 22, 2013.

The following table summarizes the activity under the Company’s stock option plans:

	Number	Weighted-Average Exercise
	of Options	Price

Outstanding — January 1, 2002	6,968,884	$7.99
Granted	540,824	4.16
Forfeited	(197,517)	10.59

Outstanding — December 31, 2002	7,312,191	7.63
Granted	1,392,588	1.39
Forfeited	(5,525,566)	8.23

Outstanding — December 31 2003	3,179,213	3.87
Granted	5,158,557	0.25
Forfeited	(178,780)	3.31

Outstanding — December 31 2004	8,158,990	1.59

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

15.	Stock Options (continued)

The following table summarizes information about the stock options outstanding at December 31, 2004:

	Options Outstanding
		Weighted-Average		Options Exercisable
		Remaining	Weighted-Average		Weighted-Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$0.01-$1.80	7,046,418	6.9	$0.55	5,987,382	$0.56
1.81 - 3.60	368,096	4.9	2.31	344,469	2.32
3.61 - 5.40	7,487	3.4	3.75	7,487	3.75
5.41 - 7.20	223,073	3.8	6.40	223,073	6.40
7.21 - 9.00	165,578	3.2	9.00	165,578	9.00
12.61 - 14.40	170,102	4.1	13.22	152,105	13.22
14.41 - 16.20	84,213	2.9	16.00	84,213	16.00
16.21 - 18.00	94,023	2.7	18.00	94,023	18.00

	8,158,990	6.5	1.59	7,058,330	1.72

In general, the options vest 25% after one year and then in equal installments every month for a period of 36 months for the 1997 Plan and annually for the 2000 Plan. Upon a change of control of the Company, the unvested portion of the options granted to various executive officers will automatically become 100% vested.

In connection with the merger effective January 14, 2005, the outstanding stock options from the 1997 Plan and the 2000 plan were cancelled and a portion of the stock options were converted into Series B preferred stock and Class A common stock.

In addition, during 2000, the board of directors approved an Employee Stock Purchase Plan to purchase up to 300,000 shares of common stock. As of December 31, 2004, no shares were issued under the Employee Stock Purchase Plan.

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

16.	Income Taxes

Due to the Company’s net operating loss position, no provision for income taxes has been recorded for the years ended December 31, 2004, 2003 and 2002, respectively. The components of the net deferred tax assets consist of the following at December 31:

	2004	2003

Accounts receivable	$1,449	$2,009
Interest rate derivatives	261	708
Customer lists	1,946	1,905
Warrant expense	396	396
Net operating loss carryforwards	103,168	93,770
Equity compensation	16,186	16,186
Deferred income	1,319	850
Other	(445)	715

Total deferred tax assets	124,280	116,539

Accelerated depreciation	(5,706)	(7,863)

Total deferred tax liabilities	(5,706)	(7,863)

Net deferred tax assets	118,574	108,676
Valuation allowance	(118,574)	(108,676)

	$–	$–

The Company has provided a full valuation allowance against the net deferred tax asset because management does not believe it is more likely than not that this asset will be realized. If the Company achieves profitability, the net deferred tax assets may be available to offset future income tax liabilities. At December 31, 2004, the Company had net operating loss (“NOL”) carryforwards totaling approximately $303,431 which expire through 2024. The utilization of NOL carryovers are subject to restrictions pursuant to the ownership change and separate return year limitations as set forth in the Internal Revenue Code.

17.	Employee Savings and Retirement Plan

The Company has a 401(k) plan that allows eligible employees to contribute up to 17% of their salary, subject to annual limits. Under the plan, eligible employees may defer a portion of their pretax salaries but not more than the statutory limit. The Company may match the employees’ contributions, limited to a maximum of 1.5% of participants’ eligible compensation. The Company has suspended the matching portion under its 401(k) plan for calendar years 2004 and 2003. The Company contributed $309 to the plan during the year ended December 31, 2002.

18.	Commitments and Contingencies

The Company has employment agreements with eleven executives at December 31, 2004. These agreements provide for base salaries and performance bonuses over periods ranging from one to two years. These employment agreements also provide for severance compensation for a period of up to one year after termination if the employment agreement of the executive is terminated without cause. These agreements automatically renew for a one-year period if the employee is not given either 90 day or 120-day notice, depending on the terms of the contract, prior to the termination of the contract. The aggregate future minimum commitments at December 31, 2004 under these employment agreements are approximately $2,247 for annual base salary, and $1,124 for

BROADVIEW NETWORKS HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
December 31, 2004
(in thousands, except share information)

18.	Commitments and Contingencies (continued)

severance payment and annual bonus, contingent upon performance goals, of up to an additional 60% of the annual base salary.

The Company has, in the ordinary course of its business, disputed certain billings on various issues from carriers and has recorded the estimated settlement amount of the disputed balances. The settlement estimate is based on certain factors, including historical results of prior dispute settlements. The amount of such charges in dispute at December 31, 2004 is in excess of $38,000 of which approximately $16,000 were settled subsequent to December 31, 2004. The settlement did not have a material impact on the consolidated financial statements. As of December 31, 2004, the Company had accrued $18,300 of such billings and has not recorded carrier billings of $5,600. It is possible that actual settlement of such disputes may differ from these estimates and the Company may settle such disputes at amounts greater than the estimates.

The Company is involved in claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters will not have a material adverse impact on the Company’s financial position, results of its operations, or cash flows.

Report of Independent Auditors

To the Board of Directors and
Shareholders of ATX Communications, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related statements of operations, of shareholders’ deficiency and of cash flows present fairly, in all material respects, the financial position of ATX Communications, Inc. and its subsidiaries (the “Company”) at December 31, 2005 and the results of their operations and their cash flows for the period from April 23, 2005 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 4 to the consolidated financial statements, the United States Bankruptcy Court for the Southern District of New York confirmed the Company’s Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”) on April 13, 2005. Confirmation of the plan resulted in the discharge of all claims against the Company that arose before January 15, 2004 and substantially terminates all rights and interests of equity security holders as provided for in the Plan. The Plan was substantially consummated on April 22, 2005 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting as of April 22, 2005.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 5, 2006, except Note 15(a) as to which the date is June 2, 2006

ATX COMMUNICATIONS, INC.
Consolidated Balance Sheet
As of December 31, 2005
(in thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$12,700
Restricted cash	3,265
Accounts receivable — trade, less allowance for doubtful accounts of $7,340	19,814
Current portion of notes receivable	3,118
Prepaid expenses and other current assets	4,676

Total current assets	43,573
Fixed assets, net	16,045
Goodwill	5,848
Intangible assets, net	16,469
Notes receivable, net of discount	4,861
Other	2,064

$88,860

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$21,950
Accrued reorganization costs	9,002
Current portion of Leucadia Term Loan	5,000
Deferred revenue	1,801
Due to Leucadia	4,031

Total current liabilities	41,784

7% Subordinated promissory notes, net of discount	1,852
Leucadia Term Loan	50,000
Other	149

Commitments and contingent liabilities

Shareholders’ deficiency:
Common stock $.01 par value; authorized 1,000,000 shares; issued and outstanding 900,000 shares	9
Additional paid-in capital	1,312
Retained deficit	(6,246)

(4,925)

$88,860

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Consolidated Statement Of Operations
For the period from April 23, 2005 to December 31, 2005
(in thousands)

Revenues	$111,192
Costs and expenses
Operating	69,591
Selling, general and administrative	36,179
Depreciation	4,515
Amortization	2,981

Total costs and expenses	113,266

Operating loss	(2,074)
Other income (expense)
Interest income and other	183
Interest expense	(4,018)

Loss from continuing operations before income taxes	(5,909)
Income taxes	(163)

Loss from continuing operations	(6,072)
Loss from discontinued operations	(174)

Net loss	$(6,246)

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Consolidated Statement of Shareholders’ Deficiency
For the period from April 23, 2005 to December 31, 2005
(in thousands, except share data)

	Common Stock		Additional Paid-in
	Shares	Par	Capital	Deficit

Capitalization upon Fresh Start	900,000	$9	$1,312	$–
Net loss	–	–	–	(6,246)

Balance, December 31, 2005	900,000	$9	$1,312	$(6,246)

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Consolidated Statement of Cash Flows
For the period from April 23, 2005 to December 31, 2005
(in thousands)

Operating activities
Net loss	$(6,246)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	174
Depreciation	4,515
Amortization	2,981
Provision for doubtful accounts	2,940
Amortization of debt discount	38
Amortization of discount on notes receivable	(6)
Gain on termination of capital lease obligations	(42)
Changes in operating assets and liabilities
Accounts receivable	(4,584)
Other current assets	(1,963)
Other assets	(727)
Accounts payable and accrued expenses	1,454
Accrued reorganization costs	(4,391)
Deferred revenue	254
Due to Leucadia	150

Cash used in continuing operations	(5,453)
Cash used in discontinued operations	(1,703)

Net cash used in operating activities	(7,156)

Investing activities
Purchase of fixed assets	(3,460)

Cash used in continuing operations	(3,460)
Cash provided by discontinued operations	6,739

Net cash provided by investing activities	3,279

Financing activities
Interest accrued on Leucadia Term Loan	3,881
Principal payments of capital lease obligations	(38)

Net cash used in financing activities	3,843

Net decrease in cash and cash equivalents	(34)
Cash and cash equivalents at beginning of period	12,734

Cash and cash equivalents at end of period	$12,700

Supplemental disclosure of cash flow information
Cash paid for interest	$3
Income taxes paid	33
Restricted cash utilized to pay accrued reorganization costs	4,946

Supplemental schedule of non-cash items
Notes received from sale of discontinued operations, net of associated discount of $227	$7,973

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements

Note 1.	Organization and Business

ATX Communications, Inc. together with its subsidiaries, (“ATX” or the “Company”) is an integrated communications provider that offers customers a full range of communications services, including local and long distance telephone services, data and Internet services, web development, collocation and managed services. Additionally, the Company provides conference calling, travel services, enhanced fax and Web-based billing. The Company’s target market is small to medium sized enterprises located in the Mid-Atlantic region of the U.S. The Company does not rely on any one customer for a significant portion of its revenue.

On January 15, 2004 (the “Petition Date”), the Company and 31 of its wholly owned subsidiaries filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York. On March 10, 2004, one wholly owned subsidiary of the Company filed a voluntary petition for relief with the Court under Chapter 11. Pursuant to Bankruptcy Court orders dated January 15, 2004 and March 31, 2004, the 33 cases of the Company and its subsidiaries, referred to collectively as the Company, were being jointly administered under Case Number 04-10214. On April 13, 2005, the Bankruptcy Court confirmed the Company’s Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, Dated as of April 13, 2005 (the “Plan of Reorganization”). The Plan of Reorganization became effective and the Company emerged from Chapter 11 on April 22, 2005 (the “Emergence Date”).

Pursuant to the terms of the Plan of Reorganization, Leucadia National Corporation (“Leucadia”) acquired the Company on the Emergence Date. Leucadia received 94.4% of the Company’s common stock in partial settlement of its bankruptcy claims.

Note 2.	Significant Accounting Policies

Basis of Financial Statement Preparation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: revenue related allowances, allowance for doubtful accounts, accrued carrier costs, depreciation of fixed assets, income taxes, accrued and contingent liabilities, impairment charges, valuation of long-lived assets, valuation of goodwill and other intangible assets and fresh-start reporting. Actual results could differ from those estimates. The Company evaluates and updates its assumptions and estimates on an ongoing basis and may engage outside experts to assist in its evaluations.

Cash Equivalents

Cash equivalents are short-term highly liquid investments purchased with a remaining maturity at the date of purchase of three months or less. Cash equivalents were approximately $11.6 million at December 31, 2005 and consisted primarily of fully collateralized repurchase agreements, securities of the United States, and money market funds.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, certificates of deposit and accounts receivable. The Company places its

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

cash and cash equivalents and certificates of deposit with high quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to a significant number of customers comprising the Company’s customer base.

Accounts Receivable and Allowance for Doubtful Accounts

The Company records accounts receivable and related accruals based upon customer billings. The Company records estimated allowances for doubtful accounts receivable based on estimates of the collectibility of these receivables. These allowances are provided based on the age of outstanding receivable balances and specifically identified risks. The Company considers current customer balances, customer payment histories and economic conditions on a monthly basis to determine if additional allowances are required. Accounts receivable are considered delinquent when payment is not received within standard terms of sale and are charged off against allowances for doubtful accounts receivable when management determines that recovery is unlikely and the Company ceases its internal collection efforts. The Company charges finance fees to its delinquent customers, which it recognizes as income at the time the fees are collected. The Company also requires security deposits in the normal course of business if customers do not meet its criteria established for offering credit. If the financial condition of the Company’s customers were to deteriorate and result in an impaired ability to make payments, additions to the allowances may be required.

The activity of allowances for doubtful accounts receivable for the period from April 23, 2005 to December 31, 2005 is as follows:

	Additions to
	Allowance Based
Balance as of	on Collectibility	Uncollectible Accounts	Balance December 31,
Fresh Start	Estimates	Written-off	2005
(In thousands)

$4,824	$2,940	$(424)	$7,340

Assets and Liabilities Held for Sale

The Company classifies and reports separately assets and liabilities of operations held for sale when all of the following conditions are met: a formal plan for disposal has been authorized by management with proper authority, the operations to be disposed of are available for immediate sale in its present condition, an active program to sell the operations at a reasonable price has been initiated, the sale is expected to occur in one year, and it is unlikely that significant changes to the disposition plan will occur. Assets of operations held for sale are not depreciated or amortized, are recorded at the lower of their carrying amount or fair value less estimated costs to sell, and are separately presented in the consolidated balance sheet. The operating results of assets held for sale that meet the requirements for discontinued operations presentations are separately reported as discontinued operations in the consolidated statement of operations.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

Fixed Assets

Fixed assets are stated at cost. Fixed assets are assigned useful lives, which impacts the annual depreciation expense. The assignment of useful lives involves significant judgments and the use of estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives are as follows, except for leasehold improvements for which the estimated useful lives are the remaining term of the underlying lease, if shorter:

Automobiles	5 years
Network equipment	5 to 7 years
Furniture and fixtures	7 to 13 years
Computer equipment and software	3 to 7 years

Maintenance and repairs on fixed assets are expensed as incurred. Replacements and betterments, which increase the useful lives or functionality of the assets, are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected as a separate component on the consolidated statement of operations.

The Company incurs costs to increase the useful life and functionality of its network facilities. Internal and external labor costs directly related to these improvements are capitalized. Such capitalized costs were $98,000 for the period from April 23, 2005 to December 31, 2005.

The Company also includes in fixed assets, the costs incurred to develop software for internal use. Certain direct development costs and software enhancements associated with internal-use software are capitalized, including external direct costs of material and service, and internal labor costs devoted to these software projects under SOP 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use”. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. Such capitalized costs were $194,000 for the period from April 23, 2005 to December 31, 2005.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate, in management’s judgment, that the carrying amount may not be recoverable. In analyzing potential impairments, projections of future cash flows from the asset (or asset group) are used to estimate fair value. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset (or asset group), a loss is recognized for the difference between the estimated fair value and carrying value of the asset. The projections are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values.

Intangible Assets

Intangible assets include trademarks, customer relationships, software and non-compete arrangements. These are fresh start related assets, which were stated at their fair value as of the Emergence Date. Amortization is recorded on an accelerated basis for customer relationships and on a straight-line basis for the remaining intangible assets over the following estimated useful lives:

Trademarks	10 years
Customer relationships	7 years
Software	5 years
Non-compete arrangements	2 years

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

Goodwill

Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations. In accordance with Financial Accounting Standards Board, (“FASB”), Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets”, the Company evaluates its goodwill for impairment at least annually and when events and circumstances warrant such review. Impairment charges, if any, are charged to the results of operations.

Contingent Liabilities

The Company’s determination of the treatment of contingent liabilities is based on a view of the expected outcome of the applicable contingency. The Company’s internal and external legal counsel is consulted on matters related to litigation. Experts both within and outside the Company are consulted with respect to other matters that arise in the ordinary course of business. A liability is accrued if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable.

Revenue Recognition

The Company recognizes revenue on telecommunications services in the period the services are provided. Revenue is recognized when persuasive evidence of a sales arrangement exists, services have been rendered, the sales price to the buyer is fixed or determinable and collection is reasonably assured. The Company records provisions against revenue based on estimates derived from factors that include, but are not limited to, historical results, analysis of credits issued and the likelihood of collection. The provisions against revenue are recorded as reductions of revenue.

The Company’s derives revenue principally by providing local telephone services, toll-related telephone services, Internet, data and web-related services to business customers. Local telephone services consist of local dial tone, local calling and other custom calling features. Toll-related telephone services consist of long distance, international calls, toll free services and other related services. Internet, data and web-related services includes high-speed dedicated Internet access, private line and frame relay services, web-hosting and co-location services. Customer telephone revenue is comprised of monthly recurring charges, usage charges and initial non-recurring charges. Monthly recurring charges include the fees paid by customers for facilities in service and additional features on those facilities. Usage charges consist of fees paid for the duration of calls made. Charges for services that are billed in advance are deferred and recognized over the period that services are provided.

Additionally, the Company derives revenue from other telecommunications carriers for interconnection charges, carrier access billing and reciprocal compensation. Carrier access billing is comprised of charges paid by inter-exchange carriers, competitive local exchange carriers and incumbent local exchange carriers for the origination and termination of inter-exchange toll and toll free calls. Reciprocal compensation is the charge paid by a local exchange carrier to complete calls on another local exchange carriers’ network. Carrier access billing and reciprocal compensation revenue is based on minutes of usage. Interconnection charges are monthly fees paid by a local exchange carrier for the use of certain network elements of another local exchange carrier. The rates for carrier access billing, reciprocal compensation and interconnection charges are established by interconnection agreements, federal and state regulations and other contractual arrangements, whether under tariffs or separate contracts.

Local telephone services, long distance telephone services and Internet, data and web-related services currently account for approximately 85% of the Company’s revenues. For the period from April 23, 2005 to December 31, 2005, the Company’s revenues were concentrated in certain states, principally Pennsylvania, 45%; New Jersey, 31%; Maryland, 6%; Virginia and Washington D.C., 6%; and Delaware, 5%.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

Operating Costs

Operating costs includes direct costs of sales and network costs. Direct cost of sales includes the costs incurred with telecommunications carriers in order to render services to customers. Network costs include the costs of fiber and access, points of presence, repairs and maintenance, rent and utilities of the telephone, Internet and data network, as well as salaries and related expenses of network personnel. Network costs are recognized during the month in which the service is utilized. The Company accrues for network costs incurred but not billed by the carrier.

The accrued costs are subsequently reconciled to actual invoices as they are received, which is a process that can take several months to complete. This process includes an invoice validation procedure that normally identifies errors and inaccuracies in rate and/or volume components of the invoices resulting in invoice disputes. It is the Company’s policy to adjust the accrual for the probable amount it believes will ultimately be paid on disputed invoices, a determination which requires significant estimation and judgment. Due to the number of negotiated and regulated rates, constantly changing traffic patterns, uncertainty in the ultimate resolution of disputes, the period of time required to complete the reconciliation and delays in invoicing by access vendors, changes in these estimates should be expected.

Advertising Expense

The Company charges the cost of advertising to expense as incurred. Advertising costs for the period from April 23, 2005 to December 31, 2005 were $143,000.

Exit and Disposal Costs

The Company accounts for the costs surrounding exit and disposal activities in accordance with SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities”. Under SFAS 146, liabilities for costs associated with exit or disposal activities such as one-time termination benefits and certain contract termination costs are recognized and initially measured at fair value only when they are incurred.

Income Taxes

The Company provides for income taxes in accordance with SFAS 109, “Accounting for Income Taxes”. SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. The future benefit of certain tax loss carryforwards and the future deduction is recorded as an asset and a valuation allowance is provided if, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29”, which is effective for fiscal periods beginning after June 15, 2005. SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company adopted SFAS 153 as of the Emergence Date. The adoption of SFAS 153 did not have any effect on the Company’s consolidated financial statements; however, SFAS 153 could impact the accounting for future transactions, if any, within its scope.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

The Company adopted SFAS 123R “Share-Based Payment” as of the Emergence Date. SFAS 123R requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. That cost is recognized as an expense over the vesting period of the award. Pro forma disclosures previously permitted under SFAS 123 no longer are an alternative to financial statement recognition. In addition, the Company is required to determine fair value in accordance with SFAS 123R. The adoption of SFAS 123R did not have a material impact on the Company’s consolidated financial statements.

At the Emergence Date, the Company adopted SFAS 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3”, which is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 applies to all voluntary changes in accounting principles, and changes the accounting and reporting requirements for a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless doing so is impracticable. The adoption of SFAS 154 did not have a material impact on these consolidated financial statements.

Note 3.	Certain Risks and Uncertainties

Competition

The telecommunications industry is highly competitive and regulated, and is impacted by product substitution, technological advances, excess network capacity and the entrance of new competitors. Competition for products and services is based on price, quality, network reliability, service features and responsiveness to customers’ needs.

The Company faces competition from regional Bell operating companies such as Verizon Communications, Inc. (“Verizon”) and AT&T, Inc. (“AT&T”) formerly SBC Communications, Inc., as well as other providers of wireline telecommunications services, wireless telephone companies and Voice-over-Internet Protocol (“VoIP”) providers. In the local telephone markets, the Company’s principal competitor is the Incumbent Local Exchange Carrier (“ILEC”), which is usually Verizon. Verizon is also the Company’s principal supplier of telecommunications services. Services purchased from Verizon account for approximately 60% of the Company’s total operating costs. Wireless telephone companies have been taking market share from providers of wireline voice communications. Cable television companies that offer high-speed Internet access are expanding their offerings to voice based telephone services.

The Company, which is known as a Competitive Local Exchange Carrier (“CLEC”), would not be able to provide existing local services to its customers without the right and ability to purchase telecommunications services from the ILEC at reasonable rates. Many facilities-based CLECs have committed substantial resources to building their networks or to purchasing other industry participants with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs or long distance carriers, a provider can offer a single source for local and long distance services similar to those offered by the Company. Many of the Company’s competitors have substantially greater financial, personnel and other resources, with greater flexibility and a lower relative cost structure than the Company. The recent completion of large mergers within the telecommunications industry could result in improved cost structures for the Company’s competitors, which could result in competitors offering lower prices.

Government Regulation

The Company is subject to significant federal, state and local laws, regulations and orders that affect the rates, terms and conditions of certain of its service offerings, its costs and other aspects of its operations. Regulation

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 3.	Certain Risks and Uncertainties (continued)

of the telecommunications industry varies from state to state, and changes in response to technological developments, competition, government policies and judicial proceedings. The Company cannot predict the impact, nor give any assurances about the materiality of any potential impact, that such changes may have on its business or results of operations, nor can it guarantee that regulatory authorities will not raise issues regarding its compliance with applicable laws and regulations.

The Federal Communications Commission (“FCC”) has jurisdiction over the Company’s facilities and services to the extent those facilities are used to provide interstate telecommunications services. State regulatory commissions generally have jurisdiction over facilities and services to the extent the facilities are used in intrastate telecommunications services. Generally, the FCC and state commissions do not regulate Internet, video conferencing or certain data services, although the underlying telecommunications services components of such offerings may be regulated in some instances.

The implementation of the Telecommunications Act of 1996 (the “Telecom Act”), the emergence of new technologies and the financial distress of many in the telecommunications industry have involved numerous industry participants, including the Company, in disputes, lawsuits, proceedings and arbitrations before state and federal regulatory commissions, private arbitration organizations, and federal and state courts. These issues include the interpretation and enforcement of existing interconnection agreements, the terms of new interconnection agreements, inter-carrier compensation, access rates applicable to different categories of traffic, the jurisdiction of traffic for inter-carrier compensation purposes, the services and facilities available to the Company, the price that the Company will pay for those services and facilities and the regulatory treatment of new technologies and services. The Company anticipates that it will continue to be involved in various disputes, lawsuits, arbitrations and proceedings over these and other material issues, although no material litigation is currently pending. The Company anticipates that further legislative initiatives and regulatory rulemaking will occur — on the federal and state level — as the industry deregulates and as the Company enters new markets or offers new products. Rulings adverse to the Company, adverse legislation, new regulations or changes in governmental policy on issues material to the Company could have a material adverse effect on the Company’s financial condition or results of its operations.

As a CLEC, the availability of services and facilities purchased from ILECs and the rates ILECs can charge have a significant impact on ATX’s profitability. The enactment of the Telecom Act enabled the Company to purchase ILEC services at favorable rates; however, certain subsequent regulatory action has resulted in more flexibility for ILECs in determining what products and services it provides and the rates it can charge. In certain instances, regulatory action is shifting the determination of these rates from regulatory jurisdiction towards commercial negotiation between the parties, generally resulting in ILEC price increases. Future regulatory changes could have an adverse impact on the Company’s ability to sell its products, to sell its products at a competitive price or to acquire the services it needs at a cost effective rate. In addition, the Company incurs substantial expenses complying with various local, state and federal regulations.

Note 4.	Voluntary Reorganization under Chapter 11

Bankruptcy Proceedings

On January 15, 2004, the Company filed a voluntary petition for relief under Chapter 11. The Company remained in possession of its assets and properties, and continued to operate its business, as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, as a debtor-in-possession, the Company was authorized to continue to operate its business and maintain its properties while in Chapter 11, although the Company was precluded from engaging in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

Under Section 362 of the Bankruptcy Code, the filing of the bankruptcy petition automatically stayed most actions against the Company, including most actions to collect pre-petition indebtedness or to exercise control over property of the Company’s bankruptcy estate.

On April 13, 2005, the Bankruptcy Court confirmed the Company’s Plan of Reorganization. The Plan of Reorganization became effective in accordance with its terms on April 22, 2005. Pursuant to the Plan of Reorganization, except as otherwise provided in the Plan of Reorganization or in the order confirming the Plan of Reorganization, all claims against the Company and equity interests in the Company were discharged and terminated, and all holders of claims and equity interests are precluded and enjoined from asserting against the reorganized company, or any of their assets or properties, any other or further claim or equity interest based on any act, failure to act, error, omission, transaction, occurrence or other event or activity of any kind or nature that arose or occurred prior to the Emergence Date. A summary of the significant provisions of the Plan of Reorganization is set forth below:

The historical common shares, preferred equity shares, stock options and warrants, collectively referred to as Old Common Stock and Other Equity Interests, of the Company were extinguished.

The Company issued 850,000 shares of common stock, referred to as New Common Stock, to partially settle Leucadia National Corporation’s (“Leucadia”) claims and issued 50,000 shares pursuant to Management Transition Agreements.

All debt securities of the Company were settled and cancelled.

Unexpired leases and executory contracts of the Company were accepted or rejected.

The Company entered into a $55 million Leucadia Term Loan due 2010 bearing interest at 10% per annum. $25 million of the note issued under the Leucadia Term Loan was issued in partial settlement of Leucadia’s pre-petition claims and $30 million was issued as exit financing. The exit financing was used to fund certain payments due under the Plan of Reorganization, repay a $5 million DIP Loan received from Leucadia prior to emergence and fund the business operations of the Company.

The Company issued $2 million in 7% Subordinated Promissory Notes due 2008.

Pursuant to a settlement agreement with Verizon, the Company made a payment of $16.5 million to Verizon to assume certain executory contracts and other agreements.

Pursuant to a settlement agreement with AT&T, the Company was required to sell or shutdown certain of its Midwest CLEC operations and AT&T would receive 45% of the net proceeds from this sale.

Plan of Reorganization

The following briefly summarizes the classification and treatment of claims and equity interests under the Plan of Reorganization.

Claims of Unimpaired Classes — estimated to be fully recoverable

Administrative expenses and other priority claims, secured tax claims, other secured claims and customer claims are to be paid in cash.

Obligations incurred in the ordinary course of business after the Petition Date or approved by the Bankruptcy Court will be paid in full when due.

Claims of Impaired Classes — estimated recovery of less than 100%

Convenience claims are to be settled by cash payments of 15% of the allowed claim amount.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

General unsecured claims, excluding AT&T and Verizon, received a pro-rata share of $7 million in cash, plus an amount equal to 8% of the net proceeds, if any, in excess of $3.5 million received by the Company in respect of any avoidance actions, after payment of all costs of prosecution, settlement and collection, including reasonable attorney’s fees and costs. Verizon has waived its right to receive any distribution in respect to its general unsecured claim, unless and until the other holders of general unsecured claims have received distributions under the Plan of Reorganization equal to 15% of the allowed amount of such claims, at which time, Verizon shall be entitled to share in any additional distributions available for holders of general unsecured claims, on a pro-rata basis. AT&T shall receive its distributions pursuant to its settlement agreement and not from the cash amount established for the holders of the general unsecured claims.

Leucadia’s pre-petition claims were satisfied by the issuance of a $25 million note under the Leucadia Term Loan and 850,000 shares of New Common Stock.

Claims of Impaired Classes — receiving no compensation

Subordinated claims, Old Common Stock and Other Equity Interests in ATX and equity interests in securities litigation claims will receive no distribution.

Pursuant to the Plan of Reorganization, the Company was required to restrict $8,211,000 in cash as of the Emergence Date for the purpose of paying the general unsecured claims and certain administrative expenses. As of December 31, 2005, the Company had $3,265,000 remaining in restricted cash.

Accrued Reorganization Costs

The following table summarizes the accrued reorganization costs as of December 31, 2005 (in thousands):

Claims of unimpaired classes	$5,019
Claims of impaired classes	3,083
Other claims	900

$9,002

Note 5.	Fresh-Start Reporting/Leucadia Acquisition

Pursuant to the Plan of Reorganization, Leucadia acquired the Company on the Emergence Date. In accordance with SOP 90-7 and SFAS No. 141, “Business Combinations”, the Company adopted fresh-start reporting and completed its purchase accounting, concurrently, as of the close of business on the Emergence Date. The purchase accounting required under SFAS 141 is substantially identical to the accounting required for fresh-start reporting. The Company engaged an independent third party valuation specialist to assist in the determination of the Company’s reorganized value as defined in SOP 90-7 as well as the fair value of its identifiable intangible assets and fixed assets as of the Emergence Date. The consolidated balance sheet as of April 22, 2005, gave effect to allocations to the carrying value of assets or amounts and classification of liabilities that were necessary when adopting fresh-start reporting. In applying fresh-start reporting, the Company followed these principles:

The reorganized value of the entity was allocated to the entity’s assets in conformity with the procedures specified by SFAS No. 141, “Business Combinations”.

Each liability existing as of the fresh-start reporting date, other than deferred taxes, has been stated at the present value of the amounts to be paid, determined by appropriate current interest rates. Deferred revenue was adjusted to reflect the fair value of future costs of contractual performance obligations.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting/Leucadia Acquisition (continued)

Deferred taxes were reported in conformity with applicable income tax accounting standards, pursuant to SFAS No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the reorganized assets and liabilities.

Changes in existing accounting principles that otherwise would have been required in the consolidated financial statements of Reorganized ATX within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

Fixed assets were recorded at fair value.

Reorganization Value

The Company determined an overall reorganization value as well as the reorganization value of its continuing and discontinued operations, together with the financial advisor, using valuation methods including: (i) the market approach, which measures fair value by examining transactions in the marketplace involving the sale of stocks of similar but publicly traded companies, or the sale of entire companies engaged in operations similar to those of the subject and (ii) the discounted cash flow method of the income approach, which recognizes that the current value of an investment is premised upon the receipt of future economic benefits. These analyses are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control.

The assumptions used in the calculations for the discounted cash flow analysis regarding projected revenue, costs and cash flows for the period 2005 — 2008 were determined by the Company’s management based upon their best estimate at the time the analysis was performed. The estimates and assumptions used are inherently subject to uncertainties and contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions and values reflected in the valuations will be realized, and actual results could vary materially.

The reorganized enterprise value of the Company was determined to be approximately $58.1 million. The equity value was $1.3 million, which represents the enterprise value of $58.1 million less $56.8 million of post-emergence debt. The post emergence debt includes the Leucadia Term Loan and the 7% Subordinated Promissory Notes. The fair value of the Company’s discontinued operations classified as held for sale was determined to be $13.2 million. The fair value of the Company’s goodwill was determined to be $5.8 million after specifically allocating its reorganized enterprise value to its assets and liabilities. This goodwill is not deductible for tax purposes.

Fixed Assets

The Company’s fixed assets were valued based on a combination of the cost approach sales comparison approach and income capitalization approach. The fair value of the Company’s fixed assets was determined to be $17.1 million.

Identifiable Intangible Assets

The Company’s intangible assets consisting of its customer base, software, trademarks and non-compete arrangements were valued as follow:

Customer Relationships — The Company’s customer base is composed of the subscribers to the Company’s various telecommunications services. The cost — saving method of the income approach was utilized

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting/Leucadia Acquisition (continued)

to value the customer base. The fair value of the Company’s customer relationships was determined to be $10.9 million.

Software — The Company’s existing software was valued utilizing estimates of the costs that would be incurred if the Company’s existing software had to be purchased and modified as necessary. The fair value of the Company’s software was determined to be $5.1 million.

Trademarks — The Company’s trademarks were valued using a variant of the income approach, referred to as the relief — from — royalty method. The fair values of the Company’s trademarks were determined to be $2.6 million.

Non-compete Arrangements — The Company has non-compete arrangements with its former CEO and former CFO stemming from Management Transition Agreements entered into by and between the Company and its former CEO and former CFO on the Emergence Date. The value of the non-compete arrangement of $850,000 was established by the payments to be made by the Company to its former CEO and former CFO under the agreements.

As of December 31, 2005, intangible assets consist of the following (in thousands):

Customer relationships, net of accumulated amortization of $1,797	$9,093
Software, net of accumulated amortization of $701	4,399
Trademarks, net of accumulated amortization of $179	2,421
Non-compete agreements, net of accumulated amortization of $294	556

$16,469

Amortization expense on intangible assets was $2,971,000 for the period from April 23, 2005 to December 31, 2005. The estimated aggregate future amortization expense for the intangible assets is as follows: 2006 — $4,115,000; 2007 — $3,512,000; 2008 — $3,048,000; 2009 — $2,683,000; 2010 — $1,563,000; and thereafter $1,548,000.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting/Leucadia Acquisition (continued)

Unaudited Consolidated Fresh-Start Balance Sheet

The Company’s unaudited consolidated balance sheet as of the Emergence Date upon the application of fresh start reporting and purchase accounting is as follows (in thousands):

ASSETS
Current assets:
Cash and cash equivalents	$12,734
Restricted cash	8,211
Accounts receivable — trade	18,170
Assets held for sale	26,725
Prepaid expenses and other current assets	2,713

Total current assets	68,553
Fixed assets, net	17,100
Goodwill	5,848
Intangible assets, net	19,440
Other	1,337

$112,278

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$20,496
Accrued reorganization costs	18,339
Current portion of Leucadia Term Loan	5,000
Current portion of capital lease obligations	80
Deferred revenue	1,547
Liabilities of assets held for sale	13,542

Total current liabilities	59,004
7% Subordinated promissory notes	1,814
Leucadia Term Loan	50,000
Asset retirement obligations	139

Shareholders’ equity	1,321

$112,278

Note 6.	Verizon Settlement Agreement

On January 25, 2005, the Company and Verizon entered into a Comprehensive Settlement Agreement (the “Verizon Settlement Agreement”) providing for the compromise and settlement, except as otherwise expressly set forth in the Verizon Settlement Agreement, of any and all litigation and all other claims among such parties arising prior to the date of the Verizon Settlement Agreement, all pursuant to the terms and subject to the conditions set forth in the Verizon Settlement Agreement. In addition to the settlement of such litigation and claims, the Verizon

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 6.	Verizon Settlement Agreement (continued)

Settlement Agreement provided for, among other things, the assumption or termination by the Company of certain interconnection agreements and other contracts and arrangements provided under tariffs pursuant to which Verizon provides and/or furnishes certain services and facilities to or for the benefit of the Company.

In connection with the assumption of certain of its agreements with Verizon, the Company was required to (a) make a cure payment to Verizon in the amount of $16.5 million, (b) allow the balance of Verizon’s general unsecured claim in the aggregate amount of $37.5 million, (c) sell or close down certain of their operations in the states of New York and Massachusetts within 90 days of the Effective Date and (d) make certain payments to Verizon in the event that any other executory contract party to whom the Company makes a cure payment in excess of $500,000 receives a recovery on account of its cure claim that, on a percentage basis, exceeds the cure recovery percentage received by Verizon pursuant to the Verizon Settlement Agreement. The Bankruptcy Court approved the Verizon Settlement Agreement in connection with the confirmation of the Plan of Reorganization.

On the Emergence Date, the Company made an irreversible election to provide Verizon with irrevocable letters of credit to secure payment in full for all post-confirmation Verizon charges. The letters of credit, which totaled $14.7 million, were initially in an amount equal to three times the average monthly post confirmation Verizon charges. The letters of credit are subject to readjustments as set forth in the Verizon Settlement Agreement. On April 22, 2006, the letters of credit were readjusted to $7.8 million. Pursuant to a Reimbursement Agreement between Leucadia and the Company, Leucadia issued the letters of credit to Verizon on behalf of the Company. The Reimbursement Agreement, requires the Company to: i) reimburse Leucadia for any amounts paid by Leucadia as a result of any draw under the letters of credit and ii) reimburse Leucadia for all costs, fees and expenses incurred by Leucadia in connection with its ongoing obligations under the letters of credit. The failure of the Company to reimburse Leucadia pursuant to this Reimbursement Agreement constitutes an event of default under the Leucadia Term Loan.

Note 7.	AT&T Settlement Agreement

On January 24, 2005, the Company and AT&T, formerly SBC Communications, Inc., entered into a Comprehensive Settlement Agreement (the “AT&T Settlement Agreement”) providing for the compromise and settlement, except as otherwise expressly set forth in the AT&T Settlement Agreement, of any and all litigation and all other claims among such parties arising prior to the date of the AT&T Settlement Agreement, all pursuant to the terms and subject to the conditions set forth in the AT&T Settlement Agreement.

In addition to the settlement of such litigation and claims, the AT&T Settlement Agreement provides for, among other things, the disposition by the Company of its Midwest CLEC. AT&T received 45% of the net proceeds of the sale of the Midwest operations in satisfaction of AT&T’s claims against the Company. AT&T is entitled to the same pro rata distribution as the other holders of the allowed general unsecured claims if 45% of the net proceeds of the sale, divided by AT&T’s allowed general unsecured claim of $30 million, is less than the pro rata distribution to the general unsecured claim holders. The Bankruptcy Court approved the AT&T Settlement Agreement in connection with the confirmation of the Plan of Reorganization.

Note 8.	Discontinued Operations and Assets Held for Sale

The Company identified certain assets that it determined were not part of its future operations. As such, these assets and businesses, once identified and qualifying for discontinued operations under SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, were reflected as discontinued operations in the consolidated statement of operations and as assets held for sale in the consolidated balance sheet.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 8.	Discontinued Operations and Assets Held for Sale (continued)

Midwest CLEC

Pursuant to the AT&T Settlement Agreement, the Company was required to use its best efforts to consummate a sale of its Midwest CLEC. The Midwest CLEC provided CLEC products and services to end-user customers in the Midwest region of the United States. Immediately, upon execution of the AT&T Settlement Agreement, the Company began marketing the Midwest CLEC for sale. The Midwest CLEC qualified as discontinued operations under SFAS 144 as of the Emergence Date and accordingly, the Company has included all the Midwest CLECs revenues and expenses in discontinued operations in the consolidated statement of operations.

On August 1, 2005, the Company and First Communications, LLC (“FirstComm”) entered into an Asset Purchase Agreement (“FirstComm Agreement”) for the sale of the Midwest CLEC. FirstComm purchased substantially all of the operating assets and liabilities of the Midwest CLEC for $6 million in cash, subject to adjustment for the payment of Ohio property taxes and changes in working capital. The transaction closed on September 14, 2005, at which time the Company received a net cash payment of approximately $3.8 million. At closing, the remaining $2.1 million to was paid to AT&T pursuant to the AT&T Settlement Agreement.

CoreComm New York

Pursuant to the Verizon Settlement Agreement, the Company was required to sell or close down certain of the operations of CoreComm New York, Inc. (“CoreComm NY”) in the state of New York within 90 days of the Emergence Date. Upon execution of the Verizon Settlement Agreement, the Company began marketing CoreComm NY operations for sale. The CoreComm NY assets qualified as discontinued operations as of the Emergence Date and accordingly, the Company has included all of CoreComm NY’s revenues and expenses in discontinued operations in the consolidated statement of operations. On April 12, 2005, the Company entered into an asset purchase agreement to sell the CoreComm NY assets for approximately $200,000. The Company completed the sale during August 2005.

Voyager

During April 2005, the Company commenced a process to actively market the sale of its subsidiary, CoreComrn-Voyager, Inc. and certain other subsidiaries, collectively Voyager. Voyager is an Internet service provider, which primarily provided dial-up and high-speed data services to consumers and small business enterprises located in the Great Lakes region of the United States. Voyager qualified as discontinued operations as of the Emergence Date and accordingly, the Company included all Voyager’s revenues and expenses in discontinued operations in the consolidated statement of operations. On November 29, 2005, the Company and CoreComm Internet Services, Inc. (CIS) entered into an Asset Purchase Agreement for the sale of substantially all of the operating assets and liabilities of Voyager. The purchase price was $9.2 million, $1 million of which was in cash and $8.2 million was in the form of two notes receivable collateralized by substantially all of the assets of CIS, including those purchased by CIS from Voyager. The first note receivable is in the amount of $7 million and is payable at an interest rate of 10% over 24 months commencing in February 2006. The second note receivable is for $1.2 million, is payable at a stated interest rate of 0% and is due in February 2008. The Company recorded a discount of $227,000 on the second note receivable based on an effective interest rate of 10%. Additionally, the owner of CIS, personally guaranteed the loans up to $1 million. The transaction closed on December 7, 2005.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 8.	Discontinued Operations and Assets Held for Sale (continued)

The Company did not recognize any gain or loss on the disposal of its discontinued operations. The combined operating results of the Company’s discontinued operations for the period from April 23, 2005 to December 31, 2005 are as follows (in thousands):

Revenues	$31,192
Costs and expenses
Operating	19,716
Selling, general and administrative	11,643

Total costs and expenses	31,359

Operating loss	(167)
Other income (expense)
Interest income and other, net	5
Interest expense	(1)

Loss before income taxes	(163)
Income taxes	(11)

Net loss	$(174)

Note 9.	Other Assets

As of December 31, 2005, other assets consisted of the following (in thousands):

Prepaid expenses and other current assets:
Prepaid expenses	1,947
Prepayments and refunds due from carriers	1,934
Credit card reserve	457
Other	338

$4,676

Other non-current assets:
Indefeasible rights of use	$1,346
Collateral for outstanding letters of credit	661
Other	57

$2,064

Prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements.

During December 2005, the Company purchased a capacity indefeasible right of use (“IRU”) for $1,346,000 from Wiltel Communications, LLC, which was a subsidiary of Leucadia at the date of purchase. The IRU gives the Company the right to utilize certain fiber optic telecommunications capacity for a period of 60 months. The Company is amortizing the cost of the IRU to operating expenses on a straight-line basis over the 60-month period.

In the ordinary course of its business, the Company is required to issue letters of credit and surety bonds to regulatory bodies, customers, and landlords. These instruments remain in place for as long as the Company

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 9.	Other Assets (continued)

conducts business in certain states, provides services to these customers or occupies a particular facility. In order to obtain these letters of credit and surety bonds, the Company was required to post collateral in an amount equal to their face value.

Note 10.	Fixed Assets

As of December 31, 2005, fixed assets consisted of the following (in thousands):

Operating equipment	$13,575
Computer equipment and software	2,921
Furniture and fixtures	1,961
Leasehold improvements	1,597
Automobiles	322

20,376
Accumulated depreciation	(4,331)

$16,045

For the period from April 23, 2005 to December 31, 2005, depreciation expense for software costs was $106,000. The net book value of undepreciated software costs was $883,000 as of December 31, 2005.

Note 11.	Accounts Payable and Accrued Expenses

A summary of accounts payable, accrued expenses and other current liabilities as of December 31, 2005 are as follows (in thousands):

Accrued carrier costs	$7,285
Accrued compensation and employee benefits	6,524
Accounts payable	3,366
Taxes, including income taxes	2,990
Other	1,128
Accrued professional fees	657

$21,950

Note 12.	Indebtedness

As of December 31, 2005, the Company’s debt consisted of the following (in thousands):

Leucadia Term Loan	55,000
7% Subordinated promissory notes, less unamortized discount of $148	1,852

Less current portion	56,852
(5,000)

$51,852

Leucadia Term Loan

On the Effective Date, the Company entered into a $55 million Term Loan with Leucadia, of which $25 million went to satisfy a portion of Leucadia’s pre-petition secured claim, and $30 million was used to fund certain payments due under the Plan of Reorganization, repay a $5 million DIP Loan received from Leucadia prior

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 12.	Indebtedness (continued)

to emergence and fund the business operations of the Company. Pursuant to the Leucadia Term Loan Agreement, the Company, on July 22, 2005, was required to pay to Leucadia cash in a principal amount equal to $5,000,000 and all accrued and unpaid interest thereon, in partial repayment of the Leucadia Term Loan. The remaining principal and all accrued and unpaid interest shall be due and payable at the earliest of April 22, 2010 or the acceleration of the loans by Leucadia in accordance with certain conditions under the Term Loan agreement. Interest is calculated on the daily outstanding principal balance of the loan at a rate of 10% per annum. Interest expense for the period from April 23, 2005 to December 31, 2005 was $3,881,000. The Company is required to meet a minimum Consolidated EBITDA covenant and a maximum Capital Expenditure covenant on a quarterly basis as set forth in the Term Loan Agreement. The loans are secured by substantially all of the Company’s assets and have been guaranteed by the Company and certain of its subsidiaries.

The Company did not make the required July 22, 2005 payments for the Term Loan, which constituted an Event of Default under the Leucadia Term Loan Agreement. During September 2005, the Company received a waiver for this default, which expired January 31, 2006. The Company paid Leucadia $100,000 in connection with this waiver. The Company did not make the required payment upon the expiration of the waiver. In addition, during the quarter ended December 31, 2005, the Company failed to meet its Consolidated EBITDA covenant, which constitutes an Event of Default.

7% Subordinated Promissory Notes

In order to fund certain cash distributions required to be made pursuant to the Plan of Reorganization, The Company issued 7% Subordinated Promissory Notes (“Promissory Notes”) with an aggregate principal amount of $2,000,000. Certain bankruptcy professionals accepted the Promissory Notes as compensation for a portion of the services performed by those professionals through November 30, 2004 in lieu of receiving cash compensation. Additionally, certain former directors and officers of the Company also purchased these Promissory Notes. The total consideration received by the Company for these notes was $1,814,000. The resulting discount of $186,000 is being amortized to interest expense over the expected life of the Promissory notes. The Company recorded interest expense from the amortization of the discount of $38,000 for the period from April 23, 2005 to December 31, 2005.

Interest on the Promissory Notes is payable at 7% per annum, compounded annually. Interest expense for the period from April 23, 2005 to December 31, 2005 was $97,000. The Promissory Notes and all accrued interest and unpaid interest are due and payable at the earliest of: i) 90 days after the Leucadia Term Loan and any unpaid but accrued interest is repaid in full, ii) the date any transfer, sale or other disposition of substantially all of the assets or more than 50% of the outstanding shares or equity interests of the Company, and iii) April 22, 2008. The promissory notes are subject to two maturity extensions of up to fifteen months each if the Leucadia Term Loan is not paid in full on or before April 22, 2008 and if the enterprise value of the Company, less all debts of the Company other than Leucadia Term Loan is less than the balance due under Leucadia Term Loan and all of the Promissory Notes. The Promissory Notes are subordinated to the Leucadia Term Loan. The acceleration of the maturity of the Leucadia Term Loan due to an Event of Default would constitute an Event of Default under the Promissory Notes. Leucadia did not accelerate the maturity of the Leucadia Term Loan prior to issuing the Company waivers in September 2005 and May 2006 for the Events of Default noted above.

The Company and certain of its subsidiaries have guaranteed the Promissory Notes. The Company does not have any independent assets or operations on it’s own nor does it have any significant asset or operations in any subsidiaries apart from the subsidiaries, which guaranteed the Promissory Notes. The guarantees are full and unconditional and joint and several.

The aggregate annual mandatory redemptions of debt during the five year period ending December 31, 2010 are as follows: 2006 — $5,000,000; 2007 — $0; 2008 — $1,852,000; 2009 — $0; and 2010 — $50,000,000.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 13.	Fair Values of Financial Instruments

The following table presents fair value information about certain financial instruments as of December 31, 2005. Fair values are determined as described below. These techniques are significantly affected by the assumptions used. The fair value amounts presented do not purport to represent and should not be considered representative of the underlying “market” or franchise value of the Company. The methods and assumptions used to estimate the fair values of each class of the financial instruments described below are as follows:

Cash and cash equivalents — For cash equivalents, the carrying amount approximates fair value.

Notes receivable — The fair values of variable rate notes receivable are estimated to be the carrying amount.

Indebtedness — The fair values of non-variable rate debt are estimated using quoted market prices and estimated rates, which would be available to the Company for debt with similar terms.

	Carrying Amount	Fair Value
	(in thousands)

Financial Assets:
Cash and cash equivalents	$12,700	$12,700
Notes receivable:
Current	3,118	3,118
Non-current	4,861	4,861
Financial Liabilities:
Indebtedness:
Current	5,000	5,000
Non-current	51,852	51,484

Note 14.	Leases

As of December 31, 2005, the Company had leases for office space and network facilities, which extend through 2011. Total rent expense for the period from April 23, 2005 to December 31, 2005 under operating leases was $2,360,000, of which $663,000 was included in operating expenses and $1,697,000 was included in selling, general and administrative expenses.

Future minimum annual lease payments under noncancellable operating leases at December 31, 2005 are as follows: 2006 — $2,392,000; 2007 — $2,440,000; 2008 — $2,150,000; 2009 — $1,999,000; 2010 — $1,952,000 and thereafter — $151,000.

Pursuant to the lease agreement for the Company’s headquarters facility, the Company is required to return the facility to its original condition upon the termination of the lease in January 2011. The Company recorded asset retirement obligations and asset retirement costs (included in leasehold improvements) of $139,000 in connection with this lease. For the period from April 23, 2005 to December 31, 2005, the Company recognized accretion expense of $10,000 for the asset retirement obligation, which is included with amortization expense on the consolidated statement of operations.

Note 15.	Related Party Transactions

a) Leucadia Indebtedness and Guarantee

On May 1, 2006, the Company received waivers for the Events of Default related to the Leucadia term loan, described in note 12 above, which will expire January 31, 2007.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 15.	Related Party Transactions (continued)

On June 2nd, 2006, Leucadia issued a guarantee to the Company, which provides for financing to the Company for the satisfaction of cash obligations in an amount not to exceed $10 million. The guarantee expires at through the earlier of (a) the change in control of the Company whether by its merger, acquisition or sale of all or substantially all of its assets; or (b) March 31, 2007. The Company’s management does not anticipate obtaining any financing pursuant this guarantee.

b) Due to Leucadia

For the period from April 23, 2005 to December 31, 2005, Leucadia paid insurance costs of $228,000 and legal costs of $19,000 on behalf of the Company. As of the December 31, 2005, the Company reimbursed Leucadia for $97,000 of these fees.

c) Transactions with Wiltel Communications, LLC

Wiltel Communications, LLC (“Wiltel”) is a telecommunications provider, which was wholly owned by Leucadia through December 22, 2005. On December 23, 2005, Leucadia sold its interest in Wiltel. During the period from April 23, 2005 through December 22, 2005, the Company purchased services from Wiltel of $2,325,000, which are included in operating expenses. Additionally, during the period the Company purchased equipment and other goods from Wiltel in the amount of $335,000.

d) Management Transition Agreements

On the Emergence Date, the Company entered into Transition Agreements with Mr. Gravina and Mr. Peterson, the Company’s former Chief Executive Officer and Chief Financial Officer, respectively. The Transition Agreements provided for: i) their resignation as executive officers and directors with the Company, ii) for the appointment of Mr. Gravina as the non-executive Chairmen of the Board of the Company and iii) for the appointment of Mr. Peterson as a non-executive Senior Advisor. Pursuant to the Transition Agreements, Mr. Gravina and Mr. Peterson have agreed to serve in these positions for a period of one year from the Emergence Date. Mr. Gravina and Mr. Peterson will receive base salaries of $437,500 and $375,000, respectively, and shall be entitled to participate in health, insurance, retirement and other benefits provided to other senior executives of the Company. Additionally, Mr. Gravina and Mr. Peterson were also granted 30,000 and 20,000 common shares, respectively, under the Management Restricted Stock Plan.

Pursuant to the Transition Agreements, the Company is also required to make payments to Mr. Gravina and Mr. Peterson in the amount of $425,000, of which $212,500 was paid on April 22, 2005 by cash payments of $102,500 and $127,500 and the issuance of Promissory Notes with a face value of $154,000 and $129,000 to Mr. Gravina and Mr. Peterson, respectively. The remaining $212,500 is being paid in equal monthly installments through April 2006. In consideration of these payments, Mr. Gravina and Mr. Peterson have agreed to certain non-compete provisions.

e) Transactions with GPX Enterprises

During August 2005, the Company entered into an assignment agreement with GPX Enterprises (“GPX”) to assign all of its rights, title and interest in the Suite License Agreement for the right to use a Suite at Lincoln Financial Field. GPX is a company owned and operated by Thomas Gravina and Michael Peterson. Pursuant to the agreement GPX is to reimburse the Company for $130,000 paid pursuant to the License Agreement for the 2005 season as well as $33,000 paid as a deposit. As of December 31, 2005, the Company has received $78,000.

During September 2005, the Company entered into an assignment agreement with GPX to assign all of its rights, title and interest in the Suite License Agreement for the right to use Suite #82 at the Wachovia Center. Pursuant to the agreement GPX is to pay $27,000 to the Spectrum Arena LP (Operator of the Wachovia Center) and

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 15.	Related Party Transactions (continued)

upon doing so the Spectrum Arena LP will reimburse the Company $27,000 for the deposit it previously paid. As of December 31, 2005, the money has not been refunded.

f) Transactions with Directors

On the Emergence Date, the three former non-executive directors of the Company purchased the Promissory Notes of the Company with a face amount of $433,000 for $268,000 in cash and $68,000 in their accrued but unpaid directors fees earned in the performance of services as directors of the Company.

g) Separation and Consulting Agreement

On March 24, 2005, the Company entered into a Separation and Consulting Agreement (“Separation Agreement”) with Mr. Holt, the Company’s former Senior Vice President — Chief Counsel for Law & External Affairs & Secretary. In consideration of Mr. Holt providing services to the Company through July 15, 2005 in connection with its reorganization process, the Company agreed to pay Mr. Holt $275,000 payable in up to four installments. AH payments under the Separation Agreement were made as of May 4, 2005.

Note 16.	Employee Benefit Programs

401(k) Plan

The Company sponsors a 401(k) plan in which all full-time employees who have completed 90 days of employment and are 21 years of age may participate. The Board of Directors approves the Company’s matching contribution annually. Participants may make salary deferral contributions of 1% to 25% of their compensation not to exceed the maximum allowed by law. The expense for the period from April 23, 2005 to December 31, 2005 was $77,000, The Company made its 2005 matching contribution in March 2006.

Key Employee Severance Program

Pursuant to the Plan of Reorganization, the Company established the Key Employee Severance Program (“KESP”), which became effective on the Emergence Date. The KESP was established to provide cash severance payments to certain employees of the Company in the event their jobs are terminated within one year from the Effective Date. The KESP is administered by the Company’s Board or such other person as designated by the Board. The plan administrator has full authority under the KESP to control and manage the operation and administration of the KESP and to make all determinations of eligibility for severance under the KESP.

The total amount of severance pay available to an employee under the KESP is based upon a base severance amount multiplied by a severance multiplier. The base severance amount is equal to the employee’s monthly base salary, as in effect immediately prior to termination plus the employee’s average monthly commissions, as applicable. As of December 31, 2005, the Company would be obligated to pay $3.2 million in the event that all of the employees included in the KESP were terminated. On March 31, 2006, the Company’s Board extended the KESP to critical employees of the Company through April 23, 2007.

In connection with the disposal of the Company’s discontinued operations, the former executives of Voyager were terminated. These executives were covered under the KESP and accordingly, the Company accrued $427,000 in connection with their termination, all of which were paid in January 2006.

Midwest CLEC Retention Bonus Program

In connection with the disposal of the Company’s Midwest CLEC, the Company established a retention bonus program for initially 42 employees that supported the operations of the Midwest CLEC. Under the retention

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 16.	Employee Benefit Programs (continued)

program, the Company was required to pay a bonus to employees who maintain employment through December 31, 2005 (“Termination Date”) at the earlier of the first regular pay period following (a) the Termination Date; or (b) thirty days following the completion of the sale of the Midwest CLEC. In the event that an employee ceased to be employed by the Company prior to the Termination Date due to (a) resignation; or (b) termination for cause, the employee was not entitled to receive the retention bonus. The Company initially estimated the fair value of the liability as of the Termination Date to be $365,000 and was accruing for the liability ratably through the Termination Date. After closing on the sale of the Midwest CLEC in September 2005, the Company paid the retention bonuses pursuant to the terms of the bonus program. During the period from April 23, 2005 to December 31, 2005 the Company recognized expenses of $294,000 under this program, which are included in discontinued operations.

Note 17.	Shareholders’ Equity

Common Stock

Pursuant to the Plan of Reorganization as of the Emergence Date, the Company’s historical common shares, preferred equity shares, stock options and warrants were extinguished. The Articles of Incorporation of the Company authorized 1,000,000 shares of $0.01 par value common stock for issuance. As of the Emergence Date, the Company issued 850,000 shares of common stock to settle a portion of Leucadia pre-petition secured claims and issued 50,000 shares pursuant to the Management Transition Agreements.

Management Restricted Stock Plan

Pursuant to the Plan of Reorganization, the Company established the Management Restricted Stock Plan (“Restricted Stock Plan”), which became effective on the Emergence Date. The Restricted Stock Plan was subsequently amended and rested by the Board on March 31, 2006. Under the Restricted Stock Plan, the Company is authorized to award up to 150,000 shares of its common stock to participants. The Restricted Stock Plan is administered by the Board. The Restricted Stock Plan authorizes the award of restricted stock to participants to encourage such participants to expend their maximum efforts in the creation of stockholder value. On March 31, 2006, the Board granted 72,500 shares of restricted stock to participants under the Restricted Stock Plan.

The number of shares available under the Restricted Stock Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalization, mergers and other similar transactions. The Board will determine the vesting for any restricted stock awarded under the Restricted Stock Plan.

If, prior to the time that the restricted stock has vested, a participant’s employment or service, as applicable, terminates for any reason, i) all vesting with respect to the restricted stock shall cease, and ii) unvested shares of restricted stock shall be forfeited by the participant to the Company for no such consideration as of the date of such termination; provided, however, in the event such participant’s employment is terminated by the employer without cause or by the participant for good reason, as defined, all shares of restricted stock not previously vested shall immediately vest.

Each participant in the Restricted Stock Plan has Tag-Along Rights, which offers the participant a right to sell its stock for a purchase price per share equal to the purchase price received by Leucadia in the event that Leucadia proposes to sell to a third party any shares of common stock beneficially owed by it. Any participant who notifies Leucadia that it desires to participate in any such sale shall have a right to include in such sale an amount of shares of stock equal to the amount of shares the third party actually proposes to purchase multiplied by the pro-rata portion of unrestricted shares owned by the participant.

Additionally, Leucadia has been granted Drag-Along Rights, which enables Leucadia to require the participant to sell a portion of its stock for a purchase price per share equal to the purchase price received by Leucadia in the event that Leucadia proposes to sell to a third party any shares of common stock beneficially owed

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 17.	Shareholders’ Equity (continued)

by it. Any participant who is notified by Leucadia that it is required to participate in any such sale shall only be required to sell an amount of shares of stock equal to the aggregate number of shares owned by such participant multiplied by the percentage of Leucadia’s shares that Leucadia is proposing to sell.

Upon an initial public offering or other transaction by which the Company is required to file reports pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 the Company shall promptly file a registration statement on Form S-8 covering the shares of stock issuable under the Restricted Stock Plan.

Note 18.	Income Taxes

The Company is subject to U.S. Federal, state and local income taxes. During the period from April 23, 2005 to December 31, 2005, the Company’s provision for income taxes consisting solely of current state and local income taxes was $174,000, of which $163,000 related to continuing operations.

The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense for the period from April 23, 2005 to December 31, 2005 is as follows (in thousands):

Benefit at federal statutory rate (35%)	$(2,186)
Permanent differences	148
State and local income taxes	163
Valuation allowance	2,038

Actual income tax expense	$163

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and the impact of available net operating losses, referred to as NOL carryforwards. As of December 31, 2005, the significant components of the Company’s deferred tax assets were as follows:

Deferred tax assets:
Net operating loss carryforwards	$77,284
Allowance for doubtful accounts	2,936
Accrued expenses	1,242

81,462
Valuation allowance for deferred tax assets	(74,762)

6,700
Deferred tax liabilities:
Intangible assets	(6,365)
Fixed assets	(335)

(6,700)

Net deferred tax asset	$–

The Company’s deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company’s deferred tax assets have been offset by a valuation allowance of $74.8 million as of December 31, 2005 due to the uncertainty of realizing such tax benefit. The Company’s decision to establish a valuation allowance was primarily based on negative evidence of cumulative losses in recent years.

The Company had consolidated federal NOL carryforwards of $220.8 million as of December 31, 2005. The ability of the Company to use its NOL carryforwards and other tax attributes is subject to statutory and other limitations after the Emergence Date. One such limitation is the required reduction of certain tax attributes due to

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 18.  Income Taxes (continued)

the cancellation of indebtedness. The United States Treasury Department and the Internal Revenue Service (“IRS”) have issued regulations that provide for tax attribute reduction when the debt of a member of a consolidated group is forgiven. Following the attribute reduction rules, the Company eliminated $227.2 million of its federal NOL carryforwards and $8 million of capital loss carryforwards. In addition, the Company has eliminated the majority of its state NOL carryforwards. The other limitation in the Company’s future ability to utilize any remaining NOL carryforwards occurred when it emerged from bankruptcy and will be limited by Internal Revenue Code Section 382. The maximum amount of NOL carryforwards the Company can use after the Emergence Date is $10.1 million. These remaining federal NOL carryforwards will expire in various amounts through 2024.

Additionally, as a result of the application of the attribute reduction rules, the Company reduced its tax basis in non current assets (including property, plant and equipment, intangibles and other long-term assets) by approximately $1.3 million.

Note 19.	Commitments and Contingent Liabilities

As of December 31, 2005, the Company had purchase commitments of $1.2 million outstanding, of which all are due during 2006. Additionally, the Company has standby letters of credit of $573,000 outstanding at December 31, 2005, which are fully collateralized by certificates of deposit classified as part of other non-current assets. The letters of credit renew automatically on an annual basis unless cancelled.

The Company is involved in various legal matters, arising in the ordinary course of its business, which may result in pending or threatened litigation and claims. In addition, the Company is also subject to proceedings under government laws and regulations. These matters are subject to many uncertainties and outcomes, which makes the Company unable to determine the ultimate monetary liability or financial impact with respect to these matters at December 31, 2005. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Upon filing for Chapter 11 bankruptcy protection, most of the outstanding legal matters relating to pre-petition litigation claims were automatically stayed and have been classified as general unsecured claims of ATX. Pursuant to the Company’s Plan of Reorganization, upon finalization of the allowed amount of the pre-petition litigation claims, the allowed claims will be satisfied in cash as part of the general unsecured claims. The pre-petition litigation claims of Verizon and AT&T will be satisfied in accordance with the Verizon Settlement Agreement and AT&T Settlement Agreement, respectively. Claims arising after the Petition Date were not discharged following emergence.

Priority Tax and Regulatory Claims

As of December 31, 2005, the Company has provided for an estimated liability for bankruptcy related priority tax and regulatory claims of $4.3 million, which is include as part of accrued reorganization costs. The Company is in the process of validating these outstanding tax claims, the majority of which represent estimated claims related to state tax audits under appeal. ATX estimates that the liability resulting from the reconciliation process with the various state taxing authorities ranges from $3.5 million to $4.5 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management of
ATX Communications, Inc.:

We have audited the accompanying consolidated statements of operations, shareholders’ deficiency, and cash flows of ATX Communications, Inc. for the period from January 1, 2005 to April 22, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of the operations and the cash flows of ATX Communications, Inc. for the period from January 1, 2005 to April 22, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 27, 2007

ATX COMMUNICATIONS, INC.
Consolidated Statement of Operations
for the Period from January 1, 2005 to April 22, 2005
(in thousands)

Revenues	$50,576
Costs and expenses
Operating	30,943
Selling, general and administrative	17,491
Depreciation	1,500

Total costs and expenses	49,934

Operating income	642
Other income (expense):
Other	(12)
Interest expense	(280)

Income from continuing operations before reorganization items and income taxes	350
Reorganization charges	(4,706)

Loss from continuing operations before income taxes	(4,356)
Income taxes	(71)

Loss from continuing operations	(4,427)
Loss from discontinued operations, net of taxes	(555)

Net loss	$(4,982)

See accompanying notes.

ATX COMMUNICATIONS, INC.
Consolidated Statement of Shareholders’ Deficiency
for the Period from January 1, 2005 to April 22, 2005
(in thousands, except share data)

	Common Stock		Additional	Accumulated	Treasury Stock
	Shares	Par	Paid- In Capital	Deficit	Shares	Amount	Total

Balance, January 1, 2005	30,004,000	$300	$1,030,048	$(1,335,432)	41,000	$(76)	$(305,160)
Net loss				(4,982)			(4,982)

Balance, April 22, 2005	30,004,000	$300	$1,030,048	$(1,340,414)	41,000	$(76)	$(310,142)

See accompanying notes.

ATX COMMUNICATIONS, INC.
Consolidated Statement of Cash Flows
for the Period from January 1, 2005 to April 22, 2005
(in thousands)

Operating activities
Net loss	$(4,982)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,002
Provision for losses on accounts receivable	1,414
Amortization of deferred financing costs	113
Non-cash reorganization items	997
Changes in operating assets and liabilities:
Accounts receivable	(861)
Other current assets	2,025
Other assets	(97)
Accounts payable and accrued expenses	2,867
Deferred revenue	(175)
Liabilities subject to compromise	(62)

Net cash provided by operating activities	3,241
Investing activities
Purchase of fixed assets	(1,608)

Net cash used in investing activities	(1,608)
Financing activities
Payment of capital lease obligations	(48)

Net cash used in financing activities	(48)

Net increase in cash and cash equivalents	1,585
Cash and cash equivalents at beginning of period	11,302

Cash and cash equivalents at end of period	$12,887

Supplemental disclosure of cash flow information
Cash paid for interest	$11
Cash paid for income taxes	348

See accompanying notes.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements

Note 1.	Organization and Business

ATX Communications, Inc. together with its subsidiaries, (“ATX” or the “Company”) is an integrated communications provider that offers customers a full range of communications services, including local and long distance telephone services, data and Internet services, web development, collocation and managed services. Additionally, the Company provides conference calling, travel services, enhanced fax and Web-based billing. The Company’s target market is small to medium sized enterprises located in the Mid-Atlantic region of the U.S. The Company does not rely on any one customer for a significant portion of its revenue. The Company considers all of its activities from continuing operations to be generated from a single operating segment.

On January 15, 2004 (the “Petition Date”), the Company and 31 of its wholly owned subsidiaries filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York. On March 10, 2004, one wholly owned subsidiary of the Company filed a voluntary petition for relief with the Court under Chapter 11. Pursuant to Bankruptcy Court orders dated January 15, 2004 and March 31, 2004, the 33 cases of the Company were being jointly administered under Case Number 04-10214. On April 13, 2005, the Bankruptcy Court confirmed the Company’s Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan of Reorganization”). The Plan of Reorganization became effective and the Company emerged from Chapter 11 on April 22, 2005 (the “Emergence Date”).

Pursuant to the terms of the Plan of Reorganization, Leucadia National Corporation (“Leucadia”) acquired the Company on the Emergence Date. Leucadia received 94.4% of the Company’s common stock in partial settlement of its bankruptcy claims.

Pursuant to a Stock Purchase Agreement dated as of June 26, 2006, by and among the Company, Leucadia, the minority stockholders of ATX and Broadview Networks Holdings, Inc. (“Broadview”), the shareholders of ATX agreed to sell their entire interests in the Company to Broadview for approximately $101 million, subject to working capital adjustments. The transaction closed on September 29, 2006 (the “Broadview Sale Date”).

Note 2.	Significant Accounting Policies

Basis of Financial Statement Preparation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company accounts and transactions have been eliminated in consolidation.

Except as described in Note 8 and as otherwise indicated throughout the notes to the consolidated financial statements, all income statement related disclosures pertain to the continuing operations of the Company.

The Company’s financial statements have been prepared in accordance with Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”. Pursuant to SOP 90-7, an objective of financial statements issued by an entity in Chapter 11 is to reflect its financial evolution during the proceeding. For that purpose, the financial statements for periods including and subsequent to filing the Chapter 11 petition should distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Certain expenses, realized gains and losses and provisions for losses not directly related to ongoing operations are reflected separately in the consolidated statement of operations as reorganization charges. Interest has not been accrued on the pre-petition debt subject to compromise subsequent to the Petition Date. The consolidated financial statements do not include accounts and transactions under the Company’s new basis of accounting, as discussed in Note 5, upon emergence.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: revenue and related allowances, allowance for doubtful accounts, accrued carrier costs, depreciation of fixed assets, income taxes, accrued and contingent liabilities, impairment charges, valuation of long-lived assets, valuation of goodwill and other intangible assets and allowable claims. Actual results could differ from those estimates. The Company evaluates and updates its assumptions and estimates on an ongoing basis and may engage outside specialists to assist in its evaluations.

Cash Equivalents

Cash equivalents are short-term highly liquid investments purchased with a maturity date of three months or less. Cash equivalents consist primarily of fully collateralized repurchase agreements, securities of the United States, and money market funds.

Fair Value of Financial Instruments and Concentration of Credit Risk

The Company’s financial instruments include cash and cash equivalents, trade accounts receivable, accounts payable, and long and short-term indebtedness. The carrying amount of the Company’s cash and cash equivalents, trade accounts receivable and accounts payable are deemed to approximate fair value because of their liquidity and short-term nature. The fair values of non-variable rate debt are estimated using quoted market prices and estimated rates, which would be available to the Company for debt with similar terms.

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and certificates of deposit and accounts receivable. The Company places its cash and cash equivalents and certificates of deposit with high quality financial institutions. Concentrations of credit risk with respect to most trade receivables are limited due to the large number of customers comprising the Company’s customer base.

Accounts Receivable and Allowance for Doubtful Accounts

The Company records its accounts receivable and related accruals based upon customer billings. The Company records estimated allowances for doubtful accounts receivable based on estimates of the collectibility of these receivables. These allowances were provided based on both the age of outstanding receivable balances and specifically identified risks. The Company considers current customer balances, customer payment histories, customer financial condition and economic conditions on a monthly basis to determine if additional allowances are required. Accounts receivable are considered delinquent when payment is not received within standard terms of sale and are charged off against allowances for doubtful accounts receivable when management determines that recovery is unlikely and the Company ceases its internal collection efforts. The Company charges finance fees to its delinquent customers, which it recognizes as income at the time the fees are collected. The Company also requires security deposits in the normal course of business if customers do not meet its criteria established for offering credit.

Fixed Assets

Fixed assets are assigned useful lives, which impact the annual depreciation expense. The assignment of useful lives involves significant judgments and the use of estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives are as follows, except for leasehold improvements for which the estimated useful lives are the term of the underlying lease, if shorter:

Operating equipment	3 to 5 years
Computer hardware and software	3 to 5 years
Other equipment	2 to 7 years

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

For the period from January 1, 2005 to April 22, 2005 depreciation expenses were $1,500,000, of which $156,000 were depreciation expenses for software costs. The Company has capital leases for certain of its equipment. Depreciation expense for equipment acquired through capital leases totaled $78,000 for the period from January 1, 2005 to April 22, 2005, of which $54,000 was included in discontinued operations.

Maintenance and repairs on fixed assets are expensed as incurred. Replacements and betterments, which increase the useful lives or functionality of the assets, are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected as a separate component on the consolidated statement of operations.

The Company incurs costs to increase the useful life and functionality of its network facilities. Internal and external labor costs directly related to these improvements are capitalized. Such capitalized costs were $46,000 for the period from January 1, 2005 to April 22, 2005.

The Company also includes in fixed assets, the costs incurred to develop software for internal use. Certain direct development costs and software enhancements associated with internal-use software are capitalized, including external direct costs of material and service, and internal labor costs devoted to these software projects under SOP 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use”.  Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. Such capitalized costs were $112,000 for the period from January 1, 2005 to April 22, 2005.

Impairment of Long-Lived Assets

In accordance with Financial Accounting Standards Board, (“FASB”), Statement of Financial Accounting Standards (“SFAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate, in management’s judgment, that the carrying amount may not be recoverable. In analyzing potential impairments, projections of future cash flows from the asset group are used to estimate fair value. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset group, a loss is recognized for the difference between the estimated fair value and carrying value of the asset group. The projections are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values.

Contingent Liabilities

The Company’s determination of the treatment of contingent liabilities is based on a view of the expected outcome of the applicable contingency. The Company’s legal counsel is consulted on matters related to litigation. Experts both within and outside the Company are consulted with respect to other matters that arise in the ordinary course of business. A liability is accrued if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable, under SFAS 5, “Accounting for Contingencies”.

Revenue Recognition

The Company recognizes revenue on telecommunications services in the period the services are provided. Revenue is recognized when persuasive evidence of a sales arrangement exists, services have been rendered, the sales price to the buyer is fixed or determinable and collection is reasonably assured. The Company records provisions against revenue based on estimates derived from factors that include, but are not limited to, historical results, analysis of credits issued and the likelihood of collection. The provisions against revenue are recorded as reductions of revenue.

The Company’s derives revenue principally by providing local telephone services, toll-related telephone services, Internet, data and web-related services to business customers. Local telephone services consist of local

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

dial tone, local calling and other custom calling features. Toll-related telephone services consist of long distance, international calls, toll free services and other related services. Internet, data and web-related services include high-speed dedicated Internet access, private line and frame relay services, web-hosting and co-location services. Customer telephone revenue is comprised of monthly recurring charges, usage charges and initial non-recurring charges. Monthly recurring charges include the fees paid by customers for facilities in service and additional features on those facilities. Usage charges consist of fees paid for the duration of calls made. Charges for services that are billed in advance are deferred and recognized over the period that services are provided.

Additionally, the Company derives revenue from other telecommunications carriers for interconnection charges, carrier access billing and reciprocal compensation. Carrier access billing is comprised of charges paid by inter-exchange carriers, competitive local exchange carriers and incumbent local exchange carriers for the origination and termination of inter-exchange toll and toll free calls. Reciprocal compensation is the charge paid by a local exchange carrier to complete calls on another local exchange carriers’ network. Carrier access billing and reciprocal compensation revenue is based on minutes of usage. Interconnection charges are monthly fees paid by a local exchange carrier for the use of certain network elements of another local exchange carrier. The rates for carrier access billing, reciprocal compensation and interconnection charges are established by interconnection agreements, federal and state regulations and other contractual arrangements, whether under tariffs or separate contracts.

For the period from January 1, 2005 to April 22, 2005, local telephone services, long distance telephone services and Internet, data and web-related services accounted for approximately 86% of the Company’s revenues. The Company’s revenues are concentrated principally in the states of Pennsylvania and New Jersey, which combined account for approximately 75% of the Company’s revenue.

Operating Costs

Operating costs includes direct costs of sales and network costs. Direct cost of sales includes the costs incurred with telecommunications carriers in order to render services to customers. Network costs include the costs of fiber and access, points of presence, repairs and maintenance, rent, utilities and property taxes of the telephone, Internet and data network, as well as salaries and related expenses of network personnel. Network costs are recognized during the month in which the service is utilized. The Company accrues for network costs incurred but not billed by the carrier.

The accrued costs are subsequently reconciled to actual invoices as they are received, which is a process that can take several months to complete. This process includes an invoice validation procedure that normally identifies errors and inaccuracies in rate and/or volume components of the invoices resulting in invoice disputes. It is the Company’s policy to adjust the accrual for the probable amount it believes will ultimately be paid on disputed invoices, a determination which requires significant estimation and judgment. Due to the number of negotiated and regulated rates, constantly changing traffic patterns, uncertainty in the ultimate resolution of disputes, the period of time required to complete the reconciliation and delays in invoicing by access vendors, changes in these estimates are expected.

Discontinued Operations

In accordance with SFAS 144, the Company classifies and reports separately assets and liabilities of operations held for sale when all of the following conditions are met: a formal plan for disposal has been authorized by management with proper authority, the operations to be disposed of are available for immediate sale in its present condition, an active program to sell the operations at a reasonable price has been initiated, the sale is expected to occur in one year, and it is unlikely that significant changes to the disposition plan will occur. Assets of operations held for sale are not depreciated or amortized, are recorded at the lower of their carrying amount or fair value less estimated costs to sell, and are separately presented in the consolidated balance sheet. The operating results of assets

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

held for sale that meet the requirements for discontinued operations presentations are separately reported as discontinued operations in the consolidated statement of operations.

Advertising Expense

The Company charges the cost of advertising to expense as incurred. Advertising costs for the period from January 1, 2005 to April 22, 2005 were $152,000.

Income Taxes

The Company provides for income taxes in accordance with SFAS 109, “Accounting for Income Taxes”.  SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. The future benefit of certain tax loss carryforwards and the future deduction is recorded as an asset and a valuation allowance is provided if, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Stock-Based Compensation

The Company’s employees participated in the ATX stock option plan. The Company applies Accounting Principles Board Opinion (“APB”) 25, “Accounting for Stock Issued to Employees” and related interpretations. When applying APB 25, compensation expense for compensatory plans is measured based on “intrinsic value” (i.e., the excess of the market price of the stock over the exercise price on the measurement date). Under the intrinsic value method, compensation is determined on the measurement date; that is, the first date on which both the number of shares the employee is entitled to receive and the exercise price, if any, are known. Compensation expense, if any, generally is recognized over the equity award’s vesting period. Compensation expense associated with awards that immediately are vested or attributable to past services is recognized when granted. The Company did not issue any stock options during the period from January 1, 2005 to April 22, 2005 nor were any previously granted stock options exercised. All of the Company’s outstanding options were fully vested in 2004. All of the Company’s outstanding stock options were canceled as of the Emergence Date.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29”, which is effective for fiscal periods beginning after June 15, 2005. SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS 153 is not expected to have any material effect on the Company’s consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation (“FIN”) 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143”. FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a legal obligation to perform asset-retirement activities that are conditional on a future event if the liability’s fair value can be reasonably estimated. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005, with earlier application permitted. The adoption of FIN 47 is not expected to have any material impact on the Company’s consolidated financial statements.

In April 2005, the Securities and Exchange Commission amended the effective date of SFAS 123R, “Share-Based Payment”, from the first interim or annual period after June 15, 2005 to the beginning of the next

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

fiscal year that begins after June 15, 2005. SFAS 123R requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. That cost will be recognized as an expense over the vesting period of the award. Pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. In addition, the Company will be required to determine fair value in accordance with SFAS 123R. The adoption of SFAS 123R is not expected to have any material impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3”, which is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 applies to all voluntary changes in accounting principles, and changes the accounting and reporting requirements for a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless doing so is impracticable. The adoption of SFAS 154 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a “more likely than not” threshold for financial statement recognition and measurement of a tax position taken or expected to taken in a tax return. This Interpretation also provides guidance on other topics related to accounting for income tax assets and liabilities, interest and penalties associated with tax positions and income taxes in interim periods as well as income tax disclosures. This interpretation is effective as of January 1, 2007. The Company is currently evaluating FIN 48 and the related impact on the Company’s financial position and results of operations.

Note 3.	Certain Risks and Uncertainties

Competition

The telecommunications industry is highly competitive, and is impacted by regulatory changes, product substitution, technological advances, excess network capacity and the entrance of new competitors. Competition for products and services is based on price, quality, network reliability, service features and responsiveness to customers’ needs.

The Company faces competition from regional Bell operating companies such as Verizon and AT&T, Inc. (“AT&T”) formerly SBC Communications, Inc., as well as other providers of wireline telecommunications services, wireless telephone companies and Voice-over-Internet Protocol (“VoIP”) providers. In the local telephone markets, the Company’s principal competitor is the Incumbent Local Exchange Carrier (“ILEC”), which is usually Verizon. Verizon is also the Company’s principal supplier of telecommunications services. Services purchased from Verizon presently account for approximately 60% of the Company’s total operating costs. Wireless telephone companies have been taking market share from providers of wireline voice communications. Cable television companies that offer high-speed Internet access are expanding their offerings to voice based telephone services.

The Company, which is known as a Competitive Local Exchange Carrier (“CLEC”), would not be able to provide existing local services to its customers without the right and ability to purchase telecommunications services from the ILEC at reasonable rates. Many facilities-based CLECs have committed substantial resources to building their networks or to purchasing other industry participants with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs or long distance carriers, a provider can offer a single source for local and long distance services similar to those offered by the Company. Many of the Company’s competitors have substantially greater financial, personnel and other resources, with greater flexibility and a lower relative cost structure than the Company. The completion of large mergers within the telecommunications industry during the past several years could result in improved cost structures for the Company’s competitors, which could result in competitors offering lower prices.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 3.	Certain Risks and Uncertainties (continued)

Government Regulation

The Company is subject to significant federal, state and local laws, regulations and orders that affect the rates, terms and conditions of certain of its service offerings, its costs and other aspects of its operations. Regulation of the telecommunications industry varies from state to state, and changes in response to technological developments, competition, government policies and judicial proceedings. The Company cannot predict the impact, nor give any assurances about the materiality of any potential impact, that such changes may have on its business or results of operations, nor can it guarantee that regulatory authorities will not raise material issues regarding its compliance with applicable laws and regulations.

The Federal Communications Commission (“FCC”) has jurisdiction over the Company’s facilities and services to the extent those facilities are used to provide interstate telecommunications services. State regulatory commissions generally have jurisdiction over facilities and services to the extent the facilities are used in intrastate telecommunications services. Generally, the FCC and state commissions do not regulate Internet, video conferencing or certain data services, although the underlying telecommunications services components of such offerings may be regulated in some instances.

The implementation of the Telecommunications Act of 1996 (the “Telecom Act”), the emergence of new technologies and the financial distress of many in the telecommunications industry have involved numerous industry participants, including the Company, in disputes, lawsuits, proceedings and arbitrations before state and federal regulatory commissions, private arbitration organizations, and federal and state courts. These issues include the interpretation and enforcement of existing interconnection agreements, the terms of new interconnection agreements, inter-carrier compensation, access rates applicable to different categories of traffic, the jurisdiction of traffic for inter-carrier compensation purposes, the services and facilities available to the Company, the price that the Company will pay for those services and facilities and the regulatory treatment of new technologies and services. The Company anticipates that it will continue to be involved in various disputes, lawsuits, arbitrations and proceedings over these and other material issues, although no material litigation is currently pending. The Company anticipates that further legislative initiatives and regulatory rulemaking will occur, on the federal and state levels, as the industry deregulates and as the Company enters new markets or offers new products. Rulings adverse to the Company, adverse legislation, new regulations or changes in governmental policy on issues material to the Company could have a material adverse effect on the Company’s financial condition or results of its operations.

As a CLEC, the availability of services and facilities purchased from ILECs and the rates ILECs can charge have a significant impact on ATX’s profitability. The enactment of the Telecom Act enabled the Company to purchase ILEC services at favorable rates; however, certain subsequent regulatory action has resulted in more flexibility for ILECs in determining what products and services it provides and the rates it can charge. In certain instances, regulatory action is shifting the determination of these rates from regulatory jurisdiction towards commercial negotiation between the parties, generally resulting in ILEC price increases. Future regulatory changes could have an adverse impact on the Company’s ability to sell its products, to sell its products at a competitive price or to acquire the services it needs at a cost effective rate. In addition, the Company incurs substantial expenses complying with various local, state and federal regulations.

Note 4.	Voluntary Reorganization under Chapter 11

Bankruptcy Proceedings

On January 15, 2004, the Company filed a voluntary petition for relief under Chapter 11. The Company remained in possession of its respective assets and properties, and continued to operate its respective business, as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, as a debtor-in-possession, the Company was authorized to continue

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

to operate its business and maintain its properties while in Chapter 11, although the Company was precluded from engaging in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

Under Section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against the Company, including most actions to collect pre-petition indebtedness or to exercise control over property of the Company’s bankruptcy estate.

Pursuant to Section 365 of the Bankruptcy Code, the Company assumed or rejected certain executory contracts and unexpired leases during the pendency of its cases, including leases of real property. In general, claims arising from the rejection of an unexpired lease or executory contract are treated as pre-petition claims (liabilities subject to compromise). Counter parties to rejected contracts or leases were permitted to file proofs of claim against the Debtors for damages relating to such rejection within the time period required by the Plan of Reorganization.

The United States Trustee for the Southern District of New York appointed an official committee of unsecured creditors (the “Creditors’ Committee” or “UCC”) in the Company’s cases. On May 14, 2004, the UCC filed a Motion of the Official Committee of Unsecured Creditors to Dismiss the Company’s Bankruptcy Case or, in the Alternative, for the Appointment of a Chapter 11 Trustee (the “Dismissal/Trustee Motion”). The UCC adjourned this Dismissal/Trustee Motion without return date on July 15, 2004. Pursuant to the Plan of Reorganization, the Dismissal/Trustee Motion was deemed dismissed with prejudice upon the occurrence of the Emergence Date.

On April 13, 2005, the Bankruptcy Court confirmed the Company’s Plan of Reorganization. The Plan of Reorganization became effective in accordance with its terms on April 22, 2005. Pursuant to the Plan of Reorganization, except as otherwise provided in the Plan of Reorganization or in the order confirming the Plan of Reorganization, all claims against the Company and equity interests in the Company were discharged and terminated, and all holders of claims and equity interests are precluded and enjoined from asserting against the reorganized company, or any of its assets or properties, any other or further claim or equity interest based on any act, failure to act, error, omission, transaction, occurrence or other event or activity of any kind or nature that arose or occurred prior to the Emergence Date. A summary of the significant provisions of the Plan of Reorganization is set forth below:

The historical common shares, preferred equity shares, stock options and warrants, collectively referred to as Old Common Stock and Other Equity Interests, of the Company were cancelled.

The Company was acquired by Leucadia National Corporation (“Leucadia”) upon the issuance of 850,000 shares (94.4%) of common stock, referred to as New Common Stock, to partially settle Leucadia’s claims. In addition, the Company issued 50,000 shares to certain executive officers pursuant to Management Transition Arrangements (Note 11).

All debt securities of the Company were settled and cancelled.

Unexpired leases and executory contracts of the Company were accepted or rejected.

The Company entered into a $55 million Term Loan due 2010 bearing interest at 10% per annum. $25 million of the note issued under the Leucadia Term Loan was issued in partial settlement of Leucadia’s pre-petition claims and $30 million was issued as an exit facility. The exit facility was used to fund certain payments due under the Plan of Reorganization, repay a $5 million DIP Loan (Note 9) received from Leucadia prior to emergence and fund the business operations of the Company.

The Company issued $2 million in 7% Subordinated Promissory Notes due 2008.

Pursuant to a settlement agreement with Verizon, the Company made a payment of $16.5 million to Verizon to assume certain executory contracts and other agreements.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

Pursuant to a settlement agreement with AT&T, the Company was required to sell or shutdown certain of its Midwest CLEC operations and AT&T would receive 45% of the net proceeds from this sale.

Plan of Reorganization

The following briefly summarizes the classification and treatment of claims and equity interests under the Plan of Reorganization.

Claims of Unimpaired Classes — estimated to be fully recoverable

Administrative expenses and other priority claims, secured tax claims, other secured claims and customer claims are to be paid in cash.

Obligations incurred in the ordinary course of business after the Petition Date or approved by the Bankruptcy Court will be paid in full when due.

Claims of Impaired Classes — estimated recovery of less than 100%

Convenience claims are to be settled by cash payments of 15% of the allowed claim amount.

General unsecured claims, excluding AT&T and Verizon, shall receive a pro-rata share of $7 million in cash, plus an amount equal to 8% of the net proceeds, if any, in excess of $3.5 million received by the Debtors in respect of any avoidance actions, after payment of all costs of prosecution, settlement and collection, including reasonable attorney’s fees and costs. Verizon has waived its right to receive any distribution in respect to its general unsecured claim, unless and until the other holders of general unsecured claims have received distributions under the Plan of Reorganization equal to 15% of the allowed amount of such claims, at which time, Verizon shall be entitled to share in any additional distributions available for holders of general unsecured claims, on a pro-rata basis. AT&T shall receive its distributions pursuant to its settlement agreement and not from the cash amount established for the holders of the general unsecured claims.

Leucadia’s pre-petition claims are to be satisfied by the issuance of a $25 million note under the Leucadia Term Loan and 850,000 shares of New Common Stock.

Claims of Impaired Classes — receiving no compensation

Subordinated claims, Old Common Stock and Other Equity Interests in ATX and equity interests in securities litigation claims will receive no distribution.

Pursuant to the Plan of Reorganization, the Company was required to restrict $8,211,000 in cash as of the Emergence Date for the purpose of paying the general unsecured claims and certain administrative expenses.

Liabilities subject to compromise

Liabilities classified as “Liabilities subject to compromise” reflected the Company’s estimate of pre-petition claims against the Debtors. The Debtors notified all known claimants subject to the bar date of their right to file certain proofs of claim against the Debtors’ estates. A bar date is the date by which claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 cases. The Bankruptcy Court set May 24, 2004 as the bar date for proofs of claim relating to pre-petition amounts owed by the Debtors to any person or entity (other than a governmental unit). The Bankruptcy Court also established July 13, 2004 as the bar date for such claims of governmental units. Differences between liability amounts estimated by the Company and claims filed by creditors are investigated, and the Bankruptcy Court will make a final determination of the allowable claim.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

As permitted under the Bankruptcy Code Section 365 and/or pursuant to the Plan of Reorganization, the Company has rejected certain of its pre-petition contracts and leases. The Debtors calculated their Liabilities subject to compromise to the unsecured creditors affected by these lease/contract rejections.

Reorganization Charges

The financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Certain expenses, realized gains and losses and provisions for losses not directly related to ongoing operations are reflected separately in the consolidated statement of operations as reorganization charges. Reorganization charges for the period from January 1, 2005 to April 22, 2005 consisted of the following (in thousands):

Professional fees	$3,064
Severance and related charges	1,088
Circuit termination charges	465
Trustee fees	89

$4,706

Note 5.	Fresh-Start Reporting / Leucadia Acquisition — Unaudited

Pursuant to the Plan of Reorganization, Leucadia acquired the Company on the Emergence Date. In accordance with SOP 90-7 and SFAS No. 141, “Business Combinations”, the Company adopted fresh-start reporting and completed its purchase accounting, concurrently, as of the close of business on the Emergence Date. The purchase accounting required under SFAS 141 is substantially identical to the accounting required for fresh-start reporting. The Company engaged an independent third party valuation specialist to assist in the determination of the Company’s reorganized value as defined in SOP 90-7 as well as the fair value of its identifiable intangible assets and fixed assets as of the Emergence Date. In applying fresh-start reporting, the Company followed these principles:

The reorganized value of the entity was allocated to the entity’s assets in conformity with the procedures specified by SFAS No. 141, “Business Combinations”.

Each liability existing as of the Emergence Date, other than deferred taxes, has been stated at the present value of the amounts to be paid, determined by appropriate current interest rates. Deferred revenue was adjusted to reflect the fair value of future costs of contractual performance obligations.

Deferred taxes were reported in conformity with applicable income tax accounting standards, pursuant to SFAS No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the reorganized assets and liabilities.

Changes in existing accounting principles that otherwise would have been required in the consolidated financial statements of Reorganized ATX within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

Fixed assets were recorded at their fair value and all of the historical accumulated depreciation was eliminated.

Reorganization Value

The Company determined an overall reorganization value as well as the reorganization value of its continuing and discontinued operations, together with the financial advisor, using valuation methods including: (i) the market approach, which measures fair value by examining transactions in the marketplace involving the sale

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting / Leucadia Acquisition — Unaudited (continued)

of stocks of similar but publicly traded companies, or the sale of entire companies engaged in operations similar to those of the subject and (ii) the discounted cash flow method of the income approach, which recognizes that the current value of an investment is premised upon the receipt of future economic benefits. These analyses are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control.

The assumptions used in the calculations for the discounted cash flow analysis regarding projected revenue, costs and cash flows for the period 2005 — 2008 were determined by the Company’s management based upon their best estimate at the time the analysis was performed. The estimates and assumptions used are inherently subject to uncertainties and contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions and values reflected in the valuations will be realized, and actual results could vary materially.

The reorganized enterprise value of the Company was determined to be approximately $58.1 million. The equity value was $1.3 million, which represents the enterprise value of $58.1 million less $56.8 million of post-emergence debt. The post emergence debt includes the Leucadia Term Loan and the 7% Subordinated Promissory Notes. The fair value of the Company’s discontinued operations classified as held for sale was determined to be $13.2 million. The fair value of the Company’s goodwill was determined to be $5.8 million after specifically allocating its reorganized enterprise value to its assets and liabilities. This goodwill is not deductible for tax purposes.

Fixed Assets

The Company’s fixed assets were valued based on a combination of the cost approach, sales comparison approach, and income capitalization approach. The fair value of the Company’s fixed assets was determined to be $17.1 million.

Identifiable Intangible Assets

The Company’s intangible assets consisting of its customer base, software, trademarks and non-compete arrangements were valued as follow:

Customer Relationships — The Company’s customer base is comprised of the subscribers to the Company’s various telecommunications services. An income approach was utilized to value the customer base. The fair value of the customer relationships was determined to be $10.9 million. Customer relationships will be amortized on an accelerated basis over seven years.

Software — The Company’s existing software was valued utilizing estimates of the costs that would be incurred if the Company’s existing software had to be purchased and modified as necessary. The fair value of the software was determined to be $5.1 million. Software will be amortized on a straight-line basis over five years.

Trademarks — The Company’s trademarks were valued using a variant of the income approach, referred to as the relief — from — royalty method. The fair value of the trademarks was determined to be $2.6 million. Trademarks will be amortized on a straight-line basis over ten years.

Non-compete Arrangements — The Company has non-compete arrangements with its former CEO and former CFO stemming from Management Transition Agreements entered into by and between the Company and its former CEO and former CFO on the Emergence Date. The value of the non-compete arrangement of $850,000 was established by the payments to be made by the Company to its former CEO and former CFO under the agreements. The non-compete arrangements will be amortized on a straight-line basis over two years.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting / Leucadia Acquisition — Unaudited (continued)

Tax Attribute Reduction

The ability of the Company to use its net operating losses, referred to as NOL carryforwards, and other tax attributes is subject to statutory and other limitations after the Emergence Date. One such limitation is the required reduction of certain tax attributes due to the cancellation of indebtedness. The United States Treasury Department and the Internal Revenue Service (“IRS”) have issued regulations that provide for tax attribute reduction when the debt of a member of a consolidated group is forgiven. Following the attribute reduction rules, the Company eliminated $227.2 million of its federal NOL and $8 million of capital loss carryforwards. In addition the Company has eliminated the majority of its state NOL carryforwards. The other limitation in the Company’s future ability to utilize any remaining NOL carryforwards occurred when it emerged from bankruptcy and will be limited by Internal Revenue Code Section 382. The maximum amount of NOL carryforwards the Company can use after the Emergence Date is $10.1 million. These remaining federal NOL carryforwards will expire in various amounts through 2024 and the capital loss carryforwards expired April 22, 2005.

Additionally, as a result of the application of the attribute reduction rules, the Company reduced its tax basis in non current assets (including property, plant and equipment, intangibles and other long-term assets) by approximately $1.3 million.

Note 6.	Verizon Settlement Agreement

On January 25, 2005, the Company and Verizon entered into a Comprehensive Settlement Agreement (the “Verizon Settlement Agreement”) providing for the compromise and settlement, except as otherwise expressly set forth in the Verizon Settlement Agreement, of any and all litigation and all other claims among such parties arising prior to the date of the Verizon Settlement Agreement, all pursuant to the terms and subject to the conditions set forth in the Verizon Settlement Agreement. In addition to the settlement of such litigation and claims, the Verizon Settlement Agreement provides for, among other things, the assumption or termination by the Company of certain interconnection agreements and other contracts and arrangements provided under tariffs pursuant to which Verizon provides and/or furnishes certain services and facilities to or for the benefit of the Company.

In connection with the assumption of certain of its agreements with Verizon, the Company was required to (a) make a payment to Verizon in the amount of $16.5 million, (b) allow the balance of Verizon’s general unsecured claim in the aggregate amount of $37.5 million and (c) sell certain of its operations in the states of New York and Massachusetts within 90 days of the Effective Date. The Bankruptcy Court approved the Verizon Settlement Agreement in connection with the confirmation of the Plan of Reorganization.

On the Emergence Date, the Company made an irreversible election to provide Verizon with irrevocable letters of credit to secure payment in full for all post-confirmation Verizon charges Leucadia issued the letters of credit to Verizon on behalf of the Company. The letters of credit, which totaled $14,700,000, were initially in an amount equal to three times the average monthly post confirmation Verizon charges. The letters of credit are subject to readjustments as set forth in the Verizon Settlement Agreement. On April 22, 2006, the letters of credit were readjusted to $7.8 million. On the Broadview Sale Date, Broadview issued the letters of credit to Verizon in place of Leucadia.

Note 7.	AT&T Settlement Agreement

On January 24, 2005, the Company and AT&T along with several of its subsidiaries, entered into a Comprehensive Settlement Agreement (the “AT&T Settlement Agreement”) providing for the compromise and settlement, except as otherwise expressly set forth in the AT&T Settlement Agreement, of any and all litigation and all other claims among such parties arising prior to the date of the AT&T Settlement Agreement, all pursuant to the terms and subject to the conditions set forth in the AT&T Settlement Agreement.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 7.	AT&T Settlement Agreement (continued)

In addition to the settlement of such litigation and claims, the AT&T Settlement Agreement provided for, among other things, the disposition by the Company of its Midwest CLEC. AT&T received 45% of the net proceeds of the sale of the Midwest operations in satisfaction of AT&T’s claims against the Company. AT&T is entitled to the same pro rata distribution as the other holders of the allowed general unsecured claims if 45% of the net proceeds of the sale, divided by AT&T’s allowed general unsecured claim of $30 million, is less than the pro rata distribution to the general unsecured claim holders. The Bankruptcy Court approved the AT&T Settlement Agreement in connection with the confirmation of the Plan of Reorganization.

Note 8.	Discontinued Operations

Midwest CLEC

Pursuant to the AT&T Settlement Agreement, the Company was required to use its best efforts to consummate a sale of its Midwest CLEC. The Midwest CLEC provided CLEC products and services to end-user customers in the Midwest region of the United States. Immediately, upon execution of the AT&T Settlement Agreement, the Company began marketing the Midwest CLEC for sale. The results of operations of the Midwest CLEC have been reported as discontinued operations in the statements of operations in accordance with SFAS 144.

On August 1, 2005, the Company and First Communications, LLC (“FirstComm”) entered into an Asset Purchase Agreement (“FirstComm Agreement”) for the sale of the Midwest CLEC. In accordance with the FirstComm Agreement, FirstComm purchased substantially all of the operating assets and liabilities of the Midwest CLEC for $6 million in cash, subject to adjustment for the payment of Ohio property taxes and changes in working capital. The transaction closed on September 14, 2005, at which time the Company received a net cash payment of approximately $3.8 million. At closing, FirstComm also paid approximately $2.1 million to AT&T on behalf of the Company pursuant to the AT&T Settlement Agreement.

CoreComm New York

Pursuant to the Verizon Settlement Agreement, the Company was required to sell or close down certain of the operations of CoreComm New York, Inc. (“CoreComm NY”) in the state of New York within 90 days of the Emergence Date. Upon execution of the Verizon Settlement Agreement, the Company began marketing CoreComm NY operations for sale. On April 12, 2005, the Company entered into an asset purchase agreement to sell the CoreComm NY assets for approximately $200,000. The Company completed the sale during August 2005. The results of operations of CoreComm NY have been reported as discontinued operations in the statements of operations in accordance with SFAS 144.

Voyager

During April 2005, the Company commenced a process to actively market the sale of its subsidiary, CoreComm-Voyager, Inc. and certain other subsidiaries, collectively Voyager. The results of operations of Voyager have been reported as discontinued operations in the statements of operations in accordance with SFAS 144. Voyager is an Internet service provider, which primarily provided dial-up and high-speed data services to consumers and small business enterprises located in the Great Lakes region of the United States. The Company has included all Voyager’s revenues and expenses in discontinued operations in the consolidated statement of operations.

On November 29, 2005, the Company and CoreComm Internet Services, Inc. (CIS) entered into an Asset Purchase Agreement for the sale of substantially all of the operating assets and liabilities of Voyager. The purchase price was $9.2 million, $1 million of which was paid in cash and $8.2 million, of which was in the form of two notes receivable secured by substantially all of the assets of CIS, including those purchased by CIS from Voyager. The first note receivable is in the amount of $7 million and is payable over 24 months at an interest rate of 10%

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 8.	Discontinued Operations (continued)

commencing in February 2006. The second note receivable is for $1.2 million and is payable in a single payment without interest. The notes are due in February 2008. The Company recorded a discount of $227,000 on the second note receivable based on an effective interest rate of 10%. Additionally, the owner of CIS, personally guaranteed the loans up to $1 million. The transaction closed on December 7, 2005.

The combined operating results of the Company’s discontinued operations for the period from January 1, 2005 to April 22, 2005 are as follows (in thousands):

Revenues	$23,164
Costs and expenses
Operating	15,758
Selling, general and administrative	7,395
Depreciation	502

Total costs and expenses	23,655

Operating loss	(491)
Other expenses	(60)

Loss before income taxes	(551)
Income taxes	(4)

Net loss	$(555)

Note 9.	Indebtedness

Post-petition Term Loan

On September 15, 2004, the Bankruptcy Court approved an order authorizing the Company to enter into a Post-Petition Term Loan Agreement (“DIP Agreement”) with Leucadia. On October 8, 2004, the Company borrowed $5,000,000, the maximum amount available under the DIP Agreement. The advance under the DIP Agreement was fully due and payable at the Termination Date (as defined in the DIP Agreement), which is the earlier of: (a) the date 180 days from the closing date; (b) the effective date of an approved Plan of Reorganization (as defined in the DIP Agreement); (c) the acceleration of the loans by Leucadia in accordance with certain conditions under the DIP Agreement or (d) the completion of the sale or liquidation of the Debtors or substantially all of their assets. Leucadia extended the Termination Date to April 22, 2005. Interest was calculated on the daily outstanding principle balance of the loan at a rate of 10% per annum and was payable on the Termination Date. The Company was required to pay a closing commitment fee of $150,000, which was payable in full on the Termination Date. The closing commitment fee and other fees totaling $76,000 were recorded as deferred financing costs and were amortized to interest expense over 180 days. The Company recorded amortization expense of $113,000 during the period from January 1, 2005 to April 22, 2005. The Debtors were subject to certain financial and non-financial covenants as set forth in the DIP Agreement. The Company maintained compliance with all of its covenants. The loans were secured by substantially all of the Debtors’ assets. The Company repaid the loans, including accrued interest of $274,000 and the closing commitment fee on the Emergence Date.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 9.	Indebtedness (continued)

Pre-petition Debt

As of the Petition Date, the Company had the following debt obligations and related accrued interest outstanding (in thousands):

Senior secured credit facility	$170,023
10.75% unsecured convertible PIK notes	20,023
6% convertible subordinated notes	4,974

Total pre-petition indebtedness	$195,020

No interest expense related to pre-petition debt has been accrued following the Petition Date. If the Company had recorded interest expense on the basis of the amounts it was contractually required to pay, additional interest of $7,271,000 would have been recorded for the period from January 1, 2005 to April 22, 2005.

Senior Secured Credit Facility

The senior secured credit facility provided for both a term loan facility and a revolving credit facility. The aggregate amount available was $156.1 million, of which the term loan facility is $106.1 million and the revolving credit facility is $50 million. The entire amount available under the senior secured credit facility had been borrowed. The senior secured credit facility was collateralized by substantially all of the Company’s assets. Prior to the bankruptcy filing, the senior secured credit facility was to be repaid in quarterly installments commencing on February 2, 2004 with a final maturity on September 22, 2008.

Prior to the Petition Date, the loans accrued interest at a rate of 5.5% per annum plus the base rate, which was the higher of the prime rate or the federal funds effective rate plus 0.5% per annum. This rate was 9.5% as of the Petition Date. As a result of its bankruptcy filing, the Company did not accrue interest on the outstanding principal subsequent to January 15, 2004 in accordance with SOP 90-7.

On December 19, 2003, Leucadia purchased of all of the Company’s obligations under the senior secured credit facility, including interest accrued thereon, for $25,000,000. Leucadia filed a secured pre-petition claim in the Company’s bankruptcy proceedings of $170,023,000, which was satisfied on the Emergence Date through the issuance of a $25 million note under the Leucadia Term Loan and 850,000 shares of common stock. The loans were cancelled as of the Emergence Date.

6% Convertible Subordinated Notes

As of the Petition Date, the Company’s obligations included $4,358,000 aggregate principal amount 6% Convertible Subordinated Notes, which were originally due October 1, 2006. Interest was payable semi-annually on April 1 and October 1 of each year. As a result of the Company’s bankruptcy filing, as of January 15, 2004, the Company ceased accruing interest on the outstanding notes in accordance with SOP 90-7. These notes were cancelled as of the Emergence Date and the note holders’ bankruptcy claims were satisfied as part of the general unsecured claims.

10.75% Unsecured Convertible PIK Notes.

In April 2001, the Company issued $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011 (“PIK Notes”). Interest on the PIK notes was payable semi-annually on October 15 and April 15 of each year. The interest was payable in kind by the issuance of additional unsecured convertible notes in principal amount equal to the interest payment that was then due. As of the Petition Date, the Company ceased accruing interest on the outstanding notes in accordance with SOP 90-7. These notes were

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 9.	Indebtedness (continued)

cancelled as of the Emergence Date and the note holders’ bankruptcy claims were satisfied as part of the general unsecured claims.

Leucadia Term Loan

On the Emergence Date, the Company entered into a $55 million Term Loan with Leucadia (Note 4), of which $25 million went to satisfy a portion of Leucadia’s pre-petition secured claim, and $30 million was used to fund certain payments due under the Plan of Reorganization, repay the Post-petition Term Loan and fund the business operations of the Company. The Leucadia Term Loan and accrued interest thereon of $5,451,000 was repaid in full on the Broadview Sale Date.

7% Subordinated Promissory Notes

In order to fund certain cash distributions required to be made pursuant to the Plan of Reorganization, The Company issued 7% Subordinated Promissory Notes (“Promissory Notes”) with a principle amount of $2,000,000. Certain bankruptcy professionals accepted the Promissory Notes as compensation for a portion of the services performed by those professionals through November 30, 2004 in lieu of receiving cash compensation. Additionally, certain former directors and officers of the Company also purchased these Promissory Notes. The Promissory Notes and accrued interest thereon of $206,000 were repaid in full on the Broadview Sale Date.

Note 10.	Leases

The Company maintains leases for office space, network facilities, vehicles and equipment, which extend through 2011. Total rent expense for the period from January 1, 2005 to April 22, 2005 under operating leases was $1,112,000. Future minimum annual lease payments under noncancellable operating leases as of the Emergence Date are as follows:

			Future
	Lease Obligations		Minimum
	Real Estate	Other	Payments
	(in thousands)

April 23, 2005 to December 31, 2005	$2,345	$11	$2,356
2006	3,371	2	3,373
2007	3,323	—	3,323
2008	2,736	—	2,736
2009	2,012	—	2,012
2010	1,859	—	1,859
2011	151	—	151

Note 11.	Related Party Transactions

Management Transition Agreements

On the Emergence Date, the Company entered into Transition Agreements with Mr. Gravina and Mr. Peterson, the Company’s then Chief Executive Officer and Chief Financial Officer, respectively. The Transition Agreements provided for: i) their resignation as executive officers and directors with the Company, ii) for the appointment of Mr. Gravina as the non-executive Chairmen of the Board of Reorganized ATX and iii) for the appointment of Mr. Peterson as a non-executive Senior Advisor. Pursuant to the Transition Agreements, Mr. Gravina and Mr. Peterson served in these positions for a period of one year from the Emergence Date. Mr. Gravina and Mr. Peterson received base salaries of $437,500 and $375,000, respectively, and were entitled to participate in health, insurance, retirement and other benefits provided to other senior executives of the Company. Additionally,

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 11.	Related Party Transactions (continued)

Mr. Gravina and Mr. Peterson were also granted 30,000 and 20,000 common shares, respectively, under the Management Restricted Stock Plan.

Pursuant to the Transition Agreements, the Company was also required to make payments to Mr. Gravina and Mr. Peterson in the amount of $425,000, of which $212,500 was paid on April 22, 2005 by cash payments of $102,500 and $127,500 and the issuance of 7% Promissory Notes with a face value of $154,000 and $129,000 to Mr. Gravina and Mr. Peterson, respectively. The remaining $212,500 was paid in equal monthly installments through April 2006. In consideration of these payments, Mr. Gravina and Mr. Peterson have agreed to certain non-compete provisions.

Separation and Consulting Agreement

On March 24, 2005, the Company entered into a Separation and Consulting Agreement (“Separation Agreement”) with Mr. Holt, the Company’s former Senior Vice President — Chief Counsel for Law & External Affairs & Secretary. In consideration of Mr. Holt providing services to the Company through July 15, 2005 in connection with its reorganization process, the Company agreed to pay Mr. Holt $275,000 payable in up to four installments. All payments under the Separation Agreement were made as of May 4, 2005.

Transactions with Directors

On the Emergence Date, the three non-executive directors of the Company purchased the 7% Promissory Notes of Reorganized ATX with a face amount of $433,000 for $268,000 in cash and $68,000 in their accrued but unpaid directors fees earned in the performance of services as directors of the Company.

Transactions with Entities Related to Michael Karp

The Company leased a network facility from an entity controlled by Mr. Karp, an individual who owned approximately 34% of the outstanding shares of the Company’s common stock. Rent and utility expenses for this lease for the period from January 1, 2005 to April 22, 2005 was $218,000. The Company provided telephone services to entities controlled by Mr. Karp for whom the Company billed $24,000 for the period from January 1, 2005 to April 22, 2005.

Dividend to Leucadia

On September 29, 2006, prior to closing of the sale of ATX to Broadview, the Company issued a dividend to Leucadia. The dividend consisted of the notes and interest receivable from CIS, as discussed in Note 8, which totaled $5,930,000 as of September 29, 2006.

Note 12.	Employee Benefit Programs

401(k) Plan

The Company sponsors a 401(k) plan in which all full-time employees who have completed 90 days of employment and are 21 years of age may participate. The Board of Directors determines the Company’s matching contribution annually. Participants may make salary deferral contributions of 1% to 25% of their compensation not to exceed the maximum allowed by law. The expense for the period from January 1, 2005 to April 22, 2005 was $65,000.

Midwest CLEC Retention Bonus Program

In connection with the disposal of the Company’s Midwest CLEC, the Company established a retention bonus program for initially 42 employees that support the operations of the Midwest CLEC. Under the retention

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 12.	Employee Benefit Programs (continued)

program, the Company was required to pay a bonus to employees who maintain employment through December 31, 2005 (“Termination Date”) at the earlier of the first regular pay period following (a) the Termination Date; or (b) thirty days following the completion of the sale of the Midwest CLEC. In the event that an employee ceased to be employed by the Company prior to the Termination Date due to (a) resignation; or (b) termination for cause, the employee was not entitled to receive the retention bonus. The Company estimated the fair value of the liability as of the Termination Date to be $365,000 and accrued the liability at that time.

Key Employee Severance Program

Pursuant to the Plan of Reorganization, the Company established the Key Employee Severance Program (“KESP”), which became effective on the Emergence Date. The KESP was established to provide cash severance payments to certain employees of the Company in the event their jobs are terminated within one year from the Effective Date. The KESP is administered by the Company’s Board or such other person as designated by the Board. The plan administrator has full authority under the KESP to control and manage the operation and administration of the KESP and to make all determinations of eligibility for severance under the KESP.

The total amount of severance pay available to an employee under the KESP is based upon a base severance amount multiplied by a severance multiplier. The base severance amount is equal to the employee’s monthly base salary, as in effect immediately prior to termination plus the employee’s average monthly commissions, as applicable. On March 31, 2006, the Company’s Board extended the KESP to critical employees of the Company through April 23, 2007.

Note 13.	Shareholders’ Equity

Common Stock

Pursuant to the Plan of Reorganization as of the Emergence Date, the Company’s common shares, preferred equity shares, stock options and warrants were cancelled. The Articles of Incorporation of ATX authorized 1,000,000 shares of $0.01 par value common stock for issuance. As of the Emergence Date, The Company issued 850,000 shares of common stock to settle a portion of Leucadia pre-petition secured claims and issued 50,000 shares pursuant to the Management Transition Arrangements.

Management Restricted Stock Plan

Pursuant to the Plan of Reorganization, the Company established the Management Restricted Stock Plan (“Restricted Stock Plan”), which became effective on the Emergence Date. The Restricted Stock Plan was subsequently amended and restated by the Board on March 31, 2006. Under the Restricted Stock Plan, the Company is authorized to award up to 150,000 shares of its common stock to participants. The Company’s Board administers the Restricted Stock Plan. On the Emergence Date, the Company issued 50,000 shares of restricted stock pursuant to the Management Transition Agreements. These shares were fully vested as of the date of grant. On March 31, 2006, the Board granted 72,500 shares of restricted stock to participants under the Restricted Stock Plan, which became fully vested on the Broadview Sale Date.

Note 14.	Income Taxes

The Company is subject to U.S. Federal, state and local income taxes. During the period from January 1, 2005 to April 22, 2005, the Company’s provision for income taxes consisting solely of current state and local

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 14.	Income Taxes (continued)

income taxes was $75,000, of which $71,000 related to continuing operations. The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

Benefit at federal statutory rate (35%)	$(1,717)
State and local income taxes	75
Expenses not deductible for tax purposes	123
Valuation allowance	1,594

Actual income tax expense	$75

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and the impact of available NOL carryforwards. As of April 22, 2005, the Company’s federal NOL carryforwards totaled $368.4 million.

The Company’s deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company’s deferred tax assets have been offset by a valuation allowance due to the uncertainty of realizing such tax benefit. The Company’s decision to establish a valuation allowance was primarily based on negative evidence of cumulative losses in recent years.

The ability of the Company to use its NOL carryforwards and other tax attributes is subject to statutory and other limitations after the Emergence Date. One such limitation is the required reduction of certain tax attributes due to the cancellation of indebtedness. The United States Treasury Department and the IRS have issued regulations that provide for tax attribute reduction when the debt of a member of a consolidated group is forgiven. Also the Company’s future ability to utilize any remaining NOL carryforwards generated before the “ownership change” that occurred to the Company when it emerged from bankruptcy, and possibly its future ability to utilize “built-in” loss deductions, if any, that existed at Emergence Date, which are expected to be limited by Internal Revenue Code Section 382.

Note 15.	Commitments and Contingent Liabilities

The Company has standby letters of credit of $573,000 outstanding at April 22, 2005, which are fully collateralized by certificates of deposit classified as part of other long-term assets. In the ordinary course of its business, the Company is required to issue letters of credit and surety bonds to regulatory bodies, customers, and landlords. These instruments remain in place for as long as the Company conducts business in certain states, provides services to these customers or occupies a particular facility. In order to obtain these letters of credit and surety bonds, the Company was required to post collateral in an amount equal to their face value.

The Company is involved in various legal matters, arising in the ordinary course of its business, which may result in pending or threatened litigation and claims. In addition, the Company is also subject to proceedings under government laws and regulations. These matters are subject to many uncertainties and outcomes, which makes the Company unable to determine the ultimate monetary liability or financial impact with respect to these matters. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 15.	Commitments and Contingent Liabilities (continued)

Upon filing for Chapter 11 bankruptcy protection, all of the outstanding legal matters relating to pre-petition litigation claims were automatically stayed and were classified as general unsecured claims of ATX. Pursuant to the Company’s Plan of Reorganization, upon finalization of the allowed amount of the pre-petition litigation claims, the allowed claims will be satisfied in cash as part of the general unsecured claims. The pre-petition litigation claims of Verizon and AT&T will be satisfied in accordance with the Verizon Settlement Agreement and AT&T Settlement Agreement, respectively. Claims arising after the Petition Date were not discharged following emergence.

Priority Tax Claims

The Company is in the process of validating outstanding tax claims, the majority of which represent estimated claims related to state tax audits under appeal. Although ATX cannot reasonably estimate the ultimate amounts to be paid, ATX estimates that the liability resulting from the reconciliation process with the various state taxing authorities ranges from $3.5 million to $4.5 million.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors of
ATX Communications, Inc.:

We have audited the accompanying consolidated balance sheets of ATX Communications, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ deficiency, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ATX Communications, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Philadelphia, Pennsylvania
August 3, 2006

ATX COMMUNICATIONS, INC.
Consolidated Balance Sheet
(in thousands, except share data)

	December 31,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$11,302	$7,351
Accounts receivable — trade, less allowance for doubtful accounts of $12,133 and $9,982	30,460	30,986
Due from NTL Incorporated	—	647
Other	6,570	3,128

Total current assets	48,332	42,112
Fixed assets, net	14,545	14,544
Other, net	1,353	5,985

	$64,230	$62,641

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$26,044	$147,690
Current portion of long term debt	5,000	150,498
Capital lease obligations	128	8,832
Deferred revenue	11,244	14,745

Total current liabilities	42,416	321,765
Notes payable to NTL Europe, Inc., less unamortized discount	—	19,654
Liabilities subject to compromise	326,974	—
Commitments and contingent liabilities
Shareholders’ deficiency:
Series A preferred stock — $.01 par value, authorized 1,000,000 shares; issued and outstanding — none	—	—
Common stock — $.01 par value; authorized — 250,000,000 shares; issued — 30,004,000 shares; outstanding — 29,963,000 shares	300	300
Additional paid-in capital	1,030,048	1,030,048
Accumulated deficit	(1,335,432)	(1,309,050)

	(305,084)	(278,702)
Treasury stock at cost, 41,000 shares	(76)	(76)

Total shareholders’ deficiency	(305,160)	(278,778)

	$64,230	$62,641

See accompanying notes.

ATX COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except share data)

	Year Ended December 31,
	2004	2003

Revenues	$167,029	$173,305
Costs and expenses
Operating	108,371	118,262
Selling, general and administrative	50,598	58,199
Corporate	5,608	8,478
Recapitalization costs	111	1,401
Charges for impaired assets	—	76,383
Depreciation	3,956	6,003

Total costs and expenses	168,644	268,726

Operating loss	(1,615)	(95,421)
Other expenses
Interest income and other, net	(109)	(42)
Interest expense	(1,195)	(21,467)

Loss from continuing operations before reorganization items and income taxes	(2,919)	(116,930)
Reorganization items	(24,267)	—

Loss from continuing operations before income taxes	(27,186)	(116,930)
Income taxes	(229)	(149)

Loss from continuing operations	(27,415)	(117,079)
Income (loss) from discontinued operations, net of taxes	1,033	(25,582)

Net loss	$(26,382)	$(142,661)

Basic and diluted per share information:
Loss from continuing operations	$(0.91)	$(3.92)
Income (loss) from discontinued operations	0.03	(0.86)

Net loss	$(0.88)	$(4.78)

Weighted average number of shares outstanding	29,963,000	29,834,000

See accompanying notes.

ATX COMMUNICATIONS, INC.
Consolidated Statements of Shareholders’ Deficiency
(in thousands, except share data)

	Common Stock		Additional	Accumulated	Treasury Stock
	Shares	Par	Paid-In Capital	Deficit	Shares	Amount	Total

Balance, December 31, 2002	30,000,000	$300	$1,030,613	$(1,166389)	333,000	$(735)	$(136,211)
Exercise of stock options	4,000	—	4	—	—	—	4
Common shares returned to Treasury	—	—	—	—	8,000	(3)	(3)
Issuance of shares from Treasury	—	—	(569)	—	(300,000)	662	93
Net loss	—	—	—	(142,661)	—	—	(142,661)

Balance, December 31, 2003	30,004,000	300	1,030,048	(1,309,050)	41,000	(76)	(278,778)
Net loss	—	—	—	(26,382)	—	—	(26,382)

Balance, December 31, 2004	30,004,000	$300	$1,030,048	$(1,335,432)	41,000	$(76)	$(305,160)

See accompanying notes.

ATX COMMUNICATIONS, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2004	2003

Operating activities
Net loss	$(26,382)	$(142,661)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	7,817	15,771
Amortization of debt discount	108	3,215
Amortization deferred financing costs	166	1,292
Provision for losses on accounts receivable	5,817	9,182
Charges for impaired assets	—	97,429
Interest accrued on PIK Notes	81	1,983
Loss on disposal of fixed assets	286	—
Non-cash reorganization charges	15,566	—
Other	—	(425)
Changes in assets and liabilities
Accounts receivable	(5,168)	(5,018)
Due from NTL	647	473
Other current assets	(3,526)	1,564
Other assets	(36)	1,727
Accounts payable and accrued expenses	19,808	28,205
Deferred revenue	(3,501)	(7,183)
Liabilities subject to compromise	(4,657)	—

Net cash provided by operating activities	7,026	5,554
Investing activities
Purchase of fixed assets	(7,957)	(8,760)
Proceeds received from sale of fixed assets	106	—

Net cash used in investing activities	(7,851)	(8,760)
Financing activities
Proceeds from collection of notes receivable	—	1,000
Exercise of stock options	—	4
Proceeds from borrowings, net of financing costs	4,944	—
Principal payments of capital lease obligations	(168)	(406)

Net cash provided by financing activities	4,776	598

Net increase (decrease) in cash and cash equivalents	3,951	(2,608)
Cash and cash equivalents at beginning of period	7,351	9,959

Cash and cash equivalents at end of period	$11,302	$7,351

Supplemental disclosure of cash flow information
Cash paid for interest	$53	$1,681
Income taxes paid	58	448
Cash paid in connection with reorganization	6,784	—
Supplemental schedule of non-cash items
Reclassifications of pre-petition liabilities to liabilities subject to compromise	330,917	—
Capital lease obligations incurred to acquire fixed assets	380	—
Closing Fee obligation incurred in connection with Post-petition term loan	150	—
Receivable received upon sale of fixed assets	127	—

See accompanying notes.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements

Note 1.	Organization and Business

ATX Communications, Inc. together with its subsidiaries, (“ATX” or the “Company”) is an integrated communications provider that offers customers a full range of communications services, including local and long distance telephone services, data and Internet services, web development, collocation and managed services. Additionally, the Company provides conference calling, travel services, enhanced fax and Web-based billing. The Company’s target market is small to medium sized enterprises located in the Mid-Atlantic region of the U.S. The Company does not rely on any one customer for a significant portion of its revenue.

On January 15, 2004 (the “Petition Date), the Company and 31 of its wholly owned subsidiaries filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York. On March 10, 2004, one wholly owned subsidiary of the Company filed a voluntary petition for relief with the Court under Chapter 11. Pursuant to Bankruptcy Court orders dated January 15, 2004 and March 31, 2004, the 33 cases of the Company were being jointly administered under Case Number 04-10214. On April 13, 2005, the Bankruptcy Court confirmed the Company’s Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, Dated as of April 13, 2005 (the “Plan of Reorganization”). The Plan of Reorganization became effective and the Company emerged from Chapter 11 on April 22, 2005 (the “Emergence Date”).

The Company considers all of its activities from continuing operations to be generated from a single operating segment.

Note 2.	Significant Accounting Policies

Basis of Financial Statement Preparation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company accounts and transactions have been eliminated in consolidation.

Except as described in Note 8 and as otherwise indicated throughout the notes to the consolidated financial statements, all income statement related disclosures pertain to the continuing operations of the Company.

For the period subsequent to the Petition Date, the Company’s financial statements have been prepared in accordance with Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”. SOP 90-7 requires that the Company’s pre-petition liabilities that are subject to compromise be reported separately on the balance sheet as an estimate of the amount that will ultimately be allowed by the Bankruptcy Court.

Pursuant to SOP 90-7, an objective of financial statements issued by an entity in Chapter 11 is to reflect its financial evolution during the proceeding. For that purpose, the financial statements for periods including and subsequent to filing the Chapter 11 petition should distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Certain expenses, realized gains and losses and provisions for losses not directly related to ongoing operations are reflected separately in the consolidated statement of operations as reorganization charges. Cash used for reorganization items is disclosed separately in the consolidated statement of cash flows.

Additionally, pre-petition debt that is subject to compromise must be recorded at the allowed claim amount, which generally results in the elimination of any deferred financing amounts or original issue debt discounts associated with the debt. Interest has not been accrued on the pre-petition debt subject to compromise subsequent to the Petition Date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: revenue and related allowances, allowance for doubtful accounts, accrued carrier costs, depreciation of fixed assets, income taxes, accrued and contingent liabilities, impairment changes, valuation of long-lived assets, valuation of goodwill and other intangible assets and allowable claims. Actual results could differ from those estimates. The Company evaluates and updates its assumptions and estimates on an ongoing basis and may engage outside experts to assist in its evaluations.

Cash Equivalents

Cash equivalents are short-term highly liquid investments purchased with a maturity date of three months or less. Cash equivalents were approximately $7.4 million and $8.8 million at December 31, 2004 and 2003, respectively, and consisted primarily of fully collateralized repurchase agreements, securities of the United States, and money market funds.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and certificates of deposit and accounts receivable. The Company places its cash and cash equivalents and certificates of deposit with high quality financial institutions. Concentrations of credit risk with respect to most trade receivables are limited due to the large number of customers comprising the Company’s customer base. However, the Company is exposed to concentrations of credit risk principally from trade receivables with other telecommunications carriers, the majority of which is due from Verizon Communications, Inc. (“Verizon”), which represented 13% and 10% of the outstanding trade accounts receivable as of December 31, 2004 and 2003, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

The Company records its accounts receivable and related accruals based upon customer billings. The Company records estimated allowances for doubtful accounts receivable based on estimates of the collectibility of these receivables. These allowances were provided based on both the age of outstanding receivable balances and specifically identified risks. The Company considers current customer balances, customer payment histories, customer financial condition and economic conditions on a monthly basis to determine if additional allowances are required. Accounts receivable are considered delinquent when payment is not received within standard terms of sale and are charged off against allowances for doubtful accounts receivable when management determines that recovery is unlikely and the Company ceases its internal collection efforts. The Company charges finance fees to its delinquent customers, which it recognizes as income at the time the fees are collected. The Company also requires security deposits in the normal course of business if customers do not meet its criteria established for offering credit.

The activity of allowances for doubtful accounts receivable for the two years in the period ended December 31, 2004 is as follows:

		Additions to
		Allowance Based on	Uncollectible
	Balance at	Collectibility	Accounts	Balance at
Description	Beginning of Year	Estimates	Written-off	End of Year
	(in thousands)

Year ended December 31, 2004	$9,982	$5,817	$(3,666)	$12,133
Year ended December 31, 2003	8,755	9,182	(7,955)	9,982

Fixed Assets

Fixed assets are stated at cost. Fixed assets are assigned useful lives, which impacts the annual depreciation expense. The assignment of useful lives involves significant judgments and the use of estimates. Changes in

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

technology or changes in intended use of these assets may cause the estimated useful life to change. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives are as follows, except for leasehold improvements for which the estimated useful lives are the term of the underlying lease, if shorter:

Operating equipment	3 to 5 years
Computer hardware and software	3 to 5 years
Other equipment	2 to 7 years

Maintenance and repairs on fixed assets are expensed as incurred. Replacements and betterments, which increase the useful lives or functionality of the assets, are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected as a separate component on the consolidated statements of operations.

The Company incurs costs to increase the useful life and functionality of its network facilities. Internal and external labor costs directly related to these improvements are capitalized. Such capitalized costs were $334,000 and $150,000 for the years ended December 31, 2004 and 2003, respectively.

The Company also includes in fixed assets, the costs incurred to develop software for internal use. Certain direct development costs and software enhancements associated with internal-use software are capitalized, including external direct costs of material and service, and internal labor costs devoted to these software projects under SOP 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use”. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. Such capitalized costs were $463,000 and $677,000 for the years ended December 31, 2004 and 2003, respectively.

Impairments of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate, in management’s judgment, that the carrying amount may not be recoverable. The impairment evaluations are performed at the reporting unit level, which is the lowest asset group level for which identifiable cash flows are largely independent of the cash flows of other asset groups. In analyzing potential impairments, projections of future cash flows from the asset group are used to estimate fair value, If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset group, a loss is recognized for the difference between the estimated fair value and carrying value of the asset group. The projections are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values.

Goodwill

Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. In accordance with Financial Accounting Standards Board, (“FASB”), Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets”, the Company evaluates its goodwill for impairment annually on October 1 and when events and circumstances warrant such review. Impairment charges, if any, are charged to the results of operations. The recoverability of goodwill is assessed at a reporting unit level based on discounted cash flows. The projections of future operating cash flow necessary to conduct the impairment review, are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

Contingent Liabilities

The Company’s determination of the treatment of contingent liabilities is based on a view of the expected outcome of the applicable contingency. The Company’s legal counsel is consulted on matters related to litigation. Experts both within and outside the Company are consulted with respect to other matters that arise in the ordinary course of business. A liability is accrued if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable.

Net Loss Per Share

The Company reports its basic and diluted net loss per share in accordance with SFAS 128, “Earnings Per Share”. Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period using an “if converted” basis. Diluted net loss per share excludes all potential dilutive common shares if their effect is anti-dilutive. The weighted average number of shares used to compute the basic and diluted loss per share is the same since the effect of the dilutive securities is anti-dilutive.

Revenue Recognition

The Company recognizes revenue on telecommunications services in the period the services are provided. Revenue is recognized when persuasive evidence of a sales arrangement exists, services have been rendered, the sales price to the buyer is fixed or determinable and collection is reasonably assured. The Company records provisions against revenue based on estimates derived from factors that include, but are not limited to, historical results, analysis of credits issued and the likelihood of collection. The provisions against revenue are recorded as reductions of revenue.

The Company’s derives revenue principally by providing local telephone services, toll-related telephone services, Internet, data and web-related services to business customers. Local telephone services consist of local dial tone, local calling and other custom calling features. Toll-related telephone services consist of long distance, international calls, toll free services and other related services. Internet, data and web-related services include high-speed dedicated Internet access, private line and frame relay services, web-hosting and co-location services. Customer telephone revenue is comprised of monthly recurring charges, usage charges and initial non-recurring charges. Monthly recurring charges include the fees paid by customers for facilities in service and additional features on those facilities. Usage charges consist of fees paid for the duration of calls made. Charges for services that are billed in advance are deferred and recognized over the period that services are provided.

Additionally, the Company derives revenue from other telecommunications carriers for interconnection charges, carrier access billing and reciprocal compensation. Carrier access billing is comprised of charges paid by inter-exchange carriers, competitive local exchange carriers and incumbent local exchange carriers for the origination and termination of inter-exchange toll and toll free calls. Reciprocal compensation is the charge paid by a local exchange carrier to complete calls on another local exchange carriers’ network. Carrier access billing and reciprocal compensation revenue is based on minutes of usage. Interconnection charges are monthly fees paid by a local exchange carrier for the use of certain network elements of another local exchange carrier. The rates for carrier access billing, reciprocal compensation and interconnection charges are established by interconnection agreements, federal and state regulations and other contractual arrangements, whether under tariffs or separate contracts.

For the year ended December 31, 2004, local telephone services, long distance telephone services and Internet, data and web-related services accounted for approximately 32%, 34% and 20% of the Company’s revenues, respectively. For the year ended December 31, 2003, local telephone services, long distance telephone services and Internet, data and web-related services accounted for approximately 31%, 35% and 17% of the Company’s revenues, respectively.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

Operating Costs

Operating costs includes direct costs of sales and network costs. Direct cost of sales includes the costs incurred with telecommunications carriers in order to render services to customers. Network costs include the costs of fiber and access, points of presence, repairs and maintenance, rent, utilities and property taxes of the telephone, Internet and data network, as well as salaries and related expenses of network personnel. Network costs are recognized during the month in which the service is utilized. The Company accrues for network costs incurred but not billed by the carrier.

The accrued costs are subsequently reconciled to actual invoices as they are received, which is a process that can take several months to complete. This process includes an invoice validation procedure that normally identifies errors and inaccuracies in rate and/or volume components of the invoices resulting in invoice disputes. It is the Company’s policy to adjust the accrual for the probable amount it believes will ultimately be paid on disputed invoices, a determination which requires significant estimation and judgment. Due to the number of negotiated and regulated rates, constantly changing traffic patterns, uncertainty in the ultimate resolution of disputes, the period of time required to complete the reconciliation and delays in invoicing by access vendors, changes in these estimates should be expected.

Discontinued Operations

The Company classifies and reports separately assets and liabilities of operations held for sale when all of the following conditions are met: a formal plan for disposal has been authorized by management with proper authority, the operations to be disposed of are available for immediate sale in its present condition, an active program to sell the operations at a reasonable price has been initiated, the sale is expected to occur in one year, and it is unlikely that significant changes to the disposition plan will occur. Assets of operations held for sale are not depreciated or amortized, are recorded at the lower of their carrying amount or fair value less estimated costs to sell, and are separately presented in the consolidated balance sheet. The operating results of assets held for sale that meet the requirements for discontinued operations presentations are separately reported as discontinued operations in the consolidated statement of operations.

Advertising Expense

The Company charges the cost of advertising to expense as incurred. Advertising costs for the years ended December 31, 2004 and 2003 were $425,000 and $443,000, respectively.

Income Taxes

The Company provides for income taxes in accordance with SFAS 109, “Accounting for Income Taxes”.  SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. The future benefit of certain tax loss carryforwards and the future deduction is recorded as an asset and a valuation allowance is provided if, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Stock-Based Compensation

The Company’s employees participate in the ATX stock option plan. The Company applies Accounting Principles Board Opinion (“APB”) 25, “Accounting for Stock Issued to Employees” and related interpretations. When applying APB 25, compensation expense for compensatory plans is measured based on “intrinsic value” (i.e., the excess of the market price of the stock over the exercise price on the measurement date). Under the intrinsic value method, compensation is determined on the measurement date; that is, the first date on which both the number

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

of shares the employee is entitled to receive and the exercise price, if any, are known. Compensation expense, if any, generally is recognized over the equity award’s vesting period. Compensation expense associated with awards that immediately are vested or attributable to past services is recognized when granted.

The fair value for the Company’s stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions during 2003: risk-free interest rate of 4%, dividend yield of 0%, volatility factor of the expected market price of the Company’s common stock of 1,234 and a weighted-average expected life of the options of 10 years. The weighted-average fair value of options granted during 2003 is $0.32. The Company did not issue any stock options nor any other stock based compensation during the year ended December 31, 2004. All of the Company’s options fully vested in 2004.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its warrants or stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods. Following is the Company’s pro forma information for the years ended December 31, 2004 and 2003:

	Year Ended December 31,
	2004	2003
	(in thousands, except share data)

Net loss — as reported	$(26,382)	$(142,661)
Stock based compensation expenses under SFAS No. 123	(91)	(3,601)

Pro forma net loss	$(26,473)	$(146,262)

Basic and diluted per share information:
Net loss — as reported	$(0.88)	$(4.78)
Stock based compensation expenses under SFAS No. 123	—	(0.12)

Pro forma net loss per share	$(0.88)	$(4.90)

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29”, which is effective for fiscal periods beginning after June 15, 2005. SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS 153 is not expected to have any material effect on the Company’s consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation (“FIN”) 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143”. FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a legal obligation to perform asset-retirement activities that are conditional on a future event if the liability’s fair value can be reasonably estimated. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005, with earlier application permitted.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 2.	Significant Accounting Policies (continued)

The adoption of FIN 47 is not expected to have any material impact on the Company’s consolidated financial statements.

In April 2005, the Securities and Exchange Commission amended the effective date of SFAS 123R, “Share-Based Payment”, from the first interim or annual period after June 15, 2005 to the beginning of the next fiscal year that begins after June 15, 2005. SFAS 123R requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. That cost will be recognized as an expense over the vesting period of the award. Pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. In addition, the Company will be required to determine fair value in accordance with SFAS 123R. The adoption of SFAS 123R is not expected to have any material impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3”, which is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 applies to all voluntary changes in accounting principles, and changes the accounting and reporting requirements for a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless doing so is impracticable. The adoption of SFAS 154 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes a “more likely than not” threshold for financial statement recognition and measurement of a tax position taken or expected to taken in a tax return. This Interpretation also provides guidance on other topics related to accounting for income tax assets and liabilities, interest and penalties associated with tax positions and income taxes in interim periods as well as income tax disclosures. This interpretation is effective as of January 1, 2007. The company is currently evaluating FIN 48 and the related impact on the Company’s financial position and results of operations.

Note 3.	Certain Risks and Uncertainties

Competition

The telecommunications industry is highly competitive, and is impacted by regulatory changes, product substitution, technological advances, excess network capacity and the entrance of new competitors. Competition for products and services is based on price, quality, network reliability, service features and responsiveness to customers’ needs.

The Company faces competition from regional Bell operating companies such as Verizon and AT&T, Inc. (“AT&T”) formerly SBC Communications, Inc., as well as other providers of wireline telecommunications services, wireless telephone companies and Voice-over-Internet Protocol (“VoIP”) providers. In the local telephone markets, the Company’s principal competitor is the Incumbent Local Exchange Carrier (“ILEC”), which is usually Verizon. Verizon is also the Company’s principal supplier of telecommunications services. Services purchased from Verizon presently account for approximately 60% of the Company’s total operating costs. Wireless telephone companies have been taking market share from providers of wireline voice communications. Cable television companies that offer high-speed Internet access are expanding their offerings to voice based telephone services.

The Company, which is known as a Competitive Local Exchange Carrier (“CLEC”), would not be able to provide existing local services to its customers without the right and ability to purchase telecommunications services from the ILEC at reasonable rates. Many facilities-based CLECs have committed substantial resources to building their networks or to purchasing other industry participants with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs or long distance carriers, a provider can offer a single source for local and long distance services similar to those offered by the

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 3.	Certain Risks and Uncertainties (continued)

Company. Many of the Company’s competitors have substantially greater financial, personnel and other resources, with greater flexibility and a lower relative cost structure than the Company. The completion of large mergers within the telecommunications industry during the past year could result in improved cost structures for the Company’s competitors, which could result in competitors offering lower prices.

Government Regulation

The Company is subject to significant federal, state and local laws, regulations and orders that affect the rates, terms and conditions of certain of its service offerings, its costs and other aspects of its operations. Regulation of the telecommunications industry varies from state to state, and changes in response to technological developments, competition, government policies and judicial proceedings. The Company cannot predict the impact, nor give any assurances about the materiality of any potential impact, that such changes may have on its business or results of operations, nor can it guarantee that regulatory authorities will not raise material issues regarding its compliance with applicable laws and regulations.

The Federal Communications Commission (“FCC”) has jurisdiction over the Company’s facilities and services to the extent those facilities are used to provide interstate telecommunications services. State regulatory commissions generally have jurisdiction over facilities and services to the extent the facilities are used in intrastate telecommunications services. Generally, the FCC and state commissions do not regulate Internet, video conferencing or certain data services, although the underlying telecommunications services components of such offerings may be regulated in some instances.

The implementation of the Telecommunications Act of 1996 (the “Telecom Act”), the emergence of new technologies and the financial distress of many in the telecommunications industry have involved numerous industry participants, including the Company, in disputes, lawsuits, proceedings and arbitrations before state and federal regulatory commissions, private arbitration organizations, and federal and state courts. These issues include the interpretation and enforcement of existing interconnection agreements, the terms of new interconnection agreements, inter-carrier compensation, access rates applicable to different categories of traffic, the jurisdiction of traffic for inter-carrier compensation purposes, the services and facilities available to the Company, the price that the Company will pay for those services and facilities and the regulatory treatment of new technologies and services. The Company anticipates that it will continue to be involved in various disputes, lawsuits, arbitrations and proceedings over these and other material issues, although no material litigation is currently pending. The Company anticipates that further legislative initiatives and regulatory rulemaking will occur — on the federal and state level — as the industry deregulates and as the Company enters new markets or offers new products. Rulings adverse to the Company, adverse legislation, new regulations or changes in governmental policy on issues material to the Company could have a material adverse effect on the Company’s financial condition or results of its operations.

As a CLEC, the availability of services and facilities purchased from ILECs and the rates ILECs can charge have a significant impact on ATX’s profitability. The enactment of the Telecom Act enabled the Company to purchase ILEC services at favorable rates; however, certain subsequent regulatory action has resulted in more flexibility for ILECs in determining what products and services it provides and the rates it can charge. In certain instances, regulatory action is shifting the determination of these rates from regulatory jurisdiction towards commercial negotiation between the parties, generally resulting in ILEC price increases. Future regulatory changes could have an adverse impact on the Company’s ability to sell its products, to sell its products at a competitive price or to acquire the services it needs at a cost effective rate. In addition, the Company incurs substantial expenses complying with various local, state and federal regulations.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11

Bankruptcy Proceedings

On January 15, 2004, the Company filed a voluntary petition for relief under Chapter 11. The Company remained in possession of its respective assets and properties, and continued to operate its respective business, as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, as a debtor-in-possession, the Company was authorized to continue to operate its business and maintain its properties while in Chapter 11, although the Company was precluded from engaging in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

Under Section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against the Company, including most actions to collect pre-petition indebtedness or to exercise control over property of the Company’s bankruptcy estate.

Pursuant to Section 365 of the Bankruptcy Code, the Company assumed or rejected certain executory contracts and unexpired leases during the pendency of its cases, including leases of real property. In general, claims arising from the rejection of an unexpired lease or executory contract are treated as pre-petition claims (liabilities subject to compromise). Counter parties to rejected contracts or leases may file proofs of claim against the Debtors for damages relating to such rejection within the time period required by the Plan of Reorganization.

The United States Trustee for the Southern District of New York appointed an official committee of unsecured creditors (the “Creditors’ Committee” or “UCC”) in the Company’s cases. On May 14, 2004, the UCC filed a Motion of the Official Committee of Unsecured Creditors to Dismiss the Company’s Bankruptcy Case or, in the Alternative, for the Appointment of a Chapter 11 Trustee (the “Dismissal/Trustee Motion”). The UCC adjourned this Dismissal/Trustee Motion without return date on July 15, 2004. Pursuant to the Plan of Reorganization, the Dismissal/Trustee Motion was deemed dismissed with prejudice upon the occurrence of the Emergence Date.

On April 13, 2005, the Bankruptcy Court confirmed the Company’s Plan of Reorganization. The Plan of Reorganization became effective in accordance with its terms on April 22, 2005. Pursuant to the Plan of Reorganization, except as otherwise provided in the Plan of Reorganization or in the order confirming the Plan of Reorganization, all claims against the Company and equity interests in the Company were discharged and terminated, and all holders of claims and equity interests are precluded and enjoined from asserting against the reorganized company, or any of its assets or properties, any other or further claim or equity interest based on any act, failure to act, error, omission, transaction, occurrence or other event or activity of any kind or nature that arose or occurred prior to the Emergence Date. A summary of the significant provisions of the Plan of Reorganization is set forth below:

The historical common shares, preferred equity shares, stock options and warrants, collectively referred to as Old Common Stock and Other Equity Interests, of the Company were cancelled.

The Company was acquired by Leucadia National Corporation (“Leucadia”) upon the issuance of 850,000 shares (94.4%) of common stock, referred to as New Common Stock, to partially settle Leucadia’s claims. In addition, the Company issued 50,000 shares pursuant to Management Transition Arrangements.

All debt securities of the Company were settled and cancelled.

Unexpired leases and executory contracts of the Company were accepted or rejected.

The Company entered into a $55 million Term Loan due 2010 bearing interest at 10% per annum. $25 million of the note issued under the Leucadia Term Loan was issued in partial settlement of Leucadia’s pre-petition claims and $30 million was issued as an exit facility. The exit facility was used to fund certain payments due’ under the Plan of Reorganization, repay a $5 million DIP Loan received from Leucadia prior to emergence and fund the business operations of the Company.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

The Company issued $2 million in 7% Subordinated Promissory Notes due 2008.

Pursuant to a settlement agreement with Verizon, the Company made a payment of $16.5 million to Verizon to assume certain executory contracts and other agreements.

Pursuant to a settlement agreement with AT&T, the Company was required to sell or shutdown certain of its Midwest CLEC operations and AT&T would receive 45% of the net proceeds from this sale.

Plan of Reorganization

The following briefly summarizes the classification and treatment of claims and equity interests under the Plan of Reorganization.

Claims of Unimpaired Classes — estimated to be fully recoverable

Administrative expenses and other priority claims, secured tax claims, other secured claims and customer claims are to be paid in cash.

Obligations incurred in the ordinary course of business after the Petition Date or approved by the Bankruptcy Court will be paid in full when due.

Claims of Impaired Classes — estimated recovery of less than 100%

Convenience claims are to be settled by cash payments of 15% of the allowed claim amount.

General unsecured claims, excluding AT&T and Verizon, shall receive a pro-rata share of $7 million in cash, plus an amount equal to 8% of the net proceeds, if any, in excess of $3.5 million received by the Debtors in respect of any avoidance actions, after payment of all costs of prosecution, settlement and collection, including reasonable attorney’s fees and costs. Verizon has waived its right to receive any distribution in respect to its general unsecured claim, unless and until the other holders of general unsecured claims have received distributions under the Plan of Reorganization equal to 15% of the allowed amount of such claims, at which time, Verizon shall be entitled to share in any additional distributions available for holders of general unsecured claims, on a pro-rata basis. AT&T shall receive its distributions pursuant to its settlement agreement and not from the cash amount established for the holders of the general unsecured claims.

Leucadia’s pre-petition claims are to be satisfied by the issuance of a $25 million note under the Leucadia Term Loan and 850,000 shares of New Common Stock.

Claims of Impaired Classes — receiving no compensation

Subordinated claims, Old Common Stock and Other Equity Interests in ATX and equity interests in securities litigation claims will receive no distribution.

Pursuant to the Plan of Reorganization, the Company was required to restrict $8,211,000 in cash as of the Emergence Date for the purpose of paying the general unsecured claims and certain administrative expenses.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

Liabilities subject to compromise

In the consolidated balance sheet, the caption “Liabilities subject to compromise” reflects the Company’s current estimate of pre-petition claims against the Debtors. Liabilities subject to compromise consisted of the following at December 31, 2004 (in thousands):

Senior secured credit facility, including accrued interest	$170,023
10.75% unsecured convertible PIK notes, including accrued interest	20,023
6% convertible subordinated notes, including accrued interest	4,975
Capital lease obligations, including accrued interest	9,289
Pre-petition accounts payable and accrued expenses and other liabilities	122,664

Total liabilities subject to compromise	$326,974

The Debtors notified all known claimants subject to the bar date of their right to file certain proofs of claim against the Debtors’ estates. A bar date is the date by which claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 cases. The Bankruptcy Court set May 24, 2004 as the bar date for proofs of claim relating to pre-petition amounts owed by the Debtors to any person or entity (other than a governmental unit). The Bankruptcy Court also established July 13, 2004 as the bar date for such claims of governmental units. Differences between liability amounts estimated by the Company and claims filed by creditors are investigated, and the Bankruptcy Court will make a final determination of the allowable claim.

As permitted under the Bankruptcy Code Section 365 and/or pursuant to the Plan of Reorganization, the Company has rejected certain of its pre-petition contracts and leases. The Debtors calculated their Liabilities subject to compromise to the unsecured creditors affected by these lease/contract rejections.

During the period from the Petition Date through December 31, 2004, ATX made adjustments to Liabilities subject to compromise for settlements, court authorized set-offs and cash payments and claim reconciliations. The following table identifies the changes in the Company’s Liabilities subject to compromise for the period from the Petition Date through December 31, 2004 (in thousands):

Balance, December 31, 2003	$—
Estimated liabilities subject to compromise at Petition Date	330,917
Payments in cash	(4,657)
Additions for circuit termination liabilities	718
Set-offs	(4)

Balance, December 31, 2004	$326,974

No interest expense related to pre-petition debt has been accrued following the Petition Date. If the Company had recorded interest expense on the basis of the amounts it was contractually required to pay, additional interest of $21,418,000 would have been recorded for the year ended December 31, 2004.

Reorganization Charges

The financial statements for periods including and subsequent to the Petition Date distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Certain expenses, realized gains and losses and provisions for losses not directly related to ongoing operations are reflected

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 4.	Voluntary Reorganization under Chapter 11 (continued)

separately in the consolidated statement of operations as reorganization charges. Reorganization charges for the year ended December 31, 2004 consisted of the following (in thousands):

Write-off of original issue discounts	$10,140
Professional fees	8,434
Write-off of deferred financing costs	3,967
Lease termination charges	741
Circuit termination charges	718
Trustee fees	267

$24,267

Note 5.	Fresh-Start Reporting/Leucadia Acquisition — Unaudited

Pursuant to the Plan of Reorganization, Leucadia acquired the Company on the Emergence Date. In accordance with SOP 90-7 and SFAS No. 141, “Business Combinations”, the Company adopted fresh-start reporting and completed its purchase accounting, concurrently, as of the close of business on the Emergence Date. The purchase accounting required under SFAS 141 is substantially identical to the accounting required for fresh-start reporting. The Company engaged an independent third party valuation specialist to assist in the determination of the Company’s reorganized value as defined in SOP 90-7 as well as the fair value of its identifiable intangible assets and fixed assets as of the Emergence Date. The consolidated balance sheet as of April 22, 2005, gives effect to allocations to the carrying value of assets or amounts and classification of liabilities that were necessary when adopting fresh-start reporting. In applying fresh-start reporting, the Company followed these principles:

The reorganized value of the entity was allocated to the entity’s assets in conformity with the procedures specified by SFAS No. 141, “Business Combinations”.

Each liability existing as of the fresh-start reporting date, other than deferred taxes, has been stated at the present value of the amounts to be paid, determined by appropriate current interest rates. Deferred revenue was adjusted to reflect the fair value of future costs of contractual performance obligations.

Deferred taxes were reported in conformity with applicable income tax accounting standards, pursuant to SFAS No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the reorganized assets and liabilities.

Changes in existing accounting principles that otherwise would have been required in the consolidated financial statements of Reorganized ATX within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

Fixed assets were recorded at their fair value and all of the historical accumulated depreciation was eliminated.

Reorganization Value

The Company determined an overall reorganization value as well as the reorganization value of its continuing and discontinued operations, together with the financial advisor, using valuation methods including: (i) the market approach, which measures fair value by examining transactions in the marketplace involving the sale of stocks of similar but publicly traded companies, or the sale of entire companies engaged in operations similar to those of the subject and (ii) the discounted cash flow method of the income approach, which recognizes that the current value of an investment is premised upon the receipt of future economic benefits. These analyses are

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting/Leucadia Acquisition — Unaudited (continued)

necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control.

The assumptions used in the calculations for the discounted cash flow analysis regarding projected revenue, costs and cash flows for the period 2005 — 2008 were determined by the Company’s management based upon their best estimate at the time the analysis was performed. The estimates and assumptions used are inherently subject to uncertainties and contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions and values reflected in the valuations will be realized, and actual results could vary materially.

The reorganized enterprise value of the Company was determined to be approximately $58.1 million. The equity value was $1.3 million, which represents the enterprise value of $58.1 million less $56.8 million of post-emergence debt. The post emergence debt includes the Leucadia Term Loan and the 7% Subordinated Promissory Notes. The fair value of the Company’s discontinued operations classified as held for sale was determined to be $13.2 million. The fair value of the Company’s goodwill was determined to be $5.8 million after specifically allocating its reorganized enterprise value to its assets and liabilities. This goodwill is not deductible for tax purposes.

Fixed Assets

The Company’s fixed assets were valued based on a combination of the cost approach, sales comparison approach, and income capitalization approach. The fair value of the Company’s fixed assets was determined to be $17.1 million.

Identifiable Intangible Assets

The Company’s intangible assets consisting of its customer base, software, trademarks and non-compete arrangements were valued as follow:

Customer Relationships — The Company’s customer base is comprised of the subscribers to the Company’s various telecommunications services. An income approach was utilized to value the customer base. The fair value of the customer relationships was determined to be $10.9 million. Customer relationships will be amortized on an accelerated basis over seven years.

Software — The Company’s existing software was valued utilizing estimates of the costs that would be incurred if the Company’s existing software had to be purchased and modified as necessary. The fair value of the software was determined to be $5.1 million. Software will be amortized on a straight-line basis over five years.

Trademarks — The Company’s trademarks were valued using a variant of the income approach, referred to as the relief-from-royalty method. The fair value of the trademarks was determined to be $2.6 million. Trademarks will be amortized on a straight-line basis over ten years.

Non-compete Arrangements — The Company has non-compete arrangements with its former CEO and former CFO stemming from Management Transition Agreements entered into by and between the Company and its former CEO and former CFO on the Emergence Date. The value of the non-compete arrangement of $850,000 was established by the payments to be made by the Company to its former CEO and former CFO under the agreements. The non-compete arrangements will be amortized on a straight-line basis over two years.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting/Leucadia Acquisition — Unaudited (continued)

Tax Attribute Reduction

The ability of the Company to use its net operating losses, referred to as NOL carryforwards, and other tax attributes is subject to statutory and other limitations after the Emergence Date. One such limitation is the required reduction of certain tax attributes due to the cancellation of indebtedness. The United States Treasury Department and the Internal Revenue Service (“IRS”) have issued regulations that provide for tax attribute reduction when the debt of a member of a consolidated group is forgiven. Following the attribute reduction rules, the Company eliminated $227.2 million of its federal NOL and $8 million of capital loss carryforwards. In addition the Company has eliminated the majority of its state NOL carryforwards. The other limitation in the Company’s future ability to utilize any remaining NOL carryforwards occurred when it emerged from bankruptcy and will be limited by Internal Revenue Code Section 382. The maximum amount of NOL carryforwards the Company can use after the Emergence Date is $10.1 million. These remaining federal NOL carryforwards will expire in various amounts through 2024 and the capital loss carryforwards expired April 22, 2005.

Additionally, as a result of the application of the attribute reduction rules, the Company reduced its tax basis in non current assets (including property, plant and equipment, intangibles and other long-term assets) by approximately $1.3 million.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 5.	Fresh-Start Reporting/Leucadia Acquisition — Unaudited (continued)

Consolidated Fresh-Start Balance Sheet

The Company’s consolidated balance sheet as of the Emergence Date upon the application of fresh start reporting and purchase accounting is as follows (in thousands):

ASSETS
Current assets:
Cash and cash equivalents	$12,734
Restricted cash	8,211
Accounts receivable — trade	18,170
Assets held for sale	26,725
Other	2,713

Total current assets	68,553
Fixed assets	17,100
Goodwill	5,848
Intangible assets	19,440
Other	1,337

$112,278

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$20,496
Accrued reorganization costs	18,339
Current portion of Leucadia Term Loan	5,000
Current portion of capital lease obligations	80
Deferred revenue	1,547
Liabilities of assets held for sale	13,542

Total current liabilities	59,004
7% Subordinated Promissory Notes	1,814
Leucadia Term Loan	50,000
Other	139
Shareholders’ equity	1,321

$112,278

Note 6.	Verizon Settlement Agreement

On January 25, 2005, the Company and Verizon entered into a Comprehensive Settlement Agreement (the “Verizon Settlement Agreement”) providing for the compromise and settlement, except as otherwise expressly set forth in the Verizon Settlement Agreement, of any and all litigation and all other claims among such parties arising prior to the date of the Verizon Settlement Agreement, all pursuant to the terms and subject to the conditions set forth in the Verizon Settlement Agreement. In addition to the settlement of such litigation and claims, the Verizon Settlement Agreement provides for, among other things, the assumption or termination by the Company of certain interconnection agreements and other contracts and arrangements provided under tariffs pursuant to which Verizon provides and/or furnishes certain services and facilities to or for the benefit of the Company.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 6.	Verizon Settlement Agreement (continued)

In connection with the assumption of certain of its agreements with Verizon, the Company was required to (a) make a payment to Verizon in the amount of $16.5 million, (b) allow the balance of Verizon’s general unsecured claim in the aggregate amount of $37.5 million and (c) sell certain of its operations in the states of New York and Massachusetts within 90 days of the Effective Date. The Bankruptcy Court approved the Verizon Settlement Agreement in connection with the confirmation of the Plan of Reorganization.

On the Emergence Date, the Company made an irreversible election to provide Verizon with irrevocable letters of credit to secure payment in full for all post-confirmation Verizon charges. The letters of credit, which totaled $14,700,000, were initially in an amount equal to three times the average monthly post confirmation Verizon charges. The letters of credit are subject to readjustments as set forth in the Verizon Settlement Agreement. On April 22, 2006, the letters of credit were readjusted to $7.8 million. Pursuant to a Reimbursement Agreement between Leucadia and the Company, Leucadia issued the letters of credit to Verizon on behalf of the Company. The Reimbursement Agreement, requires the Company to: i) reimburse Leucadia for any amounts paid by Leucadia as a result of any draw under the letters of credit and ii) reimburse Leucadia for all costs, fees and expenses incurred by Leucadia in connection with its ongoing obligations under the letters of credit. The failure of the Company to reimburse Leucadia pursuant to this Reimbursement Agreement constitutes an event of default under the Leucadia Term Loan.

Note 7.	AT&T Settlement Agreement

On January 24, 2005, the Company and AT&T along with several of its subsidiaries, entered into a Comprehensive Settlement Agreement (the “AT&T Settlement Agreement”) providing for the compromise and settlement, except as otherwise expressly set forth in the AT&T Settlement Agreement, of any and all litigation and all other claims among such parties arising prior to the date of the AT&T Settlement Agreement, all pursuant to the terms and subject to the conditions set forth in the AT&T Settlement Agreement.

In addition to the settlement of such litigation and claims, the AT&T Settlement Agreement provided for, among other things, the disposition by the Company of its Midwest CLEC. AT&T received 45% of the net proceeds of the sale of the Midwest operations in satisfaction of AT&T’s claims against the Company. AT&T is entitled to the same pro rata distribution as the other holders of the allowed general unsecured claims if 45% of the net proceeds of the sale, divided by AT&T’s allowed general unsecured claim of $30 million, is less than the pro rata distribution to the general unsecured claim holders. The Bankruptcy Court approved the AT&T Settlement Agreement in connection with the confirmation of the Plan of Reorganization.

Note 8.	Discontinued Operations

Midwest CLEC

Pursuant to the AT&T Settlement Agreement, the Company was required to use its best efforts to consummate a sale of its Midwest CLEC. The Midwest CLEC provided CLEC products and services to end-user customers in the Midwest region of the United States. Immediately, upon execution of the AT&T Settlement Agreement, the Company began marketing the Midwest CLEC for sale. The results of operations of the Midwest CLEC have been reported as discontinued operations in the statements of operations in accordance with SFAS 144.

On August 1, 2005, the Company and First Communications, LLC (“FirstComm”) entered into an Asset Purchase Agreement (“FirstComm Agreement”) for the sale of the Midwest CLEC. In accordance with the FirstComm Agreement, FirstComm purchased substantially all of the operating assets and liabilities of the Midwest CLEC for $6 million in cash, subject to adjustment for the payment of Ohio property taxes and changes in working capital. The transaction closed on September 14, 2005, at which time the Company received a net cash payment of approximately $3.8 million. At closing, FirstComm also paid approximately $2.1 million to AT&T on behalf of the Company pursuant to the AT&T Settlement Agreement.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 8.	Discontinued Operations (continued)

CoreComm New York

Pursuant to the Verizon Settlement Agreement, the Company was required to sell or close down certain of the operations of CoreComm New York, Inc. (“CoreComm NY”) in the state of New York within 90 days of the Emergence Date. Upon execution of the Verizon Settlement Agreement, the Company began marketing CoreComm NY operations for sale. On April 12, 2005, the Company entered into an asset purchase agreement to sell the CoreComm NY assets for approximately $200,000. The Company completed the sale during August 2005. The results of operations of CoreComm NY have been reported as discontinued operations in the statements of operations in accordance with SFAS 144.

Voyager

During April 2005, the Company commenced a process to actively market the sale of its subsidiary, CoreComm-Voyager, Inc. and certain other subsidiaries, collectively Voyager. The results of operations of Voyager have been reported as discontinued operations in the statements of operations in accordance with SFAS 144. Voyager is an Internet service provider, which primarily provided dial-up and high-speed data services to consumers and small business enterprises located in the Great Lakes region of the United States. The Company has included all Voyager’s revenues and expenses in discontinued operations in the consolidated statements of operations.

On November 29, 2005, the Company and CoreComm Internet Services, Inc. (CIS) entered into an Asset Purchase Agreement for the sale of substantially all of the operating assets and liabilities of Voyager. The purchase price was $9.2 million, $1 million of which was paid in cash and $8.2 million, of which was in the form of two notes receivable secured by substantially all of the assets of CIS, including those purchased by CIS from Voyager. The first note receivable is in the amount of $7 million and is payable over 24 months at an interest rate of 10% commencing in February 2006. The second note receivable is for $1.2 million and is payable in a single payment without interest. The notes are due in February 2008. The Company recorded a discount of $227,000 on the second note receivable based on an effective interest rate of 10%. Additionally, the owner of CIS, personally guaranteed the loans up to $1 million. The transaction closed on December 7, 2005.

The combined operating results of the Company’s discontinued operations for the years ended December 31, 2004 and 2003 are as follows:

	Year Ended December 31,
	2004	2003
	(in thousands)

Revenues	$82,005	$103,520
Costs and expenses
Operating	52,173	66,454
Selling, general and administrative	24,872	34,776
Charges for impaired assets	—	21,046
Depreciation	3,861	9,768

Total costs and expenses	80,906	132,044

Operating income (loss)	1,099	(28,524)
Other income (expense)	(57)	2,947

Income (loss) before income taxes	1,042	(25,577)
Income taxes	(9)	(5)

Income (loss) from discontinued operations	$1,033	$(25,582)

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 8.	Discontinued Operations (continued)

The following assets and liabilities of the operations to be disposed in 2005 are included as “held and used” in the consolidated balance sheets as of December 31, 2004 and 2003:

	Year Ended December 31,
	2004	2003
	(in thousands)

ASSETS
Accounts receivable, net	$8,625	$8,444
Other current assets	1,861	1,493
Fixed assets, net	2,434	6,436

	$12,920	$16,373

LIABILITIES
Accounts payable and accrued expenses	$4,910	$51,237
Deferred revenue	9,691	13,690
Capital lease obligations	—	8,832

	$14,601	$73,759

Note 9.	Impairment Charges

The Company assesses recoverability of its indefinite-lived and long-lived assets to be held and used whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Impairment analyses of indefinite-lived and long-lived assets are performed in accordance with SFAS 142 and SFAS 144, respectively. Impairment evaluations are performed at the reporting unit level, which is the lowest asset group level for which identifiable cash flows are largely independent of the cash flows for the other asset groups. The Company generates most of its cash flows by selling products and services to the customers of its Commercial, Consumer and Internet reporting units.

The Commercial reporting unit provides telecommunications services to business customers located in the Mid-Atlantic and Midwest regions of the United States. The Consumer reporting unit provides telecommunications services to residential customers in the Midwest region of the United States. The Internet reporting unit is an Internet service provider primarily offering dial-up Internet services to residential customers and high-speed data services to business customers located in the Great Lakes region of the United States.

2003 Impairment Charges

The Company considered its increasingly severe liquidity problems and Leucadia’s December 19, 2003 purchase of the Company’s senior secured credit facility at a significant discount to its face value to be indicators of impairment, which required that the Company’s long-lived assets and goodwill be evaluated for impairment during the fourth quarter of 2003. The Company developed estimates of future undiscounted cash flows of its reporting units to test the recoverability of its long-lived assets. These estimates were compared to the carrying values of the reporting unit’s assets. The asset carrying values of the Company’s reporting units were in excess of the undiscounted cash flows of the reporting units. The undiscounted cash flows of the Commercial and Consumer reporting units were negative. As a result of this analysis, the Company concluded that it could not recover the carrying values through projected future operations. With the assistance of a third party valuation specialist, the Company further calculated the fair value of its long-lived assets and the implied fair value of goodwill based on the discounted cash flow analyses that utilized projections from 2004 through 2008. These projections were used in various scenarios utilizing a weighted average cost of capital of 16%, 20% and 24% and normalized working capital

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 9.	Impairment Charges (continued)

as a percentage of revenue of 5%, 3% and 6% for the Commercial, Consumer and Internet reporting units, respectively, a perpetuity growth rate of 3% and a tax rate of 40%.

The following is a summary of the impairment charges recorded by reporting unit for the year ended December 31, 2003 (in thousands):

Commercial Reporting Unit
Goodwill	$59,643
Fixed assets	14,379
Other long-lived assets	1,211

75,233

Consumer Reporting Unit
Goodwill	940
Fixed assets	1,679
Other long-lived assets	355

2,974

Internet Reporting Unit
Goodwill	18,975
Fixed assets	247

19,222

97,429
Impairment charges from discontinued operations	(21,046)

Impairment charges from continuing operations	$76,383

2004 Impairment Charges

The Company considered the deterioration of the market share, business and regulatory environment and their impact on the Company’s future as indicators of impairment, which required that the Company’s long-lived assets be evaluated for impairment during the fourth quarter of 2004. The Company developed estimates of future undiscounted cash flows to test the recoverability of its long-lived assets. These estimates were compared to the carrying values of the assets. The carrying values of the assets of the Commercial and Consumer reporting units were in excess of their undiscounted cash flows, which were negative. As a result of this analysis, the Company concluded that it could not recover the carrying values of its Consumer or Commercial reporting units through projected future operations. The Internet reporting unit had undiscounted cash flows in excess of the carrying value of its assets and, as a result, the Company concluded that the Internet reporting unit was recoverable. With the assistance of a third party valuation specialist, the Company further calculated the fair value of the long-lived assets of the Commercial and Consumer reporting units based on the discounted cash flow analyses that utilized projections from 2004 through 2009. These projections were used in various scenarios utilizing a weighted average cost of capital of 16% and 20% and normalized working capital as a percentage of revenue of 5% and 3% for the Commercial and Consumer reporting units, respectively, a perpetuity growth rate of 3% and a tax rate of 40%.

As a result of the discounted cash flow analysis, it was determined that the Commercial and Consumer reporting units had enterprise values that exceeded the carrying amounts of their assets. Accordingly, the Company did not record any impairment charges during 2004.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 10.	Other Assets

Other assets consist of:

	December 31,
	2004	2003
	(in thousands)

Other assets — current:
Prepaid carrier costs	$2,348	$—
Prepaid expenses	1,022	741
Prepaid insurance	829	817
Credit card reserve	761	946
Prepaid taxes	714	—
Refundable deposits	464	624
Prepaid rent	432	—

	$6,570	$3,128

Other assets — non-current:
Collateral for outstanding letters of credit and surety bonds	$1,205	$1,966
Deferred financing costs, net of accumulated amortization of $113 and $3,163	113	4,019
Prepaid collocation costs	35	—

	$1,353	$5,985

Prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements.

Deferred financing costs were incurred in connection with the issuance of debt and are charged to interest expense over the term of the related debt. Non-cash interest charges related to the amortization of deferred financing costs were $166,000 and $1,272,000 for the year ended December 31, 2004 and 2003, respectively. Upon filing for bankruptcy, the Company wrote-off deferred financing costs with a net book value of $3,966,000.

In order to serve its customers, the Company incurred up front fees to gain access to the collocation sites of certain vendors. The fees give the Company access to these sites for a period of up to 99 years. The Company is amortizing these fees to operating expenses on a straight-line basis over a period of five years, which is consistent with the depreciable life of the operating equipment located at these sites. The operating expense associated with the amortization of prepaid collocation costs was $5,000 and $344,000 for the years ended December 31, 2004 and 2003, respectively. As a result of the Company’s FAS 144 impairment analysis performed for the fourth quarter of 2003, the Company recorded an impairment charge related to the prepaid collocation costs of $856,000.

In the ordinary course of its business, the Company is required to issue letters of credit and surety bonds to regulatory bodies, customers, and landlords. These instruments remain in place for as long as the Company conducts business in certain states, provides services to these customers or occupies a particular facility. In order to obtain these letters of credit and surety bonds, the Company was required to post collateral in an amount equal to their face value.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 11.	Fixed Assets

Fixed assets consist of:

	December 31,
	2004	2003
	(in thousands)

Operating equipment	$14,526	$12,085
Computer hardware and software	5,545	2,748
Other equipment	3,463	1,504
Construction-in-progress	290	235

	23,824	16,572
Accumulated depreciation	(9,279)	(2,028)

	$14,545	$14,544

For the years ended December 31, 2004 and 2003 depreciation expenses were $7,817,000 and $15,771,000, respectively, of which $3,861,000 and $9,768,000, were included in discontinued operations. For the years ended December 31, 2004 and 2003 depreciation expenses for software costs were $418,000 and $697,000, respectively. The net book value of the undepreciated software costs was $1,122,000 and $1,322,000 as of December 31, 2004 and 2003, respectively.

Note 12.	Accounts Payable and Accrued Expenses

A summary of accounts payable, accrued expenses and other current liabilities are as follows:

	December 31,
	2004	2003
	(in thousands)

Taxes, including income taxes	$6,303	$10,814
Accrued compensation and other employee benefits	5,919	5,878
Accounts payable	4,451	72,359
Accrued carrier costs	3,955	32,270
Accrued professional fees	1,892	1,278
Other	1,802	2,212
Customer related liabilities	1,604	4,224
Accrued interest	118	14,402
Reorganization costs	—	3,195
Lease termination liability	—	1,058

	$26,044	$147,690

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 13.	Indebtedness

The Company’s debt consists of:

	December 31,
	2004	2003
	(in thousands)

Post-petition term loan	$5,000	$—
Senior secured credit facility, less unamortized discount of $8,662	—	147,438
6% Convertible Notes, less unamortized discount of $1,298	—	3,060

	5,000	150,498
Less current portion	(5,000)	(150,498)

	$—	$—

Post-petition Term Loan

On September 15, 2004, the Bankruptcy Court approved an order authorizing the Company to enter into a Post-Petition Term Loan Agreement (“DIP Agreement”) with Leucadia. On October 8, 2004, the Company borrowed $5,000,000, the maximum amount available under the DIP Agreement. The advance under the DIP Agreement was fully due and payable at the Termination Date (as defined in the DIP Agreement), which is the earlier of: (a) the date 180 days from the closing date; (b) the effective date of an approved Plan of Reorganization (as defined in the DIP Agreement); (c) the acceleration of the loans by Leucadia in accordance with certain conditions under the DIP Agreement or (d) the completion of the sale or liquidation of the Debtors or substantially all of their assets. Leucadia extended the Termination Date to April 22, 2005. Interest was calculated on the daily outstanding principle balance of the loan at a rate of 10% per annum and was payable on the Termination Date. The Company was required to pay a closing commitment fee of $150,000, which was payable in full on the Termination Date. The closing commitment fee and other fees totaling $76,000 were recorded as deferred financing costs and were amortized to interest expense over 180 days. The Company recorded amortization expense of $113,000 during the year ended December 31, 2004. The Debtors were subject to certain financial and non-financial covenants as set forth in the DIP Agreement. The Company maintained compliance with all of its covenants. The loans were secured by substantially all of the Debtors’ assets. The Company repaid the loans, including accrued interest of $274,000 and the closing commitment fee on the Emergence Date.

Senior Secured Credit Facility

In September 2000, subsidiaries of the Company entered into a senior secured credit facility. CCL and the Company have unconditionally guaranteed payment under the facility. The facility was amended and restated in April 2001. The senior secured credit facility provides for both a term loan facility and a revolving credit facility. The aggregate amount available was amended to $156.1 million, of which the term loan facility is $106.1 million and the revolving credit facility is $50 million. As of April 2001, the entire amount available under the senior secured credit facility had been borrowed. The senior secured credit facility is collateralized by substantially all of the Company’s assets. Additionally, the credit facility restricted the payment of cash dividends and loans to the Company.

In addition, in connection with the financing in April 2001, CCL issued warrants to purchase shares of its common stock. The estimated value of the warrants plus the excess of other commitments over their estimated fair value to the Company aggregating $12,454,000 was recorded as a debt discount in April 2001. In connection with the Company’s bankruptcy filing, the Company has written off the remaining debt discount of $8,596,000 as of January 15, 2004.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 13.	Indebtedness (continued)

On March 31, 2003, the Company entered into an amendment to its senior secured credit facility. Under this amendment, the former lenders under the facility agreed to waive and/or amend certain financial covenants set forth in the credit agreement until January 31, 2004. Additionally, the former lenders agreed to defer interest payments on the outstanding loans during the period beginning March 12, 2003 until February 2, 2004, during which time the loans accrued interest at a rate of 5.5% per annum plus the base rate, which was the higher of the prime rate or the federal funds effective rate plus 0.5% per annum. This rate was 9.75% at December 31, 2003. In addition, the required principal payments originally scheduled for 2003, which totaled $1.95 million, were deferred to February 2, 2004. As a result of its bankruptcy filing, the Company did not make the deferred interest and principal payments due on February 2, 2004. Additionally, the Company has not accrued interest on the outstanding principal subsequent to January 15, 2004 in accordance with SOP 90-7.

The Company was not in compliance with certain financial covenants contained in its credit agreement during the quarter ended September 30, 2003. On November 14, 2003, the Company’s lenders agreed to waive compliance with these covenants for the third quarter of 2003.

After receiving the amendment to the senior secured credit facility, the Company began to actively seek third party investment or other financial alternatives that would enable it to continue to restructure its obligations. On December 19, 2003, Leucadia purchased of all of the Company’s obligations under the senior secured credit facility, including interest accrued thereon, for $25,000,000. The Company and Leucadia also entered into an amendment to the senior secured credit facility, under which Leucadia agreed to forbear from enforcing certain rights under the credit agreement as a result of covenant violations or the Company filing for bankruptcy. Leucadia agreed to provide the Company with a debtor-in-possession loan of up to five million dollars and the authority to use cash collateral in the Chapter 11 proceeding. Concurrently, with the purchase of the senior secured credit facility and the execution of the amendment, the Company entered into a conversion agreement pursuant to which Leucadia agreed, upon the satisfaction of certain conditions, to convert the obligations due under the senior secured credit facility into 100% of the preferred stock and 100% of the common stock of the Company after its Chapter 11 reorganization. The Company incurred additional costs in connection with its process to further restructure its obligations, which consist primarily of legal fees and fees paid to its financial advisors of $111,000 and $1,401,000 for the years ended December 31, 2004 and 2003, respectively.

As a result of the Company filing for bankruptcy on January 15, 2004 and its failure to meet certain covenants during the fourth quarter of 2003, the Company was in default under its senior secured credit facility. Accordingly, the Company has classified all outstanding amounts due under this credit facility, less unamortized discount, as a current liability as of December 31, 2003. Prior to the bankruptcy filing, the term loan facility was scheduled to amortize in quarterly installments of principal commencing on February 2, 2004 with a final maturity on September 22, 2008. The revolving credit facility was to be automatically and permanently reduced in increasing quarterly installments of principal commencing on February 2, 2004 with a termination date on September 22, 2008. On January 15, 2004, the Company reclassified the outstanding principle amount of the credit facility and the related accrued interest of $13,923,000 to liabilities subject to compromise.

6% Convertible Subordinated Notes

The Company’s consolidated balance sheet includes $4,358,000 aggregate principal amount of CCL’s 6% Convertible Subordinated Notes upon the completion of the merger of CCL during 2002. The Company recorded the notes at $219,000, their fair value as of the acquisition date. The resulting discount of $4,139,000 was being amortized to interest expense over the remaining life of the notes, which were originally due October 1, 2006. The Company recorded amortization expense of $39,000 and $1,548,000 during 2004 and 2003, respectively. As a result of the Company’s bankruptcy filing, as of January 15, 2004, the Company has ceased accruing interest on the outstanding notes and has written off the remaining discount of $1,259,000 in accordance with SOP 90-7. The semi-annual interest payments that were due under the outstanding notes from April 1, 2002 through October 1, 2004

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 13.	Indebtedness (continued)

have not been made and CCL was in default under these notes. As such, the notes and the accrued interest thereon are currently due and payable in full.

Leucadia Term Loan

On the Effective Date, the Company entered into a $55 million Term Loan with Leucadia, of which $25 million went to satisfy a portion of Leucadia’s pre-petition secured claim, and $30 million was used to fund certain payments due under the Plan of Reorganization, repay the Post-petition Term Loan and fund the business operations of the Company. Pursuant to the Leucadia Term Loan Agreement, the Company, on July 22, 2005, is required to pay to Leucadia cash in a principal amount equal to $5,000,000 and all accrued and unpaid interest thereon, in partial repayment of the Leucadia Term Loan. The remaining principal and all accrued and unpaid interest shall be due and payable at the earliest of April 22, 2010 or the acceleration of the loans by Leucadia in accordance with certain conditions under the Leucadia Term Loan agreement. Interest is calculated on the daily outstanding principle balance of the loan at a rate of 10% per annum. The Company is subject to certain financial and non-financial covenants as set forth in the Leucadia Term Loan Agreement. The loans were secured by substantially all of the Company’s assets and have been guaranteed by the Company and certain of its subsidiaries.

The Company did not make the required July 22, 2005 payments for the Leucadia Term Loan, which constituted an Event of Default under the Leucadia Term Loan Agreement. During September 2005, the Company received a waiver for this default, which expired January 31, 2006. The Company paid Leucadia $100,000 in connection with this waiver. The Company did not make the required payment upon the expiration of the waiver. In addition, during the quarter ended December 31, 2005, the Company failed to meet its Consolidated EBITDA covenant, which constitutes an Event of Default. On May 1, 2006, the Company received waivers for these Events of Default, which will expire January 31, 2007. On August 3, 2006, the Company received an extended waiver, which will expire on July 1, 2007.

7% Subordinated Promissory Notes

In order to fund certain cash distributions required to be made pursuant to the Plan of Reorganization. The Company issued 7% Subordinated Promissory Notes (“Promissory Notes”) with a principle amount of $2,000,000. Certain bankruptcy professionals accepted the Promissory Notes as compensation for a portion of the services performed by those professionals through November 30, 2004 in lieu of receiving cash compensation. Additionally, certain former directors and officers of the Company also purchased these Promissory Notes.

Interest on the Promissory Notes is payable at 7% per annum, compounded annually. The Promissory Notes and all accrued interest and unpaid interest are due and payable at the earliest of: i) 90 days after the Leucadia Term Loan and any unpaid but accrued interest is repaid in full, ii) the date any transfer, sale or other disposition of substantially all of the assets or more than 50% of the outstanding shares or equity interests of the Company, and iii) April 22, 2008. The promissory notes are subject to two maturity extensions of up to fifteen months each if the Leucadia Term Loan is not paid in full on or before April 22, 2008 and if the enterprise value of the Company, less all debts of the Company other than the Leucadia Term Loan is less than the balance due under the Leucadia Term Loan and all of the Promissory Notes. The Promissory Notes are subordinated to the Leucadia Term Loan and have been guaranteed by the Company and certain of its subsidiaries. The acceleration of the maturity of the Leucadia Term Loan due to an Event of Default would constitute an Event of Default under the Promissory Notes. Leucadia did not accelerate the maturity of the Leucadia Term Loan prior to issuing the Company waivers in September 2005 and May 2006 for the Events of Default noted above.

The Company and certain of its subsidiaries have guaranteed the Promissory Notes. The Company does not have any independent assets or operations on it’s own nor does it have any significant asset or operations in any subsidiaries apart from the subsidiaries, which guaranteed the Promissory Notes. The guarantees are full and unconditional and joint and several.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 14.	Other Gains and Charges

During the year ended December 31, 2003, the Company entered into the following settlement agreements and other transactions:

During September 2003, the Company entered into an agreement to terminate a facility lease obligation with a remaining term of seven years. The agreement required the Company to permit the landlord to retain the $500,000 security deposit for the lease in October 2003 and to pay $1,250,000 over three years beginning mid-November 2003. The Company recorded a charge of $1,584,000 related to this agreement, which was equal to the present value of the payments to be made under this agreement. This charge is included in selling, general and administrative expenses. The Company ceased making payments under this agreement after filing for bankruptcy and the remaining liability was reclassified as a liability subject to compromise.

During August 2003, the Company collected $1,000,000 in cash, received 8,560 shares of its common stock and 319,699 shares of CCL’s common stock as payment for notes receivable due from former shareholders of the Company. The shares of common stock received were valued at $5,000 in the aggregate. The Company had previously deemed these notes to be uncollectible and had fully reserved these notes prior to 2003. The Company recognized a $1,005,000 gain for the amounts received on these notes, which is included in discontinued operations.

On May 25, 2001, KMC Telecom, Inc. and some of its operating subsidiaries, (collectively “KMC”), filed an action against certain subsidiaries of the Company contending that it was owed for alleged early termination liabilities under a services agreement and a co-location agreement. On September 9, 2003, this matter was completely settled by agreement of the parties, predominantly out of proceeds from an insurance policy designed to protect against such claims. The Company recognized a $452,000 gain for this settlement, which was the difference between the liability accrued and the amount paid. The gain is included in discontinued operations.

During June 2003, the Company paid $200,000 in cash and issued 300,000 shares of common stock, valued at $93,000 from its treasury in consideration for settlement of certain legal matters. The Company has recognized a $293,000 charge for the consideration given in this settlement, which is included in selling, general and administrative expenses.

Note 15.	Fair Values of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, trade accounts receivable, accounts payable, and long and short-term debt. The carrying amounts and fair values of the Company’s financial instruments are as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)

Short-term debt	$5,000	$5,000	$150,498	undetermined
Long-term debt	—	—	19,654	undetermined

The carrying amount of the Company’s cash and cash equivalents, trade accounts receivable and accounts payable reported in the consolidated balance sheet as of December 31, 2004 are deemed to approximate fair value because of their liquidity and short-term nature. The fair value of the Company’s short-term debt was estimated using estimated rates, which would be available to the Company for debt with similar terms. The carrying value of the short-term debt approximates its fair value.

It is impracticable for the Company to estimate the fair value of its accounts payable and long and short-term debt as of December 31, 2003, since these liabilities became subject to compromise at the time of the Company’s bankruptcy filing.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 16.	Leases

The Company has capital leases for certain of its equipment. Leased property consists of:

	December 31,
	2004	2003
	(in thousands)

Operating equipment	$397	$397
Computer hardware and software	384	—

	781	397
Accumulated depreciation	(407)	(80)

	$374	$317

Depreciation expense for equipment acquired by capital lease totaled $327,000 and $450,000 for the year ended December 31, 2004 and 2003, respectively, of which $259,000 and $450,000 was included in discontinued operations.

Future minimum annual payments under these leases at December 31, 2004 are as follows:

Total minimum lease payments due during the year ending December 31, 2005	$142,000
Less amount representing interest	$14,000

Present value of net minimum obligations	$128,000

The initial contract terms of the Company’s capital lease obligations outstanding as of December 31, 2003 expired prior to December 31, 2003. The Company recorded interest expense on these capital lease obligations in accordance with their initial contract terms. Upon filing for bankruptcy, the capital lease obligations and interest accrued thereon became subject to compromise and will be paid pursuant to the Company’s Plan of Reorganization.

On December 3, 2001, General Electric Capital Corp. (“GECC”) filed a civil lawsuit against CCL and an indirect subsidiary of the Company, seeking payment for allegedly past due amounts and the return of equipment under a capital equipment lease agreement. Thereafter, GECC filed a second complaint seeking a court order allowing it to take repossession of its alleged equipment. On September 24, 2002, the Court issued an order granting GECC’s request for repossession of the equipment. During the fourth quarter of 2002, the Company allowed GECC to take possession of the equipment. The capital lease obligations associated with the returned equipment totaled $7,943,000 as of December 31, 2003.

As of December 31, 2004, the Company had leases for office space, network facilities, vehicles and equipment, which extend through 2011. Total rent expense for the years ended December 31, 2004 and 2003 under operating leases was $3,627,000 and $3,775,000, respectively.

Future minimum annual lease payments under noncancellable operating leases at December 31, 2004, net of the unexpired leases rejected during 2005 pursuant to Section 365 of the Bankruptcy Code, are as follows:

				Future
	Lease Obligations		Rejected	Minimum
	Real Estate	Other	Leases	Payments
		(in thousands)

2005	$4,073	$28	$(369)	$3,732
2006	3,785	2	(326)	3,461
2007	3,722	—	(305)	3,417
2008	3,065	—	(249)	2,816
2009	2,234	—	(126)	2,108
Thereafter	2,089	—	(21)	2,068

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 17.	Related Party Transactions

Transactions with NTL

On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp., “New NTL”), NTL Europe, Inc. (then known as NTL Incorporated, “Old NTL”) and certain of New NTL’s and Old NTL’s subsidiaries, filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. The Plan became effective on January 10, 2003, at which time both companies emerged from Chapter 11 reorganization. Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and New NTL and Old NTL each emerged as independent public companies. New NTL became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, New NTL was a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Some of the Company’s directors were also officers and directors of Old NTL prior to its reorganization, and the Company’s then Chairman was an officer and director of New NTL following its reorganization.

On August 15, 2003, the Company’s then Chairman resigned his position as officer and director of New NTL. Accordingly, as of August 15, 2003, the Company’s management no longer considers New NTL and Old NTL to be related parties as defined in SFAS No. 57 “Related Party Disclosures.” However, the Company has provided the relevant disclosures and presented its balance sheet pursuant to SFAS No. 57 as if New NTL and Old NTL were related parties for the entire two-year period ended December 31, 2003.

In April 2001, CCL and the Company as co-obligors issued to Old NIL $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011. In addition, in April 2001, CCL issued warrants with an estimated value of $397,000 to Old NTL, which was recorded as a debt discount at that time. Interest on the 10.75% Unsecured Convertible PIK Notes Due April 2011 was payable semiannually on October 15 and April 15 of each year. The interest was payable in kind by the issuance of additional unsecured convertible notes in principal amount equal to the interest payment that was then due. The notes were convertible into common stock at a conversion price of $38.90 per share. These notes were redeemable, in whole or in part, at the Company’s option, at any time after April 12, 2003, at a redemption price of 103.429% that declined annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date. At December 31, 2003, the total amount of the notes outstanding, less the unamortized discount of $288,000 was $19,654,000. As of the Petition Date, the Company ceased accruing interest on the outstanding notes and wrote off the remaining debt discount of $286,000 and classified the notes and accrued interest totaling $20,023,000 as liabilities subject to compromise.

A subsidiary of the Company provides billing and software development services to subsidiaries of New NTL. The Company recognized revenues for these services of $2,780,000 for the year ended December 31, 2003.

In 2001, the Company and Old NTL entered into a license agreement whereby Old NTL was granted an exclusive, irrevocable, perpetual license to use certain billing software developed by the Company for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $12.8 million. The Company recorded the $12.8 million as deferred revenue to be recognized over a period of three years, which was the estimated amount of time the Company expected to provide service under this arrangement. The Company recognized $4.3 million of this revenue during 2003.

Management Transition Agreements

On the Emergence Date, the Company entered into Transition Agreements with Mr. Gravina and Mr. Peterson, the Company’s then Chief Executive Officer and Chief Financial Officer, respectively. The Transition Agreements provided for: i) their resignation as executive officers and directors with the Company, ii) for the appointment of Mr. Gravina as the non-executive Chairmen of the Board of Reorganized ATX and iii) for the appointment of Mr. Peterson as a non-executive Senior Advisor. Pursuant to the Transition Agreements, Mr. Gravina

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 17.	Related Party Transactions (continued)

and Mr. Peterson served in these positions for a period of one year from the Emergence Date. Mr. Gravina and Mr. Peterson received base salaries of $437,500 and $375,000, respectively, and were entitled to participate in health, insurance, retirement and other benefits provided to other senior executives of the Company. Additionally, Mr. Gravina and Mr. Peterson were also granted 30,000 and 20,000 common shares, respectively, under the Management Restricted Stock Plan.

Pursuant to the Transition Agreements, the Company was also required to make payments to Mr. Gravina and Mr. Peterson in the amount of $425,000, of which $212,500 was paid on April 22, 2005 by cash payments of $102,500 and $127,500 and the issuance of 7% Promissory Notes with a face value of $154,000 and $129,000 to Mr. Gravina and Mr. Peterson, respectively. The remaining $212,500 was paid in equal monthly installments through April 2006. In consideration of these payments, Mr. Gravina and Mr. Peterson have agreed to certain non-compete provisions.

Separation and Consulting Agreement

On March 24, 2005, the Company entered into a Separation and Consulting Agreement (“Separation Agreement”) with Mr. Holt, the Company’s former Senior Vice President — Chief Counsel for Law & External Affairs & Secretary. In consideration of Mr. Holt providing services to the Company through July 15, 2005 in connection with its reorganization process, the Company agreed to pay Mr. Holt $275,000 payable in up to four installments. All payments under the Separation Agreement were made as of May 4, 2005.

Transactions with Directors

On the Emergence Date, the three non-executive directors of the Company purchased the 7% Promissory Notes of Reorganized ATX with a face amount of $433,000 for $268,000 in cash and $68,000 in their accrued but unpaid directors fees earned in the performance of services as directors of the Company.

During 2003, the Company engaged B/G Enterprises, LLC, a company affiliated with a non-executive director of the Company, to provide travel related services. The cost of these services totaled $81,000 during 2003.

Other Transactions with Mr. Gravina

During 2003, the Company inadvertently paid certain invoices that included approximately $15,000 of personal expenses of Mr. Gravina prior to the time that such invoices were reimbursed to the Company by Mr. Gravina. These amounts have been reimbursed to the Company in full and the Company has implemented additional controls and procedures to prevent this from recurring.

Transactions with Entities Related to Michael Karp

The Company leased office space and a network facility from entities controlled by Mr. Karp, an individual who owned approximately 34% of the outstanding shares of the Company’s common stock. Rent and utility expenses for these leases for the years ended December 31, 2004 and 2003 was $718,000 and $1,977,000, respectively. The Company provided telephone services to entities controlled by Mr. Karp for whom the Company billed $43,000 and $25,000 for each of the years ended December 31, 2004 and 2003, respectively.

Leucadia Guarantee

On June 2, 2006, Leucadia issued a guarantee to the Company, which provides for financing to the Company for the satisfaction of cash obligations in an amount not to exceed $10 million. The guarantee expires at through the earlier of (a) the change in control of the Company whether by its merger, acquisition or sale of all or substantially all of its assets; or (b) March 31, 2007. The Company’s management does not anticipate obtaining any financing pursuant this guarantee. On August 3, 2006, Leucadia extended its guarantee to the Company. The

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 17.	Related Party Transactions (continued)

guarantee now expires at the earlier of (a) the change in control of the Company whether by its merger, acquisition or sale of all or substantially all of its assets; or (b) July 31, 2007.

Note 18.	Employee Benefit Programs

401(k) Plan

The Company sponsors a 401(k) plan in which all full-time employees who have completed 90 days of employment and are 21 years of age may participate. The Board of Directors determines the Company’s matching contribution annually. Participants may make salary deferral contributions of 1% to 25% of their compensation not to exceed the maximum allowed by law. The expense for the years ended December 31, 2004 and 2003 was $148,000 and $67,000, respectively.

Midwest CLEC Retention Bonus Program

In connection with the disposal of the Company’s Midwest CLEC, the Company established a retention bonus program for initially 42 employees that support the operations of the Midwest CLEC. Under the retention program, the Company was required to pay a bonus to employees who maintain employment through December 31, 2005 (“Termination Date”) at the earlier of the first regular pay period following (a) the Termination Date; or (b) thirty days following the completion of the sale of the Midwest CLEC. In the event that an employee ceased to be employed by the Company prior to the Termination Date due to (a) resignation; or (b) termination for cause, the employee was not entitled to receive the retention bonus. The Company initially estimated the fair value of the liability as of the Termination Date to be $365,000 and was accruing for this liability ratably through the Termination Date.

Key Employee Severance Program

Pursuant to the Plan of Reorganization, the Company established the Key Employee Severance Program (“KESP”), which became effective on the Emergence Date. The KESP was established to provide cash severance payments to certain employees of the Company in the event their jobs are terminated within one year from the Effective Date. The KESP is administered by the Company’s Board or such other person as designated by the Board. The plan administrator has full authority under the KESP to control and manage the operation and administration of the KESP and to make all determinations of eligibility for severance under the KESP.

The total amount of severance pay available to an employee under the KESP is based upon a base severance amount multiplied by a severance multiplier. The base severance amount is equal to the employee’s monthly base salary, as in effect immediately prior to termination plus the employee’s average monthly commissions, as applicable. On March 31, 2006, the Company’s Board extended the KESP to critical employees of the Company through April 23, 2007.

Note 19.	Shareholders’ Equity

Stockholder Rights Plan

The Company adopted a stockholder rights plan in December 2001. In connection with the stockholder rights plan, the Board of Directors declared and paid a dividend of one preferred share purchase right for each share of common stock outstanding on December 17, 2001. Each right entitles the holder, under certain potential takeover events, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, referred to as Series A Preferred Stock, at an initial exercise price of $8.82 as determined on July 10, 2002. There are 1,000,000 shares of Series A Preferred Stock authorized for issuance under the plan. No shares of Series A Preferred Stock are issued or outstanding. As of the Emergence Date the Stockholder Rights Plan was cancelled.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 19.	Shareholders’ Equity (continued)

Warrants

The Company had the following warrants outstanding as of December 31, 2004, all of which were cancelled as of the Emergence Date.

	Number of	Exercise
Year of Issue	Shares	Price	Expiration Date

1999	1,000	$534.88	August 2008
2001	272,000	$0.39	April 2011

ATX Stock Options

In December 2001, the Company adopted a new stock option plan for its employees. A total of 8.7 million shares of common stock were reserved for issuance under the plan, which represents 22.5% of the total fully diluted shares of the Company. During 2002, the Board of Directors approved grants of options to purchase an aggregate of approximately 7.8 million shares of the Company’s common stock, representing approximately 20% of the total fully diluted shares. The number of shares available under the plan and the number of shares into which each option was exercisable were subject to adjustment in the event of stock splits and other similar transactions.

The Company’s option plan provided that incentive stock options be granted at the fair market value of the Company’s common stock on the date of grant, and nonqualified stock options be granted at a price determined by the Compensation and Option Committee of the Company’s Board of Directors. Options were generally exercisable as to 34% of the shares subject thereto on the date of grant and became exercisable as to an additional 33% of the shares subject thereto on each anniversary thereafter, while the option holder remains an employee of the Company or its affiliates. Options were to have expired ten years after the date of the grant. All of the ATX Stock Options were cancelled as of the Emergence Date.

A summary of the Company’s stock option activity and related information is as follows:

					Weighted Average
		Weighted	Options	Available for	Remaining
	Number of	Average	Exercisable at	Future Option	Contractual Life
	Options	Exercise Price	Period-End	Grants	(In years)

Balance at December 31, 2002	$7,183,000	1.00	$2,445,000	$1,521,000	$9

Granted	100,000	0.33
Exercised	(4,000)	1.00
Forfeited	(359,000)	0.88	4,657,000	1,776,000	8.0

Balance at December 31, 2003	6,920,000	1.00
Forfeited	(335,000)	0.93	6,585,000	2,111,000	7.0

Balance at December 31, 2004	6,585,000	1.00

New Common Stock

Pursuant to the Plan of Reorganization as of the Emergence Date, the Company’s common shares, preferred equity shares, stock options and warrants were cancelled. The Articles of Incorporation of ATX authorized 1,000,000 shares of $0.01 par value common stock for issuance. As of the Emergence Date, The Company issued

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 19.	Shareholders’ Equity (continued)

850,000 shares of common stock to settle a portion of Leucadia pre-petition secured claims and issued 50,000 shares pursuant to the Management Transition Arrangements.

Management Restricted Stock Plan

Pursuant to the Plan of Reorganization, the Company established the Management Restricted Stock Plan (“Restricted Stock Plan”), which became effective on the Emergence Date. The Restricted Stock Plan was subsequently amended and restated by the Board on March 31, 2006. Under the Restricted Stock Plan, the Company is authorized to award up to 150,000 shares of its common stock to participants. The Company’s Board administers the Restricted Stock Plan. On the Emergence Date, the Company issued 50,000 shares of restricted stock pursuant to the Management Transition Agreements. These shares were fully vested as of the date of grant. On March 31, 2006, the Board granted 72,500 shares of restricted stock to participants under the Restricted Stock Plan. The shares granted on March 31, 2006 vest as follows: 50% vest after 24 months following the Emergence Date and 50% vest after 36 months following the Emergence Date. The shares will also become fully vested upon a change in control.

Note 20.	Income Taxes

The Company is subject to U.S. Federal, state and local income taxes. During the years ended December 31, 2004 and 2003, the Company’s provision for income taxes consisting solely of current state and local income taxes was $238,000 and $154,000, respectively, of which $229,000 and $149,000 related to continuing operations.

The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

	Year Ended December 31,
	2004	2003
	(in thousands)

Benefit at federal statutory rate (35%)	$(9,150)	$(49,878)
State and local income taxes	238	154
Expenses not deductible for tax purposes	8,280	29,233
Valuation allowance
Actual income tax expense	870	20,645

	$238	$154

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 20.	Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and the impact of available NOL carryforwards. The significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2004	2003
	(in thousands)

Deferred tax assets:
Net operating loss carryforwards	$126,533	$120,480
Intangibles	31,766	35,457
Fixed assets	15,755	18,959
Accrued expenses	10,000	8,581
Allowance for doubtful accounts	5,242	4,043
Deferred charges and other	2,028	2,049
Deferred revenue	—	784

	191,324	190,353
Valuation allowance for deferred tax assets	(191,324)	(190,353)

Net deferred tax assets	$—	$—

The Company’s deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company’s deferred tax assets have been offset by a valuation allowance of $191.3 million and $190.4 million as of December 31, 2004 and 2003, respectively, due to the uncertainty of realizing such tax benefit. The Company’s decision to establish a valuation allowance was primarily based on negative evidence of cumulative losses in recent years.

The ability of the Company to use its NOL carryforwards and other tax attributes is subject to statutory and other limitations after the Emergence Date. One such limitation is the required reduction of certain tax attributes due to the cancellation of indebtedness. The United States Treasury Department and the IRS have issued regulations that provide for tax attribute reduction when the debt of a member of a consolidated group is forgiven. Also the Company’s future ability to utilize any remaining NOL carryforwards generated before the “ownership change” that occurred to the Company when it emerged from bankruptcy, and possibly its future ability to utilize “built-in” loss deductions, if any, that existed at Emergence Date, which are expected to be limited by Internal Revenue Code Section 382.

Note 21.	Sale to Broadview Networks Holdings, Inc.

Pursuant to a Stock Purchase Agreement dated as of June 26, 2006, by and among the Company, Leucadia, the minority stockholders of ATX and Broadview Networks Holdings, Inc. (“Broadview), agreed to sell their entire interests in the Company to Broadview for a cash of $97 million, subject to working capital adjustments. Closing of the transaction is subject to receipt of required regulatory approvals, purchaser financing and satisfaction of certain closing conditions.

Note 22.	Commitments and Contingent Liabilities

The Company has standby letters of credit of $568,000 outstanding at December 31, 2004, which are fully collateralized by certificates of deposit classified as part of other long-term assets.

The Company is involved in various legal matters, arising in the ordinary course of its business, which may result in pending or threatened litigation and claims. In addition, the Company is also subject to proceedings under

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Note 22.	Commitments and Contingent Liabilities (continued)

government laws and regulations. These matters are subject to many uncertainties and outcomes, which makes the Company unable to determine the ultimate monetary liability or financial impact with respect to these matters at December 31, 2004. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Upon filing for Chapter 11 bankruptcy protection, all of the outstanding legal matters relating to pre-petition litigation claims were automatically stayed and have been classified as general unsecured claims of ATX. Pursuant to the Company’s Plan of Reorganization, upon finalization of the allowed amount of the pre-petition litigation claims, the allowed claims will be satisfied in cash as part of the general unsecured claims. The pre-petition litigation claims of Verizon and AT&T will be satisfied in accordance with the Verizon Settlement Agreement and AT&T Settlement Agreement, respectively. Claims arising after the Petition Date were not discharged following emergence.

SEC Investigation

On April 7, 2004, the Securities and Exchange Commission (the “SEC”), notified ATX that it had issued a formal order of investigation relating to alleged activities of the Company’s provisioning department. The SEC has since informed ATX that it closed its investigation without further action. Additionally, the SEC withdrew the proof of claim that it filed against the Company in its bankruptcy proceedings.

Priority Tax Claims

The Company is in the process of validating outstanding tax claims, the majority of which represent estimated claims related to state tax audits under appeal. Although ATX cannot reasonably estimate the ultimate amounts to be paid, ATX estimates that the liability resulting from the reconciliation process with the various state taxing authorities ranges from $3.5 million to $4.5 million.

ATX COMMUNICATIONS, INC.
Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2006	2005
	(in thousands, except
	share data)

ASSETS
Current assets:
Cash and cash equivalents	$13,145	$12,700
Restricted cash	1,529	3,265
Accounts receivable — trade, less allowance for doubtful accounts of $5,049 and $7,340	18,997	19,814
Current portion of notes receivable	3,494	3,118
Prepaid expenses and other current assets	2,958	4,676

Total current assets	40,123	43,573
Fixed assets, net	14,726	16,045
Goodwill	5,848	5,848
Intangible assets, net	14,365	16,469
Notes receivable, net of discount	3,222	4,861
Other	1,876	2,064

Total assets	$80,160	$88,860

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$18,356	$21,950
Accrued reorganization costs	4,110	9,002
Current portion of Leucadia Term Loan	5,000	5,000
Deferred revenue	2,001	1,801
Due to affiliates	5,011	4,031

Total current liabilities	34,478	41,784
7% Subordinated promissory notes, net of discount	1,881	1,852
Leucadia Term Loan	50,000	50,000
Other	156	149
Commitments and contingent liabilities
Shareholders’ deficiency:
Common stock $.01 par value; authorized 1,000,000 shares; issued and outstanding 900,000 shares	9	9
Additional paid-in capital	1,700	1,312
Accumulated deficit	(8,064)	(6,246)

Total shareholders’ deficiency	(6,355)	(4,925)

Total liabilities and shareholders’ deficiency	$80,160	$88,860

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Consolidated Statement of Operations (Unaudited)
For the Six Month Period Ended June 30, 2006

(in thousands)

Revenues	$79,610
Costs and expenses:
Operating	47,686
Selling, general and administrative	26,014
Depreciation	3,068
Amortization	2,111

Total costs and expenses	78,879

Operating income	731
Other income (expense):
Interest income and other	1,051
Interest expense	(2,883)

Loss from continuing operations before income taxes	(1,101)
Income taxes	(755)

Loss from continuing operations	(1,856)
Income from discontinued operations	38

Net loss	$(1,818)

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Consolidated Statement of Cash Flows (Unaudited)
For the Six Month Period Ended June 30, 2006

(in thousands)

Operating activities
Net loss	$(1,818)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from discontinued operations	(38)
Depreciation	3,068
Amortization	2,111
Provision for losses on accounts receivable	284
Amortization of debt discount	29
Amortization of discount on notes receivable	(51)
Stock-based compensation	388
Changes in operating assets and liabilities:
Accounts receivable	533
Prepaid expenses and other current assets	1,718
Other assets	188
Accounts payable and accrued expenses	(3,594)
Accrued reorganization costs	(3,156)
Deferred revenue	200
Due to affiliates	(169)

Net cash used in continuing operations	(307)
Net cash provided by discontinued operations	38

Net cash used in operating activities	(269)
Investing activities
Purchase of fixed assets	(1,749)

Net cash used in investing activities	(1,749)
Financing activities
Interest expense on Leucadia Term Loan	2,765
Interest payments on Leucadia Term Loan	(1,616)
Proceeds from collection of notes receivable	1,314

Net cash provided by financing activities	2,463

Net increase in cash and cash equivalents	445
Cash and cash equivalents at beginning of period	12,700

Cash and cash equivalents at end of period	$13,145

Supplemental disclosure of cash flow information:
Cash paid for interest	$16
Income taxes paid	$685

The accompanying notes are an integral part of these financial statements.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements — Unaudited

Note 1.	Basis of Financial Statement Preparation

The accompanying unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The unaudited interim consolidated financial statements, which reflect all adjustments (consisting of normal recurring items or items discussed herein) that management believes necessary to present fairly results of interim operations, should be read in conjunctions with the Notes to Consolidated Financial Statements (including the Significant Accounting Policies) included in ATX Communications, Inc.’s (“ATX” or the “Company”) audited consolidated financial statements for the period from April 23, 2005 to December 31, 2005. Results of operations for the interim period presented are not necessarily indicative the results of operations that may be expected for the year ending December 31, 2006. The consolidated balance sheet at December 31, 2005 was extracted from the audited annual financial statements and does not include all the disclosures required by GAAP for annual financial statements.

Note 2.	Sale of the Company to Broadview Networks Holdings, Inc.

Pursuant to a Stock Purchase Agreement (“SPA”) dated as of June 26, 2006, by and among the Company, Leucadia, the minority stockholders of ATX and Broadview Networks Holdings, Inc. (“Broadview”), Leucadia and the minority stockholders of ATX agreed to sell their entire interests in the Company to Broadview for $97 million, subject to working capital adjustments. Closing of the transaction is subject to regulatory approvals, purchaser financing and satisfaction of certain closing conditions.

Note 3.	Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes a “more likely than not” threshold for financial statement recognition and measurement of a tax position taken or expected to taken in a tax return. This Interpretation also provides guidance on other topics related to accounting for income tax assets and liabilities, interest and penalties associated with tax positions and income taxes in interim periods as well as income tax disclosures. This interpretation is effective as of January 1, 2007. The company is currently evaluating FIN 48 and the related impact on the Company’s financial position and results of operations.

Note 4.	Certain Risks and Uncertainties

Competition

The telecommunications industry is highly competitive and regulated and is impacted by product substitution, technological advances, excess network capacity and the entrance of new competitors. Competition for products and services is based on price, quality, network reliability, service features and responsiveness to customers’ needs.

The Company, which is known as a Competitive Local Exchange Carrier (“CLEC”), would not be able to provide existing local services to its customers without the right and ability to purchase telecommunications services from the ILEC at reasonable rates. Many facilities-based CLECs have committed substantial resources to building their networks or to purchasing other industry participants with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs or long distance carriers, a provider can offer a single source for local and long distance services similar to those offered by the Company. Many of the Company’s competitors have substantially greater financial, personnel and other resources, with greater flexibility and a lower relative cost structure than the Company. The recent completion of large mergers

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements — Unaudited (continued)

Note 4.	Certain Risks and Uncertainties (continued)

within the telecommunications industry could result in improved cost structures for the Company’s competitors, which could result in competitors offering lower prices.

Government Regulation

The Company is subject to significant federal, state and local laws, regulations and orders that affect the rates, terms and conditions of certain of its service offerings, its costs and other aspects of its operations. Regulation of the telecommunications industry varies from state to state, and changes in response to technological developments, competition, government policies and judicial proceedings. The Company cannot predict the impact, nor give any assurances about the materiality of any potential impact, that such changes may have on its business or results of operations, nor can it guarantee that regulatory authorities will not raise issues regarding its compliance with applicable laws and regulations.

Note 5.	Accrued Reorganization Costs

	June 30,	December 31,
	2006	2005
	(in thousands)

Claims of unimpaired classes	$1,939	$5,019
Claims of impaired classes	1,618	3,083
Other claims	553	900

	$4,110	$9,002

Note 6.	Indebtedness

Leucadia Term Loan

On April 22, 2005, the Company entered into a $55 million Term Loan with Leucadia National Corporation (“Leucadia”). Interest is calculated on the daily outstanding principal balance of the loan at a rate of 10% per annum. Interest expense for the six-month period ended June 30, 2006 was $2,765,000. The Company made interest payments on this loan of $1,615,000 for the six-month period ended June 30, 2006. The Company is required to meet a minimum Consolidated EBITDA covenant and a maximum Capital Expenditure covenant on a quarterly basis as set forth in the Term Loan Agreement. The loans are secured by substantially all of the Company’s assets and have been guaranteed by the Company and certain of its subsidiaries.

During 2005, the Company did not make a required principal payment for the Term Loan, which constituted an Event of Default under the Term Loan Agreement. In addition, during the quarter ended December 31, 2005, the Company failed to meet its Consolidated EBITDA covenant, which constituted an Event of Default. On May 1, 2006, the Company, received waivers for these Events of Default, which will expire January 31, 2007. On August 3, 2006, the Company received an extended waiver, which will expire on July 1, 2007.

7% Subordinated Promissory Notes

On April 22, 2005, the Company issued 7% Subordinated Promissory Notes (“Promissory Notes”) with an aggregate principal amount of $2,000,000. The total consideration received by the Company for these notes was $1,814,000. The resulting discount of $186,000 is being amortized to interest expense over the expected life of the Promissory Notes. The Company recorded interest expense from the amortization of the discount of $29,000 during the six-month period ended June 30, 2006. Interest on the Promissory Notes is payable at 7% per annum, compounded annually. Interest expense for the six-month period ended June 30, 2006 was $71,000.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements — Unaudited (continued)

Note 7.	Discontinued Operations

Income from discontinued operations principally reflects working capital adjustments and resolution of certain sale-related obligations related to the Company’s sale of its Midwest CLEC operations and Voyager operations, which were sold during 2005.

Note 8.	Key Employee Severance Program

On April 22, 2005, the Company’s established the Key Employee Severance Program (“KESP”) for certain employees of the Company. The total amount of severance pay available to an employee under the KESP is based upon a base severance amount multiplied by a severance multiplier. The base severance amount is equal to the employee’s monthly base salary, as in effect immediately prior to termination. On March 31, 2006, the Company’s Board extended the KESP to critical employees of the Company through April 23, 2007. As of June 30, 2006, the Company would be obligated to pay a minimum of $1.4 million in the event that all of the employees included in the KESP were terminated. As of June 30, 2006, no liability has been established under the KESP as it is not probable that the Company will terminate any employees subject to the KESP.

Note 9.	Management Restricted Stock Plan

On April 22, 2005, the Company established the Management Restricted Stock Plan (“Restricted Stock Plan”). The Restricted Stock Plan was subsequently amended and restated by the Board on March 31, 2006. Under the Restricted Stock Plan, the Company is authorized to award up to 150,000 shares of its common stock to participants. The Restricted Stock Plan is administered by the Board. On April 22, 2005, the Company issued 50,000 shares of restricted stock, which fully vested as of the date of grant.

On March 31, 2006, the Board granted 72,500 shares of restricted stock to four participants under the Restricted Stock Plan. The shares granted on March 31, 2006 vest as follows: 50% vest on April 22, 2007 and 50% vest on April 22, 2008. The shares will also become fully vested upon a change in control. The estimated fair value of the restricted shares awarded on March 31, 2006 of $42.15 per share was determined by utilizing the terms of the purchase price calculation included in the SPA. During the six-month period ended June 30, 2006, the Company recognized compensation costs of $388,000. As of June 30, 2006, total unrecognized compensation cost related to non-vested restricted shares was $2,668,000. The remaining unrecognized costs will be recognized over the vesting period through April 22, 2008.

Note 10.	Related Party Transactions

Leucadia Guarantee

On June 2, 2006, Leucadia issued a guarantee to the Company, which provides for financing to the Company for the satisfaction of cash obligations in an amount not to exceed $10 million. The guarantee expires at the earlier of (a) the change in control of the Company whether by its merger, acquisition or sale of all or substantially all of its assets; or (b) March 31, 2007. The Company’s management does not anticipate obtaining any financing pursuant this guarantee. On August 3, 2006, Leucadia extended its guarantee to the Company. The guarantee now expires at the earlier of (a) the change in control of the Company whether by its merger, acquisition or sale of all or substantially all of its assets; or (b) July 31, 2007.

Due from Telebarbados

TeleBarbados, Inc. (“TeleBarbados”) is a telecommunications provider, which is owned by Leucadia. During the six-month period ended June 30, 2006, the Company sent two of its employees to Barbados to assist TeleBarbados in setting up its network infrastructure. The Company billed Telebarbados $20,000 for the time and expenses of its employees.

ATX COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements — Unaudited (continued)

Note 10.	Related Party Transactions (continued)

Cost Reimbursement Agreement

On June 26, 2006, in connection with the Stock Purchase Agreement (“SPA”) executed on June 26, 2006, the Company agreed to reimburse each of the Sellers, excluding Leucadia, for the reasonable fees and expenses incurred by the Seller in connection with the SPA, in an amount to be paid to each of the Sellers not to exceed $25,000. The Company accrued $125,000 in connection with this reimbursement agreement, which is included in selling, general and administrative expenses. The Sellers include both current and former executive management of the Company.

Transactions with GPX Enterprises

During 2005, the Company entered into assignment agreements with GPX Enterprises (“GPX”) to assign all of its rights, title and interest in two Suite License Agreements. GPX is owned and operated by a current director and former executives of the Company. Pursuant to the agreements, GPX was responsible for the reimbursement of deposits under these agreements totaling $60,000. As of June 30, 2006, the Company has not received these funds. The Company recorded a $60,000 reserve against these outstanding balances.

Transactions with Mularkey (Copy Time) Printing

During the six-month period ended June 30, 2006, the Company purchased goods and services from Mularkey (Copy Time) Printing (“Mularkey”) in the amount of $8,000. Mularkey is a company controlled by a current director and former executive of the Company.

Note 11.	Income Taxes

The Company’s deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company’s deferred tax assets have been fully offset by a valuation allowance as of June 30, 2006 due to the uncertainty of realizing such tax benefit. The Company’s decision to establish a valuation allowance was primarily based on negative evidence of cumulative losses in recent years.

Note 12.	Commitments and Contingent Liabilities

As of June 30, 2006, the Company had purchase commitments of $2.3 million outstanding, of which all are due during 2006. Additionally, the Company has standby letters of credit of $573,000 outstanding at June 30, 2006, which are fully collateralized by certificates of deposit classified as part of other non-current assets. The letters of credit renew automatically on an annual basis unless cancelled.

On April 22, 2005, the Company made an irreversible election to provide Verizon with irrevocable letters of credit to secure payment in full for amounts billed to ATX. The letters of credit are subject to readjustments as set forth in the Company’s settlement agreement with Verizon. On April 22, 2006, the letters of credit were readjusted to $7.8 million. Pursuant to a Reimbursement Agreement between Leucadia and the Company, Leucadia issued the letters of credit to Verizon on behalf of the Company.

During 2005, the Company entered into an agreement with a vendor to provide long distance services for its customers. Under this agreement the Company is required to maintain a minimum monthly spending level of $600,000 and a minimum average monthly spending level of $800,000 for each twelve-month period. During the six-month period ended June 30, 2006, the Company’s average monthly spending level has fallen below $800,000 and accordingly, the Company recorded a liability of $157,000. The agreement expires during April 2007.

The Company is involved in various legal matters, arising in the ordinary course of its business, which may result in pending or threatened litigation and claims. In addition, the Company is also subject to proceedings under government laws and regulations. These matters are subject to many uncertainties and outcomes, which makes the Company unable to determine the ultimate monetary liability or financial impact with respect to these matters at June 30, 2006. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Eureka Broadband Corporation

We have audited the accompanying consolidated balance sheets of Eureka Broadband Corporation and its subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eureka Broadband Corporation and its subsidiaries at December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  Salibello & Broder LLP

New York, New York
April 12, 2007

Eureka Broadband Corporation
Consolidated Balance Sheets
December 31, 2006 and 2005

	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$8,223,735	$8,538,114
Restricted cash	190,856	35,000
Certificates of deposit	213,764	377,324
Accounts receivable, net of allowance for doubtful accounts of $1,417,480 and $3,833,428 at December 31, 2006 and 2005, respectively	7,019,054	7,970,713
Earned revenue in excess of billings for uncompleted contracts	868,268	1,453,718
Prepaid expenses and other current assets	4,685,599	4,299,783

Total current assets	21,201,276	22,674,652

Property and equipment, net	11,684,064	8,725,800
Restricted cash	175,000	365,856
Goodwill	14,580,039	16,611,740
Other intangible assets, net	15,293,576	15,073,333
Other assets	1,048,500	1,518,551

Total assets	$63,982,455	$64,969,932

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$6,699,021	$8,745,106
Accrued expenses	14,667,821	18,202,541
Deferred revenue	91,358	2,077,568
Current portion of notes payable	7,113,209	2,017,533
Current portion of capital lease obligations	27,009	47,779

Total current liabilities	28,598,418	31,090,527
Customer deposits	1,001,643	904,039
Notes payable	11,154,299	18,347,681
Capital lease obligations	11,302	47,532
Deferred income taxes	800,000	800,000

Total liabilities	41,565,662	51,189,779
Stockholders’ equity
Series A convertible preferred stock
Series A convertible preferred stock, $0.00001 par value; 196,993 shares authorized; 164,181 shares issued and outstanding at December 31, 2006 and 2005 (liquidation preference of $32,971,205 at December 31, 2006)	2	2
Series B convertible preferred stock
Series B convertible preferred stock, $0.00001 par value; 176,143 shares authorized, issued and outstanding at December 31, 2006 and 2005 (liquidation preference of $26,213,956 at December 31, 2006)	2	2
Series B-1 convertible preferred stock
Series B-1 convertible preferred stock, $0.00001 par value; 200,000 shares authorized; 176,000 and 180,000 shares issued and outstanding at December 31, 2006 and 2005, respectively (liquidation preference of $0 at December 31, 2006)	2	2
Series C convertible preferred stock
Series C convertible preferred stock, $0.00001 par value; 1,123,682 shares authorized; 1,023,682 shares issued and outstanding at December 31, 2006 and 2005 (liquidation preference of $15,924,134 at December 31, 2006)	10	10
Series D convertible preferred stock
Series D convertible preferred stock, $0.00001 par value; 1,000,000 shares authorized; 757,863 shares issued and outstanding at December 31, 2006 and 2005 (liquidation preference of $11,312,486 at December 31, 2006)	8	8
Common stock
Common stock, $0.00001 par value; 3,303,182 authorized; 227,348 shares issued and outstanding at December 31, 2006 and 2005	2	2
Additional paid-in capital	168,692,284	168,273,580
Accumulated deficit	(146,275,517)	(154,493,453)

Stockholders’ equity	22,416,793	13,780,153

Total liabilities and stockholders’ equity	$63,982,455	$64,969,932

The accompanying notes are an integral part of these financial statements.

Eureka Broadband Corporations
Consolidated Statements of Income
Years Ended December 31, 2006 and 2005

	2006	2005

Revenue
Network services	$116,670,017	$60,123,779
Installations	1,517,944	935,288
Other	629,834	51,501
Credits	(984,401)	(637,194)

Total net revenue	117,833,394	60,473,374

Costs and expenses
Cost of network services	76,405,527	35,971,289
Selling, general and administrative	30,388,805	20,692,905
Business restructuring costs	—	78,960

Total costs and expenses	106,794,332	56,743,154

Income from operations	11,039,062	3,730,220

Interest and financing costs, net	(2,614,958)	(2,232,978)
Other income, net	63,832	65,006

Income before income taxes	8,487,936	1,562,248
Provision for income taxes	270,000	20,000

Net income	$8,217,936	$1,542,248

The accompanying notes are an integral part of these financial statements.

Eureka Broadband Corporation
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2006 and 2005

	Series A		Series B		Series B-1		Series C		Series D				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2004	164,181	$2	176,143	$2	—	$—	—	$—	—	$—	227,348	$2	$151,915,825	$(156,035,701)	$(4,119,870)
Issuance of Series B-1 Preferred Stock					180,000	2							8,998		9,000
Issuance of Series C Preferred Stock							1,023,682	10					5,118,400		5,118,411
Issuance of Series D Preferred Stock									757,863	8			10,180,891		10,180,898
Expenses related to issuance of Preferred Stock													(36,227)		(36,227)
Series D Warrants													1,085,693		1,085,693
Net income														1,542,248	1,542,248

Balance at December 31, 2005	164,181	2	176,143	2	180,000	2	1,023,682	10	757,863	8	227,348	2	168,273,580	(154,493,453)	13,780,153
Redemption of Series B-1 Preferred Stock					(4,000)	—							(200)		(200)
Stock-based compensation													418,904		418,904
Net income														8,217,936	8,217,936

Balance at December 31, 2006	164,181	$2	176,143	$2	176,000	$2	1,023,682	$10	757,863	$8	227,348	$2	$168,692,284	$(146,275,517)	$22,416,793

The accompanying notes are an integral part of these financial statements.

Eureka Broadband Corporation
Consolidated Statements of Cash Flows
Years Ended December 31, 2006 and 2005

	2006	2005

Cash flows from operating activities
Net income	$8,217,936	$1,542,248
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	3,154,899	2,233,373
Amortization of financing costs	406,086	211,936
Amortization of intangibles	1,534,974	461,667
Non-cash amortization of note payable	(250,000)	—
Provision for doubtful accounts	1,164,424	696,030
Net gain on sale of property and equipment	(6,257)	—
Stock based compensation	418,904	1,085,693
Changes in assets and liabilities, net of effects from acquisitions
(Increase) decrease in accounts receivable	1,513,119	(2,016,974)
Decrease in earned revenue in excess of billings	585,450	632,941
(Increase) in prepaid expenses and other current assets	(400,190)	(1,880,946)
(Decrease) increase in accounts payable	(2,046,085)	3,705,300
(Decrease) increase in accrued expenses	(1,704,399)	627,783
(Decrease) increase in deferred revenue	(1,986,210)	2,030,463
Increase in customer deposits	97,604	159,332

Net cash provided-by operating activities	10,700,255	9,488,846

Cash flows from investing activities
Cash unrestricted from cancellation of letters of credit	35,000	—
Sale (purchase) of certificates of deposit	163,560	(66,791)
Cash restricted for letters of credit	—	95,241
Sale of property and equipment	106,767	—
Purchases of property and equipment	(6,394,940)	(5,095,072)
Cash paid for acquisitions	(3,038,167)	(28,282,315)
Decrease (increase) in other assets	6,000	(62,500)

Net cash used in investing activities	(9,121,780)	(33,411,437)

Cash flows from financing activities
Cash paid for financing expenses	—	(1,377,379)
Principal payments on capital leases	(44,948)	(56,427)
Principal payments on notes payable	(1,878,763)	(766,383)
Proceeds from note financing	31,057	21,109,544
Proceeds from issuance of preferred stock	—	10,189,898
Redemption of restricted preferred stock	(200)	—

Net cash (used in) provided by financing activities	(1,892,854)	29,099,253

Net (decrease) increase in cash and cash equivalents	(314,379)	5,176,662
Cash and cash equivalents
Beginning of year	8,538,114	3,361,452

End of year	$8,223,735	$8,538,114

Supplemental disclosure of cash flow information
Cash paid for interest	$2,277,202	$797,309

Cash paid for income taxes	$296,752	$—

The accompanying notes are an integral part of these financial statements.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006 and 2005

1.	Business and Organization

Eureka Broadband Corporation d/b/a InfoHighway Communications was incorporated January 20, 1998 as a C corporation under the laws of Delaware. The accompanying consolidated financial statements present the accounts of Eureka Broadband Corporation and its wholly-owned subsidiaries (“Eureka” or the “Company”). The Company is a facilities-based Competitive Local Exchange Carrier (CLEC) that provides integrated communications services to business customers. A portion of the Company’s revenue is derived from customers located in multi-tenant office buildings in which the Company has deployed a high-speed broadband network, pursuant to telecommunications license agreements executed with the owners of such properties.

The Company connects all of its wired buildings and “off-net” customers in a given market to one or more network points of presence (POPs) via leased facilities, then distributes customer voice and data traffic to either the Public Switched Telephone Network (PSTN) or the Internet. Products and services that the Company provides include dedicated high-speed Internet access, local and long distance telephone service, voice over Internet Protocol (VoIP), remote access services, audio conferencing, and value-added services such as email, Web hosting, virtual private networks (VPNs), and managed firewalls. In addition, the Company provides resale voice and Internet services delivered from various underlying carriers.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been presented on the accrual basis. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain reserves were recorded based upon significant uncertainties and may be adjusted from time to time as circumstances change.

Concentration of Credit Risk

The Company’s assets that are exposed to credit risk consist primarily of cash, cash equivalents, and trade receivables. The Company places its cash equivalents in instruments that meet high-quality credit standards, and are insured by the Federal Deposit Insurance Corporation up to $100,000 per bank; while the Company attempts to limit any financial exposure, its deposit balance, may at times, exceed federally insured limits. The Company has not experienced any losses in such accounts and believes no significant concentration of credit risk exists with respect to cash.

The Company extends credit to customers, which results in account receivable arising from its normal course of business activities. The Company routinely assesses the financial strength of its customers and, based upon this assessment, the Company believes that its credit risk exposure is limited. The Company uses the allowance for bad debt method of valuing doubtful accounts receivable which is based on historical experience, coupled with a review of the current status of existing receivables. The Company also records estimates of reserves for routine service credits granted to customers. The balance of the allowance for doubtful accounts and credits is deducted against trade accounts receivable to properly reflect the realizable value. The Company believes that it has sufficient allowances to cover any potential uncollectible amounts or credits issued.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost, which approximates market value. Cash and cash equivalents consist of all highly liquid investments purchased with a maturity of three months or less. Cash equivalents are made up of certificates of deposit and money market funds. At December 31, 2006 and 2005, the Company maintained a cash balance with a financial institution that exceeded the $100,000 federally insured amount.

Certificates of Deposit

Certificates of deposit are investments purchased with a maturity of more than three months.

Restricted Cash

In connection with various leases and certain contracts with vendors, the Company is required to post letters of credit. As collateral for outstanding letters of credit, the Company has restricted cash in the form of certificates of deposit. As of December 31, 2006 and 2005, the restricted cash balance was $365,856 and $400,856, respectively.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107 (“SFAS No. 107”), “Disclosure about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments, for which it is practicable to estimate the value. The carrying amounts of the Company’s financial instruments, which include cash equivalents, certificates of deposit, accounts receivable, accounts payable and other accrued expenses, approximate their fair values due to their short maturities. Based on the borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable approximates fair value.

Property and Equipment

Property and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. Equipment held under capital lease obligations is amortized over the shorter of the estimated useful life of the asset or the term of the lease. Upon retirement or disposition of property and equipment, the cost and accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations for that period. Leasehold improvements are amortized over the life of the improvement or the remaining lease term, whichever is shorter. Repair and maintenance costs are expensed as incurred.

Software Development Costs

The Company capitalizes the cost of internal-use software in accordance with Statement of Position 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). SOP 98-1 requires companies to capitalize and amortize the costs associated with developing or obtaining software for internal use. Such capitalization depends on the stage of the project and only certain specific costs are capitalized. All costs incurred for preliminary stage projects are expensed as incurred while application development stage projects are capitalized and accounted for as a long-lived asset. The application development stage costs are mainly internal compensation costs of employees involved with the project. For the year ended December 31, 2006, the Company capitalized $1,493,375 associated with these development efforts. Once the software is placed into service these costs are amortized to expense over the estimated useful life of the related asset. During 2006 the Company recorded amortization expense related to software development costs of $247,105.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

Deferred Financing Costs

In 2005, the Company recorded a deferred financing cost of $1,341,152 in connection with the Capital Source Term Loan. The amortization for the year ended December 31, 2006 and 2005 related to this loan amounted to $406,086 and $141,596, respectively. In 2005, the deferred financing costs of 70,340, which were associated with the convertible notes payable, were also charged to amortization expense. The financing costs are amortized using the effective interest method over the life of the loans.

Leases

Leases which meet certain criteria are classified as capital leases, and the related assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or fair market value of the leased properties at the beginning of their respective leases. Interest expense related to the lease liabilities is recorded to effect constant rates of interest over the terms of the leases. Leases which do not meet such criteria are classified as operating leases and related rentals are charged to expense as incurred.

Intangible Assets

Intangibles assets consist of customer relationships, a trademark and goodwill. The customer relationships are being amortized using the straight-line method over the estimated useful lives. The trademark was determined to have an indefinite life and is not being amortized. Intangible assets are reviewed at least annually for impairment, as required under Statement of Financial Accounting Standards 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets.” There were no impairments recorded in 2006 or 2005.

Impairment of Long-Lived Assets

The Company periodically evaluates the recoverability of its long-lived assets, other than goodwill and other indefinite life intangibles, to be held and used, whenever events, or changes in circumstances indicate that the carrying amount should be addressed in accordance with Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell.

SFAS No. 144 requires recognition of impairment of long-lived assets, other than goodwill and other indefinite life intangibles, in the event the carrying value exceeds the future undiscounted cash flows attributable to such assets. If such event exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using a profitability forecast, quoted market prices, or other valuation techniques as appropriate. The Company’s estimates of anticipated net revenues, the remaining estimated lives of tangible and intangible assets, or both, could be reduced significantly in the future due to changes in technology, regulations, available financing, or competition. There was no impairment recorded in 2006 or 2005.

Revenue Recognition

Network services revenue includes broadband data, local voice, voice usage, and installation services. Broadband data and local voice revenue are contractual services in which the revenue is recognized monthly as the services are provided. Voice usage is recognized in the month in which the service is provided. Installation service revenue is a nonrecurring service that is recognized during the period in which the service is performed.

The Company recognizes revenue from network design and cabling services using the percentage of completion method, measured by the percentage of cost incurred to date to the total estimated cost for each contract. Revisions in cost estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known. Contract terms provide for billing schedules that differ from revenue recognition

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

and give rise to earned revenues in excess of billings. The amount of earned revenue in excess of billings is evaluated periodically over the course of each project.

Operating Expenses

Cost of Sales

Cost of sales includes collocation costs, the costs of Internet connectivity, cost to providers of transmission capacity, voice resale costs, costs associated with network and equipment maintenance, payments to real estate owners with respect to access agreements, agent commissions, the cost of customer and network component installations. The Company performs bill verification procedures to ensure that there are no errors in vendors’ billed invoices. The bill verification procedures include the examination of bills, comparison of rates between billed rates and contractual rates, comparison of circuits billed to the Company’s database of active circuits, and evaluation of the trend of invoiced amounts by each vendor, including the types of charges being assessed. If the Company concludes that it has been billed inaccurately, a dispute is initiated with the vendor. If a resolution is reached with a vendor in which the disputed amount is settled for less than the corresponding accrual, the difference between the accrual and the settlement amount is recognized as a gain in the period in which the settlement is reached. Previously unaccrued disputes are tracked and reviewed periodically to assess whether a loss has become probable and estimable, in which case an accrual is established. If resolution of these disputes differ from the Company’s estimates, the reserve will be adjusted resulting in an increase or decrease in cost of sales. Depending on the type and complexity of the issues involved, it may and often does take several quarters to resolve disputes. In addition, significant judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations or settle any litigation. Actual results could vary from the estimated amounts accrued for disputes.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses include all employee salaries and related costs, including the costs of the Company’s personnel to operate its customer care and network operations center, commission to the Company’s sales force, recruiting, marketing, advertising, travel and entertainment, legal and professional fees, office rent and related expenses, insurance costs, application hosting costs, corporate taxes and surcharges, bad debt, general supplies, and other miscellaneous costs.

Income Taxes

The Company recognizes income taxes using the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS No. 109”), “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), “Share-Based Payment”. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees,” and requires expensing the fair value of stock options. The Company chose the modified prospective transition method, which requires that the new

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

guidance be applied to the unvested portion of all outstanding stock option grants as of January 1, 2006, and to new grants after that date. Under this method, compensation cost recognized on or after January 1, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with SFAS 123(R). Results for prior periods have not been restated. Under SFAS 123(R), compensation is recorded over the vesting period directly to paid-in capital.

Prior to January 1, 2006, the Company accounted for its stock-based compensation using the intrinsic-value method prescribed in APB No. 25 and related interpretations. As such, compensation was measured as the excess, if any, of the deemed fair market value of the Company’s common stock at the date of grant over the exercise price of the option granted. Compensation cost, if any, was recognized over the vesting period.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18 (“EITF No. 96-18”), “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” All transactions in which goods and services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counter-party’s performance is complete or on which it is probable performance will occur.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses certain assumptions. Expected volatility is computed based upon an analysis of publicly traded companies within the Company’s peer group (referred to as public comparables). The risk-free interest rate is based on the Federal Reserve rate for U.S. government securities with a term that corresponds to the expected term of the options granted. The Company uses historical data and other factors to estimate the expected forfeiture rate. The dividend yield assumption is based on the history and expectation of dividend payouts. The assumptions used in calculating the fair value of share-based payment awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change and the Company uses different assumptions, its stock-based compensation expense could be materially different in the future.

401(k) Plan

The Company has established a tax-qualified 401(k) employee savings, for all of its employees who meet the 401(k) plan’s eligibility requirement. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees and income earned on the 401(k) plan contributions are not taxable to the employees until withdrawn from the 401(k) plan. Employees may make contributions to the plan, which are subject to certain limitations. In 2006, the Company matched 50% of an employee’s 401(k) contribution up to a maximum of $2,500. The Company’s 401 (k) match expense in 2006 was $289,775. In 2005, the Company matched 33% of an employee’s 401(k) contribution up to 6% of annual salary. The Company’s 401(k) match expense in 2005 was $122,967.

3.	Acquisitions and Divestitures

Future Telecom, Inc.

On January 12, 2006, the Company entered into an asset purchase agreement with Future Telecom, Inc. (“Future”) to purchase its customer base receiving local and long distance telephone service in the northeast and the related accounts receivable in exchange for approximately $2.3 million, which includes a holdback payable of

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

3.	Acquisitions and Divestitures (continued)

approximately $450,000 included as an accrued expense on the Company’s consolidated balance sheet as of December 31, 2006. In addition, the Company signed a management agreement with Future, whereby the Company managed the servicing of the customer base effective February 1, 2006. The transaction was completed during April 2006 with an effective date of March 31, 2006. The Company acquired $1.8 million of intangible assets of which approximately $1.7 million was assigned to the acquired businesses’ customer base, which has an estimated useful life of 10 years and $100,000 was assigned to a non-compete agreement with the selling stockholder, which has a useful life of 2 years. The valuation of Future indicated that the fair value of the assets acquired exceeded the total of the purchase price paid. As a result, the excess value or negative goodwill was applied against the fair value of the assets acquired. The net unamortized amount of customer base is included in other intangible assets in the accompanying consolidated balance sheets.

InfoHighway Communications Corporation

On May 9, 2005, the Company signed an Agreement and Plan of Merger with InfoHighway Communications Corporation (“IH”). IH is a leading provider of resold telephone and internet services in the northeast United States with a sizeable customer base and strong distribution channels. The Company is expected to significantly reduce costs through customer migrations to its robust voice and data network as well as back-office synergies. The transaction closed on August 26, 2005 and the results of operations for the acquired businesses are included in the accompanying consolidated financial statements for the year ended December 31, 2006 and from the closing date through December 31, 2005.

The cost of all the stock of IH was $32.2 million, subject to working capital and other adjustments. Included in the purchase price is a deferred payment of up to $3 million of which $1.8 million was paid into escrow at closing. The remaining $1.2 million is included as an accrued expense on the Company’s consolidated balance sheets as of December 31, 2005 and was subsequently released, along with the funds in escrow, to the selling stockholders during 2006. As a result of the transaction, IH became a wholly-owned subsidiary of Eureka. As a condition to the transaction, all-outstanding shares, options and warrants for common and preferred stock of IH were cancelled.

The Company acquired $15.5 million of intangible assets of which approximately $2.0 million was assigned to the InfoHighway trademark and approximately $13.5 million was assigned to the acquired businesses’ customer base, which has an estimated useful life of 10 years. The net unamortized amount of customer base and trademark is included in other intangible assets in the accompanying consolidated balance sheets. Goodwill amounting to approximately $1,400,000 is expected to be deductible for tax purposes.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

3.	Acquisitions and Divestitures (continued)

The following table summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of each acquisition described above, including any adjustments to the purchase price allocation through December 31, 2006:

	Future	IH
	April 1,	August 26,
	2006	2005

Cash	$—	$2,703,964
Other current assets	523,810	8,056,730
Property and equipment	9,000	1,338,553
Intangible assets not subject to amortization — Trademark	—	2,000,000
Intangible assets subject to amortization
Customer base (ten year useful life)	1,655,217	13,535,000
Non-compete (two year useful life)	100,000	—
Goodwill	—	16,611,740
Other long-term assets	—	347,350

Total assets acquired	2,288,027	44,593,337

Current liabilities	—	11,327,782
Deferred income taxes	—	800,000
Other long-term liabilities	—	279,276

Total liabilities acquired	—	12,407,058

Purchase price	$2,288,027	$32,186,279

IH goodwill declined by $2,031,701 related to purchase accounting adjustments to the prior year acquisition of IH. The primary impact of the reallocation related to an increase in accounts receivable of approximately $1.2 million and a decrease in accrued expenses of approximately $1.1 million. The reallocation was based upon the finalization of the preliminary estimate of fair value.

S-One Communications, Inc

On May 1, 2004, the Company executed an Asset Purchase Agreement with S-One Communications, Inc. (“S-One”) to sell the customer base of Eureka’s Private Line Division. The division was involved in the provision of private line data and voice circuits that were utilized by financial trading, energy trading and securities brokerage companies (the “Business”). Pursuant to the agreement, the Company conveyed property and equipment to S-One, with a net book value of $71,876. The results of operations of the Business did not have a material effect on the Company. Under the terms of the agreement, S-One is required to make residual payments based on a percentage of sales of the Business for the two-year period beginning May 1, 2005 (the “Earn-Out Payments”). The Earn-Out Payments are 4% of sales of the Business for the six-month period ending October 31, 2005; 6% of sales of the Business for the six-month period ending April 30, 2006; 8% of sales of the Business for the six-month period ending October 31, 2006; and 10% of sales of the Business for the six-month period ending April 30, 2007. The Company earned approximately $50,000 and $35,000 under this agreement for the year ended December 31, 2006 and 2005 respectively, which is included in other income.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

4.	Contracts in Progress

Earned revenue in excess of billings on uncompleted contracts at December 31, 2006 and December 31, 2005 consist of the followings:

	2006	2005

Costs incurred	$9,054,662	$4,335,321
Estimated profits	2,291,314	1,169,509

Totals	11,345,976	5,504,830
Billings to date	(10,477,708)	(4,051,112)

Net	$868,268	$1,453,718

5.	Restructuring of Operations and Impairment Charges

During 2005, in connection with the InfoHighway acquisition, the Company recorded restructuring charges of $78,960.

	Beginning	Total	InfoHighway	Cash	Ending
	Obligation	Charges	Acquisition	Payments	Obligation

2006
Severance and benefits	$329,979	$—	$—	$(329,979)	$—
Building lease termination charges	—	—	—	—	—
Circuit termination charges	585,000	—	(585,000)	—	—

	$914,979	$—	$(585,000)	$(329,979)	$—

2005
Severance and benefits	$108,905	$78,960	$532,359	$(390,245)	$329,979
Building lease termination charges	—	—	—	—	—
Circuit termination charges	—	—	585,000	—	585,000

	$108,905	$78,960	$1,117,359	$(390,245)	$914,979

During 2006, there was a revaluation of $585,000 to goodwill for the IH acquisition.

6.	Balance Sheet Components

The following tables represent the components of prepaid expenses and other current assets and accrued expenses as of December 31:

	2006	2005

Prepaid expenses and other current assets
Insurance	$177,922	$142,663
Inventory	228,913	145,664
Maintenance	150,000	349,151
Non-trade receivables	646,997	402,628
Unbilled revenue	3,340,769	2,569,746
Security deposits	44,596	410,291
Other	96,402	279,640

	$4,685,599	$4,299,783

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

6.	Balance Sheet Components (continued)

	2006	2005

Accrued expenses
Agent commissions	$662,825	$641,049
Billing expenses	106,943	150,930
Deferred office rent	420,684	462,024
Holdback payable	449,860	1,200,000
Interest	250,000	414,627
Landlord royalties	1,483,451	1,909,602
Other expense accruals	426,632	840,209
Payroll and related expenses	364,070	1,844,056
Professional services	542,322	486,035
Restructuring costs	—	914,979
Taxes and regulatory fees	3,772,857	2,987,525
Third party carriers	6,188,177	6,351,505

	$14,667,821	$18,202,541

7.	Property and Equipment

Property and equipment consists of the following at December 31:

	2006	2005

Furniture	$207,020	$161,608
Leasehold improvements	317,687	330,698
Capitalized software costs	1,493,375	—
Network cabling	2,550,775	2,550,775
Network equipment	30,862,718	26,273,385
Office computers and equipment	2,292,609	2,095,194
Software	1,441,527	1,403,328
Vehicles	143,352	79,437
Construction in progress	51,339	428,712

	39,360,402	33,323,137
Less: Accumulated depreciation and amortization	27,676,338	24,597,337

	$11,684,064	$8,725,800

Assets acquired through capital leases for December 31 are as follows:

	2006	2005

Gross cost	$129,451	$155,196
Accumulated depreciation
Net cost	(73,072)	(50,390)

	$56,379	$104,806

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

8.	Other Intangible Assets

Other intangible assets at December 31 consist of the following:

	2006	2005

Amortized intangible assets
IH customer base	$13,535,000	$13,535,000
Future customer base	1,655,217	—
Future non-compete	100,000	—

	15,290,217	13,535,000
Less: Accumulated amortization	1,996,641	461,667

	13,293,576	13,073,333
Unamortized intangible assets
Trademark	2,000,000	2,000,000

	$15,293,576	$15,073,333

Estimated amortization expense for the year ended December 31 ,

2007	1,565,500
2008	1,528,000
2009	1,515,500
2010	1,515,500
2011	1,515,500

9.	Borrowings

Notes Payable

Notes payable consists of amounts payable to lenders as follows:

Fiscal Year
of Maturity	Rate	2006		2005

2005	Prime	$—		$250,000	(a)
2006	9.00%	—		99,516	(b)
2006	7.97%	—		51,672	(c)
2007	8.90%	17,508	(d)	—
2007	13.00%	—		214,026	(e)
2010	Variable	18,250,000	(f)	19,750,000	(f)

Total		18,267,508		20,365,214
Less: Current portion		7,113,209		2,017,533

Notes payable, net of current portion		$11,154,299		$18,347,681

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

9.	Borrowings (continued)

Principal payments under notes payables are due as follows:

2007	7,113,209
2008	4,056,107
2009	4,056,107
2010	3,042,085

$18,267,508

(a)	In October 2001, prior to its acquisition by the Company, eLink entered into an agreement with OnSite Access, Inc. (“OnSite”) and Focal Communications Corporation (“Focal”), whereby eLink assumed all of OnSite’s rights and obligations to receive telecommunications services from Focal in certain office buildings. In connection with such agreements, eLink executed an unsecured promissory note, which at December 31, 2002 had an outstanding balance of $500,000. In 2003, the Company negotiated an amendment with Focal providing for the non-cash amortization to bring the balance to $250,000 and further non-cash amortization to reduce the balance by $10,000 per month each time the Company makes a timely payment to Focal for services rendered. During 2006, the Company amortized the remaining balance of the note.

(b)	On October 1, 2004, the Company entered into a deferred payment plan, promissory note, and security agreement (the “Agreements”) with the Federal Communications Commission (“FCC”) to pay-off delinquent Universal Service Fund (“USF”) contributions. Pursuant to the terms of the Agreements, the Company was obligated to make monthly payments of $33,899 with respect to an outstanding balance of $539,166. It was fully paid as of December 31, 2006.

(c)	During 2005, the Company financed a portion of prepaid insurance in the amount of $85,862. It was fully paid as of December 31, 2006.

(d)	During 2006, the Company financed a portion of prepaid insurance in the amount of $31,057 with remaining balance of $17,508 at December 31, 2006.

(e)	On March 7, 2005, the Company entered into an Installment Payment Agreement (“IPA”) with the New York State Department of Taxation and Finance. Under the terms of the IPA, the Company is obligated to make thirty (30) payments of $11,450 with respect to an outstanding balance of $228,643 for unpaid excise taxes and interest of $54,997. It was fully paid as of December 31, 2006.

(f)	On August 26, 2005, the Company entered into a credit agreement, security agreement, and promissory note with CapitalSource Finance LLC (“Lender”). Pursuant to the credit agreement, the Lender makes available to the Company: (i) a revolving credit facility (including a letter of credit sub-facility) in a maximum amount not to exceed $5,000,000, and (ii) a term loan in an aggregate original principal amount of Twenty Million Dollars ($20,000,000), the proceeds of which were used to fund the IH acquisition (collectively, the “Loans”). The Loans are subject to a commitment fee of $500,000, which was paid upon funding of the term loan; and a yearly administrative fee of $25,000. The commitment fee along with additional loan issuance fees of $841,151 are being amortized according to the interest method through September 30, 2010. The revolving credit facility is subject to an unused line fee equal to 0.5% annually of the unused revolving credit availability. The Loans bear interest at an annual rate of the Prime Rate plus 3.25% or, at the request of the Company, 30, 60 or 90 day London Interbank Offered Rate (“LIBOR”) plus 6.00%. Interest is paid monthly in arrears on the first day of each month. The effective annual interest rate at December 31, 2006 is 11.5%. The principal balance of the term loan at December 31, 2006 will be paid as follows: quarterly payments of $750,000 from March 31, 2007 through September 30, 2007, quarterly payments of $1,333,333 from December 31, 2007 through September 30, 2010. The term loan is subject to a prepayment premium of 3.0%, 2.0%, and 1.0% of the then unpaid principal amount during the 12-month period beginning August 26 of the years 2005, 2006 and 2007, respectively. The Loans are subject to mandatory prepayments if the Company’s financial performance

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

9.	Borrowings (continued)

exceeds certain milestones ($4,190,894 as of December 31, 2006). These mandatory prepayments are not subject to prepayment penalties and the remaining payments are adjusted proportionately. The credit agreement governing the loans contains covenants which, subject to certain exceptions, limit the ability of the Company and its subsidiaries to incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in certain transactions and create certain liens on the assets of the Company or its subsidiaries. The Loans are guaranteed by all of the Company’s subsidiaries and are secured on a priority basis by substantially all of the assets of the Company and its subsidiaries, including the capital stock of the Company’s subsidiaries.

10.	Convertible Preferred Stock

On August 25, 2005, the Company amended its Certificate of Incorporation to increase its number of authorized shares to 6,000,000, to reduce its number of authorized Series A and B Preferred Stock shares to 196,993 and 176,143, respectively, to increase its number of authorized Series C Preferred Stock shares to 1,123,682, and to authorize for issuance 1,000,000 shares of Series D Cumulative Convertible Preferred Stock (“Series D”), and on such date the Company issued 757,863 shares of Series D at a price of $13.4337 per share for total proceeds of $10,180,898. Series D accrues dividends on a quarterly basis, on and after the date of issuance at an annual rate of 8.0% compounded quarterly. Series D ranks senior to all other classes of preferred stock and common stock. The Series D liquidation preference is equal to the greater of the purchase price plus accrued dividends or 29% of the funds available for distribution to holders of the previously issued preferred stock and common stock.

On August 25, 2005, the Company also amended its Certificate of Incorporation to authorize for issuance 200,000 shares of Series B-1 Cumulative Convertible Preferred Stock (“Series B-1”). Series B-1 does not accrue dividends, ranks senior to Series B Preferred Stock, Series A Preferred Stock and Common Stock and is reserved for issuance to members of the Company’s management team. The Series B-1 liquidation preference is equal to 10% of the funds available for distribution to holders of all previously issued preferred stock and common stock above $37,950,000. On September 30, 2005, the Company issued 180,000 shares of Series B-1 at a price of $0.05 per share to members of the Company’s management team, for total proceeds of $9,000. During July 2006, the Company repurchased and cancelled 4,000 of Series B-1 Preferred Stock at face value from an employee that resigned from the Company.

Rights of Preferred Stockholders

On June 25, 2001, the Board of Directors and Stockholders of the Company approved a Certificate of Incorporation, Stockholder Agreement, and Stockholder Rights Agreement governing the rights and preferences of the preferred stockholders. These documents are amended and restated from time-to-time in conjunction with various transactions. Pursuant to amended terms of these documents, the holders of Series A, B-1, B, C, and D Preferred Stock are entitled to certain rights as described below.

Conversion Rights

Each share of preferred stock is convertible, at the option of the holder, at any time and from time-to-time, into a specified number of shares of common stock based on a conversion ratio, subject to adjustment under specified terms and conditions. Under the conversion terms, the Series A Preferred Stock, Series B-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock convert 1 to 1 into Common Stock. All shares of Series A Preferred Stock will be automatically converted into shares of Common Stock at the effective conversion rate at the earlier of: (i) a qualified public offering, as defined with the Certificate of Incorporation or (ii) approval of the holders of more than 50% of the then outstanding Series A Preferred Stock. All shares of Series B-1 Preferred Stock will be automatically converted into shares of Common Stock at the effective conversion rate in the event of a qualified public offering, as defined within the Certificate of Incorporation. All shares of Series B Preferred Stock will be automatically converted into shares of Common Stock at the effective

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

10.	Convertible Preferred Stock (continued)

conversion rate at the earlier of: (i) a qualified public offering, as defined within the Certificate of Incorporation or (ii) approval of the holders of more than two-thirds of the then outstanding Series B Preferred Stock. All shares of Series C Preferred Stock will be automatically converted into shares of Common Stock at the effective conversion rate at the earlier of: (i) a qualified public offering, as defined within the Certificate of Incorporation or (ii) approval of the holders of more than 50% of the then outstanding Series C Preferred Stock. All shares of Series D Preferred Stock will be automatically converted into shares of Common Stock at the effective conversion rate at the earlier of: (i) a qualified public offering, as defined within the Certificate of Incorporation or (ii) approval of the holders of more than two-thirds of the then outstanding Series D Preferred Stock.

Dividends

In the event of liquidation or a voluntary or involuntary bankruptcy of the Company prior to the conversion of the Preferred Stock, the Preferred Stockholders are entitled to receive dividends at a rate of 8% per annum. The dividends are cumulative from the date of issuance of the shares of Preferred Stock through the date of payment. Series C Preferred Stockholders are paid only after all Series D Preferred Stockholders have been paid in full. Series B-1 Preferred Stockholders are paid only after all Series C Preferred Stockholders have been paid in full. Series B Preferred Stockholders are paid only after all Series B-1 Preferred Stockholders have been paid. Series A Preferred Stockholders are paid only after all Series B Preferred Stockholders have been paid in full. Dividends in arrears amounted to $20,448,931 and $14,730,238 at December 31,2006 and 2005, respectively. Additionally, the Company may pay dividends with respect to the Common Stock while shares of Preferred Stock remain outstanding, provided that the Preferred Stock shall participate in such dividends on a share-for-share basis.

Liquidation Preference

If the Company proposes to consummate a liquidation event, as defined within the Certificate of Incorporation, after paying its debt and liabilities, and before paying any amounts to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, and Series C Preferred Stock, the Company shall first pay Series D Preferred Stockholders the Series D liquidation price equal to the dollar amount calculated by dividing (a) the greater of (i) the original Series D Preferred Stock purchase price plus all accrued dividends and (ii) the amount of proceeds that would be paid to holders of Common Stock obtained as a result of the conversion of Series D Preferred Stock assuming all shares of preferred stock are converted to Common Stock and all in-the-money options and warrants are exercised immediately prior to the liquidation event and (b) the number of shares of Series D Preferred Stock outstanding. Once the Series D Preferred Stockholders have been paid in full, the Company shall pay the Series C Preferred Stockholders $15.00 for each share of preferred stock, plus any accrued and unpaid dividends. Once the Series C Preferred Stockholders have been paid in full, the Company shall pay the Series B-1 Preferred Stockholders an amount calculated by dividing the (a)(i) the product of the proceeds in excess of $37,950,000, (ii) multiplied by 10% and (b) the number of shares of Series B-1 Preferred Stock outstanding. Once the Series B-1 Preferred Stockholders have been paid in full, the Company shall pay the Series B Preferred Stockholders $100.10 for each share of preferred stock, plus any accrued and unpaid dividends. Once the Series B Preferred Stockholders have been paid in full, the Company shall pay the Series A Preferred Stockholders $138.90 for each share of preferred stock, plus any accrued and unpaid dividends.

Preemptive Rights

Pursuant to the Company’s Certificate of Incorporation, each holder of Preferred Stock has certain preemptive rights in the event that the Company proposes to issue equity securities (which is defined as common stock, or rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights exercisable for or convertible or exchangeable into common stock). Except in certain specific circumstances, the preemptive rights entitle the Preferred Stockholders to purchase such holder’s pro rata share of all such equity

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

10.	Convertible Preferred Stock (continued)

securities that the Company proposes to issue for the same price and on the same terms and conditions as the Company proposes to issue the equity securities to others.

Voting Rights

The Company’s amended Certificate of Incorporation requires the vote of at lease one-half of the Series D Preferred Stock in order to effect the following actions:

(i) create any new class of shares ranking, in any respect, senior to or on parity with the Series D Preferred Stock;

(ii) materially change the nature of its business without having previously received the unanimous approval of the Company’s Board of Directors;

(iii) increase the authorized number of shares of Preferred Stock;

(iv) reclassify the shares of Common Stock or any other shares of any class or series of stock hereafter created junior to the Series D Preferred Stock into shares of any class or series of capital stock ranking either as to voting, payment of dividends, distribution of assets or redemption, prior to or on parity with the Series D Preferred Stock;

(v) voluntarily dissolve, liquidate or wind up or carry out any partial liquidation or dissolution;

(vi) transact with any affiliate (any person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company) of the Company;

(vii) amend, alter or repeal the Certificate of Incorporation in any way.

The Company must obtain the approval of a majority of holders of the Series A, B, C, and D Preferred Stock voting as a single class, if such amendment or corporate action would adversely alter or change the rights, preferences or privileges of the preferred stock in a common manner. In addition, the Company must obtain the approval of a majority of a particular series of preferred stock, if such amendment or corporate action would adversely alter or change the rights, preferences or privileges of such series of preferred stock without adversely changing the rights, preferences, or privileges of any other series of preferred stock to substantially the same extent.

Demand Registration Rights

If the Company receives a request from holders of a majority of the Common Stock, assuming full conversion of all outstanding shares of Series A, Series B, Series C, and Series D Preferred Stock, that the Company register shares with (i) an aggregate offering price of more than $50 million, or (ii) representing at lease 50% of such Common Stock of such requesting stockholders, then the Company shall within 15 days of receipt thereof, give notice of such request to all stockholders and use its best efforts to register the securities requested.

Redemption Rights

None of the preferred stock is redeemable.

Warrants to Purchase Preferred Stock

On May 6, 2005, the Company’s Board of Directors approved the terms of a $20 million “backstop loan” to be made by certain of the Company’s equity sponsors in the event that the Company was unable to close on the CapitalSource loan as contemplated when the Company entered into the InfoHighway merger agreement. Pursuant to these Board-approved terms, certain equity sponsors executed binding commitment letters guaranteeing the payment of the purchase price in full. In connection with these commitments, the Company agreed to issue warrants

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

10.	Convertible Preferred Stock (continued)

to purchase Series D Preferred Stock equal to a approximately 3.0% fully-diluted equity interest in Eureka at a purchase price of $0.01 per share. As a result of the backstop loan commitment, the Company issued warrants to purchase up to 80,868 shares of Series D Preferred Stock at an exercise price of $0.01 per share. The warrants were valued, using the Black-Scholes pricing model, at approximately $1.1 million, which was charged to expense in 2005. The warrants will expire on December 31, 2010. The backstop loan was not funded.

11.	Common Stock

Warrants to Purchase Common Stock

The following table summarizes the activity of the Company’s warrant issuances and exercises:

		Weighted		Weighted
		Average		Average
	2006 No. of	Exercise	2005 No. of	Exercise
	Warrants	Price	Warrants	Price

Outstanding at beginning of year	2,843	$164.83	4,117	$774.28
Cancelled	(11)	6,260.00	(1,274)	2,134.95

Outstanding at end of year	2,832	$141.96	2,843	$164.83

The weighted-average remaining contractual life of the outstanding warrants at December 31, 2006 was approximately 3 years.

A total of 2,802,714 shares of the Company’s common stock have been reserved for issuance for convertible stock, options, and warrants as follows:

Convertible preferred stock, authorized	2,696,818
Outstanding warrants to purchase common stock	2,832
Stock options authorized	103,064

2,802,714

12.	Stock Options Issued to Employees

Stock Options

On March 21, 2002, the Company’s stockholders approved an Amended and Restated Stock Option Plan (the “Amended Plan”) and authorized a total of 101,265 shares to be issued pursuant to the Amended Plan.

The Compensation Committee of the Board of Directors, which administers the Plan (or, at times during the year when the Compensation Committee had not been appointed, the Board of Directors) determines the number of options granted, the vesting period (typically four years), and the exercise price of each award granted under the Plan. Given the numerous acquisitions, divestitures, restructurings and headcount reductions, the Company has experienced since December 2000, many options that were awarded were unexercised and expired three months after the recipient left the Company, unless the time to exercise vested options was specifically extended in writing.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

12.	Stock Options Issued to Employees (continued)

The following table summarizes the option grant activity for the Company’s Plan:

		Weighted
		Average
	Number	Exercise
	Outstanding	Price

Outstanding at January 1, 2005	78,568	$33.52
Cancelled, terminated, or expired during 2005	(2,288)	16.73

Outstanding at December 31, 2005	76,280	34.00
Cancelled, terminated, or expired during 2006	(861)	568.86

Outstanding at December 31, 2006	75,419	27.92

The Company recorded stock-based compensation expense under SFAS 123(R) (Note 2) for stock option awards of $418,904 for the year ended December 31, 2006. At December 31, 2006, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was $66,768, which is expected to be recognized over a weighted-average period of 1.25 years.

Options exercisable at December 31, 2006 and 2005 were 63,454 and 49,958 with a weighted average exercise price of $31.30 and $46.65, respectively.

	Number Outstanding	Weighted Average	Number Exercisable
Exercise Price	at 12/31/2006	Remaining Life	at 12/31/2006

$10.00	73,244	5.0 Years	61,279
$625.00	2,168	3.8 Years	2,168
$1,000.00	4	3.3 Years	4
$4,700.00	3	3.6 Years	3

	75,419	4.9 Years	63,454

In addition, the Company issued out of plan options to certain employees in connection with the Gillette Global Network, Inc. merger in 2000. As of December 31, 2005, 1,799 of these options were outstanding with a weighted average exercise price of $1,373 per share. The options remain outstanding and have a weighted average remaining contractual life at December 31, 2006 of approximately 2 years.

Preferred Options

On October 10, 2004, the Company amended its Equity Participation Plan (the “Plan”) authorizing and reserving for issuance under the Plan 100,000 shares of Series C Preferred Stock. On October 15, 2004, the Company issued 100,000 options to members of the senior management team. The Plan allows for the purchase of the preferred shares at $5.00 per share, payable upon exercise. The options vest 25% at issuance and an additional 25% at the end of 2004, 2005, and 2006.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

13.	Income Taxes

For the year ended December 31,2006 and 2005, the provision for income taxes consists of the following:

	2006	2005

Current
Federal	$165,000	$—
State and local	105,000	20,000

Total current provision for income taxes	$270,000	$20,000

There is no deferred provision for federal income taxes in 2006 and 2005 as a result of the valuation allowance provided. Federal income tax expense in 2006 and 2005 was reduced due to the benefit received from the utilization of net operating loss carryovers amounting to approximately $2,797,000 and $134,000, respectively. Federal income taxes currently payable are the result of the limitation of the Alternative Minimum Tax of the net operating loss deduction.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. Significant components of the Company’s net deferred income tax assets and liabilities as of December 31,2006 and 2005 are as follows:

	2006	2005

Deferred tax assets:
Net operating loss carryforward	$47,665,000	$50,925,000
Difference in depreciation and amortization of assets	63,000	1,074,000
Allowance for doubtful accounts	567,000	1,533,000
Deferred rent	168,000	185,000
Warrants/Options	602,000	434,000
Tax credits	165,000	—
Other nondeductible costs	1,176,000	967,000

Total deferred tax assets	50,406,000	55,118,000
Less valuation allowance	(47,298,000)	(51,486,000)

Net deferred tax assets	3,108,000	3,632,000
Deferred tax liabilities:
Intangible assets	(3,778,000)	(4,166,000)
Prepaid expenses	(130,000)	(266,000)

Total deferred tax liabilities	(3,908,000)	(4,432,000)

Net deferred tax liability	$(800,000)	$(800,000)

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

13.	Income Taxes (continued)

As of December 31,2006 and 2005, the Company has established a valuation allowance against its deferred tax assets due to the Company’s history of pretax losses and lack of definitive evidence that the deferred tax assets are realizable in future years. The valuation allowance (decreased) increased by $(4,188,000) and $2,186,000 for the years ended December 31, 2006 and 2005, respectively.

The net operating loss carryover attributable to the acquisition of IH amounted to approximately $12,500,000, of which $7,400,000 is subject to an annual limitation imposed by Internal Revenue Code Section 382. The Company has approximately $92 million of tax loss carryforwards expiring in various years through 2024. In addition, the Company has approximately $27 million of tax loss carryforwards subject to an annual limitation of approximately $6 million imposed by Internal Revenue Code Section 382.

14.	Commitments and Contingencies

Operating Leases

The Company has entered into various operating lease agreements for equipment and office space with expirations through 2010. Future minimum lease obligations as of December 31, 2006 related to the Company’s operating leases are as follows:

2007	$1,691,554
2008	1,540,452
2009	954,012
2010	453,007
2011	109,347

Total minimum operating lease obligations	$4,748,372

Rent expense for the years ended December 31, 2006 and 2005 was $2,852,920 and $1,734,794, respectively.

Capital Leases

The Company has entered into various capital leases for equipment and vehicles. Future minimum lease obligations as of December 31, 2006 related to the Company’s capital leases are as follows:

2007	$27,756
2008	7,138
2009	4,164

Total minimum lease obligations	39,058
Less: Amounts representing interest	747

Present value of minimum lease obligations	38,311
Current portion	27,009

Capital lease obligations, net of current portion	$11,302

Minimum Purchase Commitments

The Company has entered into various contracts with carriers from which it purchases telecommunications services. The Company incurs fixed monthly charges for these services based on contracts that range from one month to two years in duration. In the event the Company fails to meet its minimum commitments, it may be obligated to pay underutilization charges.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

14.	Commitments and Contingencies (continued)

Estimated future minimum payments under the agreements are:

Total
2007	$4,339,652
2008	2,962,579
2009	2,612,165
2010	1,887,226
2011	1,768,726
Thereafter	2,441,695

Total	$16,012,043

Carrier Billings Disputes

The Company has, in the ordinary course of its business, disputed certain billings from various carriers and has recorded the estimated settlement amounts of these disputed balances. The amount of such charges currently in dispute is approximately $4.3 million against which the Company has accrued a reserve of $971,000 as of December 31, 2006.

Litigation and Claims

On December 2, 2002, Winstar Holdings, L.L.C. (Bankruptcy Case No. 01-01430) initiated a complaint, which was filed against the Company for breach of contract and account stated in the amount of $607,500. Winstar claims that Eureka owes an underutilization charge for said amount in accordance with a contract for local telecommunications services. Winstar was unable to provide reliable services as required by the agreement and, therefore, Eureka sought services from other providers. Eureka and Winstar reached a settlement agreement, under which the Company made a one-time cash payment of $70,000 and provided a service credit of $50,000 as an off-set for amounts owed or to be billed in the future by the Company to Winstar. The complaint was formally dismissed on October 26, 2006.

The Company is disputing USF charges assessed in 2000 and 2001 in the amount of $250,373, which the Company believes were erroneously assessed because they were based on incorrect annual report filings made by Gillette Global Network, Inc., a subsidiary of Eureka. While the current Universal Service Administrative Company (“USAC”) rules do not allow for retroactive downward revisions to Form 499A, the annual report filed by service providers with the FCC that is used to determine USF contribution requirements, the Company believes its dispute has merit. The Company also is disputing charges of $296,200, which were paid by the Company to underlying service providers in connection with ordinary course of business provision of services for resale, which are typically exempt from USF surcharges. The disputes with the FCC, if ultimately resolved unfavorably to the Company, could result in paying the aforementioned amounts plus additional interest and penalties. The Company estimated and accrued $643,612 through December 31, 2006 for the cumulative impact of this matter, of which $205,502 and $438,110 was charged to expense in 2006 and 2005, respectively.

The Company from time-to-time is subject to litigation relating to matters in the ordinary course of business.

The Company believes that any ultimate liability resulting from these contingencies will not have a material adverse effect on the Company’s results of operations, financial position or cash flows.

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

14.	Commitments and Contingencies (continued)

Regulatory Issues

The Company utilizes IP technology for the transmission of a portion of its network traffic. The regulatory status and treatment of IP-enabled services has not been definitively resolved. The FCC has held that VoIP services and similar offerings by other providers are subject to the FCC’s interstate jurisdiction, preempting state efforts to regulate VoIP providers as intrastate telecommunications providers. On June 27, 2006, the FCC released an order holding that providers of “interconnected VoIP services” must contribute to the federal universal service fund, finding that such providers are “providers of interstate telecommunications” under 47 U.S.C. 254(d) and also asserting its ancillary jurisdiction over such providers under Title I of the Communications Act. The FCC, however, explicitly left open the question of whether interconnected VoIP providers provide “telecommunications services” or enhanced “information services.” Under the Communications Act of 1934, as amended (the “Communications Act”), those are mutually exclusive categories. Generally, telecommunications service providers, including traditional local and long distance telecommunications companies, are regulated under the Communications Act; information service providers are generally unregulated. The FCC has initiated a generic rulemaking proceeding to address on an industry-wide basis the classification of VoIP and other IP-enabled service offerings. It is not possible to predict the outcome or timing of that proceeding, its general impact on other carriers, or its specific effect on the Company’s operations. The Company accrued $1,261,286 through December 31, 2006 for the cumulative impact of this matter, of which $1,208,961 was charged to expense in 2006.

During September 2006, Verizon filed six petitions for forbearance. Each petition identified a different Metropolitan Statistical Area in which Verizon seeks similar regulatory relief as granted by the FCC to Qwest in the Omaha Forbearance Order, 20 FCC Rcd 19415 (2005) (“Qwest Order”). In the Qwest Order, the FCC granted Qwest forbearance from the obligation to provide unbundled loops and dedicated transport pursuant to 251(c)(3) in those portions of the Omaha MSA where a facilities-based competitor (Cox Cable) had substantially built out its network. In addition, the FCC also decided to forbear from applying certain dominant carrier regulation to Qwest’s provision of mass market switched access and broadband services in Qwest’s service territory. Of the six MSAs subject to the petitions, Eureka provides local exchange services in all of them (Virginia Beach MSA; Pittsburgh MSA; Philadelphia MSA; New York MSA; Boston MSA; and Providence MSA). Grant of the petitions could have an adverse affect on the Company’s ability to obtain unbundled loops and transport in the applicable MSAs, and may result in BellSouth, Sprint and other ILECs filing similar petitions as well as Verizon targeting other MSAs in which the Company provides service. The Company does not expect this change to have a material effect on operations.

15.	Related-Party Transactions

The Company has entered into telecommunications license agreements with numerous property owners and managers to obtain access to and the right to install and operate its network in their buildings. Many of these property owners and managers received warrants to purchase common stock in connection with this access. In accordance with the telecommunications license agreements, the Company pays these owners fees, which vary proportionally (in some instances above a fixed minimum) with revenues generated in the respective buildings. The Company incurred expenses of $880,466 and $449,396 for the years ended December 31, 2006 and 2005, respectively, pursuant to these obligations.

16.	Subsequent Events

On February 23, 2007, the Company signed an Agreement and Plan of Merger with Broadview Networks Holdings, Inc. (“Broadview”). The stockholders of the Company will receive $68.5 million in cash plus 11% of Broadview’s stock, subject to working capital and other adjustments. The transaction will close after certain regulatory approvals are received. As a result of the transaction, the Company will become a wholly-owned

Eureka Broadband Corporation
Notes to Consolidated Financial Statements (continued)

16.	Subsequent Events (continued)

subsidiary of Broadview. As a condition to the transaction, all outstanding shares, options and warrants for common and preferred stock will be cancelled.

During March 2007, the Company determined that its Series C Preferred Stock Options may be deemed as deferred compensation that is subject to the requirements of Section 409A of the Internal Revenue Code (“Code”). Among the requirements is that the payment of deferred compensation must be designated at the time of the deferral of compensation and the payment event must be one of the permitted payment events listed in Section 409A of the Code. Failure to comply with such requirements can result in immediate taxation of the deferred compensation and the imposition of a 20% additional tax on the individual entitled to the deferred compensation (plus interest). There is currently uncertainly as to whether Section 409A of the Code applies to the Company’s Series C Preferred Stock Options so to avoid the potential adverse tax consequences, the Company’s Board of Directors decided that if the Broadview merger is consummated all stock options to purchase shares of Series C Preferred Stock will be surrendered and holders of such stock options will receive a cash payment equal to the total number of Series C Options multiplied by $10.00 payable on January 2, 2008. If the Broadview merger is not consummated all individuals holding stock options to purchase Series C Preferred Stock will be required to exercise their stock options on or after January 2, 2008 at which point the Company will repurchase the Series C Preferred Stock at the then fair market value. If the merger is not consummated and the stock options are not exercised during the 2008 calendar year then the Series C Stock Options will automatically terminate without receipt of any consideration. The date January 2, 2008 was selected by the Board because that is the soonest date the options can be exercised under the transition relief granted under Section 409A of the Code.

Eureka Broadband Corporation
Consolidated Balance Sheets
Three Months Ended March 31, 2007

	March 31, 2007	December 31, 2006
	unaudited

Assets
Current assets:
Cash and cash equivalents	$10,383,635	$8,223,735
Restricted cash	65,856	190,856
Certificates of deposit	211,131	213,764
Accounts receivable, net of allowance for doubtful accounts of $1,648,959 and $1,417,480 at March 31, 2007 and December 31, 2006 respectively	7,695,440	7,019,054
Earned revenue in excess of billings for uncompleted contracts	726,664	868,268
Prepaid expenses and other current assets	5,052,530	4,685,599

Total current assets	24,135,256	21,201,276

Property and equipment, net	11,818,847	11,684,064
Restricted cash	175,000	175,000
Goodwill	14,580,039	14,580,039
Other intangible assets, net	14,902,195	15,293,576
Other assets	960,559	1,048,500

Total assets	$66,571,896	$63,982,455

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,323,339	$6,699,021
Accrued expenses	15,159,619	14,667,821
Deferred revenue	86,791	91,358
Current portion of notes payable	7,366,810	7,113,209
Current portion of capital lease obligations	20,350	27,009

Total current liabilities	30,956,909	28,598,418
Customer deposits	1,004,055	1,001,643
Notes payable	10,140,272	11,154,299
Capital lease obligations	9,518	11,302
Deferred income taxes	800,000	800,000

Total liabilities	42,910,754	41,565,662

	March 31, 2007	December 31, 2006
	unaudited

Stockholders’ equity
Series A convertible preferred stock
Series A convertible preferred stock, $0.00001 par value; 196,993 shares authorized; 164,181 shares issued and outstanding at March 31, 2007 and December 31, 2006	2	2
Series B convertible preferred stock
Series B convertible preferred stock, $0.00001 par value; 176,143 shares authorized, issued and outstanding at March 31, 2007 and December 31, 2006	2	2
Series B-l convertible preferred stock
Series B-l convertible preferred stock, $0.00001 par value; 200,000 shares authorized; 172,000 and 176,000 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	2	2
Series C convertible preferred stock
Series C convertible preferred stock, $0.00001 par value; 1,123,682 shares authorized; 1,023,682 shares issued and outstanding at March 31, 2007 and December 31, 2006	10	10
Series D convertible preferred stock
Series D convertible preferred stock, $0.00001 par value; 1,000,000 shares authorized; 757,863 shares issued and outstanding at March 31, 2007 and December 31, 2006	8	8
Common stock
Common stock, $0.00001 par value; 3,303,182 authorized; 227,348 shares issued and outstanding at March 31, 2007 and December 31, 2006	2	2
Additional paid-in capital	168,692,084	168,692,284
Accumulated deficit	(145,030,968)	(146,275,517)

Stockholders’ equity	23,661,142	22,416,793

Total liabilities and stockholders’ equity	$66,571,896	$63,982,455

See notes to unaudited consolidated financial statements.

Eureka Broadband Corporation
Unaudited Consolidated Statements of Income
Three Months Ended March 31, 2007 and 2006

	March 31, 2007	March 31, 2006

Revenue
Network services	$29,128,162	$27,052,253
Installations	282,469	387,866
Other	7,435	40,373
Credits	(294,002)	(291,192)

Total net revenue	29,124,064	27,189,300

Costs and expenses
Cost of network services	19,206,662	17,775,904
Selling, general and administrative	8,014,960	7,687,707

Total costs and expenses	27,221,622	25,463,611

Income from operations	1,902,442	1,725,689

Interest and financing costs, net	(556,575)	(658,361)
Other (expenses) income, net	(48,933)	18,271

Income before income taxes	1,296,934	1,085,599
Provision for income taxes	52,385	40,783

Net income	$1,244,549	$1,044,816

See notes to unaudited consolidated financial statements.

Eureka Broadband Corporation
Unaudited Consolidated Statements of Stockholders’ Equity
June 30, 2007

	Series A		Series B		Series B-1		Series C		Series D				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2006	164,181	$2	176,143	$2	176,000	$2	1,023,682	$10	757,863	$8	227,348	$2	$168,692,284	$(146,275,517)	$22,416,793
Redemption of Series B-1 Preferred Stock					(4,000)								(200)		(200)
Net income														1,244,549	1,244,549

Balance at March 31, 2007	164,181	$2	176,143	$2	172,000	$2	1,023,682	$10	757,863	$8	227,348	$2	$168,692,084	$(145,030,968)	$23,661,142

See notes to unaudited consolidated financial statements.

Eureka Broadband Corporation
Unaudited Consolidated Statements of Cash Flows
Three Months Ended March 31, 2007 and 2006

	March 31, 2007	March 31, 2006
	unaudited

Cash flows from operating activities
Net income	$1,244,549	$1,044,816
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	1,082,617	656,208
Amortization of financing costs	87,941	101,521
Amortization of intangibles	391,380	346,250
Non-cash amortization of note payable	—	(250,000)
Provision for doubtful accounts	218,260	379,856
Net loss on sale of property and equipment	—	1,700
Stock-based compensation	—	104,726
Changes in assets and liabilities, net of effects from acquisitions
(Increase) decrease in accounts receivable	(894,646)	3,255,239
Decrease in earned revenue in excess of billings	141,604	359,060
(Increase) in prepaid expenses and other current assets	(366,931)	(441,647)
Increase in accounts payable	1,624,318	169,161
Increase (decrease) in accrued expenses	491,799	(2,901,788)
(Decrease) in deferred revenue	(4,568)	(2,030,464)
Increase in customer deposits	2,413	119,756

Net cash provided by operating activities	4,018,736	914,394

Cash flows from investing activities
Cash unrestricted from cancellation of letters of credit	125,000	—
Sale (purchase) of certificates of deposit	2,633	(1,813)
Purchases of property and equipment, net	(1,217,399)	(2,089,047)
(Increase) in other assets	—	(90,566)

Net cash (used in) investing activities	(1,089,766)	(2,181,426)

Cash flows from financing activities
Principal payments on capital leases	(8,443)	(13,708)
Principal payments on notes payable	(760,427)	(408,006)
Redemption of restricted preferred stock	(200)	—

Net cash (used in) financing activities	(769,070)	(421,714)

Net increase (decrease) in cash and cash equivalents	2,159,900	(1,688,746)
Cash and cash equivalents
Beginning of period	8,223,735	8,538,114

End of period	$10,383,635	$6,849,368

See notes to unaudited consolidated financial statements.

Eureka Broadband Corporation
Notes to Unaudited Consolidated Financial Statements

1.	Business and Organization

Eureka Broadband Corporation d/b/a InfoHighway Communications was incorporated January 20, 1998 as a C corporation under the laws of Delaware. The accompanying consolidated financial statements present the accounts of Eureka Broadband Corporation and its wholly-owned subsidiaries (“Eureka” or the “Company”). The Company is a facilities-based Competitive Local Exchange Carrier (CLEC) that provides integrated communications services to business customers. A portion of the Company’s revenue is derived from customers located in multi-tenant office buildings in which the Company has deployed a high-speed broadband network, pursuant to telecommunications license agreements executed with the owners of such properties.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The unaudited consolidated interim financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. The results of interim periods are not necessarily indicative of the results for the full year. For a more complete discussion of significant accounting policies and certain other information these interim unaudited financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2006.

Uncertainty in Income Taxes

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. The Company adopted FIN 48 effective January 1, 2007 (see footnote 7 below).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain reserves were recorded based upon significant uncertainties and may be adjusted from time to time as circumstances change.

Disputes

The Company accounts for disputed billings with carriers based on the estimated settlement amount of disputed balances. The estimate is based on a number of factors, including historical results of prior dispute settlements with the carriers, and is periodically reviewed by management to reassess the likelihood of success. Actual payments could vary from the estimated amounts accrued for disputes.

3.	Acquisitions

Future Telecom, Inc.

On January 12, 2006, the Company entered into an asset purchase agreement with Future Telecom, Inc. (“Future”) to purchase its customer base receiving local and long distance telephone service in the northeast and the related accounts receivable in exchange for approximately $2.3 million. In addition, the Company signed a

3.	Acquisitions (continued)

management agreement with Future, whereby the Company managed the servicing of the customer base effective February 1, 2006. The transaction was completed during April 2006 with an effective date of March 31, 2006.

4.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	March, 31	December, 31
	2007	2006

Agent commissions	$655,930	$662,825
Billing expenses	48,603	106,943
Deferred office rent	399,713	420,684
Future Telecom holdback payable	449,860	449,860
Interest	250,000	250,000
Landlord royalties	1,520,951	1,483,451
Other expense accruals	356,544	426,632
Payroll and related expenses	564,703	364,070
Professional services	617,938	542,322
Merger transaction fees(a)	450,000	—
Taxes and regulatory fees	3,528,311	3,772,857
Third party carriers	6,317,067	6,188,177

	$15,159,619	$14,667,821

a)	Merger transaction fees represent legal services associated with the plan of merger with Broadview Holdings, Inc. (see footnote 8 below).

5.	Debt

On August 26, 2005, the Company entered into a credit agreement, security agreement, and promissory note with CapitalSource Finance LLC (“Lender”). Pursuant to the credit agreement, the Lender makes available to the Company: (i) a revolving credit facility (including a letter of credit sub-facility) in a maximum amount not to exceed $5,000,000, and (ii) a term loan in an aggregate original principal amount of Twenty Million Dollars ($20,000,000), (collectively, the “Loans”).

The Loans bear interest at an annual rate of the Prime Rate plus 3.25% or, at the request of the Company, 30, 60 or 90 day London Interbank Offered Rate (“LIBOR”) plus 6.00%. Interest is paid monthly in arrears on the first day of each month. The effective annual interest rate at March 31, 2007 is 11.50%. The principal balance of the term loan at March 31, 2007 is required to be paid as follows: quarterly payments of $750,000 from June 30, 2007 through September 30, 2007, quarterly payments of $1,333,333 from December 31, 2007 through September 30, 2010. The term loan is subject to a prepayment premium of 3.0%, 2.0%, and 1.0% of the then unpaid principal amount during the 12-month period beginning August 26 of the years 2005, 2006 and 2007, respectively. The Loans are subject to mandatory prepayments if the Company’s financial performance exceeds certain milestones ($4,190,894 as of December 31, 2006). These mandatory prepayments are not subject to prepayment penalties and the remaining payments are adjusted proportionately.

The credit agreement governing the loans contains covenants which, subject to certain exceptions, limit the ability of the Company and its subsidiaries to incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in certain transactions and create certain liens on the assets of the Company or its subsidiaries. The Loans are guaranteed by all of the Company’s subsidiaries and are secured on a priority basis by substantially all of the assets of the Company and its subsidiaries, including the capital stock of the Company’s subsidiaries.

5.	Debt (continued)

6.	Commitments and Contingencies

The Company has, in the ordinary course of its business, disputed certain billings from various carriers and has recorded the estimated settlement amounts of these disputed balances. The amount of such charges currently in dispute is approximately $4.5 million against which the Company has accrued a reserve of $985,000 as of March 31, 2007.

The Company has entered into various contracts with carriers from which it purchases telecommunications services. The Company incurs fixed monthly charges for these services. In the event the Company fails to meet its minimum commitments, it may be obligated to pay underutilization charges.

The Company is involved in claims and legal actions arising in the ordinary course of business. The Company estimated and accrued $643,612 through December 31, 2006 for the cumulative impact of these claims. Management believes that any ultimate additional liability resulting from these contingencies will not have a material adverse effect on the Company’s results of operations, financial position or cash flows.

7. Income Taxes

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. The Company adopted FIN 48 effective January 1, 2007 which resulted in no adjustment to opening retained earnings. The Company reduced $875,856 of deferred tax assets and the associated valuation allowance.

The Company’s income tax provision consists of state and local income taxes, deferred taxes associated with goodwill and taxes associated with the unrecognized tax benefits. The company had net operating loss carryforwards (“NOL’s”) of approximately $117 million as of December 31, 2006 and it expects to incur additional tax losses during 2007. The Company anticipates that it will provide a full valuation allowance against such assets because management does not believe it is more likely than not that this asset will be realized. If the company achieves profitability, the net deferred tax assets may be available to offset future income tax liabilities.

8.	Acquisition Agreement

On February 23, 2007, the Company signed an Agreement and Plan of Merger with Broadview Networks Holdings, Inc. (“Broadview”). On May 31, 2007, the transaction closed. The stockholders of the Company received $68.5 million in cash plus 11% of Broadview’s stock, subject to working capital and other adjustments. The transaction required certain regulatory approvals, which have been received. As a result of the transaction, the Company has become a wholly-owned subsidiary of Broadview. As a condition to the transaction, all outstanding shares, options and warrants for common and preferred stock were cancelled. The financial statements do not give effect to the transaction.

Broadview Networks Holdings, Inc.

All tendered original notes, executed letters of transmittal, and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

EXCHANGE AGENT:
THE BANK OF NEW YORK
By Facsimile:
(212) 298-1915

Confirm by telephone:
(212) 815-5445

By Mail, Hand or Courier:
The Bank of New York
101 Barclay Street — 7 East — Reorganization Unit
New York, New York 10286
Attention: Enrique Lopez

Broadview Networks Holdings, Inc.

OFFER TO EXCHANGE

Up to $300,000,000 aggregate principal amount of its 11 3/8% Senior Secured Notes due 2012 registered under the Securities Act of 1933 for

any and all outstanding 11 3/8% Senior Secured Notes due 2012

PROSPECTUS

Dealer Prospectus Delivery Obligations

Until January 14, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

October  , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Broadview Networks Holdings, Inc. and its Delaware subsidiaries are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Broadview Networks, Inc. and Trucom Corporation, Subsidiary Guarantors, are incorporated under the laws of the state of New York. Sections 721 through 725 of the Business Corporation Law of the State of New York, or the BCL permit New York corporations, acting through their boards of directors, to extend broad protection to their directors, officers and other employees by way of indemnity and advancement of expenses. These sections (i) provide that the statutory indemnification provisions of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or bylaws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors or an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, (iv) eliminate the requirement for mandatory statutory indemnification that the indemnified party be “wholly” successful and (v) provide for the advancement of litigation expenses upon a receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted. Essentially, the amended BCL allows corporations to provide for indemnification of directors, officers and employees except in those cases where a judgment or other final adjudication adverse to the indemnified party establishes that the acts were committed in bad faith or were the result of active and deliberate dishonesty or that the indemnified party personally gained a financial profit or other advantage to which he was not legally entitled.

Broadview Networks of Virginia, Inc., a Subsidiary Guarantor, is incorporated under the laws of the state of Virginia. The Virginia Stock Corporation Act, or the VSCA, permits the Company to indemnify its directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director or, unless limited by a corporation’s articles of incorporation, officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The VSCA establishes a statutory limit on liability of officers and directors of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation, to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of an officer or director shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Open Support Systems LLC, a Subsidiary Guarantor, is incorporated under the laws of the state of Connecticut. The Connecticut Business Corporation Act, as amended, or the CBCA, provides for four types of indemnification: permissible, mandatory, obligatory and court ordered. Sections 33-771 and 33-776 of the CBCA provide for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of a corporation against liability incurred in a proceeding to which such individual is a party. In the case of actions brought by or in the right of a corporation, Section 33-771(d) provides for indemnification only of reasonable expenses, and only upon a determination by a court of competent jurisdiction or the court in which such action or suit was brought.

Voyager Information Networks, Inc., a Subsidiary Guarantor, is incorporated under the laws of the state of Michigan. Under the Michigan Business Corporation Act, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the Michigan Business Corporation Act for expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the Michigan Business Corporation Act for expenses (including attorneys’ fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

InfoHighway International, Inc., a Subsidiary Guarantor, is incorporated under the laws of the state of Texas. Under Art. 2.02-1 of the Texas Business Corporation Act, subject to the procedures and limitations stated therein, a corporation may indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually incurred by the person in connection with the proceeding. Art. 2.02-1 requires a corporation to indemnify a director or officer against reasonable expenses (including court costs and attorneys’ fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
No.	Description

2.1	Stock Purchase Agreement, dated as of June 26, 2006, by and among Broadview Networks Holdings, Inc., ATX Communications, Inc., the stockholders of ATX Communications, Inc. and, for the limited purposes set forth therein, Leucadia National Corporation.*Δ
2.2	Agreement and Plan of Merger, dated as of February 23, 2007, by and among Broadview Networks Holdings, Inc., Eureka Acquisition Corporation, Eureka Broadband Corporation, the significant stockholders of Eureka Broadband Corporation set forth therein and Jeffrey Ginsberg, as agent for the stockholders of Eureka Broadband Corporation.*Δ
3.1	Amended and Restated Certificate of Incorporation, filed August 23, 2006, of Broadview Networks Holdings, Inc.*
3.2	Amended and Restated Bylaws of Broadview Networks Holdings, Inc.*
3.3	Restated Certificate of Incorporation, filed March 3, 2004, of Bridgecom Holdings, Inc.*
3.4	Amended and Restated Bylaws of Bridgecom Holdings, Inc.*
3.5	Certificate of Incorporation, filed June 26, 2000, of Bridgecom International, Inc.*
3.6	Bylaws of Bridgecom International, Inc.*
3.7	Certificate of Incorporation, filed June 26, 2000, of Bridgecom Solutions Group, Inc.*
3.8	Bylaws of Bridgecom Solutions Group, Inc.*
3.9	Certificate of Incorporation, filed October 28, 2004, of BV-BC Acquisition Corp.*
3.10	Bylaws of BV-BC Acquisition Corp.*
3.11	Certificate of Incorporation, filed April 8, 1997, of Trucom Corporation.*
3.12	Certificate of Amendment, filed June 7, 2000, of the Certificate of Incorporation of Trucom Corporation.*
3.13	Bylaws of Trucom Corporation.*
3.14	Articles of Organization, filed October 28, 1997, of Open Support Systems LLC.*
3.15	Certificate of Amendment, filed November 26, 1997, of the Articles of Organization of Open Support Systems LLC.*
3.16	Certificate of Amendment, filed May 14, 1998, of the Articles of Organization of Open Support Systems LLC.*
3.17	Limited Liability Company Operating Agreement of Open Support Systems LLC.*
3.18	Certificate of Incorporation, filed September 5, 2000, of Broadview Networks Funding, Inc. (n/k/a Broadview NP Acquisition Corp.).*
3.19	Certificate of Amendment, filed March 5, 2002, of the Certificate of Incorporation of Broadview Networks Funding, Inc. (n/k/a Broadview NP Acquisition Corp.).*
3.20	Bylaws of Broadview NP Acquisition Corp.*
3.21	Certificate of Incorporation, filed June 5, 1991, of Briar Joy Development Corporation (n/k/a Broadview Networks, Inc.).*
3.22	Certificate of Amendment, filed June 30, 1995, of the Certificate of Incorporation of Briar Joy Development Corporation (n/k/a Broadview Networks, Inc.).*
3.23	Certificate of Amendment, filed August 20, 1997, of the Certificate of Incorporation of Briar Joy Development Corporation (n/k/a Broadview Networks, Inc.).*
3.24	Certificate of Amendment, filed May 3, 2000, of the Certificate of Incorporation of Briar Joy Development Corporation (n/k/a Broadview Networks, Inc.).*

Exhibit
No.	Description

3.25	Bylaws of Broadview Networks, Inc.*
3.26	Certificate of Incorporation, filed July 21, 1998, of Community Networks of Massachusetts, Inc. (n/k/a Broadview Networks of Massachusetts, Inc.).*
3.27	Certificate of Amendment, filed October 5, 1999, of the Certificate of Incorporation of Community Networks of Massachusetts, Inc. (n/k/a Broadview Networks of Massachusetts, Inc.).*
3.28	Bylaws of Community Networks of Massachusetts, Inc. (n/k/a Broadview Networks of Massachusetts, Inc.).*
3.29	Articles of Incorporation, filed February 29, 2000, of Broadview Networks of Virginia, Inc.†
3.30	Bylaws of Broadview Networks of Virginia, Inc.*
3.31	Certificate of Incorporation, filed July 9, 1999, of CoreComm Ohio Limited (n/k/a ATX Communications, Inc.).*
3.32	Certificate of Amendment, filed September 15, 1999, of the Certificate of Incorporation of CoreComm Communications, Inc. (n/k/a ATX Communications, Inc.).*
3.33	Certificate of Amendment, filed September 27, 2000, of the Certificate of Incorporation of CoreComm, Inc. (n/k/a ATX Communications, Inc.).*
3.34	Restated Certificate of Incorporation, filed December 17, 2001, CoreComm Holdco, Inc. (n/k/a ATX Communications, Inc.).*
3.35	Certificate of Amendment, filed December 17, 2001, of the Restated Certificate of Incorporation of CoreComm Holdco, Inc. (n/k/a ATX Communications, Inc.).*
3.36	Certificate of Amendment, filed July 15, 2002, of the Restated Certificate of Incorporation of CoreComm Holdco, Inc. (n/k/a ATX Communications, Inc.).*
3.37	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of ATX Communications, Inc.*
3.38	Amended and Restated Bylaws of ATX Communications, Inc.*
3.39	Certificate of Incorporation, filed April 4, 2000, of ATX Merger Sub, Inc. (n/k/a CoreComm-ATX, Inc.).*
3.40	Certificate of Amendment, filed September 29, 2000, of the Certificate of Incorporation of ATX Merger Sub, Inc. (n/k/a CoreComm-ATX, Inc.).*
3.41	Certificate of Amendment, filed August 20, 2003, of the Certificate of Incorporation of CoreComm-ATX, Inc.*
3.42	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm-ATX, Inc.†
3.43	Amended and Restated Bylaws of CoreComm-ATX, Inc.*
3.44	Certificate of Incorporation, filed March 21, 2000, of ATX Licensing, Inc.*
3.45	Certificate of Amendment, filed August 20, 2003, of the Certificate of Incorporation of ATX Licensing, Inc.*
3.46	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of ATX Licensing, Inc.*
3.47	Amended and Restated Bylaws of ATX Licensing, Inc.*
3.48	Certificate of Formation, filed July 12, 2000, of ATX Telecommunications Services of Virginia, LLC.*
3.49	Amended and Restated Limited Liability Company Agreement of ATX Telecommunications Services of Virginia, LLC.*
3.50	Certificate of Formation, filed July 12, 2001, of CoreComm Services, LLC.*
3.51	Amended and Restated Limited Liability Company Agreement of CoreComm Services, LLC.*
3.52	Articles of Incorporation, filed June 16, 1994, of Voyager Information Networks, Inc.*

Exhibit
No.	Description

3.53	Restated Articles of Incorporation, filed July 14, 1995, of Voyager Information Networks, Inc.*
3.54	Restated Articles of Incorporation, filed August 7, 1997, of Voyager Information Networks, Inc.*
3.55	Restated Articles of Incorporation, filed April 22, 2005, of Voyager Information Networks, Inc.*
3.56	Amended and Restated Bylaws of Voyager Information Networks, Inc.*
3.57	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Communications, Inc. (n/k/a CoreComm Communications, LLC).*
3.58	Certificate of Formation, filed June 15, 2006, of CoreComm Communications, LLC.*
3.59	Amended and Restated Limited Liability Company Agreement of CoreComm Communications, LLC.*
3.60	Certificate of Incorporation, filed February 9, 2000, of ATX Telecommunications Services, Inc. (n/k/a CCL Historical, Inc.).*
3.61	Restated Certificate of Incorporation, filed September 29, 2000, of ATX Telecommunications Services, Inc. (n/ka/ CCL Historical, Inc.).*
3.62	Certificate of Amendment, filed April 12, 2001, of the Restated Certificate of Incorporation of CoreComm Limited (n/k/a CCL Historical, Inc.).*
3.63	Certificate of Amendment, filed September 5, 2001, of the Restated Certificate of Incorporation of CoreComm Limited (n/k/a CCL Historical, Inc.).*
3.64	Certificate of Amendment, filed November 14, 2002, of the Restated Certificate of Incorporation of CoreComm Limited (n/k/a CCL Historical, Inc.).*
3.65	Amended and Restated Bylaws of CCL Historical, Inc.*
3.66	Certificate of Incorporation, filed January 9, 1998, of OCOM Newco, Inc. (n/k/a CoreComm Newco, Inc.).*
3.67	Certificate of Amendment, filed March 18, 1998, of the Certificate of Incorporation of OCOM Newco, Inc. (n/k/a CoreComm Newco, Inc.).*
3.68	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Newco, Inc.†
3.69	Amended and Restated Bylaws of CoreComm Newco, Inc.*
3.70	Certificate of Incorporation, filed February 27, 1998, of NewCore Holdco I, Inc. (n/k/a FCC Holdco I, Inc.).*
3.71	Certificate of Amendment, filed May 26, 1998, of the Certificate of Incorporation of NewCore Holdco I, Inc. (n/k/a FCC Holdco I, Inc.).*
3.72	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of FCC Holdco I, Inc.†
3.73	Amended and Restated Bylaws of FCC Holdco I, Inc.*
3.74	Certificate of Incorporation, filed September 18, 1998, of Voyager Holdings, Inc. (n/k/a CoreComm-Voyager, Inc.).*
3.75	Certificate of Amendment, filed April 29, 1999, of the Certificate of Incorporation of Voyager Holdings, Inc. (n/k/a CoreComm-Voyager, Inc.).*
3.76	Amended and Restated Certificate of Incorporation, filed July 20, 1999, of Voyager.net, Inc. (n/k/a CoreComm-Voyager, Inc.).*
3.77	Second Amended and Restated Certificate of Incorporation, filed July 27, 1999, of Voyager.net, Inc. (n/k/a CoreComm-Voyager, Inc.).*
3.78	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm-Voyager, Inc.*
3.79	Amended and Restated Bylaws of CoreComm-Voyager, Inc.*
3.80	Certificate of Incorporation, filed September 9, 1998, of CoreComm Internet Group, Inc.*

Exhibit
No.	Description

3.81	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Internet Group, Inc.*
3.82	Amended and Restated Bylaws of CoreComm Internet Group, Inc.*
3.83	Restated Articles of Incorporation, filed April 22, 2005, of Voyager Information Networks, Inc.†
3.84	Amended and Restated ByLaws of Voyager Information Networks, Inc.*
3.85	Certificate of Incorporation, filed July 6, 1998, of CoreComm Illinois, Inc. (n/k/a CCL Historical Illinois, Inc.).*
3.86	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Illinois, Inc. (n/k/a CCL Historical Illinois, Inc.).*
3.87	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Illinois, Inc. (n/k/a CCL Historical Illinois, Inc.).*
3.88	Amended and Restated Bylaws of CoreComm Illinois, Inc. (n/k/a CCL Historical Illinois, Inc.).*
3.89	Certificate of Incorporation, filed July 20, 1998, of CoreComm Indiana, Inc. (n/k/a CCL Historical Indiana, Inc.).*
3.90	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Indiana, Inc. (n/k/a CCL Historical Indiana, Inc.).*
3.91	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Indiana, Inc. (n/k/a CCL Historical Indiana, Inc.).*
3.92	Amended and Restated Bylaws of CoreComm Indiana, Inc. (n/k/a CCL Historical Indiana, Inc.).*
3.93	Certificate of Incorporation, filed February 18, 1997, of CoreComm Maryland, Inc. (n/k/a CCL Historical Maryland, Inc.).*
3.94	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Maryland, Inc. (n/k/a CCL Historical Maryland, Inc.).*
3.95	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Maryland, Inc. (n/k/a CCL Historical Maryland, Inc.).*
3.96	Amended and Restated Bylaws of CoreComm Maryland, Inc. (n/k/a CCL Historical Maryland, Inc.).*
3.97	Certificate of Incorporation, filed February 18, 1997, of CoreComm Massachusetts, Inc. (n/k/a CCL Historical Massachusetts, Inc.).*
3.98	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Massachusetts, Inc. (n/k/a CCL Historical Massachusetts, Inc.).*
3.99	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Massachusetts, Inc. (n/k/a CCL Historical Massachusetts, Inc.).*
3.100	Amended and Restated Bylaws of CoreComm Massachusetts, Inc. (n/k/a CCL Historical Massachusetts, Inc.).*
3.101	Certificate of Incorporation, filed July 20, 1998, of CoreComm Michigan, Inc. (n/k/a CCL Historical Michigan, Inc.).*
3.102	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Michigan, Inc. (n/k/a CCL Historical Michigan, Inc.).*
3.103	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Michigan, Inc. (n/k/a CCL Historical Michigan, Inc.).*
3.104	Amended and Restated Bylaws of CoreComm Michigan, Inc. (n/k/a CCL Historical Michigan, Inc.)*
3.105	Certificate of Incorporation, filed July 20, 1998, of CoreComm Missouri, Inc. (n/k/a CCL Historical Missouri, Inc.).*

Exhibit
No.	Description

3.106	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Missouri, Inc. (n/k/a CCL Historical Missouri, Inc.).*
3.107	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Missouri, Inc. (n/k/a CCL Historical Missouri, Inc.).*
3.108	Amended and Restated Bylaws of CoreComm Missouri, Inc. (n/k/a CCL Historical Missouri, Inc.).*
3.109	Certificate of Incorporation, filed February 18, 1998, of CoreComm New Jersey, Inc. (n/k/a CCL Historical New Jersey, Inc.).*
3.110	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm New Jersey, Inc. (n/k/a CCL Historical New Jersey, Inc.).*
3.111	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm New Jersey, Inc. (n/k/a CCL Historical New Jersey, Inc.).*
3.112	Amended and Restated Bylaws of CoreComm New Jersey, Inc. (n/k/a CCL Historical New Jersey, Inc.).*
3.113	Certificate of Incorporation, filed November 7, 1996, of Nytel Incorporated (n/k/a CCL Historical New York, Inc.).*
3.114	Certificate of Amendment, filed March 13, 1997, of the Certificate of Incorporation of Nytel Incorporated (n/k/a CCL Historical New York, Inc.).*
3.115	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm New York, Inc. (n/k/a CCL Historical New York, Inc.).*
3.116	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm New York, Inc. (n/k/a CCL Historical New York, Inc.).*
3.117	Amended and Restated Bylaws of CoreComm New York, Inc. (n/k/a CCL Historical New York, Inc.).*
3.118	Certificate of Incorporation, filed May 28, 1999, of CoreComm Ohio, Inc. (n/k/a CCL Historical Ohio, Inc.).*
3.119	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Ohio, Inc. (n/k/a CCL Historical Ohio, Inc.).*
3.120	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Ohio, Inc. (n/k/a CCL Historical Ohio, Inc.).*
3.121	Amended and Restated Bylaws of CoreComm Ohio, Inc. (n/k/a CCL Historical Ohio, Inc.).*
3.122	Certificate of Incorporation, filed February 18, 1997, of CoreComm Pennsylvania, Inc. (n/k/a CCL Historical Pennsylvania, Inc.).*
3.123	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Pennsylvania, Inc. (n/k/a CCL Historical Pennsylvania, Inc.).*
3.124	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Pennsylvania, Inc. (n/k/a CCL Historical Pennsylvania, Inc.).*
3.125	Amended and Restated Bylaws of CoreComm Pennsylvania, Inc. (n/k/a CCL Historical Pennsylvania, Inc.).*
3.126	Certificate of Incorporation, filed January 19, 1999, of CoreComm Rhode Island, Inc. (n/k/a CCL Historical Rhode Island, Inc.).*
3.127	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Rhode Island, Inc. (n/k/a CCL Historical Rhode Island, Inc.).*
3.128	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Rhode Island, Inc. (n/k/a CCL Historical Rhode Island, Inc.).*

Exhibit
No.	Description

3.129	Amended and Restated Bylaws of CoreComm Rhode Island, Inc. (n/k/a CCL Historical Rhode Island, Inc.)*
3.130	Certificate of Incorporation, filed January 19, 1999, of CoreComm Vermont, Inc. (n/k/a CCL Historical Vermont, Inc.).*
3.131	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm Vermont, Inc. (n/k/a CCL Historical Vermont, Inc.).*
3.132	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm Vermont, Inc. (n/k/a CCL Historical Vermont, Inc.).*
3.133	Amended and Restated Bylaws of CoreComm Vermont, Inc. (n/k/a CCL Historical Vermont, Inc.).*
3.134	Certificate of Incorporation, filed February 10, 1999, of CoreComm West Virginia, Inc. (n/k/a CCL Historical West Virginia, Inc.).*
3.135	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of CoreComm West Virginia, Inc. (n/k/a CCL Historical West Virginia, Inc.).*
3.136	Certificate of Amendment, filed February 14, 2006, of the Certificate of Incorporation of CoreComm West Virginia, Inc. (n/k/a CCL Historical West Virginia, Inc.).*
3.137	Amended and Restated Bylaws of CoreComm West Virginia, Inc. (n/k/a CCL Historical West Virginia, Inc.).*
3.138	Certificate of Incorporation, filed January 9, 1998, of Cortelyou Communications Corp.*
3.139	Amended and Restated Certificate of Incorporation, filed April 22, 2005, of Cortelyou Communications Corp.*
3.140	Amended and Restated Bylaws of Cortelyou Communications Corp.*
3.141	Seventh Amended and Restated Certificate of Incorporation of Eureka Broadband Corporation, filed August 25, 2005.*
3.142	Certificate of Correction, filed March 21, 2007, of the Seventh Amended and Restated Certificate of Incorporation of Eureka Broadband Corporation.*
3.143	Bylaws of Eureka Broadband Corporation.*
3.144	Certificate of Formation of Eureka Holdings, LLC, filed August 19, 2005.*
3.145	Limited Liability Company Operating Agreement of Eureka Holdings, LLC.*
3.146	Articles of Incorporation, filed July 19, 2001, of eLink Telecommunications of Virginia, Inc. (n/k/a Eureka Telecom of VA, Inc.).*
3.147	Articles of Amendment, filed August 19, 2005, of the Articles of Incorporation of eLink Telecommunications of Virginia, Inc. (n/k/a Eureka Telecom of VA, Inc.).*
3.148	Articles of Amendment, filed November 27, 2006, of the Articles of Incorporation of eLink Telecommunications of Virginia, Inc. (n/k/a Eureka Telecom of VA, Inc.).*
3.149	Bylaws of eLink Telecommunications of Virginia, Inc. (n/k/a Eureka Telecom of VA, Inc.).*
3.150	Restated Certificate of Incorporation, filed June 20, 2000, of Gillette Global Network, Inc. (n/k/a Eureka Telecom, Inc.).*
3.151	Certificate of Amendment, filed August 23, 2005, of the Restated Certificate of Incorporation of Gillette Global Network, Inc. (n/k/a Eureka Telecom, Inc.).*
3.152	Bylaws of Eureka Telecom, Inc.*
3.153	Certificate of Formation of Eureka Networks, LLC, filed August 19, 2005.*
3.154	Limited Liability Company Operating Agreement of Eureka Networks, LLC.*
3.155	Amended and Restated Certificate of Incorporation, filed September 9, 2005, of InfoHighway Communications Corporation.*

Exhibit
No.	Description

3.156	Bylaws of InfoHighway Communications Corporation.*
3.157	Articles of Incorporation, filed October 27, 1994, of Info-Highway International, Inc.*
3.158	Articles of Amendment, filed May 2, 1996, of the Articles of Incorporation of Info-Highway International, Inc.*
3.159	Bylaws of Info-Highway International, Inc.*
3.160	Certificate of Incorporation, filed January 15, 1997, of ARC Networks, Inc.*
3.161	Bylaws of ARC Networks, Inc.*
3.162	Certificate of Incorporation, filed February 22, 1993, of A.R.C. Networks, Inc.*
3.163	Certificate of Amendment, filed April 10, 1996, of the Certificate of Incorporation of A.R.C. Networks, Inc.*
3.164	Certificate of Amendment, filed July 26, 1996, of the Certificate of Incorporation of A.R.C. Networks, Inc.*
3.165	Bylaws of A.R.C. Networks, Inc.*
3.166	Articles of Incorporation, filed November 15, 2000, of InfoHighway of Virginia, Inc.*
3.167	Bylaws of InfoHighway of Virginia, Inc.*
4.1	Indenture, dated as of August 23, 2006, by and among Broadview Networks Holdings, Inc., the Guarantors named therein and The Bank of New York, as trustee.*
4.2	Supplemental Indenture, dated as of September 29, 2006, by and among Broadview Networks Holdings, Inc., the Guarantors named therein and The Bank of New York, as trustee.*
4.3	Form of Initial 11 3/8% Senior Secured Note due 2012.*
4.4	Form of Guarantee of Initial 11 3/8% Senior Secured Note due 2012.*
4.5	Form of Exchange 11 3/8% Senior Secured Note due 2012.*
4.6	Form of Guarantee of Exchange 11 3/8% Senior Secured Note due 2012.*
4.7	Second Supplemental Indenture, dated as of May 14, 2007, by and among Broadview Networks Holdings, Inc., the Guarantors named therein and The Bank of New York, as trustee.*
4.8	Form of Initial 11 3/8% Senior Secured Note due 2012.*
4.9	Form of Guarantee of Initial 11 3/8% Senior Secured Note due 2012.*
4.10	Form of Exchange 11 3/8% Senior Secured Note due 2012.*
4.11	Form of Guarantee of Exchange 11 3/8% Senior Secured Note due 2012.*
4.12	Third Supplemental Indenture, dated as of May 31, 2007, by and among Broadview Networks Holdings, Inc., the Guarantors named therein and The Bank of New York, as trustee.*
4.13	Registration Rights Agreement, dated as of August 23, 2006, by and among Broadview Networks Holdings, Inc, the subsidiaries of Broadview Networks Holdings, Inc. named therein and Jefferies & Company, Inc., as the initial purchaser.*
4.14	Joinder to the Purchase Agreement and the Registration Rights Agreement, dated as of September 29, 2006, by and among Broadview Networks Holdings, Inc, the subsidiaries of Broadview Networks Holdings, Inc. named therein and Jefferies & Company, Inc., as the initial purchaser.*
4.15	Registration Rights Agreement, dated as of May 14, 2007, by and among Broadview Networks Holdings, Inc, the subsidiaries of Broadview Networks Holdings, Inc. named therein and Jefferies & Company, Inc., as the initial purchaser.*
4.16	Joinder to the Purchase Agreement and the Registration Rights Agreement, dated as of May 31, 2007, by and among Broadview Networks Holdings, Inc, the subsidiaries of Broadview Networks Holdings, Inc. named therein and Jefferies & Company, Inc., as the initial purchaser.*

Exhibit
No.	Description

4.17	Security Agreement, dated as of August 23, 2006, by and among by and among Broadview Networks Holdings, Inc, the subsidiaries of Broadview Networks Holdings, Inc. named therein and The Bank of New York, as collateral agent.*
4.18	Supplement to the Security Agreement, dated as of September 29, 2006, by and among by and among Broadview Networks Holdings, Inc, the subsidiaries of Broadview Networks Holdings, Inc. named therein and The Bank of New York, as collateral agent.*
4.19	Second Supplement to the Security Agreement, dated as of May 31, 2007, by and among by and among Broadview Networks Holdings, Inc, the subsidiaries of Broadview Networks Holdings, Inc. named therein and The Bank of New York, as collateral agent.*
4.20	Exchange Agent Agreement, dated as of October 12, 2007, by and between The Bank of New York, as exchange agent, and Broadview Networks Holdings, Inc.*
5.1	Opinion of Willkie Farr & Gallagher LLP.*
8.1	Opinion of Willkie Farr & Gallagher LLP with respect to certain tax matters (included as part of its opinion filed as Exhibit 5.1 hereto).*
10.1	Management Incentive Plan, dated as of February 9, 2007, of Broadview Networks Holdings, Inc.*
10.2	Employment Agreement, dated as of February 10, 2005, by and between Broadview Networks Holdings, Inc. and Michael K. Robinson.*
10.3	Employment Agreement, dated as of March 3, 1994, by and between Bridgecom Holdings, Inc. and Brian Crotty.*
10.4	Employment Agreement, dated as of January 14, 2004, by and between Broadview Networks Holdings, Inc. and Terrence J. Anderson.*
10.5	Employment Agreement, dated as of January 14, 2005, by and between Broadview Networks Holdings, Inc. and Kenneth Shulman.*
10.6	Employment Agreement, dated as of March 3, 1994, by and between Bridgecom Holdings, Inc. and Charles Hunter.*
10.7	Employment Agreement, dated as of March 3, 2994, by and between Bridgecom Holdings, Inc. and Corey Rinker.*
10.8	Credit Agreement, dated as of August 23, 2006, by and among Broadview Networks Holdings, Inc., Broadview Networks, Inc., Broadview Networks of Massachusetts, Inc., Broadview Networks of Virginia, Inc., the Lenders named therein, Jefferies & Company, Inc., as syndication agent, and The CIT Group/Business Credit, Inc., as administrative agent, collateral agent and documentation agent.*
10.9	Collateral Agreement, dated as of August 23, 2006, by and among Broadview Networks Holdings, Inc., the Subsidiary Grantors named therein and The CIT Group/Business Credit, Inc., as administrative agent.*
10.10	Supplement to the Collateral Agreement, dated as of October 20, 2006, by and among Broadview Networks Holdings, Inc., the Subsidiary Grantors named therein and The CIT Group/Business Credit, Inc., as administrative agent.*
10.11	Second Supplement to the Collateral Agreement, dated as of June 26, 2007, by and among Broadview Networks Holdings, Inc., the Subsidiary Grantors named therein and The CIT Group/Business Credit, Inc., as administrative agent.*
10.12	Guaranty Agreement, dated as of August 23, 2006, by and among the Subsidiary Grantors named therein and The CIT Group/Business Credit, Inc., as administrative agent.*
10.13	Supplement to the Guaranty Agreement, dated as of October 20, 2006, by and among the Subsidiary Grantors named therein and The CIT Group/Business Credit, Inc., as administrative agent.*

Exhibit
No.	Description

10.14	Second Supplement to the Guaranty Agreement, dated as of June 26, 2007, by and among the Subsidiary Grantors named therein and The CIT Group/Business Credit, Inc., as administrative agent.*
10.15	Intercreditor Agreement, dated as of August 23, 2006, by and among The CIT Group/Business Credit, Inc., as administrative agent, The Bank of New York, as trustee, collateral agent and second priority agent, Broadview Networks Holdings, Inc. and the Subsidiary Grantors named therein.*
10.16	Joinder to the Intercreditor Agreement, dated as of October 20, 2006, by and among The CIT Group/Business Credit, Inc., as administrative agent, The Bank of New York, as trustee, collateral agent and second priority agent, Broadview Networks Holdings, Inc. and the Subsidiary Grantors named therein.*
10.17	Amendment No. 1 to the Intercreditor Agreement, dated as of May 10, 2007, by and among The CIT Group/Business Credit, Inc., as administrative agent, The Bank of New York, as trustee, collateral agent and second priority agent, Broadview Networks Holdings, Inc. and the Subsidiary Grantors named therein.*
10.18	Joinder No. 2 to the Intercreditor Agreement, dated as of June 26, 2007, by and among The CIT Group/Business Credit, Inc., as administrative agent, The Bank of New York, as trustee, collateral agent and second priority agent, Broadview Networks Holdings, Inc. and the Subsidiary Grantors named therein.*
10.19	Purchase Agreement, dated as of August 15, 2006, by and among Broadview Networks Holdings, Inc., the Guarantors named therein and Jefferies & Company, Inc., as the initial purchaser.*
10.20	Purchase Agreement, dated as of May 8, 2007, by and among Broadview Networks Holdings, Inc., the Guarantors named therein and Jefferies & Company, Inc., as the initial purchaser.*
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.*
21.1	Subsidiaries of Broadview Networks Holdings, Inc.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Ernst & Young LLP.*
23.3	Consent of Ernst & Young LLP.*
23.4	Consent of PricewaterhouseCoopers LLP.*
23.5	Consent of PricewaterhouseCoopers LLP.*
23.6	Consent of Salibello & Broder LLP.*
23.7	Consent of Willkie Farr & Gallagher LLP (included in the opinion referred to in 5.1 above).*
24.1	Power of Attorney with respect to Broadview Networks Holdings, Inc. and the Subsidiary Guarantors (included in the signature pages hereto).†
24.2	Power of Attorney with respect to Eureka Broadband Corporation and its subsidiaries (included in the signature pages hereto).*
25.1	Statement of Eligibility of Trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Clients.*
99.4	Form of Letter to Nominees.*

*	Filed herewith.

†	Previously filed.

Δ	Omitted exhibits and schedules can be furnished upon request.

(b) Financial Statement Schedules

See Attached Schedules.

BROADVIEW NETWORKS HOLDINGS, INC.

Item 22.	Undertakings

Each of the undersigned registrants hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of Broadview Networks Holdings, Inc., Broadview Networks, Inc., BV-BC Acquisition Corp., Broadview NP Acquisition Corp., Open Support Systems LLC, Broadview Networks of Virginia, Inc., Broadview Networks of Massachusetts, Inc., Bridgecom Holdings, Inc., Bridgecom International, Inc., Bridgecom Solutions Group, Inc., Trucom Corporation, ATX Communications, Inc., CoreComm-ATX, Inc., ATX Licensing, Inc., ATX Telecommunication Services of Virginia, Inc., CoreComm Services, LLC, CoreComm Communications, LLC, CCL Historical, Inc., CoreComm Newco, Inc., FCC Holdco I, Inc., CoreComm-Voyager, Inc., CoreComm Internet Group, Inc., Voyager Information Networks, Inc., CCL Historical Illinois, Inc., CCL Historical Indiana, Inc., CCL Historical Maryland, Inc., CCL Historical Massachusetts, Inc., CCL Historical Michigan, Inc., CCL Historical Missouri, Inc., CCL Historical New Jersey, Inc., CCL Historical New York, Inc., CCL Historical Ohio, Inc., CCL Historical Rhode Island, Inc., CCL Historical Vermont, Inc., CCL Historical West Virginia, Inc., CCL Historical Pennsylvania, Inc., Cortelyou Communications Corp., Eureka Broadband Corporation, Eureka Holdings, LLC, Eureka Telecom of VA, Inc., Eureka Telecom, Inc., Eureka Networks, LLC, InfoHighway Communications Corp., InfoHighway International, Inc., ARC Networks, Inc., A.R.C. Networks, Inc. and InfoHighway of Virginia, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of October, 2007.

BROADVIEW NETWORKS HOLDINGS, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Chief Financial Officer, Treasurer and Assistant Secretary

SUBSIDIARY GUARANTORS:

BROADVIEW NETWORKS, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

BV-BC ACQUISITION CORP.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

BROADVIEW NP ACQUISITION CORP.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

OPEN SUPPORT SYSTEMS, LLC

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

BROADVIEW NETWORKS OF VIRGINIA, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

BROADVIEW NETWORKS OF
MASSACHUSETTS, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

BRIDGECOM HOLDINGS, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

BRIDGECOM INTERNATIONAL, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

BRIDGECOM SOLUTIONS GROUP, INC.

By:	/s/ Corey Rinker

Name:	Corey Rinker
Title:	Treasurer and Assistant Secretary

TRUCOM CORPORATION

By:	/s/ Corey Rinker

Name:	Corey Rinker
Title:	Treasurer and Assistant Secretary

ATX COMMUNICATIONS, INC.

By:	/s/ Corey Rinker

Name:	Corey Rinker
Title:	Chief Financial Officer

CORECOMM-ATX, INC.

By:	/s/ Corey Rinker

Name:	Corey Rinker
Title:	Treasurer and Assistant Secretary

ATX LICENSING, INC.

By:	/s/ Corey Rinker

Name:	Corey Rinker
Title:	Treasurer and Assistant Secretary

ATX TELECOMMUNICATIONS SERVICES OF VIRGINIA, LLC

By:	/s/ Corey Rinker

Name:	Corey Rinker
Title:	Treasurer and Assistant Secretary

CORECOMM SERVICES, LLC

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CORECOMM COMMUNICATIONS, LLC

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CORECOMM NEWCO, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

FCC HOLDCO I, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CORECOMM-VOYAGER, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CORECOMM INTERNET GROUP, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

VOYAGER INFORMATION NETWORKS, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL ILLINOIS, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL INDIANA, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL MARYLAND, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL MASSACHUSETTS, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL MICHIGAN, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL MISSOURI, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL NEW JERSEY, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL NEW YORK, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL OHIO, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL RHODE ISLAND, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL VERMONT, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL WEST VIRGINIA, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CCL HISTORICAL PENNSYLVANIA, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

CORTELYOU COMMUNICATIONS CORP.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

EUREKA BROADBAND CORPORATION

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

EUREKA HOLDINGS, LLC

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

EUREKA TELECOM OF VA, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

EUREKA TELECOM, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

EUREKA NETWORKS, LLC

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

INFOHIGHWAY COMMUNICATIONS
CORPORATION

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

INFO-HIGHWAY INTERNATIONAL, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

ARC NETWORKS, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

A.R.C. NETWORKS, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

INFOHIGHWAY OF VIRGINIA, INC.

By:	/s/ Corey Rinker
Name: Corey Rinker

Title:	Treasurer and Assistant Secretary

POWER OF ATTORNEY

Each person whose signature appears below authorizes Michael K. Robinson and Corey Rinker, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registrant’s Amendment No. 1 Registration Statement on Form S-4 relating to the exchange offer and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Michael K. Robinson Michael K. Robinson	President, Chief Executive Officer and Assistant Treasurer of all of the above named entities (Principal Executive Officer)	October 15, 2007

/s/ Corey Rinker Corey Rinker	Chief Financial Officer, Treasurer and Assistant Secretary for Broadview Networks Holdings, Inc.; Chief Financial Officer for ATX Communications, Inc.; Treasurer and Assistant Secretary for all of the other above named entities (Principal Financial and Accounting Officer)	October 15, 2007

Signature	Title	Date

/s/ Steven F. Tunney Steven F. Tunney	Director	October 15, 2007

/s/ Samuel G. Rubenstein Samuel G. Rubenstein	Director	October 15, 2007

/s/ John S. Patton, Jr. John S. Patton, Jr.	Director	October 15, 2007

/s/ B. Hagen Saville B. Hagen Saville	Director	October 15, 2007

/s/ David C. Ruberg David C. Ruberg	Director	October 15, 2007

/s/ Robert Manning Robert Manning	Director	October 15, 2007

/s/ Peter J. Barris Peter J. Barris	Director	October 15, 2007